As filed with the Securities and Exchange Commission on February 28, 2020.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACCOLADE, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	01-0969591 (I.R.S. Employer Identification Number)

1201 Third Avenue, Suite 1700
Seattle, WA 98101
(206) 926-8100
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Rajeev Singh
Chief Executive Officer
Accolade, Inc.
1201 Third Avenue, Suite 1700
Seattle, WA 98101
(206) 926-8100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John W. Robertson Alan D. Hambelton Cooley LLP 1700 Seventh Avenue, Suite 1900 Seattle, WA 98101 (206) 452-8700	Richard Eskew General Counsel 660 West Germantown Pike, Suite 500 Plymouth Meeting, PA 19462 (610) 834-2989	Christopher J. Austin Paul Hastings LLP 200 Park Avenue New York, NY 10166 (212) 318-6000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.

            If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

            If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☒

            If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, $0.0001 par value per share	$100,000,000	$12,980

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes offering price of shares that the underwriters have the option to purchase from us.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated                  , 2020.

                    Shares

Common Stock

          This is an initial public offering of shares of common stock of Accolade, Inc.

          Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $             and $             . We have applied to list our common stock on the Nasdaq Global Select Market under the symbol "ACCD."

          Upon the completion of this offering, the members of our Board of Directors, our executive officers and our 5% or greater stockholders will beneficially own, in the aggregate, approximately         % of our outstanding common stock.

          We are an "emerging growth company" as defined under the federal securities laws and, as such, we intend to comply with reduced disclosure and regulatory requirements.

          Investing in our common stock involves risks. See "Risk Factors" beginning on page 22 to read about factors you should consider before buying shares of our common stock.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to Accolade, Inc.	$	$

(1)       See the section titled "Underwriting" for a description of the compensation payable to the underwriters.

          To the extent that the underwriters sell more than             shares of common stock, the underwriters have the option to purchase up to an additional              shares from us at the initial public offering price less the underwriting discount.

          The underwriters expect to deliver the shares against payment in New York, New York on                  , 2020.

Goldman Sachs & Co. LLC	Morgan Stanley	BofA Securities
Piper Sandler	Credit Suisse	William Blair
Baird		SVB Leerink

Prospectus dated                  , 2020.

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Prospectus

          Neither we nor any of the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor any of the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and future growth prospects may have changed since that date.

          For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

          Through and including                    , 2020 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

i

PROSPECTUS SUMMARY

          This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Our fiscal year ends on the last day of February, and our fiscal quarters end on May 31, August 31, November 30, and the last day of February.

          Unless the context otherwise requires, all references in this prospectus to "we," "us," "our," "our company" and "Accolade" refer to Accolade, Inc. and, where appropriate, its consolidated subsidiaries.

Our Mission

          We envision a world where every person can live their "healthiest life" — a concept that encompasses physical, emotional, financial, and professional wellness. Our mission is to empower people through expertise, empathy, and technology to make the best decisions for their health and well-being.

Business Overview

          We provide personalized, technology-enabled solutions that help people better understand, navigate, and utilize the healthcare system and their workplace benefits. Our customers are primarily employers that deploy Accolade in order to provide employees and their families (our "members") a single place to turn for their health, healthcare, and benefits needs. Our innovative platform combines open, cloud-based intelligent technology with multimodal support from a team of empathetic and knowledgeable Accolade Health Assistants and clinicians (including nurses, physician medical directors, and behavioral health specialists). We leverage our integrated capabilities, connectivity with providers and the broader healthcare ecosystem, and longitudinal data to engage across the entire member population, rather than focusing solely on high-cost claimants or those with chronic conditions. Our goal is to build trusted relationships with our members that ultimately position us to deliver personalized recommendations and interventions. We believe that our platform dramatically improves the member experience, encourages better health outcomes, and lowers costs for both our members and our customers.

          The U.S. healthcare system is complex and places significant strain on consumers, who struggle to effectively use their healthcare and benefits, make informed decisions about their health, and navigate the fragmented network of providers and third-party benefit programs. Partly as a result of these challenges, the payers of healthcare, including managed care companies, the government, employers, and consumers, face significant and rising costs. For large employers in particular, the direct costs are substantial: the total annual employer cost for healthcare is estimated at more than $10,000 per employee. Over the past five years, this cost has increased roughly 6% per year and is expected to continue to grow at that rate. Employers also bear indirect costs in the form of absenteeism, decreased productivity, and diminished morale. Despite the significant and growing spend on care, health outcomes are not improving, and misaligned incentives among key constituents thwart meaningful change. A suboptimal consumer experience persists.

          We believe the most effective way to improve health outcomes and control cost is to help consumers make better, data-driven healthcare and benefits-related decisions. Based on this belief,

we have developed a differentiated platform to support and influence consumer decision-making that is built on a foundation of mission-driven people and purpose-built technology:

  •
  Accolade Health Assistants.  Our Accolade Health Assistants develop trusted relationships with our members and serve as their primary and ongoing point of contact for all issues related to healthcare and benefits. Our Accolade Health Assistants are trained in our proprietary engagement approach and leverage our integrated technology platform to provide data-informed, personalized health and benefits support to members in friendly, simple terms.

  •
  Clinicians.  Our clinicians include registered nurses, physician medical directors, pharmacists, behavioral health specialists, and women's health specialists. When an Accolade Health Assistant identifies that a member may benefit from clinical support, they bring a nurse into the conversation. Our nurses have deep expertise, with on average more than 16 years of clinical experience across a wide variety of specializations. Our nurses work with our other clinicians to help members demystify their care needs through personalized, evidence-based, and data-driven protocols. Examples of our clinical services include helping members identify high-quality, cost-effective providers, assisting members as they prepare for visits and procedures, supporting members in understanding medication options and identifying prescription conflicts, coordinating with providers to close gaps in care, and providing complex case management to help members manage serious illness; we do not provide medical care or establish patient relationships with our members.

  •
  Technology.  Our technology platform was designed to deliver highly personalized member experiences at scale, leveraging data and machine learning to derive actionable insights, optimize our care team's workflows, and accelerate the pace of our innovation. We ingest and link disparate data points to Accolade-generated data to create a 360-degree member view which our Accolade Health Assistants and clinicians access in our purpose-built member CRM tool, InView. Our proprietary artificial intelligence engine informs recommended actions which guide our interactions with members and enhance the self-serve functionality on our member web portal and highly rated mobile application. We seamlessly integrate with the healthcare and benefits ecosystem, including providers and third-party applications (e.g., telemedicine, wellness programs, condition-specific point solutions), positioning us to further increase members' understanding, access, and utilization of these programs. In addition, our secure, open technology platform supports our continuous innovation and the development of additional capabilities to benefit our members.

          Developing trusted relationships positions us to positively influence their healthcare and benefits-related decision-making and ultimately deliver on our value proposition. Engagement is therefore paramount to our success. We have consistently achieved and sustained annual engagement rates of greater than 50% across our member population, where engagement rate is defined as the percentage of member families who engaged (meaning they or someone on their behalf had at least one phone- or secure messaging-based "encounter" with an Accolade Health Assistant or clinician) at least once during a given year. Our proactive, long-term approach also encourages deep engagement across our entire member population: among our member families that have engaged with us at least once during a given year, over the last three years we have averaged approximately four encounters per year with member families for whom their employer incurs less than $2,500 in claims spend in a given year and approximately 16 encounters per year with member families for whom their employer spends $50,000 or more in a given year. We achieve these engagement levels through our commitment to a set of core tenets:

  •
  always do right by the member;

  •
  reach every member;

  •
  reinvent member support;

  •
  support the member throughout their healthcare journey;

  •
  predict healthcare needs and proactively intervene to support members; and

  •
  innovate to deliver increasing value to members.

          Our relentless focus on member engagement and the delivery of an outstanding member experience has resulted in our 94% average member satisfaction rating and average Net Promoter Score (NPS) of 60 over the past three years. In comparison, in a 2019 study, the median NPS for health insurance companies was 14. Through trusted, ongoing engagement, we can meaningfully influence member decisions and help increase valuable healthcare utilization (e.g., primary care visits, prescription refills) and reduce wasteful healthcare utilization (e.g., unnecessary emergency room visits, hospital readmissions, excessive inpatient stays). We further enhance the member experience by educating members on relevant, available benefits, such as wellness programs and telemedicine. In raising awareness of these benefits and seamlessly integrating them into our platform, we can significantly increase their utilization rates.

          Our approach results in real, measurable, actuarially validated savings for our customers, starting with average savings of approximately 4% of total employer healthcare spend during a customer's first year and often increasing to more than 10% per year for our more tenured customers, amounts significantly higher than the fee we charge our employer customers. In a 2018 study by Aon, Accolade's primary offering was shown to reduce claims costs for an employer with more than 10,000 members by 6.5%, or $782 per employee per year, and for an employer with more than 100,000 members it was able to generate a 4.7% reduction in claims costs, or $527 per employee per year, versus similar employer groups not using Accolade. These reductions were generated exclusive of plan design changes, were measured across the entire member population, started in year one, and were sustained over the respective study periods.

          Our investments in a scalable technology platform have enabled us to implement a multi-offering strategy that meets the diverse needs of our existing and prospective customers. Buyers of our offerings have varying priorities and appetites for change to their existing health and benefits packages, and we have therefore developed a solutions portfolio that is designed to support a range of integrations for employers of all sizes. Our most comprehensive offering, Accolade Total Health and Benefits, provides fully integrated healthcare navigation and benefits management. Our technology platform has enabled us to unbundle aspects of this comprehensive offering to create two additional standalone offerings: Accolade Total Benefits (focused on member benefits engagement) and Accolade Total Care (focused on guiding members to high-quality, cost-effective providers). We have further leveraged our technology platform to develop add-on offerings, such as Accolade Boost and our Trusted Supplier Program, that target specific challenges faced by our customers.

          We currently have 53 customers across many industries, including media, technology, financial services, transportation, energy, and retail, comprising more than 1.5 million members. We principally generate revenue from our customers on a contractually recurring per-member-per-month (PMPM) fee, which provides us with significant revenue visibility. Our typical customer contract length is three years, and we have experienced gross dollar retention for our employer customers of 100% and 95% for the fiscal years ended February 28, 2018 and 2019, respectively. For the fiscal years ended February 28, 2018 and 2019, our total revenue was $76.8 million and $94.8 million, respectively, representing 23% year-over-year growth. For the fiscal years ended February 28, 2018 and 2019, our net losses were $61.3 million and $56.5 million, respectively. For the nine months ended November 30, 2018 and 2019, our total revenue was $59.7 million and $88.1 million, respectively, and we incurred net losses of $49.5 million and $49.2 million, respectively. As of November 30, 2019, our accumulated deficit was $318.7 million.

Industry Challenges

          All stakeholders — including consumers, their employers, and providers — face myriad challenges given the increasing complexity, misaligned incentives, and rising costs of the healthcare system.

  The Consumer's Healthcare Journey is Increasingly Complex

          The consumer's healthcare journey, as depicted below, often starts with frustration during health plan enrollment that extends into provider selection, post-care follow-up, and ongoing care management. Further, many consumers operate from an information deficit or turn to unverified and potentially biased sources to learn about their conditions, which can lead them to seek too much, too little, or the wrong care for their needs.

  Misaligned Incentives Result in a Suboptimal Consumer Experience

  •
  Payors:  Consumers' healthcare support is generally provided by large health plans whose core competencies are underwriting risk, managing claims, administering benefits, and developing provider networks on behalf of their insured populations. When a consumer turns to their health plan for help understanding administrative processes or how to navigate the healthcare system, the health plans typically default to a call-center approach that does not leverage integrated data, technology, or consumer-facing tools and therefore cannot support a holistic discussion.

  •
  Providers:  Providers have traditionally been compensated on a fee-for-service model, which incentivizes episodic care across a large number of patients rather than comprehensive, integrated care. This model has led to narrowly focused, limited, and often insufficient patient interactions, which can have a significant negative impact on the patient's use of the healthcare system. For example, negative patient experiences with a primary care provider have been associated with a higher likelihood of non-urgent use of emergency departments, contributing to inefficient and more expensive care delivery.

  •
  Employers:  Employers strive to build comprehensive, attractive benefits packages in order to recruit and retain a talented workforce, as well as to ensure that their employees' overall well-being is maintained so they remain engaged and productive. However, their human resource departments typically handle a wide range of responsibilities of which benefits are only a portion. As a result, employers are generally not equipped to provide comprehensive advice to help their employees navigate the healthcare system, nor do they employ the resources to provide personalized clinical guidance to help their employees understand treatment and care options.

  Employer and Consumer Healthcare Costs Continue to Increase

          Approximately 80% of employers with more than 500 employees are self-insured. In 2019, large employer spending on healthcare was estimated at over $10,000 per employee per year. Annual cost increases of employer-sponsored healthcare are on an unsustainable trend, having consistently exceeded the annual rate of inflation, with approximately 6% per year increases over the past few years. This trend is expected to continue.

          As costs continue to rise, employers are increasingly focused on managing their healthcare expense, in many cases shifting more of the cost burden to employees in the form of increased premiums, deductibles, and coinsurance. The average premium for family coverage has increased 54% over the last ten years, while the average deductible has more than doubled (both rates significantly outpacing growth in wages and inflation).

Our Value Proposition

          Accolade provides consumers a single place to turn for their health, healthcare, and benefits needs. Our innovative platform combines open, cloud-based intelligent technology with multimodal support from a team of empathetic and knowledgeable Accolade Health Assistants and clinicians. Foundational to our success is our ability to effectively engage with our members, which allows us to form trusted relationships and influence members' decisions for the better, ultimately leading to better outcomes and ongoing engagement: our "member flywheel."

          The aggregate impact of this deep engagement across a customer's employee population is improved healthcare and benefits awareness, knowledge, and decision-making, a healthier and more engaged workforce, and healthcare cost savings. We become a trusted partner to our customers and gain the opportunity to support them on their population health strategies and benefits procurement. This position allows us to identify additional solutions that may meet our customers' needs, which, when implemented, result in additional opportunities for member engagement and better health outcomes. Thus, our member flywheel drives our "customer flywheel."

Accolade's Member and Customer Flywheels

  Member Value Proposition

          Our members face structural, clinical, financial, and administrative challenges in managing their health and wellness. Our engagement model simplifies and streamlines the healthcare and benefits experience for our members by making guidance from our Accolade Health Assistants and clinicians available via phone, mobile application, and web portal whenever it is needed.

          Frequently, the holistic approach of our empathetic care team will uncover that a simple transactional concern exposes much greater support and care needs. Examples of the types of questions that might prompt our members to initially turn to us include:

Once we establish a connection, our Accolade Health Assistants help to resolve the member's often basic transactional issue, and then expand the conversation as appropriate based on our proprietary, technology-enabled engagement framework, LEARN2 (Listen, Engage, Assess, Resolve, INfluence, ENhance), to grow the value proposition for the member. Expansion in action may look like:

  •
  turning a request for a replacement health plan ID card into a discussion about a member's new diagnosis, including identifying unmet behavioral health and social needs and connecting the member with recommended clinical and non-clinical resources for education and ongoing support;

  •
  expanding a search for an in-network provider into a dialogue about identifying the right provider for the member based on quality and cost data, as well as coordinating care between providers to avoid unnecessary duplication of services;

  •
  migrating a discussion about the details of a bill to a review of options for lowering a member's overall out-of-pocket costs, including through the use of generic medications and lower cost sites of care; and

  •
  evolving a review of benefits into a detailed discussion about different treatment options and their associated cost and then a connection to a nurse so the member can make informed decisions about treatment options based on their preferences.

          For a representative interaction between an Accolade Total Health and Benefits member and Accolade, please see the section titled "Business — Representative Member Story."

  Customer Value Proposition

          We provide dual value for our customers, serving both as a valuable benefit that is well liked by their employees and a tool to help reduce healthcare costs and increase adoption of existing benefits. By engaging repeatedly and meaningfully with members across the spectrum of healthcare spending, our model has demonstrated significant healthcare cost savings for our customers by increasing valuable healthcare utilization and decreasing wasteful utilization.

          In a recent study by Aon of Accolade's primary offering's impact on two self-insured employer groups of 10,000+ (Employer A) and 100,000+ (Employer B) members, the results were dramatic: savings of $782 and $527 per employee per year, respectively, compared to similar employer groups not using Accolade, and demonstrated savings significantly greater than the fee we charge our employer customers. The study analyzed data for these two employers against a control group of typical employer members based on similar demographic, geographic, and comorbidity profiles. The study showed improvements in total cost and cost trends resulting from multiple factors, including lowered inpatient, outpatient, and professional medical spend, as well as lower brand-name and specialty pharmacy spend. Savings were generated across the subject employee populations, leading to lower costs across age ranges, comorbidity groups (as defined by number of chronic conditions), and cost distributions. These results were independent of any significant changes to the benefits or plan design of the respective subject employer.

          In addition to achieving healthcare cost savings, our platform can also be a valuable tool for promoting member engagement with additional benefits. Through our Trusted Supplier Program, we serve as a strategic partner in helping our customers navigate the complexity of the growing ecosystem of potential benefits to identify and procure high-quality solutions that would be valuable to their employees.

Our Market Opportunity

          We believe our market opportunity is substantial and estimate the total addressable market for our current solutions to be approximately $24 billion. Our core market is currently comprised of self-insured employers, inclusive of state and local governments and unions. Based on the estimated number of addressable employees and the PMPM fee opportunity of our current offerings, we believe the self-insured employer market alone represents at least an $11.7 billion addressable market.

          We have begun to explore new opportunities in the fully insured market and have recently added our first customers that we believe are indicative of our potential to expand in this market. We estimate that fully insured employers represent an additional $1.7 billion addressable market opportunity. In addition to employer-sponsored plans, we believe our solutions address critical pain points that also exist in government-sponsored programs, specifically Medicare, Medicaid, TRICARE, and those administered by Veterans Affairs. A government agency has recently encouraged this belief by selecting Accolade for a pilot program with a term of up to three years to support its beneficiaries. We estimate that the government-sponsored programs market represents an additional $10.7 billion addressable market opportunity. We intend to grow our addressable market through the introduction of new offerings and expansion into longer-term adjacent opportunities, including with risk-bearing provider organizations and health plans, as well as a direct-to-consumer offering.

Competitive Strengths

          Our operational and financial success is based on the following key strengths:

          Commitment to a differentiated member engagement model.    We fundamentally believe in engaging the entire member population to have a sustainable impact on health outcomes and cost. Once engaged, our members frequently have a dedicated Accolade Health Assistant, and, when a member may benefit from clinical support, a dedicated nurse. Our engagement model is self-reinforcing, such that we are continuously learning about our members and developing an increasingly effective set of strategic interventions to better serve them.

          Highly qualified and empathetic team with deep clinical experience.    Our engagement model integrates "human touch" with a proprietary technology platform to encourage better outcomes for our members. Our care team is highly qualified: approximately two-thirds of our Accolade Health Assistants are degreed professionals, with approximately 13% holding advanced degrees, and our nurses have on average approximately 16 years of clinical experience. This care team supports members through their entire healthcare experience, accounting for our holistic member view and utilizing our data-driven processes to better understand and anticipate a member's healthcare needs in order to proactively intervene to support members.

          Long-term strategic partner to our customers.    We are engaged by employers to solve real issues around the design, coordination, and utilization of their employee benefits programs. Because we help their employees live their healthiest lives, our customers view us as a strategic partner that can provide population health insights and help them manage healthcare benefit costs and complexity. This position allows us to recommend new, targeted offerings to our customers, which can help further reduce their costs, and, when implemented, result in additional opportunities for member engagement and expand our role as the customer's trusted partner.

          Significant investment in our purpose-built, scalable technology platform.    Our offerings are built on an open, cloud-based intelligent platform designed to deliver a highly personalized member experience at scale. Our technology platform supports seamless integration with the healthcare and benefits ecosystem, which allows us to recommend additional point solutions and programs to our customers that can provide additional value to their employees.

          Attractive operating model supported by a PMPM recurring revenue model, providing a high degree of visibility.    We currently have 53 customers that collectively purchase access to our solutions for more than 1.5 million members. We principally generate revenue from our customers on a recurring PMPM fee basis, with contracts averaging three years in length, which together provide us with significant revenue visibility.

          Deeply experienced management team dedicated to cultivating a mission-driven culture.    Our senior leadership team has extensive healthcare, technology, and business-scaling expertise from decades of leadership experience at world-class organizations. Some members of our senior leadership team have worked together for over 20 years. We foster a culture of transparency and alignment whereby we educate our employees on how their contributions each day drive us toward the achievement of our mission. We work together to solve complex problems, and we strive to "do well and do good."

Our Growth Strategy

          Grow our customer base.    We believe there is a substantial opportunity to further grow our customer base in our large and under-penetrated market of approximately 21,500 self- and fully-insured U.S. employers with 500 employees or more. Our sales and marketing team draws on advanced demand-generation strategies to reach and educate the market about our offerings and increase the opportunities to grow our customer base. We maintain a cohort of highly referenceable customers in support of new customer acquisition.

          Retain and expand relationships with our customers.    By delivering measurable outcomes to our customers, we can achieve strong customer retention, which enables us to expand and deepen these relationships. Accolade Boost and our Trusted Supplier Program are examples of new add-on offerings that target specific challenges faced by our customers, complement our existing solutions, and provide cross-sell opportunities to drive incremental revenue.

          Invest in technology.    We have made significant investments in our technology platform to expand our capabilities with respect to how we engage with our members and deliver our solutions and care interventions. By leveraging our technology in areas such as machine learning, predictive analytics, and multimodal communication, we believe we can generate more efficiencies in our operating model while simultaneously improving our ability to deliver better health outcomes and lowers costs for both our members and our customers.

          Continue to develop new offerings.    We are constantly innovating to enhance our model and develop new offerings, including our recently introduced standalone offerings, Accolade Total Benefits and Accolade Total Care. Our technology platform also allows us to efficiently add new applications on top of our existing solutions, such as Accolade Boost and our Trusted Supplier Program. We believe that, as we expand our customer base and enter into new markets, we will be adept at identifying and deploying innovative new solutions, whether developed internally or through acquisitions.

          Expand into adjacent markets.    We see further opportunity to enter adjacent markets, including government-sponsored health plans, such as Medicare Advantage and Managed Medicaid, as well as traditional Medicare and Medicaid. We believe that we can leverage our existing platform and scalable solutions to successfully expand into these markets.

          Opportunistically pursue partnerships.    We have historically integrated new and complementary capabilities into our offerings by forming strategic partnerships and other relationships with third parties. We believe our partners choose us because of our entrepreneurial and collaborative culture and dedication to continuous innovation. For example, in March 2019 we partnered with Humana to form a joint go-to-market strategy that integrates our respective capabilities to create a differentiated healthcare and benefits experience for employees and employers.

Estimated Preliminary Results for the Fiscal Year Ended February 29, 2020 (unaudited)

          Presented below are certain estimated preliminary financial results and other key business metrics for the fiscal year ended February 29, 2020. These ranges are based on the information available to us at this time. We have provided ranges, rather than specific amounts, because these results are preliminary. As such, our actual results may vary from the estimated preliminary results presented here and will not be finalized until after we close this offering. We have not identified any unusual or unique events or trends that occurred during the period that we believe will materially affect these estimates.

          These are forward-looking statements and may differ from actual results. These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with U.S. generally accepted accounting principles. Accordingly, you should not place undue reliance on this preliminary data. Please refer to "Special Note Regarding Forward-Looking Statements." These estimated preliminary results should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto included elsewhere in this prospectus. For additional information, please see "Risk Factors."

          This data has been prepared by, and is the responsibility of, management. Our independent registered public accounting firm, KPMG LLP, has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial results. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.

	Fiscal Year Ended February 28 (29),

			2020 Estimated

	2019 Actual		Low			High

			(unaudited)
Selected Financial Data (in thousands, except percentages)
Revenue	$94,811	$			$
Net loss	$(56,496)	$			$
Adjusted Gross Profit(1)	$34,498	$			$
Adjusted Gross Margin(1)	36.4%			%			%
Adjusted EBITDA(1)	$(38,865)	$			$

(1)
These measures are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Certain Non-GAAP Financial Measures" for more information about these financial measures, including the limitations of such measures. See below for a reconciliation of each measure to the most directly comparable measure calculated in accordance with GAAP.

	As of February 28 (29),

			2020 Estimated

	2019 Actual		Low		High

			(unaudited)
Key Business Metrics
Annual Contract Value (in millions)	$121.5	$		$
Customer Count	20

	Fiscal Year Ended February 28 (29),

		2020 Estimated

	2019 Actual	Low		High

		(unaudited)
Gross Dollar Retention	95%		%		%

          The following table presents, for the periods indicated, the calculation of our Adjusted Gross Profit and Adjusted Gross Margin:

	Fiscal Year Ended February 28 (29),

			2020 Estimated

	2019 Actual		Low			High

	(in thousands, except percentages)
Revenue	$94,811	$			$
Less:
Cost of revenue, excluding depreciation and amortization	(60,568)

Gross profit, excluding depreciation and amortization	34,243
Add:
Stock-based compensation, cost of revenue	255

Adjusted Gross Profit	$34,498	$			$

Gross margin, excluding depreciation and amortization	36.1%			%			%

Adjusted Gross Margin	36.4%			%			%

          The following table presents, for the periods indicated, a reconciliation of our Adjusted EBITDA to our net loss:

	Fiscal Year Ended February 28 (29),

			2020 Estimated

	2019 Actual		Low		High

	(in thousands)
Net loss	$(56,496)	$		$
Adjusted for:
Interest expense, net	2,374
Income tax provision	55
Depreciation and amortization	9,391
Stock-based compensation	5,721
Acquisition and integration-related costs	—
Other expense	90

Adjusted EBITDA	$(38,865)	$		$

Risks Associated with Our Business

          Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled "Risk Factors." These risks include the following:

  •
  We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve or maintain profitability.

  •
  We derive a significant portion of our revenue from our largest customers. Our largest customer, Comcast Cable, accounted for 45% and 35% of our revenue for the fiscal years ended February 28, 2018 and 2019, respectively. The loss of any of these customers, or renegotiation of any of our contracts with these customers, could negatively impact our results.

  •
  We have a limited operating history with our current offerings, which makes it difficult to evaluate our current and future business prospects and increases the risk of your investment.

  •
  Our business, results of operations, and financial condition may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet any projections that we may provide or the expectations of securities analysts or investors.

  •
  Our sales cycle can be long and unpredictable and requires considerable time and expense. As a result, our sales, revenue, and cash flows are difficult to predict and may vary substantially from period to period, which may cause our results of operations to fluctuate significantly.

  •
  Certain of our operating results and financial metrics may be difficult to predict as a result of seasonality and due to the fact that a portion of our revenue is subject to the achievement of performance metrics and healthcare cost savings.

  •
  If we fail to effectively manage our growth and organizational change, our mission-driven culture could be impacted, and our business could be harmed.

  •
  If we are unable to attract, integrate, and retain additional qualified personnel, especially for Accolade Health Assistant, clinical, and various product and technology roles, our business could be adversely affected.

  •
  We may face intense competition, which could limit our ability to maintain or expand market share within our industry, and if we do not maintain or expand our market share our business and operating results will be harmed.

  •
  If we fail to comply with healthcare laws and regulations, we could face substantial penalties and our business could be harmed.

  •
  As of November 30, 2019, we had borrowings of $22.0 million under our loan and security agreement and the ability to borrow up to an additional $50.0 million under our revolving credit facility. In order to support the growth of our business, we may need to incur additional indebtedness under our current credit facilities or seek capital through new equity or debt financings, which sources of additional capital may not be available to us on acceptable terms or at all.

  •
  Upon completion of this offering, our executive officers, directors, and holders of 5% or more of our common stock will collectively beneficially own approximately             % of the outstanding shares of our common stock and continue to have substantial control over us, which will limit your ability to influence the outcome of important transactions, including a change in control.

Corporate Information

          We were formed under the laws of the state of Delaware in January 2007 under the name Accretive Care LLC, and we converted to a Delaware corporation under the name Accolade, Inc. in June 2010. Our principal executive offices are located at 1201 Third Avenue, Suite 1700, Seattle, WA 98101, and we have co-headquarters at 660 West Germantown Pike, Suite 500, Plymouth Meeting, PA 19462. Our telephone number is (206) 926-8100. Our website address is www.accolade.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

          The Accolade design logo, "Accolade," and our other registered or common law trademarks, service marks, or trade names appearing in this prospectus are the property of Accolade, Inc. Other trade names, trademarks, and service marks used in this prospectus are the property of their respective owners.

Implications of Being an Emerging Growth Company

          As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act (JOBS Act) enacted in April 2012. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include:

  •
  not being required to comply for a certain period of time with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the Sarbanes-Oxley Act);

  •
  reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

  •
  exemptions from the requirements of holding a stockholder advisory vote on executive compensation and any golden parachute payments not previously approved.

          We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common stock in this offering. However, if certain events occur prior to the end of such five-year period, including if: (i) we become a "large accelerated filer," with at least $700 million of equity securities held by non-affiliates; (ii) our annual gross revenue exceeds $1.07 billion; or (iii) we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

          We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information in this prospectus and that we provide to our stockholders in the future may be different from what you might receive from other public reporting companies in which you hold equity interests.

          In addition, pursuant to the JOBS Act, as an emerging growth company we have elected to take advantage of an extended transition period for complying with new or revised accounting standards. This effectively permits us to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors.

 THE OFFERING

Common stock offered by us	shares
Option to purchase additional shares	We have granted to the underwriters the option, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares of common stock.
Common stock to be outstanding after this offering	shares ( shares if the underwriters exercise their option to purchase additional shares of common stock in full).
Use of proceeds

We estimate that our net proceeds from the sale of our common stock will be approximately $             million (or approximately $             million if the underwriters' option to purchase additional shares of our common stock is exercised in full), assuming an initial public offering price of $             per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

We currently intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses, and capital expenditures, and which may include the repayment of indebtedness. We may also use a portion of the net proceeds for acquisitions or strategic investments in complementary businesses, products, services, or technologies, although we do not currently have any plans or commitments for any such acquisitions or investments. See the section titled "Use of Proceeds" for additional information.

Risk factors	See the section titled "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Proposed Nasdaq trading symbol	"ACCD"

          The number of shares of our common stock that will be outstanding after this offering is based on             shares of our common stock (including preferred stock on an as-converted basis based on the assumptions described below) outstanding as of November 30, 2019, and excludes:

  •
  45,347,422 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of November 30, 2019, with a weighted-average exercise price of $1.13 per share;

  •
  800,000 shares of our common stock issuable upon the exercise of an outstanding warrant as of November 30, 2019, with an exercise price of $2.75 per share;

  •
               shares of our common stock reserved for future issuance under our 2020 Equity Incentive Plan (2020 Plan), which includes an annual evergreen increase and will become

    effective in connection with this offering, including the             shares of common stock reserved for issuance as of November 30, 2019 under our Amended and Restated 2007 Stock Option Plan, as amended (2007 Plan), which shares will be added to the shares reserved under the 2020 Plan;

  •
               shares of our common stock reserved for future issuance under our 2020 Employee Stock Purchase Plan (ESPP), which includes an annual evergreen increase and will become effective in connection with this offering; and

  •
  the reservation for issuance of up to 878,029 shares of our common stock pursuant to an acquisition previously completed.

          Unless otherwise indicated, the information in this prospectus assumes:

  •
  the completion of the one-for             reverse stock split of our common stock, which will occur prior to the completion of this offering;

  •
  the filing of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws, each of which will occur immediately prior to the completion of this offering;

  •
  the automatic conversion of all outstanding shares of our preferred stock as of November 30, 2019, into an aggregate of 97,569,991 shares of our common stock, which will occur immediately prior to the completion of this offering;

  •
               additional shares of common stock to be issued upon the conversion of all outstanding shares of our Series A-1 preferred stock, Series A-2 preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock, and Series E preferred stock immediately prior to the completion of this offering pursuant to provisions of our amended and restated certificate of incorporation as currently in effect, assuming an initial public offering price of $              per share, which is the midpoint of the price range set forth on the cover page of this prospectus;

  •
               shares of common stock to be issued upon the automatic net exercise of warrants outstanding as of November 30, 2019, with a weighted-average exercise price of $0.272 per share, immediately prior to the completion of this offering, assuming an initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus;

  •
  no exercise of the outstanding options or warrants described above (other than the net exercises described above); and

  •
  no exercise by the underwriters of their option to purchase up to an additional             shares of common stock from us.

Additional Preferred Stock Conversion and Warrant Net Exercise Shares

          The number of shares of our common stock to be issued upon the conversion of all outstanding shares of our Series A-1 preferred stock, Series A-2 preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock, and Series E preferred stock depends in part on the initial public offering price of our common stock. The terms of such series of preferred stock provide that the ratio at which each share of such series converts into shares of our common stock in connection with this offering will be 1:1 plus a fraction of a share equal to the quotient of the original issue price of such series of preferred stock divided by the initial public offering price of our common stock, which will result in additional shares of our common stock being issued upon conversion of such series of preferred stock upon the completion of this offering. Based upon an

assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, the outstanding shares of our Series A-1 preferred stock, Series A-2 preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock, and Series E preferred stock will convert into an aggregate of                          shares of our common stock upon the completion of this offering. The ratio at which each share of Series F preferred stock converts into shares of our common stock in connection with this offering will be 1:1 and the aggregate number of shares of our common stock to be issued upon conversion of all outstanding shares of our Series F preferred stock will be                          shares. For illustrative purposes only, the table below shows the conversion ratio for each series of preferred stock at various initial public offering prices, the total number of shares of common stock issuable upon conversion of the preferred stock as a result, the total number of shares of common stock issuable upon the automatic net exercise of the warrants as described above, and the resulting total number of outstanding shares of our common stock upon the completion of this offering, assuming that the number of shares to be offered by us, as set forth on the cover page of this prospectus, remains the same:

								Total Shares of Common Stock Issuable Upon Conversion of the	Total Shares of Common Stock Issuable Upon Automatic Net Exercise	Total Shares of Common Stock Outstanding
Assumed Initial Public Offering	Preferred Stock Conversion Ratio							Preferred	of the	After this

Price ($)	Series A-1	Series A-2	Series B	Series C	Series D	Series E	Series F	Stock	Warrants	Offering

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

          The following summary consolidated statements of operations data for the fiscal years ended February 28, 2018 and 2019, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the nine months ended November 30, 2018 and 2019 and the summary consolidated balance sheet data as of November 30, 2019 are derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. Our unaudited interim consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future, and the results for the nine months ended November 30, 2019 are not necessarily indicative of the results to be expected for the full year or any other period.

          You should read the consolidated financial and other data set forth below in conjunction with our consolidated financial statements and the accompanying notes and the information in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus. Our fiscal year ends on the last day of February, and our fiscal quarters end on May 31, August 31, November 30, and the last day of February.

	Fiscal Year Ended February 28,			Nine Months Ended November 30,

	2018	2019		2018	2019
				(unaudited)
	(in thousands, except share and per share data)
Consolidated statements of operations:
Revenue	$76,828		$94,811	$59,721		$88,066
Cost of revenue, excluding depreciation and amortization(1)	53,435		60,568	42,945		51,737
Operating expenses:
Product and technology(1)	31,487		35,708	25,886		33,595
Sales and marketing(1)	22,263		23,456	17,244		23,202
General and administrative(1)	21,122		19,665	14,600		20,125
Depreciation and amortization	7,982		9,391	6,875		6,415

Total operating expenses	82,854		88,220	64,605		83,337

Loss from operations	(59,461)		(53,977)	(47,829)		(47,008)
Interest expense, net	(1,799)		(2,374)	(1,643)		(2,071)
Other expense	(26)		(90)	(75)		(98)

Loss before income taxes	(61,286)		(56,441)	(49,547)		(49,177)
Income tax expense	—		(55)	—		(49)

Net loss	$(61,286)		$(56,496)	$(49,547)		$(49,226)

Net loss per common share, basic and diluted(2)	$(3.28)		$(2.43)	$(2.14)		$(1.84)

Weighted-average shares used to compute net loss per common share, basic and diluted(2)	18,659,570		23,206,587	23,203,395		26,754,461

Pro forma net loss per common share, basic and diluted (unaudited)(2)		$			$

Weighted-average shares used to compute pro forma net loss per common share, basic and diluted (unaudited)(2)

(1)
The stock-based compensation expense included above was as follows:

	Fiscal Year Ended February 28,		Nine Months Ended November 30,

	2018	2019	2018	2019
			(unaudited)
	(in thousands)
Cost of revenue, excluding depreciation and amortization	$376	$255	$183	$250
Product and technology	1,420	1,108	774	1,312
Sales and marketing	1,750	1,199	870	1,162
General and administrative	4,860	3,159	2,455	2,171

Total stock-based compensation	$8,406	$5,721	$4,282	$4,895

(2)
See Note 11 to our consolidated financial statements appearing elsewhere in this prospectus for an explanation of the method used to calculate the historical and pro forma basic and diluted net loss per common share and the number of shares used in the computation of the per share amounts.

	As of November 30, 2019

	Actual	Pro Forma(1)	Pro Forma(2) As Adjusted
	(unaudited)
	(in thousands)
Consolidated balance sheet data:
Cash and cash equivalents	$39,654
Working capital	(26,706)
Total assets	68,877
Deferred revenue (current and noncurrent)	38,844
Loans payable (current and noncurrent)	20,954
Total liabilities	99,767
Convertible preferred stock	233,022
Accumulated deficit	(318,729)
Total stockholders' (deficit) equity	(263,912)

(1)
The pro forma column reflects (i) the automatic conversion of all outstanding shares of our preferred stock as of November 30, 2019, into an aggregate of                      shares of our common stock immediately prior to the completion of this offering assuming an initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, (ii) the issuance of             shares of common stock issuable upon the automatic net exercise of warrants outstanding as of November 30, 2019, with a weighted-average exercise price of $0.272 per share, immediately prior to the completion of this offering, assuming an initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and (iii) the filing and effectiveness of our amended and restated certificate of incorporation, in each case as if such conversion, issuance, filing, and effectiveness had occurred on November 30, 2019. For additional information on the conversion ratio of the preferred stock, which depends in part on the actual initial public offering price of our common stock, see the section titled "— The Offering."

(2)
The pro forma as adjusted column reflects the pro forma adjustments set forth above plus the receipt of the estimated net proceeds from the sale of              shares of common stock in this offering at an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the underwriting discount and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $              per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets, and total stockholders' (deficit) equity by approximately $              million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares in the number of shares of our common stock offered by us would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets, and total stockholders' (deficit) equity by approximately $              million, assuming that the assumed initial public offering price remains the same, after deducting the underwriting discount and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and the other terms of this offering determined at pricing.

Key Metrics

          We regularly monitor a number of financial and operating metrics in order to measure our current performance and estimate our future performance. For a description of how we calculate these financial and operating metrics as well as their uses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Key Metrics."

	As of February 28,

	2018	2019
Annual Contract Value (in millions)	$90.1	$121.5
Customer Count	15	20

	Fiscal Year Ended February 28,

	2018	2019
Gross Dollar Retention	100%	95%

Certain Non-GAAP Financial Measures

          In addition to our financial results determined in accordance with GAAP, we use the following non-GAAP financial measures to help us evaluate trends, establish budgets, measure the effectiveness and efficiency of our operations, and determine employee incentives. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Certain Non-GAAP Financial Measures."

	Fiscal Year Ended February 28,		Nine Months Ended November 30,

	2018	2019	2018	2019
	(in thousands, except percentages)
Adjusted Gross Profit	$23,769	$34,498	$16,959	$36,579
Adjusted Gross Margin	30.9%	36.4%	28.4%	41.5%
Adjusted EBITDA	$(43,073)	$(38,865)	$(36,672)	$(35,131)

          The following table presents, for the periods indicated, the calculation of our Adjusted Gross Profit and Adjusted Gross Margin:

	Fiscal Year Ended February 28,		Nine Months Ended November 30,

	2018	2019	2018	2019

	(in thousands)
Revenue	$76,828	$94,811	$59,721	$88,066
Less:
Cost of revenue, excluding depreciation and amortization	(53,435)	(60,568)	(42,945)	(51,737)

Gross profit, excluding depreciation and amortization	23,393	34,243	16,776	36,329
Add:
Stock-based compensation, cost of revenue	376	255	183	250

Adjusted Gross Profit	$23,769	$34,498	$16,959	$36,579

Gross margin, excluding depreciation and amortization	30.4%	36.1%	28.1%	41.3%

Adjusted Gross Margin	30.9%	36.4%	28.4%	41.5%

          The following table presents, for the periods indicated, a reconciliation of our Adjusted EBITDA to our net loss:

	Fiscal Year Ended February 28,		Nine Months Ended November 30,

	2018	2019	2018	2019

	(in thousands)
Net loss	$(61,286)	$(56,496)	$(49,547)	$(49,226)
Adjusted for:
Interest expense, net	1,799	2,374	1,643	2,071
Income tax provision	—	55	—	49
Depreciation and amortization	7,982	9,391	6,875	6,415
Stock-based compensation	8,406	5,721	4,282	4,895
Acquisition and integration-related costs	—	—	—	567
Other expense	26	90	75	98

Adjusted EBITDA	$(43,073)	$(38,865)	$(36,672)	$(35,131)

RISK FACTORS

          Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, before making a decision to invest in our common stock. Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of the risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Industry

           We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve or maintain profitability.

          We have incurred net losses in every period since our inception. We incurred net losses of $61.3 million, $56.5 million, and $49.2 million for the fiscal years ended February 28, 2018 and 2019 and the nine months ended November 30, 2019, respectively. We had an accumulated deficit of $318.7 million as of November 30, 2019. We expect our costs will increase substantially in the foreseeable future and our losses will continue as we expect to invest significant additional funds towards growing our business and operating as a public company and as we continue to invest in increasing our customer base, expanding our operations, hiring additional employees, and developing future offerings. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. We are unable to accurately predict when, or if, we will be able to achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. To date, we have financed our operations principally from the sale of our equity, revenue from sales of our offerings, and the incurrence of indebtedness. Our cash flow from operations was negative for the fiscal years ended February 28, 2018 and 2019 and the nine months ended November 30, 2019, and we may not generate positive cash flow from operations in any given period. If we are not able to achieve or maintain positive cash flow in the long term, we may require additional financing, which may not be available on favorable terms or at all and/or which would be dilutive to our stockholders. If we are unable to successfully address these risks and challenges as we encounter them, our business may be harmed. Our failure to achieve or maintain profitability or positive cash flow could negatively impact the value of our common stock.

           We derive a significant portion of our revenue from our largest customers. The loss of any of these customers, or renegotiation of any of our contracts with these customers, could negatively impact our results.

          Historically, we have relied on a limited number of customers for a significant portion of our revenue. Our three largest customers (Comcast Cable, Lowe's and United Airlines) in the aggregate comprised 60% of our revenue for the fiscal year ended February 28, 2019, and our future revenue may be similarly concentrated. Our largest customer, Comcast Cable, accounted for 45% and 35% of our revenue for the fiscal years ended February 28, 2018 and 2019, respectively. The loss of any of our largest customers or the renegotiation of any of our largest customer contracts could adversely affect our results of operations. Although we typically enter into three-year contracts with our customers, after a specified period, certain of these contracts, including existing contracts with some of our largest customers, are terminable for convenience by our customers after an initial period and a notice period has passed. In the ordinary course of business, including in connection with renewals or extensions of these agreements, we engage in active discussions and renegotiations with our customers in respect of the solutions we provide and the terms of our customer agreements, including our fees. In addition, as our customers' businesses respond to market dynamics and financial pressures, and as our customers make decisions with respect to the health and other benefits they provide to their employees, our customers may seek to renegotiate or terminate their agreements with us. These discussions and future discussions could result in reductions to the fees and changes to the scope of offerings contemplated by our original customer contracts and consequently could negatively impact our business. In addition, because we rely on a limited number of customers for a significant portion of our revenue, delayed payments by a few of our largest customers could result in a reduction of our available cash, which in turn may cause fluctuation in our liquidity. We also depend on the creditworthiness of these customers. If the financial condition of our largest customers declines, our credit risk could increase. Should one or more of our largest customers declare bankruptcy, it could adversely affect the collectability of our accounts receivable and affect our bad debt reserves and net income.

           We have a limited operating history with our current offerings, which makes it difficult to evaluate our current and future business prospects and increases the risk of your investment.

          While we served our first customer in 2009, we have significantly altered our offerings and executive management team over the last five years. Our limited operating history with respect to our current offerings and current executive management team makes it difficult to effectively assess or forecast our future prospects. For example, we recently began offering Accolade Total Benefits and Accolade Total Care, and our sales efforts with respect to these offerings may not be as successful as our sales of Accolade Total Health and Benefits and our historical primary offering. You should consider our business and prospects in light of the risks and difficulties we encounter or may encounter. These risks and difficulties include our ability to cost-effectively acquire new customers, retain existing customers and expand the scope of solutions we sell to new and existing customers. Furthermore, in pursuit of our growth strategy, we may enter into new partnerships to further penetrate our targeted markets and adoption of our solutions, but it is uncertain whether these efforts will be successful. If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above, our business may be harmed.

           Our business, results of operations, and financial condition may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet any projections that we may provide or the expectations of securities analysts or investors.

          Our operating results have in the past and could in the future vary significantly from quarter-to-quarter and year-to-year and may fail to match our past performance, our projections or the expectations of securities analysts because of a variety of factors, many of which are outside of our control and, as a result, should not be relied upon as an indicator of future performance. As a result, we may not be able to accurately forecast our operating results and growth rate. Any of these events could cause the market price of our common stock to fluctuate. Factors that may contribute to the variability of our operating results include:

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  our ability to attract new customers and engage new members, and retain existing customers and members;

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  achievement of performance metrics and the realization of savings in healthcare spend by our customers resulting from the utilization of our solutions;

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  the upfront costs in our customer, member and trusted supplier relationships;

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  the enrollment cycles and employee benefit practices of our customers;

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  the financial condition of our current and potential customers;

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  changes in our sales and implementation cycles;

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  introductions and expansions of our offerings, or challenges with their introduction;

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  changes in our pricing or fee structures or those of our competitors;

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  the timing and success of new offering introductions by us or our competitors or any other change in the competitive landscape of our industry, including consolidation among our competitors;

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  increases in operating expenses that we may incur to grow and expand our operations and to remain competitive;

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  our ability to successfully expand our business;

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  breaches of information security or privacy;

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  changes in stock-based compensation expenses;

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  the amount and timing of operating costs and capital expenditures related to the expansion of our business;

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  adverse litigation judgments, settlements, or other litigation-related costs;

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  changes in the structure of healthcare provider and payment systems;

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  changes in the legislative or regulatory environment, including with respect to healthcare, privacy, or data protection, or enforcement by government regulators, including fines, orders, or consent decrees;

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  the cost and potential outcomes of ongoing or future regulatory investigations or examinations, or of future litigation;

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  changes in our effective tax rate;

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  our ability to make accurate accounting estimates and appropriately recognize revenue for our existing and future offerings;

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  changes in accounting standards, policies, guidance, interpretations, or principles;

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  instability in the financial markets;

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  general economic conditions, both domestic and international;

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  volatility in the global financial markets;

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  political, economic, and social instability, including terrorist activities and outbreaks of public health threats, such as coronavirus, influenza, or other highly communicable diseases or viruses, and any disruption these events may cause to the global economy; and

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  changes in business or macroeconomic conditions.

          The impact of one or more of the foregoing and other factors may cause our operating results to vary significantly. As such, we believe that quarter-to-quarter and year-to-year comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance.

           Our sales cycle can be long and unpredictable and requires considerable time and expense. As a result, our sales, revenue, and cash flows are difficult to predict and may vary substantially from period to period, which may cause our results of operations to fluctuate significantly.

          The timing of our sales, revenue, and cash flows is difficult to predict because of the length and unpredictability of our sales cycle. The sales cycle for our solutions from initial contact to launch varies widely by potential customer. Some of our potential customers, especially in the case of our prospective strategic and enterprise customers, undertake a significant and prolonged evaluation process, including to determine whether our solutions meet the specific needs of their group health plan, employee benefits programs, corporate budgets, and other goals, which frequently involves evaluation of not only our solutions but also an evaluation of other available solutions. Such evaluations have in the past resulted in extended sales cycles that, due to changes in corporate objectives, leadership involved in the selection process, and other factors, may result in delayed or suspended decision-making in awarding the sale. During the sales cycle, we expend significant time and money on sales and marketing activities, which lowers our operating margins, particularly if no sale occurs. For example, there may be unexpected delays in a potential customer's internal procurement processes, which involve intensive financial, operational, and security reviews, and for which our solutions represent a significant purchase. In addition, the significance and timing of our offering enhancements, and the introduction of new products by our competitors, may also affect our potential customers' purchases. For all of these reasons, it is difficult to predict whether a sale will be completed, the particular period in which a sale will be completed, or the period in which revenue from a sale will be recognized.

           Certain of our operating results and financial metrics may be difficult to predict as a result of seasonality.

          We believe there are significant seasonal factors that may cause us to record higher revenue in some quarters compared with others. We believe this variability is largely due to our focus on the healthcare industry. For example, with respect to our customers, in particular our Accolade Total Heath and Benefits customers with contract years commencing at the beginning of a calendar year, we record a disproportionate amount of revenue from such customers during the fourth quarter of our fiscal year relative to the first three quarters of our fiscal year. This timing is caused, in part, by the measurement, achievement, and associated revenue recognition of performance metrics and healthcare costs savings components of certain of our customer contracts during the fourth quarter of each fiscal year. While we believe we have visibility into the seasonality of our business, our rapid growth rate over the last several years may have made seasonal fluctuations more difficult to detect. If our rate of growth slows over time, seasonal or cyclical variations in our operations may become more pronounced, and our business may be harmed.

           The recognition of a portion of our revenue is subject to the achievement of performance metrics and healthcare cost savings and may not be representative of revenue for future periods.

          We price our services based upon a per-member-per-month (PMPM) fee times the number of eligible members, typically with a portion of the PMPM fee fixed (base PMPM fee) and the remainder of the fee variable (variable PMPM fee). Revenue from variable PMPM fees can be earned through either, or a combination of, the achievement of certain performance metrics or the realization of healthcare savings resulting from the utilization of our services. Although we have typically achieved these performance metrics and realization in savings of healthcare spend, resulting in our earning over 95% of the aggregate maximum potential revenue under our customer contracts (measured on the corresponding calendar year basis in fiscal years 2018 and 2019), our revenue and financial results in the future may be variable based on whether we earn this performance-based revenue. In addition, since our customers typically pay the full PMPM fee in advance on a periodic basis, any required refund as a result of our failure to earn the performance-based revenue could have a negative impact on cash flows. Under U.S. generally accepted accounting principles (GAAP), we recognize revenue when control of the promised services is transferred to our customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those services. The majority of the fees we earn are considered to be variable consideration under GAAP. We typically invoice our customers on a periodic basis for the base PMPM fees and variable PMPM fees in advance of performing the services, and these advances are classified as deferred revenue on our consolidated balance sheet until such time that the associated revenue can be recognized. As of November 30, 2019, we had $38.8 million of deferred revenue recorded as a liability on our consolidated balance sheet. Due to the need for us to satisfy performance metrics and healthcare savings requirements, deferred revenue at any particular date may not be representative of actual revenue for any current or future period.

           If we fail to effectively manage our growth and organizational change, our mission-driven culture could be impacted, and our business could be harmed.

          We have experienced, and may continue to experience, growth and organizational change, which has placed, and may continue to place, significant demands on our management, operational, and financial resources. For example, our headcount has grown from 756 as of November 30, 2016, to 1,174 as of November 30, 2019. Most of our employees have been with us for fewer than three years as a result of our rapid growth. We believe that our mission-driven culture has been an important contributor to our success, which we believe fosters empathy, innovation, teamwork, and passion for providing high levels of customer satisfaction and member engagement. If we fail to successfully integrate, develop, and motivate new employees, it could harm our mission-driven culture. In addition, as we grow and develop the infrastructure of a public company, we may find it difficult to maintain the important aspects of our mission-driven culture, which could limit our ability to innovate and operate effectively. Any failure to preserve our culture could also negatively affect our ability to retain and recruit personnel, maintain our performance, or execute on our business strategy.

          To manage our current and anticipated future growth and organizational change effectively, we must also continue to maintain, and may need to enhance, our information technology infrastructure and financial and accounting systems and controls, as well as manage expanded operations in geographically distributed locations, which will place additional demands on our resources and operations. Failure to manage our growth and organizational change effectively could lead us to over-invest or under-invest in technology and operations; result in weaknesses in our infrastructure, systems, or controls; give rise to operational mistakes, losses, or loss of productivity or business opportunities; reduce customer or member satisfaction; limit our ability to respond to competitive pressures; and result in loss of team members and reduced productivity of remaining team members. Our growth and organization change could require significant capital expenditures and may divert financial resources and management attention from other projects, such as the development of new or enhanced solutions or the acquisition of suitable businesses or technologies. If our management is unable to effectively manage our growth and organizational change, our expenses may increase more than expected, our revenue could decline or may grow more slowly than expected, and we may be unable to implement our business strategy.

           If we are unable to attract, integrate, and retain additional qualified personnel, especially for Accolade Health Assistant, clinical, and various product and technology roles, our business could be adversely affected.

          Our future success depends in part on our ability to identify, attract, integrate, and retain empathetic and knowledgeable Accolade Health Assistants and clinicians, as well as highly qualified and motivated product developers and engineers, who embody our mission-driven culture. We seek to employ Accolade Health Assistants and clinicians who demonstrate empathy and problem-solving skills and hire from diverse professional backgrounds, including social work, teaching, customer care, and benefits. We have from time to time in the past experienced, and may in the future experience, difficulty in hiring and retaining employees with appropriate qualifications. Qualified individuals in the regions where we have offices are in high demand, and we may incur significant costs to attract them. For example, the market for software engineers in the Seattle area is particularly competitive. In addition, with a current shortage of certain qualified nurses in many areas of the United States, competition for the hiring of these professionals remains intense. We compete for qualified individuals with numerous other companies, many of whom have greater financial and other resources than we do. In addition, in the future, we may experiment with different staffing and scheduling models to help attract and retain qualified personnel, including hiring individuals that work remotely, incorporating more flexible work schedules, or deploying a temporary workforce. If we fail to effectively manage our hiring needs or successfully integrate new hires, our employee morale and retention could suffer. Any of these events could also adversely affect our customer and member satisfaction and harm our business.

          Attracting, integrating, and retaining personnel will require us to invest in and commit significant financial, operational, and management resources to grow and change in these areas without undermining the mission-driven culture that has been critical to our growth so far. For example, newly hired Accolade Health Assistants and clinicians require significant training and, in many cases, take significant time before they achieve full productivity. We train Accolade Health Assistants and clinicians in our proprietary engagement approach and integrated technology platform to provide data-informed, personalized health and benefit support to members in friendly, simple terms. This new hire training process lasts approximately two months, including classroom sessions and supervised live call training. If we do not achieve the benefits anticipated from these investments, or if the realization of these benefits is delayed, our results of operations may be adversely affected and our reputation could suffer.

          We also may also incur significant costs to attract and retain qualified personnel, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. Additionally, we have granted certain, but not all of, our employees equity-based awards under our equity incentive plans and expect to continue this practice. However, if we do not grant equity awards, or if we reduce the value of the equity awards we grant, we may not be able to attract and retain key personnel. Volatility in the price of our common stock underlying equity awards may adversely affect our ability to attract or retain key personnel. If we grant more equity awards to attract and retain key personnel, the expenses associated with such additional equity awards could affect our results of operations.

          Further, approximately 60% of our U.S. based labor force are hourly employees, including Accolade Health Assistants and certain clinicians, who are paid wage rates that currently are above the applicable U.S. federal and state minimum wage requirements. These employees are classified as non-exempt, overtime eligible under U.S. federal and state law. If we fail to effectively manage these hourly employees, then we may face claims alleging violations of wage and hour employment laws, including claims of back wages, unpaid overtime pay, and missed meal and rest periods. For example, we recently entered into a settlement agreement (subject to final court approval) related to a matter brought by a class of our Accolade Health Assistants employed from August 2014 through August 2017 alleging misclassification of exemption status and a failure to pay appropriate overtime wages. Any such employee litigation could be attempted on a class or representative basis. Such litigation can be expensive and time-consuming regardless of whether the claims against us are valid or whether we are ultimately determined to be liable and could divert management's attention from our business. We also could be adversely affected by negative publicity, litigation costs resulting from the defense of these claims, and the diversion of time and resources from our operations. Although we have historically maintained a good relationship with our employees, our employees could unionize or any of our employees could engage in a strike, work stoppage, or other slowdown that would adversely affect our operations and could result in higher labor costs, which would harm our business.

           We may face intense competition, which could limit our ability to maintain or expand market share within our industry, and if we do not maintain or expand our market share our business and operating results will be harmed.

          The market for our offerings is underpenetrated, competitive, and characterized by rapidly evolving technology standards, customer and member needs, and the frequent introduction of new products and services. Our competitors range from smaller niche companies to large, well-financed health plans. As costs fall and technology improves, increased market saturation may change the competitive landscape in favor of competitors with greater scale than we currently possess. We compete on the basis of several factors, including level of member engagement, ability to influence members to improve health and financial incomes, customer and member satisfaction, and price. Some of our competitors have greater name recognition, longer operating histories, and significantly greater resources than we do. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or customer requirements.

          In addition to new niche vendors, who offer stand-alone products and services, we also face competition from health plans, which may have existing systems in place at customers in our target market. These competitors may now, or in the future, offer or promise products or services similar to ours, and which offer ease of integration with existing systems and which leverage existing customer and vendor relationships.

          In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with vendors of complementary products, our trusted suppliers, or other third parties, technologies, or services to increase the availability of their products to the marketplace. For example, our current competitors may persuade our trusted suppliers to terminate their relationship with us and engage exclusively with our competitors. Accordingly, new competitors or alliances may emerge that have greater market share, larger customer bases, more widely adopted proprietary technologies, greater marketing expertise, greater financial resources, and larger sales forces than we have, which could put us at a competitive disadvantage. Further, in light of these advantages, even if our offerings are more effective than the product or service offerings of our competitors, current or potential customers might accept competitive products and services in lieu of purchasing our solutions.

          Our partners, including our trusted suppliers, could become our competitors by offering similar services. Some of our partners may begin to offer services in the same or similar manner as we do. For example, a trusted supplier may expand their business model from a point solution into an engagement model similar to ours. Although there are many potential opportunities for, and applications of, these services, our partners may seek opportunities or target new customers in areas that may overlap with those that we have chosen to pursue. In such cases, we may potentially compete against our partners. Competition from our partners may adversely affect our business and results from operations. In addition, some of the terms of our partner relationships may include exclusivity or other restrictive clauses. Any agreements with partners that include exclusivity or other restrictive provisions may limit our ability to partner with or provide services to potential customers or other third parties, which could harm our business.

          We also compete on the basis of price. We may be subject to pricing pressures as a result of, among other things, competition within the industry, practices of managed care organizations, government action, and financial stress experienced by our customers. If our pricing experiences significant downward pressure, our business will be less profitable, and our results of operations will be adversely affected. We cannot be certain that we will be able to retain our current customers or expand our customer base in this competitive environment. If we do not retain current customers or expand our customer base, or if we have to renegotiate existing contracts, our business will be harmed.

          Moreover, we expect that competition will continue to increase as a result of consolidation in both the healthcare information technology and healthcare industries. If one or more of our competitors or potential competitors were to merge or partner with another of our competitors or one of our trusted suppliers, the change in the competitive landscape could also adversely affect our ability to compete effectively and could harm our business. In addition, as the healthcare industry consolidates, competition to provide services to this segment will become more intense. These healthcare industry participants may try to use their market power to negotiate price reductions for our existing and future offerings. If we reduce our prices because of consolidation in the healthcare industry, our revenue would decrease, which could harm our business.

           The growth of our business relies, in part, on the growth and success of our customers and the number of members with access to our offerings, which are difficult to predict and are affected by factors outside of our control.

          We enter into agreements with our customers under which our fees are generally dependent upon the number of their employees enrolled in in-scope health plans and those employees' enrolled dependents each month. If the number of members covered by one or more of our customers' health and other benefits programs were to decline, such decrease would lead to a decrease in our revenue. Some of our fees are also subject to credits if certain performance criteria are not met, which in some cases depend on the behavior of our members, such as their continued engagement with our existing and future offerings, and other factors outside of our control. See "— The recognition of a portion of our revenue is subject to achievement of performance metrics and healthcare cost savings and may not be representative of revenue for future periods." In addition, some of our customers' members may request to opt out of our service, which could cause our customers to only pay for those members that have not opted out, and as a result, may result in utilization-based pricing, which could lead to a decrease in revenue from that customer and harm our business.

           We may be unable to successfully execute on our growth initiatives, business strategies, or operating plans.

          We are continually executing on growth initiatives, strategies, and operating plans designed to enhance our business and extend our existing and future offerings to address evolving needs. For example, we recently developed add-on offerings that target specific challenges faced by our customers, including Accolade Boost and our Trusted Supplier Program. The anticipated benefits from these efforts are based on several assumptions that may prove to be inaccurate. Moreover, we may not be able to successfully complete these growth initiatives, strategies, and operating plans and realize all of the benefits, including growth targets and cost savings, that we expect to achieve, or it may be more costly to do so than we anticipate. A variety of risks could cause us not to realize some or all of the expected benefits. These risks include, among others, delays in the anticipated timing of activities related to such growth initiatives, strategies, and operating plans, increased difficulty and cost in implementing these efforts, including difficulties in complying with new regulatory requirements, the incurrence of other unexpected costs associated with operating our business, and lack of acceptance by our customers. Moreover, our continued implementation of these programs may disrupt our operations and performance. As a result, we cannot assure you that we will realize these benefits. If, for any reason, the benefits we realize are less than our estimates or the implementation of these growth initiatives, strategies, and operating plans adversely affect our operations or cost more or take longer to effectuate than we expect, or if our assumptions prove inaccurate, our business may be harmed.

           We may acquire other companies or technologies, which could divert our management's attention, result in dilution to our stockholders, and otherwise disrupt our operations, and we may have difficulty integrating any such acquisitions successfully or realizing the anticipated benefits therefrom, any of which could have an adverse effect on our business, financial condition, and results of operations.

          We may seek to acquire or invest in businesses, applications, services, or technologies that we believe could complement or expand our existing and future offerings, enhance our technical capabilities, or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not they are consummated. In addition, we have limited experience in acquiring other businesses and may have difficulty integrating acquired businesses. For example, in July 2019, we acquired MD Insider, which we are in the process of integrating with our offerings. If we acquire additional businesses, we may not be able to integrate the acquired operations and technologies successfully, or effectively manage the combined business following the acquisition. Integration may prove to be difficult due to the necessity of integrating personnel with disparate business backgrounds and accustomed to different corporate cultures.

          We also may not achieve the anticipated benefits from any acquired business due to a number of factors, including:

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  inability to integrate or benefit from acquired technologies or services in a profitable manner;

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  unanticipated costs or liabilities, including legal liabilities, associated with the acquisition;

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  difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

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  difficulty converting the customers of the acquired business into our current and future offerings and contract terms, including disparities in the revenue model of the acquired company;

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  diversion of management's attention or resources from other business concerns;

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  adverse effects on our existing business relationships with customers, members, or strategic partners as a result of the acquisition;

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  the potential loss of key employees; and

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  use of substantial portions of our available cash to consummate the acquisition.

          We may issue equity securities or incur indebtedness to pay for any such acquisition or investment, which could adversely affect our business, results of operations, or financial condition. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline. In addition, a significant portion of the purchase price of any companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our results of operations based on this impairment assessment process, which could adversely affect our results of operations.

           If we do not continue to innovate and provide offerings that are useful to customers and members that achieve and maintain market acceptance, we may not remain competitive, and our revenue and results of operations could suffer.

          Our success depends on our ability to keep pace with technological developments, satisfy increasingly sophisticated customer and member requirements, and achieve and maintain market acceptance on our existing and future offerings in the rapidly evolving market for healthcare and benefits in the United States. In addition, market acceptance and adoption of our existing and future offerings depends on the acceptance by employers, payors, health plans, and government entities as to the distinct features, cost savings, and other perceived benefits of our existing and future offerings as compared to competitive solutions. Our competitors are constantly developing products and services that may become more efficient or appealing to our customers or members. As a result, we must continue to invest significant resources in research and development in order to enhance our existing offerings and introduce new offerings that customers and members will want, while offering our existing and future offerings at competitive prices. If we are unable to predict customer and member preferences or industry changes, or if we are unable to modify our existing and future offerings on a timely or cost-effective basis, we may lose customers. If we are not successful in demonstrating to existing and potential customers the benefits of our existing and future offerings, or if we are not able to achieve the support of employers, healthcare providers, and insurance carriers for our existing and future offerings, our revenue may decline or we may fail to increase our revenue in line with our forecasts. Our results of operations also would suffer if our innovations are not responsive to the needs of our customers and members, are not timed to match the corresponding market opportunity, or are not effectively brought to market, including as the result of delayed releases or releases that are ineffective or have errors or defects.

           The growth of our business and future success relies in part on our partnerships and other relationships with third parties and our business could be harmed if we fail to maintain or expand these relationships.

          We selectively form partnerships and engage with a range of third parties, including brokers, agents, benefits consultants, carriers, third-party administrators, trusted suppliers, and co-marketing and co-selling partners to grow our customer base and adoption of our offerings. For example, in March 2019, we partnered with Humana and formed a joint go-to-market strategy, which we launched in two initial geographic markets. In October 2019, concurrent with an equity investment from Humana, we expanded our partnership to add a broader base of solutions targeting self- and fully-insured customer prospects and significantly expand our target geographic markets. We may fail to retain and expand these partnerships and other third-party relationships for various reasons, and any such failure could harm our relationship with our customers, our reputation and brand, our prospects, and our business.

          In order to grow our business, we anticipate that we will continue to depend on our relationships with our partners. As we seek to form additional partnerships and other third-party relationships, it is uncertain whether these efforts will be successful, or that these relationships will result in increased customer or member use of our solutions or increased revenue. In the event that we are unable to effectively utilize, maintain, and expand these partnerships and other third-party relationships, our revenue growth could slow. Additionally, our partnerships and other third-party relationships may demand, or demand greater, referral fees or commissions.

           If the estimates and assumptions we use to determine the size of our total addressable market are inaccurate, our future growth rate may be impacted and our business would be harmed.

          Market estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. Even if the market in which we compete meets our size estimates and forecasted growth, our business could fail to grow at similar rates, if at all. The principal assumptions relating to our market opportunity include the number of self- and fully-insured employers in the United States, which is estimated to be approximately 21,500 employers with 500 employees or more. Our market opportunity is also based on the assumption that our existing and future offerings will be more attractive to our customers and potential customers than competing solutions. If these assumptions prove inaccurate, our business, financial condition, and results of operations could be adversely affected. For more information regarding our estimates of market opportunity and the forecasts of market growth included in this prospectus, see the section titled "Market and Industry Data."

           We depend on our senior management team, and the loss of one or more of these employees, or an inability to attract and retain qualified key personnel, could adversely affect our business.

          Our success depends, in part, on the skills, working relationships and continued services of Rajeev Singh (Chief Executive Officer), other senior management team members and other key personnel. We do not currently maintain key-person insurance on the lives of any of our key personnel. From time to time, there may be changes in our senior management team resulting from the hiring or departure of executives, which could disrupt our business. The replacement of one or more of our executive officers or other key employees would likely involve significant time and costs and may significantly delay or prevent the achievement of our business objectives.

          While we have entered into offer letters or employment agreements with certain of our executive officers, all of our employees are "at-will" employees, and their employment can be terminated by us or them at any time, for any reason and without notice, subject, in certain cases, to severance payment rights. In order to retain valuable employees, in addition to salary and cash incentives, we may provide equity awards that vest over time or based on performance. The value to employees of equity awards that vest over time or based on performance will be significantly affected by movements in our stock price that are beyond our control and may at any time be insufficient to counteract offers from other organizations. The departure of key personnel could adversely affect the conduct of our business. In such event, we would be required to hire other personnel to manage and operate our business, and there can be no assurance that we would be able to employ a suitable replacement for the departing individual, or that a replacement could be hired on terms that are favorable to us. In addition, volatility or lack of performance in our stock price may affect our ability to attract and retain replacements should key personnel depart. If we are not able to retain any of our key personnel, our business could be harmed.

           If we are not able to maintain and enhance our reputation and brand recognition, our business and results of operations will be harmed.

          We believe that maintaining and enhancing our reputation and brand recognition is critical to our relationships with our existing customers and partners, including our trusted suppliers, and to our ability to attract new customers and partners. The promotion of our brand may require us to make substantial investments and we anticipate that, as our market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Brand promotion and marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur and our results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet the expectations of customers, members, and partners, and failure to maintain high-quality support, could harm our reputation and brand and make it substantially more difficult for us to attract new customers and trusted suppliers or form new partnerships. Additionally, the performance of third parties with whom we have a relationship, including our trusted suppliers, may also affect our brand and reputation, particularly if our customers and members do not have a positive experience with our trusted suppliers or other third parties. In addition, our sales process is highly dependent on the reputation of our offerings and business and on positive recommendations from our existing customers. If we do not successfully maintain and enhance our reputation and brand recognition, our business may not grow and we could lose our relationships with existing and prospective customers, which would harm our business.

           Any failure to offer high-quality customer and member support services could adversely affect our relationships with our customers and partners and our operating results.

          Our customers and members depend on our support to assist members with their healthcare and other benefits needs. We may be unable to accurately predict our members' demand for services or respond quickly enough to accommodate short-term increases in customer or member demand for services. Increased customer or member demand for services, without a corresponding increase in productivity or revenue, could increase costs and adversely affect our operating results. Any failure to maintain high-quality support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, our ability to sell our solutions to existing and prospective customers, our relationships with third parties and our ability to form new partnerships, and our business and operating results.

           If our existing customers do not continue to renew their contracts with us, renew at lower fee levels, decline to purchase additional offerings from us, or terminate their contracts for convenience, our business could be harmed.

          We expect to derive a significant portion of our revenue from the renewal of existing customers' contracts and sales of additional solutions to existing customers. As part of our growth strategy, for instance, we have recently focused on expanding our solutions among current customers. For example, we recently launched Accolade Boost, which leverages our technology platform's decision influence models to identify member population segments for multichannel messaging to encourage additional engagement and member utilization of benefit programs, and our Trusted Supplier Program, which simplifies a customer's vetting and procurement processes for point solutions (including financial, information security, and clinical audits). Achieving a high customer retention rate and selling additional applications and solutions are critical to our future business, revenue growth, and results of operations. Factors that may affect our retention rate and our ability to sell additional applications and solutions include the following:

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  the price, performance, and functionality of our existing and future offerings;

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  the availability, price, performance, and functionality of competing solutions;

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  our ability to develop and sell complementary applications and solutions;

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  changes in healthcare laws, regulations, or trends; and

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  the business environment of our customers.

          We typically enter into contracts with our customers with a stated initial term of three years and various termination rights, which if invoked may cause such contracts to be terminated before the term expires. For example, after a specified period, certain of these contracts are terminable for convenience by our customers after a notice period has passed, including existing contracts with some of our largest customers. Approximately 30% of our customer contracts are up for renewal in any given year. We have experienced gross dollar retention for our employer customers of 100% and 95% for the fiscal years ended February 28, 2018 and 2019, respectively. For additional information on the calculation of gross dollar retention, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations." If any of our contracts with our customers is terminated, we may not be able to recover all fees due under the terminated contract, which may adversely affect our operating results. Should any of our customers terminate their relationship with us after implementation of our solutions has begun, we not only would lose our time, effort, and resources invested in that implementation, but also we would have lost the opportunity to leverage those resources to build a relationship with other customers over that same period of time. Our customers may negotiate terms less advantageous to us upon renewal, which may reduce our revenue from these customers and may decrease our annual revenue. Mergers and acquisitions involving our customers have in the past and may in the future lead to non-renewal or termination of our contracts with those customers or by the acquiring or combining companies. If our customers fail to renew their contracts, renew their contracts upon less favorable terms or at lower fee levels, or fail to purchase new solutions from us, our revenue may decline or our future revenue growth may be constrained.

           The healthcare industry is rapidly evolving and the market for technology-enabled solutions that empower healthcare consumers is relatively immature and unproven. If we are not successful in promoting the benefits of our existing and future offerings, our growth may be limited.

          The market for our solutions is subject to rapid and significant changes. The market for technology-enabled solutions that empower healthcare consumers is characterized by rapid technological change, new product and service introductions, increasing consumer financial responsibility, consumerism and engagement, and the entrance of non-traditional competitors. In addition, there may be a limited-time opportunity to achieve and maintain a significant share of this market due in part to the rapidly evolving nature of the healthcare and technology industries and the substantial resources available to our existing and potential competitors. The market for technology-enabled solutions that empower healthcare consumers is relatively new and unproven, and it is uncertain whether this market will achieve and sustain high levels of demand and market adoption. In order to remain competitive, we are continually involved in a number of projects to compete with new market entrants by developing new offerings, growing our customer base, and expanding into adjacent markets. For example, the Accolade Boost solution and our Trusted Supplier Program are examples of add-on offerings we have recently deployed to complement our traditional offerings and generate additional value to our customers. These projects carry risks, such as cost overruns, delays in delivery, performance problems, and lack of acceptance by our customers. If we cannot adapt to rapidly evolving industry standards, technology, and increasingly sophisticated customers and their employees, our existing technology could become undesirable, obsolete, or harm our reputation.

          We must continue to invest significant resources in our personnel and technology in a timely and cost-effective manner in order to enhance our existing offerings and introduce new offerings that existing customers and potential new customers will want. If our new or modified offerings are not responsive to the preferences of customers and their employees, emerging industry standards, or regulatory changes, are not appropriately timed with market opportunity, or are not effectively brought to market, we may lose existing customers or be unable to obtain new customers, and our results of operations may suffer.

          Our success also depends to a substantial extent on the ability of our existing and future offerings to increase member engagement and our ability to demonstrate the value of our existing and future offerings to customers. If our existing customers do not recognize or acknowledge the benefits of our existing and future offerings or our offerings do not increase member engagement, then the market for our solutions might not develop at all, or it might develop more slowly than we expect, either of which could adversely affect our operating results. In addition, we have limited insight into trends that might develop and affect our business, which could lead to errors in our predicting and reacting to relevant business, legal, and regulatory trends and healthcare reform. If any of these events occur, it could harm our business.

           We have identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.

          As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Prior to this offering, we were a private company and have limited accounting and financial reporting personnel and other resources with which to address our internal controls and procedures. In connection with the audit of our financial statements for the fiscal year ended February 28, 2019, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. We determined that we had a material weakness because we lacked internal controls related to the review and approval of manual journal entries. This material weakness could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. To address this material weakness, we plan to hire additional accounting personnel and implement process level and management review controls. While we intend to implement a plan to remediate this material weakness, we cannot predict the success of such plan or the outcome of our assessment of this plan at this time. If our steps are insufficient to successfully remediate the material weakness and otherwise establish and maintain an effective system of internal control over financial reporting, the reliability of our financial reporting, investor confidence in us, and the value of our common stock could be materially and adversely affected. We can give no assurance that this implementation will remediate this deficiency in internal control or that additional material weaknesses in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements, or cause us to fail to meet our periodic reporting obligations. Effective internal control over financial reporting is necessary for us to provide reliable and timely financial reports and, together with adequate disclosure controls and procedures, are designed to reasonably detect and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our periodic reporting obligations. For as long as we are an "emerging growth company" under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404. We could be an "emerging growth company" for up to five years. An independent assessment of the effectiveness of our internal control over financial reporting could detect problems that our management's assessment might not. Undetected material weaknesses in our internal control over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation.

           We have been and may in the future become subject to litigation, which could harm our business.

          Our business entails the risk of liability claims against us, and we have been and may in the future become subject to litigation. Claims against us may be asserted by or on behalf of a variety of parties, including our customers, our members, vendors of our customers, government agencies, our current or former employees, or our stockholders. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, covered by adequate insurance. Although we carry professional errors and omissions insurance in amounts that we believe are appropriate in light of the risks attendant to our business, successful claims could result in substantial damage awards that exceed the limits of our insurance coverage. In addition, any determination that we are acting in the capacity of a healthcare provider, or exercising undue influence or control over a healthcare provider, may subject us to claims not covered by our professional errors and omissions insurance coverage, or could result in significant sanctions against us and our clinicians, additional compliance requirements, expense, and liability to us. In addition, professional liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as we expand our solutions. As a result, adequate professional liability insurance may not be available to us or to our partners in the future at acceptable costs or at all. We generally intend to defend ourselves vigorously; however, we cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of some of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby harming our business and per share trading price of our common stock. For example, fines or assessments could be levied against us under domestic or foreign data privacy laws (such as the Health Insurance Portability and Accountability Act of 1996 (HIPAA), the General Data Protection Regulation (GDPR), or the California Consumer Privacy Act of 2018 (CCPA)) or under authority of privacy enforcing governmental entities (such as the Federal Trade Commission (FTC), or the U.S. Department of Health and Human Services (HHS)) or as a result of private actions, such as class actions based on data breaches or based on private rights of action (such as that contained in the CCPA). Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured and adversely impact our ability to attract directors and officers. In addition, such litigation could result in increased scrutiny by government authorities having authority over our business, such as the FTC, the HHS, Office for Civil Rights (OCR), and state attorneys general.

           Security breaches, loss of data, and other disruptions could compromise sensitive information related to our business, customers, members, or partners, or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

          In the ordinary course of our business, we collect, store, use, and disclose sensitive data, including protected health information (PHI), and other types of personal data or personally identifiable information (PII). We also process and store, and use additional third parties to process and store, sensitive information including intellectual property and other proprietary business information, including that of our customers and members. We manage and maintain our technology platform and data utilizing a combination of on-site systems, mobile applications, managed data center systems, and cloud-based computing center systems. We are highly dependent on information technology networks, mobile applications, and systems, including the Internet, to securely process, transmit, and store this critical information. Security breaches of this infrastructure, including physical or electronic break-ins, computer viruses, attacks by hackers, and similar breaches, and employee or contractor error, negligence, or malfeasance, can create system disruptions, shutdowns, or unauthorized disclosure or modifications of confidential information, causing member health information to be accessed or acquired without authorization or to become publicly available. We utilize third-party service providers for important aspects of the collection, storage, and transmission of customer and member information, and other confidential and sensitive information, and therefore rely on third parties to manage functions that have material cybersecurity risks. Our technology platform also utilizes artificial intelligence and machine learning technology to provide services, and this technology is susceptible to cybersecurity threats, as PHI, PII, and other confidential and sensitive information may be integrated into the platform. Because of the sensitivity of the PHI, other PII, and other confidential information we and our service providers collect, store, transmit, and otherwise process, the security of our technology platform and other aspects of our solutions, including those provided or facilitated by our third-party service providers, are important to our operations and business strategy.

          We take certain administrative, physical, and technological safeguards to address these risks, such as by requiring outsourcing subcontractors and partners, including trusted suppliers, who handle customer and member information for us to enter into agreements that contractually obligate those subcontractors and partners to comply with applicable privacy laws, such as HIPAA, and otherwise use reasonable efforts to safeguard PHI, other PII, and other sensitive information. For those subcontractors and partners who handle PHI on our behalf, we enter into business associate agreements as required by HIPAA. Measures taken to protect our systems, those of our subcontractors and partners, or the PHI, other PII, or other sensitive data we, our subcontractors, or our partners process or maintain, may not adequately protect us from the risks associated with the collection, storage, and transmission of such information.

          Although we take steps to help protect confidential and other sensitive information from unauthorized access or disclosure, our information technology and infrastructure has been in the past and may be vulnerable in the future to attacks by hackers or viruses, failures, or breaches due to third-party action, employee negligence or error, malfeasance, or other incidents or disruptions. A security incident or privacy violation that we experience (or that occurs at a trusted supplier or customer) that leads to disclosure or unauthorized use or modification of, or that prevents access to or otherwise impacts the confidentiality, security, or integrity of, member information, including PHI or other PII, or other sensitive information we, our subcontractors, or our partners maintain or otherwise process, could harm our reputation, compel us to comply with breach notification laws, cause us to incur significant costs for remediation, fines, penalties, notification to customers, affected individuals, including regulatory authorities and the media, and for measures intended to repair or replace systems or technology and to prevent future occurrences, potential increases in insurance premiums, handling of contractual claims (including breach of contract or breach of confidentiality issues), and require us to verify the accuracy of database contents, resulting in increased costs or loss of revenue. In the event of a security breach, we may also be subject to private causes of action and/or statutory penalties under certain state laws, such as the CCPA, which provides a private right of action for data breaches of certain unencrypted or unredacted personal information and establishes statutory penalties for violations of the law. If we are unable to prevent such security breaches or privacy violations or implement satisfactory remedial measures, or if it is perceived that we have been unable to do so, our operations could be disrupted, we may be unable to provide access to our technology platform, and we could suffer a loss of customers, members, or trusted suppliers or a decrease in the use of our existing and future offerings, and we may suffer loss of reputation, adverse impacts on customer, member, partner, and investor confidence, financial loss, governmental investigations or other actions, regulatory or contractual penalties, and other claims and liability. In addition, health plans, benefits administrators, customers, members, and our trusted suppliers may then refuse to provide data to us, or restrict our ability to use such data, in which event our business could be harmed.

          In addition, security incidents and other inappropriate access to, or acquisition or processing of, information can be difficult to detect or may occur outside of our network (such as in our supply chain or at our customers or trusted suppliers), and any delay in identifying or responding to such incidents or in providing any notification of such incidents may lead to increased harm. Any such breach or interruption of our systems, or the systems of any of our third-party information technology partners, could compromise our networks or data security processes and sensitive information could be inaccessible or could be accessed by unauthorized parties, publicly disclosed, lost, or stolen. Any such interruption in access, improper access, disclosure, or other loss of information could result in legal claims or proceedings, liability under laws and regulations that protect the privacy of member information or other personal information, such as HIPAA, CCPA, or GDPR, and regulatory penalties.

          Unauthorized access, loss, or dissemination could also disrupt our operations, including our ability to perform our services, provide member assistance services, conduct research and development activities, collect, process, and prepare company financial information, provide information about our current and future solutions, and engage in other member and clinician education and outreach efforts. Any such breach could also result in the compromise of our trade secrets and other proprietary information, which could adversely affect our business and competitive position. Additionally, actual, potential, or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees, and engage third-party experts and consultants. Although we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and, in any event, insurance coverage would not address the reputational damage that could result from a security incident.

           If we fail to provide accurate and timely information, or if our Accolade Health Assistants and clinicians, our content, or any other element of our existing and future offerings is associated with faulty administrative or clinical decisions or treatment, we could have liability to customers or members, which could adversely affect our results of operations.

          Our Accolade Health Assistants and clinicians, our member web portal, and our mobile application all use our technology platform to support our members in making healthcare and benefits-related decisions. In addition, our Accolade Health Assistants and clinicians use our technology platform to help guide interactions with members. Our technology platform applies artificial intelligence and machine learning tactics to generate predictive insights about our members, which are then translated into recommended interventions for our Accolade Health Assistants and clinicians and used to enhance our member self-service capabilities. Our services, including personalized recommendations and interventions, center around engagement with our members to provide members with better understanding of their benefits, assist with access to care, and provide options for choosing quality providers and care; we do not provide medical care or establish patient relationships with our members. For example, our Accolade Health Assistants can leverage our technology platform to provide quotes to a member about that member's healthcare benefits, including in-network services, balance billing, or claims quotes. If we fail to provide accurate and timely information regarding these benefits or if the data generated by our technology platform (including the artificial intelligence and machine learning components) are inaccurate, fail, or are subject to security incidents, this could lead to claims against us that could result in substantial costs to us or cause demand for our solutions to decline. If our Accolade Health Assistants, clinicians, or technology platform guide people to care settings and providers resulting in faulty clinical decisions or treatment, then our customers or our members could assert claims against us that could result in substantial costs to us, harm our reputation in the industry, and cause demand for our existing and future offerings to decline. For example, our nurses have access to extensive intelligence on provider quality and cost, which allows them to present various options to members when they are selecting a primary care physician or specialist. If the member relies on this provider recommendation, and that provider subsequently makes faulty clinical decisions or treatment recommendations, we could be subject to claims by such member. In addition, if our Accolade Health Assistants or clinicians make recommendations outside of our standard protocol that result in faulty clinical decisions or treatments, then our customers or our members could assert claims against us.

          The assertion of such claims and ensuing litigation, regardless of its outcome, could result in substantial cost to us, divert management's attention from operations, damage our reputation, and decrease market acceptance of our existing and future offerings. We maintain general liability and insurance coverage, but this coverage may not continue to be available on acceptable terms, may not be available in sufficient amounts to cover one or more large claims against us, or may not provide coverage if our Accolade Health Assistants or clinicians were to engage in the unlicensed practice of medicine. In addition, the insurer might disclaim coverage as to any future claim. One or more large claims could exceed our available insurance coverage. Adequate professional liability insurance may not be available to our providers or to us in the future at acceptable costs or at all. Any claims made against us that are not fully covered by insurance could be costly to defend against, result in substantial damage awards against us, and divert the attention of our management and our providers from our operations, which may harm our business. In addition, any claims may adversely affect our business or reputation.

          Our technology platform may contain errors or failures that are not detected until after the software is introduced or updates and new versions are released. From time to time, we have discovered defects or errors in our software, and such defects or errors can be expected to appear in the future. Defects and errors that are not timely detected and remedied could expose us to risk of liability to customers and members and cause delays in introduction of new solutions, result in increased costs and diversion of development resources, require design modifications, or decrease market acceptance or customer satisfaction with our solutions. If any of these risks occur, they could harm our business.

           We rely on Internet infrastructure, bandwidth providers, data center providers, other third parties, and our own systems for providing solutions to our customers, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with customers, adversely affecting our brand and our business.

          Our ability to deliver our solutions is dependent on the development and maintenance of the infrastructure of the Internet and other telecommunications services by third parties. We currently host our technology platform, serve our customers and members, and support our operations primarily using third-party data centers and telecommunications solutions, including cloud infrastructure services such as Amazon Web Services (AWS) and Google Cloud. We also use a third-party call center for off-hours clinical support. We do not have control over the operations of the facilities of our data and call center providers, AWS, or Google Cloud. These facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures, and similar events. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems could result in lengthy interruptions in our solution. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism, and other misconduct. Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services or our own systems could negatively impact our relationships with customers and adversely affect our business and could expose us to third-party liabilities.

          For some of these services, we may not maintain redundant systems or facilities. Our technology platform's continuing and uninterrupted performance is critical to our success. Members may become dissatisfied by any system failure that interrupts our ability to provide our solutions to them. We may not be able to easily switch our AWS and Google Cloud operations to another cloud service provider if there are disruptions or interference with our use of AWS or Google Cloud. Sustained or repeated system failures would reduce the attractiveness of our technology platform to customers and members and result in contract terminations, thereby reducing revenue. Moreover, negative publicity arising from these types of disruptions could damage our reputation and may adversely impact use of our existing and future offerings. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service. Neither our third-party data and call center providers nor AWS or Google Cloud have an obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements with these providers on commercially reasonable terms, if our agreements with our providers are prematurely terminated, or if in the future we add additional data or call center providers or cloud service providers, we may experience costs or downtime in connection with the transfer to, or the addition of, new providers. If these providers were to increase the cost of their services, we may have to increase the price of our existing and future offerings, and our business may be harmed.

           Natural or man-made disasters, events outside our reasonable control, and other similar events may significantly disrupt our operations and negatively impact our business, financial condition, and results of operations.

          Our offices, third-party data and call centers, or cloud infrastructure services may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, power outages, fires, floods, nuclear disasters, acts of terrorism or other criminal activities, or other events or business continuity problems outside our reasonable control such as a general and widespread failure of the Internet or telecommunications or outbreaks of public health threats, such as the novel coronavirus, which may render it difficult or impossible for us to operate our business for some period of time. Any disruptions in our operations related to the repair or replacement of our offices, third-party data and call centers, or cloud infrastructure services could negatively impact our business and results of operations and harm our reputation. Insurance may not be sufficient to compensate for losses that may occur. Any such losses or damages could harm our business.

Risks Related to Governmental Regulation

           Changes in the health insurance market, ERISA laws, state insurance laws, or other laws could harm our business.

          The market for private health insurance in the United States is evolving and, as our customers are primarily employers that deploy our offerings to employees and their families, our future financial performance will depend in part on the growth in this market. Changes and developments in the health insurance system in the United States could reduce demand for our existing and future offerings and harm our business. For example, there has been an ongoing national debate relating to the healthcare reimbursement system in the United States. Some members of Congress and presidential candidates have introduced proposals that would create a new single payor national health insurance program for all United States residents; others have proposed more incremental approaches, such as creating a new public health insurance plan option as a supplement to private sources of coverage. In the event that laws, regulations or rules that eliminate or reduce private sources of health insurance or require such benefits to be taxable are adopted, the subsequent impact on the workplace benefits provided by our customers may in turn have an adverse effect on our business and results of operations.

          In addition, changes in laws or regulations regarding the Employee Retirement Income Security Act of 1974 (ERISA), changes in state insurance laws, or other changes in laws could materially impact the self-insured employer healthcare and benefits markets, or the markets in which our other existing or potential customers procure and provide benefits.

           If we fail to comply with healthcare laws and regulations, we could face substantial penalties and our business could be harmed.

          Our existing and future offerings, as well as our business activities, including our relationships with our commercial partners and customers, are or may be in the future subject to a complex set of regulations and rigorous enforcement, including by the HHS, Office of the Inspector General and Office of Civil Rights, U.S. Food and Drug Administration (FDA), U.S. Department of Justice, and numerous other federal and state governmental authorities. In addition, our employees, consultants, and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements. Certain aspects of our business model may also trigger scrutiny under healthcare and related laws. Federal and state healthcare and related laws and regulations that may now or in the future affect our ability to conduct business include:

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  HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and its implementing regulations, which impose certain requirements relating to the privacy, security and transmission of protected health information on certain healthcare providers, health plans and healthcare clearinghouses, and their business associates that access or otherwise process individually identifiable health information on their behalf. HIPAA also created criminal liability for knowingly and willfully falsifying or concealing a material fact or making a materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

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  state laws governing the privacy and security of personal information, including health information and state breach notification requirements, many of which differ from each other in significant ways with respect to scope, application, and requirements, and which often exceed the standards under HIPAA, thus complicating compliance efforts;

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  foreign laws governing the privacy and security of personal information, such as GDPR;

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  laws that regulate how businesses operate online, including measures relating to privacy and data security and how such information is communicated to customers (a) under the FTC's unfair and deceptive trade practice authority from the FTC Act and (b) from state attorneys general under state consumer protection laws and data privacy laws;

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  state laws governing the corporate practice of medicine and other healthcare professions and related fee-splitting laws;

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  the federal Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as the CMS programs, including Medicare and Medicaid;

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  the federal civil false claims and civil monetary penalties laws, including the federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government;

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  federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

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  the federal Physician Payments Sunshine Act, or Open Payments, created under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or Affordable Care Act, and its implementing regulations, which requires manufacturers of drugs, medical devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid, or the Children's Health Insurance Program to report annually to CMS information related to payments or other transfers of value made to licensed physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; and

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  state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

          The Affordable Care Act, among other things, amends the intent requirement of the federal Anti-Kickback Statute and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act.

          Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our activities could be subject to challenge under one or more of such laws. For example, there is a risk that regulatory authorities in some states may find that certain of our contractual relationships with healthcare providers are in violation of state anti-kickback or fee-splitting laws. Any action brought against us for violations of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses and divert our management's attention from the operation of our business. We may be subject to private "qui tam" actions brought by individual whistleblowers on behalf of the federal or state governments, with potential liability under the federal False Claims Act including mandatory treble damages and significant per-claim penalties.

          Although we have adopted policies and procedures designed to comply with these laws and regulations and conduct internal reviews of our compliance with these laws, our compliance is also subject to governmental review. The growth of our business and sales organization may increase the potential of violating these laws or our internal policies and procedures. The risk of our being found in violation of these or other laws and regulations is further increased by the fact that many have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action brought against us for violation of these or other laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management's attention from the operation of our business. If our operations are found to be in violation of any of the federal, state and foreign laws described above or any other current or future fraud and abuse or other healthcare laws and regulations that apply to us, we may be subject to penalties, including significant criminal, civil and administrative penalties, damages and fines, disgorgement, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, imprisonment for individuals and exclusion from participation in government programs, such as Medicare and Medicaid, as well as contractual damages and reputational harm. We could also be required to curtail or cease our operations. Any of the foregoing consequences could seriously harm our business and our financial results.

           Our use, disclosure, and other processing of PII and PHI is subject to HIPAA and other federal, state, and foreign privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our customer base, member base and revenue.

          Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity, and other processing of PHI and PII. These laws and regulations include HIPAA, which establishes a set of national privacy and security standards for the protection of PHI by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services. We are considered a business associate under HIPAA, and we execute business associate agreements with our customers, subcontractors, and trusted suppliers. HIPAA requires covered entities and business associates, such as us, to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information.

          Some of our business activities require that we or our partners obtain permissions consistent with HIPAA to provide certain marketing and data aggregation services as well as those activities that require the creation and use of de-identified information. We may also require large sets of de-identified information to enable us to continue to develop and enhance our data and analytics platform. If we or our partners are unable to secure these rights, or if there is a future change in law, we may face limitations on the use of PHI and our ability to provide marketing services and use de-identified information, which could harm our business or subject us to potential government actions or penalties. Also, there are ongoing public policy discussions regarding whether the standards for de-identified, anonymous or pseudonomized health information are sufficient, and the risk of re-identification sufficiently small, to adequately protect patient privacy. These discussions may lead to further restrictions on the use of such information or create additional regulatory burdens. There can be no assurance that these initiatives or future initiatives will not adversely affect our ability to access and use data or to develop or market current or future services.

          In addition, we could be subject to periodic audits for compliance with the HIPAA Privacy and Security Standards by HHS and our customers. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims. HIPAA imposes mandatory penalties for certain violations. Penalties for violations of HIPAA and its implementing regulations start at $100 per violation and are not to exceed $50,000 per violation, subject to a cap of $1.5 million for violations of the same standard in a single calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts may award damages, costs and attorneys' fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

          In addition to HIPAA, numerous other federal, state, and foreign laws and regulations protect the confidentiality, privacy, availability, integrity, and security of PHI and other types of PII. In the case of our European subsidiary, Accolade may have obligations under GDPR and related EU privacy laws and regulations related to the use, transfer, and protection of employee-related data. These laws and regulations in many cases may be more restrictive than, and may not be preempted by, HIPAA and its implementing rules. These laws and regulations may also require additional compliance obligations relating to the transfer of data between Accolade and its subsidiaries. There is a risk that regulatory authorities may determine that we have not implemented our compliance obligations in a timely or appropriate manner. Penalties for noncompliance under GDPR and related EU privacy laws may include significant monetary fines. These laws and regulations are often uncertain, contradictory, and subject to changed or differing interpretations, and we expect new laws, rules and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future.

          Such new regulations and legislative actions (or changes in interpretation of existing laws or regulations regarding data privacy and security together with applicable industry standards) may increase our costs of doing business. In this regard, we expect that there will continue to be new laws, regulations, and industry standards relating to privacy and data protection in the United States, the EU and other jurisdictions, such as the CCPA which has been characterized as the first "GDPR-like" privacy statute to be enacted in the United States, and we cannot determine how broadly or narrowly regulators will interpret and enforce such new laws, regulations, and standards and the corresponding impact it may have on our business. Although we are modifying our data collection, use and processing practices and policies in an effort to comply with the law, there is a risk that the California Attorney General does not find our practices or policies to be compliant with the CCPA, which would potentially subject us to civil penalties or an inability to use information collected from California consumers. In addition, such laws and regulations could restrict our ability to store and process personal data (in particular, our ability to use certain data for purposes such as risk or fraud avoidance, marketing, or advertising due to the expansive definition of personal information under CCPA), our ability to control our costs by using certain vendors or service providers, or impact our ability to offer certain services in certain jurisdictions. Further, the CCPA requires covered companies to provide new disclosures to California consumers, provide such consumers new ways to opt-out of certain sales of personal information (which may not fall under the CCPA HIPAA exemption), and allow for a new cause of action for data breaches. Additionally, such laws and regulations are often inconsistent and may be subject to amendment or re-interpretation, which may cause us to incur significant costs and expend significant effort to ensure compliance. Given that requirements may be inconsistent and evolving, our response to these requirements may not meet the expectations of our customers or their employees, which could thereby reduce the demand for our services. Finally, some customers may respond to these evolving laws and regulations by asking us to make certain privacy or data-related contractual commitments that we are unable or unwilling to make. This could lead to the loss of current or prospective customers or other business relationships.

          This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us and our customers and potentially exposes us to additional expense, adverse publicity and liability. Although we take steps to help protect confidential and other sensitive information from unauthorized access or disclosure, our information technology and infrastructure has been in the past and may be vulnerable in the future to attacks by hackers or viruses, failures, or breaches due to third-party action, employee negligence or error, malfeasance, or other incidents or disruptions. For example, we have been the target of phishing attacks seeking confidential information regarding our employees, which resulted in the disclosure of employee confidential information on one occasion. Furthermore, while we have implemented data privacy and security measures in an effort to comply with applicable laws and regulations relating to privacy and data protection, some PHI and other PII or confidential information is transmitted to us by third parties, who may not implement adequate security and privacy measures, and it is possible that laws, rules and regulations relating to privacy, data protection, or information security may be interpreted and applied in a manner that is inconsistent with our practices or those of third parties who transmit PHI and other PII or confidential information to us. If we or these third parties are found to have violated such laws, rules or regulations, it could result in government-imposed fines, orders requiring that we or these third parties change our or their practices, or criminal charges, which could adversely affect our business.

          We outsource important aspects of the storage and transmission of customer and member information, and thus, rely on third parties to manage functions that have material cyber-security risks. A breach of privacy or security of such information by a subcontractor may result in an enforcement action against us. We attempt to address these risks by requiring outsourcing subcontractors who handle such information to sign business associate agreements contractually requiring those subcontractors to adequately safeguard such information. However, we cannot be assured that these contractual measures and other safeguards will adequately protect us from the risks associated with the storage and transmission of such information on our behalf by our subcontractors.

          Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices, systems and compliance procedures in a manner adverse to our business. We also publish statements to our customers and members that describe how we handle and protect PHI (for example, through our privacy policies connected with our website, mobile applications and other digital tools). If federal or state regulatory authorities, such as the FTC or state attorneys general, or private litigants consider any portion of these statements to be untrue, we may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including costs of responding to investigations, defending against litigation, settling claims, and complying with regulatory or court orders. Any of the foregoing consequences could seriously harm our business and our financial results. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to the businesses of our customers may limit the use and adoption of, and reduce the overall demand for, our existing and future offerings. Any of the foregoing consequences could harm our business.

           Our employment and use of nurses, physician medical directors and our other clinicians may subject us to licensing and other regulatory risks.

          Our employment and use of nurses, physician medical directors, and our other clinicians may subject us to state and other licensing and regulatory risks. For example, there may be restrictions on the ability of our clinicians to provide services to our members residing in states outside of the state or states in which such clinicians are licensed or registered. The services provided by our clinicians may be subject to review by state or other regulatory bodies. In addition, any activities conducted by our clinicians that are in violation of practice rules could subject us to fines or other penalties. For example, while we do not provide medical care or establish patient relationships with our members, our clinicians could be found to be practicing outside the scope of their respective licenses in violation of applicable laws. Further, if one of our clinicians is found to be acting outside the scope of their professional license in violation of the applicable state's practice laws, such activity could result in disciplinary action against the clinician by the applicable licensing agency. The definition of what constitutes the practice of medicine, nursing or other health professions varies by state.

          In addition, there is a risk that we may be found in violation of the prohibition of the corporate practice of a health profession under certain state laws, which may result in the imposition of civil or criminal penalties. Certain states prevent corporations from being licensed as practitioners and prohibit physicians from practicing medicine in partnership with non-physicians, such as business corporations. Activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in certain states. These laws, which vary by state, may also prevent the sharing of professional services income with non-professional or business interests. Any determination that we are acting in the capacity as a healthcare provider, exercising undue influence or control over a healthcare provider or impermissibly sharing fees with a healthcare provider, may result in significant sanctions against us and our clinicians, including civil and criminal penalties and fines, additional compliance requirements, expense, and liability to us, and require us to change or terminate some portions of our contractual arrangements or business.

           Evolving government regulations may require increased costs or adversely affect our results of operations.

          In a regulatory climate that is uncertain, our operations may be subject to direct and indirect adoption, expansion, or reinterpretation of various laws and regulations. Compliance with these future laws and regulations may require us to change our practices at an undeterminable and possibly significant initial monetary and annual expense. These additional monetary expenditures may increase future overhead, which could harm our business. For example, since the Affordable Care Act was enacted, there have been judicial and Congressional challenges to certain aspects of the law, as well as efforts by the Trump administration to repeal or replace certain aspects of Affordable Care Act. Since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the Affordable Care Act or otherwise circumvent some of the requirements for health insurance mandated by the Affordable Care Act. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the Affordable Care Act. While Congress has not passed comprehensive repeal legislation, two bills affecting the implementation of certain taxes under the Affordable Care Act have been signed into law. The Tax Cuts and Jobs Act of 2017 (Tax Act), included a provision which repealed, effective January 1, 2019, the tax-based shared responsibility payment imposed by the Affordable Care Act on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the "individual mandate."

          The Bipartisan Budget Act of 2018, among other things, amended the Affordable Care Act, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the "donut hole." In addition, the 2020 federal spending package permanently eliminates, effective January 1, 2020, the "Cadillac" tax on high-cost employer-sponsored health coverage and medical device tax that were mandated by the Affordable Care Act and, effective January 1, 2021, also eliminates the health insurer tax. On December 14, 2018, a Texas U.S. District Court Judge ruled that the Affordable Care Act is unconstitutional in its entirety because the "individual mandate" was repealed by Congress as part of the Tax Act. Additionally, on December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the Affordable Care Act are invalid as well. It is unclear how this decision, future decisions, subsequent appeals, and other efforts to repeal and replace the Affordable Care Act will impact the Affordable Care Act. We continue to evaluate the potential impact of the Affordable Care Act and its possible repeal or replacement on our business.

          There could be laws and regulations applicable to our business that we have not identified or that, if changed, may be costly to us, and we cannot predict all the ways in which implementation of such laws and regulations may affect us. In the states in which we operate, we believe we are in compliance with all applicable material regulations, but, due to the uncertain regulatory environment, certain states may determine that we are in violation of their laws and regulations. In the event that we must remedy such violations, we may be required to modify our existing and future offerings and solutions in such states in a manner that undermines our existing and future offerings' attractiveness to partners, customers or members, we may become subject to fines or other penalties or, if we determine that the requirements to operate in compliance in such states are overly burdensome, we may elect to terminate our operations in such states. In each case, our revenue may decline and our business, financial condition, and results of operations could be adversely affected.

          Additionally, the introduction of new solutions may require us to comply with additional, yet undetermined, laws and regulations. Compliance may require obtaining appropriate state medical board licenses or certificates, increasing our security measures and expending additional resources to monitor developments in applicable rules and ensure compliance. The failure to adequately comply with these future laws and regulations may delay or possibly prevent our existing and future offerings from being offered to partners, customers and members, which could harm our business.

           Individuals may claim our outbound engagement techniques, including outbound telephone calls and digital outreach, are not compliant with HIPAA or federal marketing laws.

          Several federal laws are designed to protect consumers from various types and modes of marketing. HIPAA prohibits certain types of marketing to individuals using PHI, except for certain treatment and healthcare operations, including communications made to describe a health-related product or service (or payment for such product or service) that is provided by, or included in, a plan of benefits. Our solutions may be subject to review by HHS or OCR and deemed in violation of HIPAA, which could subject us to fines or other penalties. In addition, the Telephone Consumer Protection Act (TCPA), is a federal statute that protects consumers from unwanted telephone calls and faxes. Since its inception, the TCPA's purview has extended to text messages sent to consumers. We may communicate with and perform outreach to members through multiple modes of communication, including phone, email, and secure messaging. We must ensure that our solutions that leverage telephone and secure messaging comply with TCPA regulations and agency guidance. While we strive to adhere to strict policies and procedures, the Federal Communications Commission (FCC), as the agency that implements and enforces the TCPA, may disagree with our interpretation of the TCPA and subject us to penalties and other consequences for noncompliance. Determination by a court or regulatory agency that our solutions violate the TCPA could subject us to civil penalties, could invalidate all or portions of some of our customer contracts, could require us to change or terminate some portions of our offerings, could require us to refund portions of our fees, and could have an adverse effect on our business. Even an unsuccessful challenge by consumers or regulatory authorities of our activities could result in adverse publicity and could require a costly response from us. Other laws focus on unsolicited email, such as the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, (CAN-SPAM Act), which establishes requirements for the transmission of commercial email messages and specifies penalties for unsolicited commercial email messages that follow a recipient's opt-out request or deceive the receiving consumer.

          In addition, some of our marketing activities require that we obtain permissions consistent with HIPAA and applicable state health information privacy laws. If we are unable to secure such permissions, or if there is a future change in law, we may face limitations on the use of such information, which may harm our business.

           The U.S. Food and Drug Administration may in the future determine that our technology solutions are subject to the Federal Food, Drug, and Cosmetic Act, and we may face additional costs and risks as a result.

          There is a risk that our existing and future offerings, including the operational/technical component of our business model, such as our decision support software incorporating machine learning, meets the definition of a medical device under the Federal Food, Drug, and Cosmetic Act (FDCA). Medical devices are subject to extensive regulation by the FDA under the FDCA. Under the FDCA, medical devices include any instrument, apparatus, machine, contrivance, or other similar or related articles that is intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease. FDA regulations govern among other things, product development, testing, manufacture, packaging, labeling, storage, clearance or approval, advertising and promotion, sales and distribution, and import and export.

          Failure to appropriately seek FDA approval or noncompliance with applicable FDA requirements can result in, among other things, public warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the FDA to grant marketing approvals, withdrawal of marketing approvals, a recommendation by the FDA to disallow us from entering into government contracts, and criminal prosecutions. The FDA also has the authority to request repair, replace, or refund of the cost of any device.

           Changes in tax laws or regulations that are applied adversely to us or our customers may have a material adverse effect on our business, cash flow, financial condition, or results of operations.

          The Tax Act enacted many significant changes to the U.S. tax laws. Future guidance from the Internal Revenue Service and other tax authorities with respect to the Tax Act may affect us, and certain aspects of the Tax Act could be repealed or modified in future legislation. Changes in corporate tax rates, the realization of net deferred tax assets relating to our U.S. operations, and the deductibility of expenses under the Tax Act or future tax reform legislation could have a material impact on the value of our deferred tax assets, could result in significant one-time charges in the current or future taxable years, and could increase our future U.S. tax expense. The foregoing items, as well as any other future changes in tax laws, could have a material adverse effect on our business, cash flow, financial condition, or results of operations. In addition, it is uncertain if and to what extent various states will conform to the Tax Act or any newly enacted federal tax legislation.

           Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, value-added, or similar taxes, and we could be subject to liability with respect to past or future sales, which could adversely affect our results of operations.

          We do not collect sales and use, value-added, and similar taxes in all jurisdictions in which we have sales, based on our understanding that such taxes are not applicable. Sales and use, value-added, and similar tax laws and rates vary greatly by jurisdiction. Certain jurisdictions in which we do not collect such taxes may assert that such taxes are applicable, or jurisdictions in which we collect sales tax may assert that we have under-collected sales tax, either of which could result in tax assessments, penalties, and interest, and we may be required to collect such taxes in the future. Although our customer contracts typically provide that our customers must pay all applicable sales and similar taxes, our customers may be reluctant to pay back-taxes and associated interest and penalties, or we may determine that it would not be commercially feasible to seek reimbursement from such customers, in which event any such tax assessments, penalties, and interest, or future requirements may adversely affect our results of operations.

           Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

          As of February 28, 2019, we had U.S. federal net operating loss carryforwards (NOLs), of $198.9 million and state NOLs of $189.6 million. Unused NOLs for the fiscal year ended February 28, 2019 and prior tax years will carry forward to offset future taxable income, if any, until such unused losses expire. Unused losses generated in taxable years beginning after December 31, 2017, which would be our tax year ending February 28, 2018 and thereafter, pursuant to the Tax Act, will not expire and may be carried forward indefinitely but will only be deductible to the extent of 80% of current year taxable income in any given year. It is uncertain if and to what extent various states will conform to the Tax Act. As a result, if we earn net taxable income in future years, our NOLs arising in tax years ending February 28, 2018 and earlier may expire prior to being used and our NOLs generated in later tax years will be subject to a percentage limitation. Under Sections 382 and 383 of the Code, if a corporation undergoes an "ownership change," the corporation's ability to use its pre-change NOLs and other tax attributes and to offset its post-change income and taxes may be limited. In general, an "ownership change" occurs if there is a cumulative change in our ownership by "5% stockholders" that exceed 50 percentage points over a rolling three-year period. Our existing NOLs may be subject to limitations arising from previous ownership changes, and if we undergo an ownership change in connection with or after this offering, our ability to utilize NOLs could be further limited by Section 382 of the Code. Future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Code. The existing NOLs of one of our subsidiaries may be subject to limitations arising from ownership changes prior to, or in connection with, their acquisition by us. Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to reduce future income tax liabilities, including for state tax purposes. For these reasons, we may not be able to utilize some portion of our NOLs, none of which are currently reflected on our balance sheet, even if we attain profitability.

Risks Related to our Intellectual Property

           Failure to protect or enforce our intellectual property rights could harm our business and results of operations.

          Our intellectual property includes our processes, methodologies, algorithms, applications, technology platform, software code, website content, user interfaces, graphics, registered and unregistered copyrights, trademarks, trade dress, databases, domain names, and patents and patent applications. We believe that our intellectual property is an essential asset of our business. If we do not adequately protect our intellectual property, our brand and reputation could be harmed and competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business, negatively affect our position in the marketplace, limit our ability to commercialize our technology, and delay or render impossible our achievement of profitability. A failure to protect our intellectual property in a cost-effective and meaningful manner could have a material adverse effect on our ability to compete. We regard the protection of our trade secrets, copyrights, trademarks, trade dress, databases, domain names, and patents as critical to our success.

          We strive to protect our intellectual property rights by relying on federal, state, and common law rights and other rights provided under foreign laws. These laws are subject to change at any time and could further restrict our ability to protect or enforce our intellectual property rights. In addition, the existing laws of certain foreign countries in which we operate may not protect our intellectual property rights to the same extent as do the laws of the United States.

          We generally enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with other parties, with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. However, we may not be successful in executing these agreements with every party who has access to our confidential information or contributes to the development of our intellectual property.

          The agreements that we execute may be breached, and we may not have adequate remedies for any such breach. These contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our intellectual property or deter independent development of similar intellectual property by others.

          Obtaining and maintaining effective intellectual property rights is expensive, including the costs of monitoring unauthorized use of our intellectual property and defending our rights. We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. We strive to protect certain of our intellectual property rights through filing applications for trademarks, patents, and domain names in a number of jurisdictions, a process that is expensive and may not be successful in all jurisdictions. However, there is no assurance that any resulting patents or other intellectual property rights will adequately protect our intellectual property, or provide us with any competitive advantages. Moreover, we cannot guarantee that any of our pending patent or trademark applications will issue or be approved. Even where we have intellectual property rights, they may later be found to be unenforceable or have a limited scope of enforceability. In addition, we may not seek to pursue such protection in every jurisdiction. The United States Patent and Trademark Office also requires compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process and after a patent has issued. Noncompliance with such requirements and processes may result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to develop and commercialize substantially similar and competing applications, which would harm our business.

          We believe it is important to maintain, protect and enhance our brands. Accordingly, we pursue the registration of domain names and our trademarks and service marks in the United States. Third parties may challenge our use of our trademarks, oppose our trademark applications, or otherwise impede our efforts to protect our intellectual property in certain jurisdictions. In the event that we are unable to register our trademarks in certain jurisdictions, we could be forced to rebrand our solutions, which would result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors and others could also attempt to capitalize on our brand recognition by using domain names or business names similar to ours. Domain names similar to ours have been registered in the United States and elsewhere. We may be unable to prevent third parties from acquiring or using domain names and other trademarks that infringe on, are similar to, or otherwise decrease the value of, our brands, trademarks, or service marks. We also may incur significant costs in enforcing our trademarks against those who attempt to imitate our brand and other valuable trademarks and service marks.

          In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. We may not be able to detect infringement or unauthorized use of our intellectual property rights, and defending or enforcing our intellectual property rights, even if successfully detected, prosecuted, enjoined, or remedied, could result in the expenditure of significant financial and managerial resources. Litigation has in the past and may be necessary in the future to enforce our intellectual property rights, protect our proprietary rights, or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could harm our business. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, countersuits, and adversarial proceedings such as oppositions, inter partes review, post-grant review, re-examination, or other post-issuance proceedings, that attack the validity and enforceability of our intellectual property rights. An adverse determination of any litigation proceedings could put our patents at risk of being invalidated or interpreted narrowly and could put our related pending patent applications at risk of not issuing. Further, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. In addition, during the course of litigation there could be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. If we fail to maintain, protect, and enhance our intellectual property rights, our business may be harmed and the market price of our common stock could decline.

          Our competitors also may independently develop similar technology that does not infringe on or misappropriate our intellectual property rights. The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. Effective patent, trademark, copyright, and trade secret protection may not be available to us in every country in which our solutions or technology are developed. Further, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain. The laws in the United States and elsewhere change rapidly, and any future changes could adversely affect us and our intellectual property. Our failure to meaningfully protect our intellectual property could result in competitors offering solutions that incorporate our most technologically advanced features, which could seriously reduce demand for existing and future offerings.

           Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could harm our business.

          Our success depends in part on our ability to develop and commercialize our offerings and use our proprietary technology without infringing the intellectual property or proprietary rights of third parties. Intellectual property disputes can be costly to defend and may cause our business, operating results, and financial condition to suffer. As the market for healthcare in the United States expands and more patents are issued, the risk increases that there may be patents issued to third parties that relate to our offerings and technology of which we are not aware or that we must challenge to continue our operations as currently contemplated. Whether merited or not, we may face allegations that we, our partners, our licensees, or parties indemnified by us have infringed or otherwise violated the patents, trademarks, copyrights, or other intellectual property rights of third parties. Such claims may be made by competitors seeking to obtain a competitive advantage or by other parties.

          Additionally, in recent years, individuals and groups have begun purchasing intellectual property assets for the purpose of making claims of infringement and attempting to extract settlements from companies like ours. We may also face allegations that our employees have misappropriated the intellectual property or proprietary rights of their former employers or other third parties. We have in the past initiated, and it may in the future be necessary for us to initiate, litigation to defend ourselves in order to determine the scope, enforceability, and validity of third-party intellectual property or proprietary rights, or to establish our respective rights. Regardless of whether claims that we are infringing patents or other intellectual property rights have merit, such claims can be time-consuming, divert management's attention and financial resources, and can be costly to evaluate and defend. Results of any such litigation are difficult to predict and may require us to stop commercializing or using our solutions or technology, obtain licenses, modify our solutions and technology while we develop non-infringing substitutes, or incur substantial damages, settlement costs, or face a temporary or permanent injunction prohibiting us from marketing or providing the affected solutions. If we require a third-party license, it may not be available on reasonable terms or at all, and we may have to pay substantial royalties, upfront fees, or grant cross-licenses to intellectual property rights for our solutions. We may also have to redesign our solutions so that they do not infringe third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time, during which our technology and solutions may not be available for commercialization or use. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable to uphold its contractual obligations. If we cannot or do not obtain a third-party license to the infringed technology, license the technology on reasonable terms, or obtain similar technology from another source, our revenue and earnings could be adversely impacted.

          From time to time, we have been and may be subject to legal proceedings and claims in the ordinary course of business with respect to intellectual property. Some third parties may be able to sustain the costs of complex litigation more effectively than we can because they have substantially greater resources. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock. Moreover, any uncertainties resulting from the initiation and continuation of any legal proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our operations. Assertions by third parties that we violate their intellectual property rights could therefore harm our business.

           Our use of open source software could adversely affect our ability to offer our solutions and subject us to possible litigation.

          We use open source software in connection with our existing and future offerings. Some of these licenses contain requirements that we make available source code for modifications or derivative works we create based upon the open source software, and that we license such modifications or derivative works under the terms of a particular open source license or other license granting third-parties certain rights of further use. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software and to make our proprietary software available under open source licenses, if we combine and/or distribute our proprietary software with open source software in certain manners. Although we monitor our use of open source software, we cannot be sure that all open source software is reviewed prior to use in our proprietary software, that our programmers have not incorporated open source software into our proprietary software, or that they will not do so in the future. Additionally, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts. There is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our existing and future offerings to our customers and members. In addition, the terms of open source software licenses may require us to provide software that we develop using such open source software, to others, including our competitors, on unfavorable license terms. As a result of our current or future use of open source software, we may face claims or litigation, be required to release our proprietary source code, pay damages for breach of contract, re-engineer our technology, discontinue sales in the event re-engineering cannot be accomplished on a timely basis, or take other remedial action that may divert resources away from our development efforts, any of which could harm our business.

           Any restrictions on our ability to obtain or use data could harm our business.

          Our business depends in part on data provided to us by, among other sources, health plans, benefits administrators, data warehouses, electronic data interchange (EDI) transaction data providers, and our trusted suppliers. Any errors or defects in any third-party data or other technology could result in errors in our existing and future offerings that could harm our business and damage our reputation and cause losses in revenue, and we could be required to spend significant amounts of additional resources to fix any problems. In addition, certain of our offerings, including Accolade Total Care and Accolade Total Health and Benefits, depend on maintaining our data and analytics technology platform, which is populated with data provided by third parties. While our existing agreements with these data providers have multiple-year terms, these providers could become our competitors in the future. Any loss of the right to use of data provided by any health plan providers, benefits administrators, or other entities that provide us data, could result in delays in producing or delivering our solutions until equivalent data, other technology, or intellectual property is identified and integrated, which delays could harm our business. In this situation we would be required to either redesign our solutions to function with technology, data, or intellectual property available from other parties or to develop these components ourselves, which would result in increased costs. Furthermore, we might be forced to limit the features available in our existing or future offerings. If we fail to maintain or renegotiate any of these technology or intellectual property licenses, we could face significant delays and diversion of resources in attempting to develop similar or replacement offerings or to license and integrate a functional equivalent of the technology or intellectual property. The occurrence of any of these events may harm our business.

          In addition, some of our business activities require that we obtain permissions consistent with HIPAA to provide certain marketing and data aggregation solutions as well as those activities that require the creation and use of de-identified information. We also require large sets of de-identified information to enable us to continue to develop and enhance our data and analytics platform. If we are unable to secure these rights, or if there is a future change in law, we may face limitations on the use of PHI and our ability to use de-identified information that could harm our business. There is also a risk that we may fail to properly de-identify PHI and/or PII under applicable state laws, some of which impose different standards for de-identification than those imposed by HIPAA.

Risks Related to Ownership of Our Common Stock and this Offering

           We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, results of operations, and financial condition.

          As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), the listing standards of the Nasdaq Stock Market (Nasdaq) and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management's attention may be diverted from other business concerns, which could harm our business, results of operations, and financial condition. Although we have already hired additional employees and engaged outside consultants to assist us in complying with these requirements, we will need to hire more employees in the future or may need to engage additional outside consultants, which will increase our operating expenses. In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. These factors could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers. As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in pricing pressure from customers or an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, results of operations, and financial condition.

           We are an "emerging growth company," and our election to comply with the reduced disclosure requirements as a public company may make our common stock less attractive to investors.

          For as long as we remain an "emerging growth company," as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not "emerging growth companies," including not being required to comply with the independent auditor attestation requirements of Section 404 the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, being permitted to provide fewer years of audited financial statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We would cease to be an "emerging growth company" upon the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a large accelerated filer, with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of this offering. We may choose to take advantage of some but not all of these reduced reporting burdens, and we have taken advantage of certain reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. In addition, the JOBS Act also provides that an "emerging growth company" can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period under the JOBS Act. As a result, our operating results and consolidated financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards as of the public company effectiveness dates. It is possible that some investors will find our common stock less attractive as a result, which may result in a less active trading market for our common stock and higher volatility in our stock price. Investors may find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

           If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

          As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly and place significant strain on our personnel, systems, and resources. The Sarbanes-

Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience material weaknesses in our controls. See "— We have identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations." Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future.

          Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K. Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an "emerging growth company" as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our common stock.

           Sales of substantial amounts of our common stock in the public markets, or the perception that such sales could occur, could reduce the price that our common stock might otherwise attain.

          Sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. Based on the total number of outstanding shares of our capital stock as of November 30, 2019, upon completion of this offering, we will have approximately             shares of capital stock outstanding, assuming no exercise by the underwriters of their option to purchase additional shares. All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any shares held by our "affiliates" as defined in Rule 144 under the Securities Act. As a result of the lock-up agreements and market standoff agreements described below, and subject to the provisions of Rule 144 or Rule 701, shares of our common stock will be available for sale in the public market as follows:

  •
  beginning on the date of this prospectus, all shares of our common stock sold in this offering will be immediately available for sale in the public market; and

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  beginning 181 days after the date of this prospectus (subject to the terms of the lock-up agreements and market standoff agreements described below), the remainder of the shares of our common stock will be eligible for sale in the public market from time to time thereafter, subject in some cases to the volume and other restrictions of Rule 144.

          Our executive officers, directors, and substantially all holders of our capital stock and securities convertible into or exchangeable for our capital stock are subject to market standoff agreements with us or have agreed to enter into lock-up agreements with the underwriters agreeing, subject to certain exceptions, not to, without the prior written consent of Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, and BofA Securities, Inc., on behalf of the underwriters, dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our capital stock for a period of 180 days after the date of this prospectus. When the lock-up period in the lock-up agreements expires, our locked-up security holders will be able to sell our shares in the public market, subject in some cases to the volume and other restrictions of Rule 144. In addition, Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, and BofA Securities, Inc., on behalf of the underwriters, may release all or some portion of the shares subject to the lock-up agreements prior to the expiration of the lock-up period. See the section titled "Shares Eligible for Future Sale" for more information. Sales of a substantial number of such shares, or the perception that such sales may occur, upon expiration of, or early release of the securities subject to, the lock-up agreements, could cause our stock price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

          Upon completion of this offering, stockholders owning an aggregate of up to             shares will be entitled, under our registration rights agreement, to require us to register shares owned by them for public sale in the United States. In addition, we intend to file a registration statement to register shares reserved for future issuance under our equity compensation plans. Upon effectiveness of that registration statement, subject to the satisfaction of applicable exercise periods and the expiration or waiver of the market standoff agreements and lock-up agreements referred to above, the shares issued upon exercise or vesting of outstanding equity awards will be available for immediate resale in the United States in the open market. Sales of our shares as restrictions end or pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause the trading price of our common stock to fall and make it more difficult for you to sell shares of our common stock.

           Our debt agreements contain certain restrictions that may limit our ability to operate our business.

          The terms of our existing loan and security agreement with Escalate Capital Partners SBIC III, LP and credit agreement with Comerica Bank and the related collateral documents contain, and any future indebtedness would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability, and the ability of our subsidiaries, to take actions that may be in our best interests, including, among others, disposing of assets, entering into change of control transactions, mergers or acquisitions, incurring additional indebtedness, granting liens on our assets, declaring and paying dividends, and agreeing to do any of the foregoing. These agreements require us to satisfy a specified minimum liquidity level at all times and to achieve certain minimum covenant revenue, as defined, on a trailing six-month basis. Our ability to meet financial covenants can be affected by events beyond our control, and we may not be able to continue to meet these covenants. A breach of any of these covenants or the occurrence of other events (including a material adverse effect) specified in these agreements and/or the related collateral documents would result in an event of default under such agreements. Upon the occurrence of an event of default, Escalate Capital Partners SBIC III, LP and Comerica Bank as administrative agent for the revolving lenders could elect to declare all amounts outstanding, if any, under these agreements to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, Escalate Capital Partners SBIC III, LP and/or Comerica Bank as administrative agent for the revolving lenders could proceed against the collateral granted to them to secure such indebtedness. We have pledged substantially all of our assets as collateral under the loan documents. If Escalate Capital Partners SBIC III, LP and/or Comerica Bank as administrative agent for the revolving lenders accelerate the repayment of borrowings, if any, we may not have sufficient funds to repay our existing debt.

           There has been no prior public trading market for our common stock, and an active trading market may not develop or be sustained following this offering.

          We have applied to list our common stock on the Nasdaq Global Select Market under the symbol "ACCD." However, prior to this offering, there has been no prior public trading market for our common stock. An active trading market for our common stock may not develop on such exchange or elsewhere or, if developed, any market may not be sustained. The initial public offering price of our common stock was determined through negotiations between us and the underwriters. This price will not necessarily reflect the price at which investors in the market will be willing to buy and sell shares of our common stock following this offering.

          In addition, the market price of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. Accordingly, we cannot assure you of the liquidity of an active trading market, your ability to sell your shares of our common stock when desired, or the prices that you may obtain for your shares of our common stock. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares of our common stock and may impair our ability to acquire or make investments in complementary companies, products, or technologies by using shares of our common stock as consideration.

           Upon completion of this offering, our executive officers, directors, and holders of 5% or more of our common stock will collectively beneficially own approximately         % of the outstanding shares of our common stock and continue to have substantial control over us, which will limit your ability to influence the outcome of important transactions, including a change in control.

          Upon completion of this offering, our executive officers, directors, and each of our stockholders who own 5% or more of our outstanding common stock and their affiliates, in the aggregate, will beneficially own approximately         % of the outstanding shares of our common stock, based on the number of shares outstanding as of November 30, 2019. As a result, these stockholders, if acting together, will be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions, or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing, or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company, and might ultimately affect the market price of our common stock.

           In order to support the growth of our business, we may need to incur additional indebtedness under our current credit facilities or seek capital through new equity or debt financings, which sources of additional capital may not be available to us on acceptable terms or at all.

          Our operations have consumed substantial amounts of cash since inception, and we intend to continue to make significant investments to support our business growth, respond to business challenges or opportunities, develop new applications and solutions, enhance our existing solutions, enhance our operating infrastructure, and potentially acquire complementary businesses and technologies. For the nine months ended November 30, 2019, our net cash used in operating activities was $24.0 million. As of November 30, 2019, we had $39.7 million of cash and cash equivalents, which are held for working capital purposes. As of November 30, 2019, we had borrowings of $22.0 million under our loan and security agreement and the ability to borrow up to an additional $50.0 million under our revolving credit facility.

          Our future capital requirements may be significantly different from our current estimates and will depend on many factors, including the need to:

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  finance unanticipated working capital requirements;

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  develop or enhance our technological infrastructure and our existing solutions;

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  fund strategic relationships, including joint ventures and co-investments;

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  fund additional implementation engagements;

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  respond to competitive pressures; and

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  acquire complementary businesses, technologies, products, or services.

          Accordingly, we may need to engage in equity or debt financings to secure additional funds. Additional financing may not be available on terms favorable to us, or at all. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve additional restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, during times of economic instability, it has been difficult for many companies to obtain financing in the public markets or to obtain debt financing, and we may not be able to obtain additional financing on commercially reasonable terms, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, it could harm our business.

           The trading price of our common stock could be volatile, and you could lose all or part of your investment.

          The trading price of our common stock following this offering may fluctuate substantially and be higher or lower than the initial public offering price, depending on a number of factors, including those described in this "Risk Factors" section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:

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  price and volume fluctuations in the overall stock market from time to time;

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  volatility in the market prices and trading volumes of healthcare technology company stocks;

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  changes in operating performance and stock market valuations of other healthcare technology companies generally, or those in our industry in particular;

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  sales of shares of our common stock by us or our stockholders;

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  failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

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  the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;

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  new product announcements by us or our competitors;

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  the public's reaction to our press releases, other public announcements, and filings with the SEC;

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  changes in how customers perceive the benefits of our solutions, and future offerings;

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  changes in the structure of healthcare payment systems;

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  rumors and market speculation involving us or other companies in our industry;

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  actual or anticipated changes in our results of operations or fluctuations in our results of operations;

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  actual or anticipated developments in our business, our competitors' businesses, or the competitive landscape generally;

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  litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

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  developments or disputes concerning our intellectual property or other proprietary rights;

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  any significant data breach involving our technology platform or data stored by us or on our behalf;

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  announced or completed acquisitions of businesses, commercial relationships, products, services, or technologies by us or our competitors;

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  new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

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  changes in accounting standards, policies, guidelines, interpretations, or principles;

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  "flash crashes," "freeze flashes," or other glitches that disrupt trading on the securities exchange on which we are listed;

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  any significant change in our management; and

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  general economic conditions and slow or negative growth of our markets.

          In addition, if the market for healthcare technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition, or results of operations. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the trading price of a company's securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management's attention and resources from our business. This could harm our business.

           If securities or industry analysts publish reports that are interpreted negatively by the investment community or publish negative or inaccurate research reports about our business, our share price and trading volume could decline.

          The trading market for our common stock following the completion of this offering will depend, to some extent, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts or the information contained in their reports. Securities and industry analysts do not currently, and may never, publish research on our business. If one or more analysts commence coverage of us and publish research reports that are interpreted negatively by the investment community, or have a negative tone regarding our business, financial condition, operating performance, industry, or end-markets, or downgrade our common stock, our share price could decline. In addition, if a majority of these analysts ceases coverage of our company or fails to regularly publish reports about us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

           We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

          We cannot specify with certainty the particular uses of the net proceeds we will receive from this offering. Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section titled "Use of Proceeds." Accordingly, you will have to rely upon the judgment of our management with respect to the use of the net proceeds, with only limited information concerning management's specific intentions. Our management may spend a portion or all of the net proceeds from this offering in ways that our stockholders may not desire or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

           We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

          We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. In addition, the terms of our existing loan and security agreement with Escalate Capital Partners SBIC III, LP and credit agreement with Comerica Bank and the related collateral documents contain, and any future indebtedness would likely contain, prohibitions on our paying any cash dividends without the consent of the lenders. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in its value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

           Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management, and may limit the market price of our common stock.

          Provisions in our amended and restated certificate of incorporation and amended and restated bylaws, as they will be in effect upon the completion of this offering, may have the effect of rendering more difficult, delaying, or preventing a change of control or changes in our management. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws will include provisions:

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  creating a classified board of directors whose members serve staggered three-year terms;

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  authorizing "blank check" preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend, and other rights superior to our common stock;

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  limiting the liability of, and providing indemnification to, our directors and officers;

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  specifying that special meetings of our stockholders can be called only by our board of directors, the Chair of our board of directors, or our Chief Executive Officer;

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  requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

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  prohibiting cumulative voting in the election of directors;

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  providing that our directors may be removed only for cause and by a two-thirds majority vote of the stockholders;

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  providing that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

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  requiring the approval of our board of directors or the holders of at least 66% of our outstanding shares of capital stock to amend our amended and restated bylaws and certain provisions of our amended and restated certificate of incorporation.

          These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, institutional stockholder representative groups, stockholder activists, and others may disagree with our corporate governance provisions or other practices, including anti-takeover provisions, such as those listed above. We generally will consider recommendations of institutional stockholder representative groups, but we will make decisions based on what our board and management believe to be in the best long-term interests of our company and stockholders; however, these groups could make recommendations to our stockholders against our practices or our board members if they disagree with our positions.

          Finally, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested" stockholder for a period of three years following the date on which the stockholder became an "interested" stockholder.

          Any of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, and they could deter potential acquirers of our company, thereby reducing the likelihood that you would receive a premium for your shares of our common stock in an acquisition.

           Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America, will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

          Our amended and restated certificate of incorporation, as will be in effect upon the completion of this offering, will provide that the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America, will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

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  any derivative action or proceeding brought on our behalf;

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  any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders;

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  any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws;

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  any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws;

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  any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; or

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  any action asserting a claim governed by the internal affairs doctrine.

          This provision would not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any claim for which the U.S. federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation will provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provisions.

          These exclusive-forum provisions may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. If any other court of competent jurisdiction were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business. For example, the Court of Chancery of the State of Delaware recently determined that a provision stating that U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable. However, this decision may be reviewed and ultimately overturned by the Delaware Supreme Court.

           Our issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans, or otherwise will dilute all other stockholders.

          We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors, and consultants under our stock incentive plans. We also may raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as "anticipate," "believe," "contemplate," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," or "would" or the negative of these words or other similar terms or expressions. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. Forward-looking statements in this prospectus include, statements about:

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  our ability to achieve or maintain profitability;

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  our reliance on a limited number of customers for a substantial portion of our revenue;

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  our expectations and management of future growth;

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  our market opportunity and our ability to estimate the size of our target market;

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  our estimated preliminary financial results;

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  the effects of increased competition as well as innovations by new and existing competitors in our market;

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  our ability to retain our existing customers and to increase our number of customers;

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  potential acquisitions and integration of complementary businesses and technologies;

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  our ability to maintain and enhance our reputation and brand recognition;

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  the uncertainty of the regulatory and political framework;

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  our ability to comply with new or modified laws and regulations that currently apply or become applicable to our business;

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  our ability to attract, integrate, and retain key personnel and highly qualified personnel;

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  our financial performance and capital requirements;

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  our ability to maintain, protect, and enhance our intellectual property;

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  the increased expenses associated with being a public company; and

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  our anticipated uses of net proceeds from this offering.

          You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and operating results. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section titled "Risk Factors" and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

          In addition, statements that "we believe" and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that such information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

          The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

 MARKET AND INDUSTRY DATA

          This prospectus contains estimates and information concerning our industry, including market position and the size and growth rates of the markets in which we participate, that are based on industry publications and reports and other information from our internal sources. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled "Risk Factors." These and other factors could cause results to differ materially from those expressed in these publications and reports.

          Certain information in the text of this prospectus is contained in independent industry publications. The sources of these independent industry publications are provided below:

  •
  AON, Accolade: The Effect of Personalized Advocacy on Claims Cost, A Case Study of Two Employer Groups, September 2018 (commissioned by us). This analysis has been conducted in accordance with generally accepted actuarial principles and practices, including the applicable Actuarial Standards of Practice as issued by the Actuarial Standards Board. The methods used in this report are described in the Data Sources and Methodology sections of this report.

  •
  The Centers for Medicare & Medicaid Services, NHE Fact Sheet, April 2019.

  •
  Willis Towers Watson, Willis Towers Watson 23rd Annual Best Practices in Health Care Employer Survey, March 2019.

  •
  Schwartz A, Weiner SJ, Binns-Calvey A, et al. Providers contextualise care more often when they discover patient context by asking: meta-analysis of three primary data sets. BMJ Quality & Safety, 2016; 25: 159-163.

          Certain information included in this prospectus concerning our industry and the markets we serve, including our market share, is also based on our good-faith estimates derived from management's knowledge of the industry and other information currently available to us.

 USE OF PROCEEDS

          We estimate that we will receive net proceeds from this offering of approximately $              million (or approximately $              million if the underwriters exercise their option to purchase additional shares of our common stock in full) based on an assumed initial public offering price of $             per share of common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

          A $1.00 increase (decrease) in the assumed initial public offering price of $             per share of common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $              million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discount and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares in the number of shares of common stock offered by us would increase (decrease) the net proceeds to us from this offering by approximately $              million, assuming the assumed initial public offering price remains the same, and after deducting the estimated underwriting discount and estimated offering expenses payable by us. We do not expect that a change in the initial public offering price or the number of shares by these amounts would have a material effect on our uses of the proceeds from this offering, although it may accelerate the time at which we will need to seek additional capital.

          The principal purposes of this offering are to increase our capitalization and financial flexibility and create a public market for our common stock. We currently intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses, and capital expenditures, and which may include the repayment of indebtedness. We may also use a portion of the net proceeds for acquisitions or strategic investments in complementary businesses, products, services, or technologies. However, we do not have agreements or commitments to enter into any such acquisitions or investments at this time. We cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. We will have broad discretion over how to use the net proceeds to us from this offering. We intend to invest the net proceeds to us from the offering that are not used as described above in investment-grade, interest-bearing instruments.

 DIVIDEND POLICY

          We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Our ability to pay dividends on our common stock is restricted by our credit facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources." Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to applicable laws, and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant.

CAPITALIZATION

          The following table sets forth our cash and cash equivalents and our capitalization as of November 30, 2019 as follows:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect (i) the automatic conversion of all outstanding shares of our preferred stock as of November 30, 2019, into an aggregate of                      shares of common stock immediately prior to the completion of this offering, assuming an initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, (ii) the issuance of             shares of common stock issuable upon the automatic net exercise of warrants outstanding as of November 30, 2019, with a weighted-average exercise price of $0.272 per share, immediately prior to the completion of this offering, assuming an initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and (iii) the filing of our amended and restated certificate of incorporation upon the completion of this offering; and

  •
  on a pro forma as adjusted basis to give further effect to our issuance and sale of             shares of common stock in this offering at an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

          The pro forma and pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. For additional information on the conversion ratios of the preferred stock, see the section titled "Prospectus Summary — The Offering." You should read this information in conjunction with our consolidated financial statements and the related notes included in this prospectus and the section titled

"Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information contained in this prospectus.

	As of November 30, 2019

	Actual		Pro Forma		Pro Forma as Adjusted(1)

	(in thousands, except share and per share data)
Cash and cash equivalents	$39,654	$		$

Loans payable	20,954
Convertible preferred stock, $0.0001 par value per share; 97,569,991 shares authorized, issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	233,022
Stockholders' (deficit) equity:
Preferred stock, $0.0001 par value per share; no shares authorized, issued and outstanding, actual; shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—
Common stock, $0.0001 par value per share; 165,000,000 shares authorized, 23,125,744 shares issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	1
Additional paid-in capital	54,816
Accumulated deficit	(318,729)

Total stockholders' (deficit) equity	(263,912)

Total capitalization	$(9,936)

(1)
Each $1.00 increase (decrease) in the assumed initial public offering price of $             per share of common stock, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, total stockholders' (deficit) equity, and total capitalization by approximately $              million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares in the number of shares offered by us would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, total stockholders' (deficit) equity, and total capitalization by approximately $              million, assuming the assumed initial public offering price remains the same, and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

          The outstanding share information in the table above is based on             shares of our common stock (including preferred stock on an as-converted basis) outstanding as of November 30, 2019, and excludes:

  •
  45,347,422 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of November 30, 2019, with a weighted-average exercise price of $1.13 per share;

  •
  800,000 shares of our common stock issuable upon the exercise of an outstanding warrant as of November 30, 2019, with an exercise price of $2.75 per share;

  •
                        shares of our common stock reserved for future issuance under our 2020 Plan, which includes an annual evergreen increase and will become effective in connection with this offering, including the             shares of common stock reserved for issuance as of November 30, 2019 under our 2007 Plan, which shares will be added to the shares reserved under the 2020 Plan;

  •
                        shares of our common stock reserved for future issuance under our ESPP, which includes an annual evergreen increase and will become effective in connection with this offering; and

  •
  the reservation for issuance of up to 879,029 shares of our common stock pursuant to an acquisition previously completed.

 DILUTION

          If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

          As of November 30, 2019, we had a pro forma net tangible book value (deficit) of $              million, or $             per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding as of November 30, 2019, after giving effect to (i) the automatic conversion of all shares of our preferred stock outstanding as of November 30, 2019, into an aggregate of                  shares of our common stock immediately prior to the completion of this offering and (ii) the issuance of                  shares of common stock issuable upon the automatic net exercise of warrants outstanding as of November 30, 2019, with a weighted-average exercise price of $0.272 per share, immediately prior to the completion of this offering, in each case assuming an initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

          After giving further effect to the sale of                  shares of common stock in this offering at an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discount and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of November 30, 2019, would have been approximately $              million, or approximately $             per share. This amount represents an immediate increase in pro forma net tangible book value of approximately $             per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $             per share to new investors purchasing shares of common stock in this offering.

          Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by new investors. The following table illustrates this dilution (without giving effect to any exercise by the underwriters of their option to purchase additional shares):

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of November 30, 2019	$
Increase in pro forma net tangible book value per share attributable to this offering

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors participating in this offering		$

          The dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. For additional information on the conversion ratios of the preferred stock, see the section titled "Prospectus Summary — The Offering."

          Each $1.00 increase (decrease) in the assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by approximately $             , and dilution in pro forma net tangible book value per share to new investors participating in this offering by approximately $             , assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. Each increase (decrease) of 1.0 million shares in the number of shares of common stock offered by us would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by approximately $             per share and decrease (increase) the dilution to new investors participating in this offering by approximately $             per share, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

          If the underwriters exercise their option to purchase additional shares of our common stock in full, the pro forma as adjusted net tangible book value after the offering would be $             per share, the increase in pro forma net tangible book value per share to existing stockholders would be $             per share and the dilution per share to new investors participating in this offering would be $             per share, in each case assuming an initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus.

          The following table summarizes, as of November 30, 2019, on the pro forma as adjusted basis described above, the number of shares of common stock purchased or to be purchased from us, the total consideration paid or to be paid to us, and the average price per share paid or to be paid to us by existing stockholders and new investors participating in this offering at an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover of this prospectus, before deducting the estimated underwriting discount and estimated offering expenses payable by us. As the table below shows, new investors participating in this offering will pay an average price per share substantially higher than our existing stockholders paid.

	Shares Purchased				Total Consideration				Average Price Per Share

	Number	Percent			Amount	Percent

(in thousands, except percentages)
Existing stockholders			%	$			%	$
New investors

Total		100%		$		100%

          The outstanding share information in the table above is based on                  shares of our common stock (including preferred stock on an as-converted basis) outstanding as of November 30, 2019, and excludes:

  •
  45,347,422 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of November 30, 2019, with a weighted-average exercise price of $1.13 per share;

  •
  800,000 shares of our common stock issuable upon the exercise of an outstanding warrant as of November 30, 2019, with an exercise price of $2.75 per share;

  •
                        shares of our common stock reserved for future issuance under our 2020 Plan, which includes an annual evergreen increase and will become effective in connection with this offering, including the                  shares of common stock reserved for issuance as of November 30, 2019 under our 2007 Plan, which shares will be added to the shares reserved under the 2020 Plan;

  •
                        shares of our common stock reserved for future issuance under our ESPP, which includes an annual evergreen increase and will become effective in connection with this offering; and

  •
  the reservation for issuance of up to 879,029 shares of our common stock pursuant to an acquisition previously completed.

          To the extent any outstanding options or warrants are exercised, there will be further dilution to new investors. If all of such outstanding options and warrants (in addition to the warrants that will be net exercised in connection with this offering) had been exercised as of November 30, 2019, the pro forma as adjusted net tangible book value per share after this offering would be $             , and total dilution per share to new investors would be $             , assuming an initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

          If the underwriters exercise their option to purchase additional shares of our common stock in full, our existing stockholders would own         %, and the investors purchasing shares of our common stock in this offering would own         % of the total number of shares of our common stock outstanding immediately after completion of this offering.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

          The following selected consolidated statements of operations data for the fiscal years ended February 28, 2018 and 2019, and the selected consolidated balance sheet data as of February 28, 2018 and February 28, 2019, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the nine months ended November 30, 2018 and 2019 and the selected consolidated balance sheet data as of November 30, 2018 and 2019 are derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. Our unaudited interim consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future, and the results for the nine months ended November 30, 2019 are not necessarily indicative of the results to be expected for the full year or any other period.

          You should read the consolidated financial and other data set forth below in conjunction with our consolidated financial statements and the accompanying notes and the information in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus. Our fiscal year ends on the last day of February and our fiscal quarters end on May 31, August 31, November 30, and the last day of February.

	Fiscal Year Ended February 28,			Nine Months Ended November 30,

	2018	2019		2018	2019
				(unaudited)
	(in thousands, except share and per share data)
Consolidated statements of operations:
Revenue	$76,828		$94,811	$59,721		$88,066

Cost of revenue, excluding depreciation and amortization(1)	53,435		60,568	42,945		51,737
Operating expenses:
Product and technology(1)	31,487		35,708	25,886		33,595
Sales and marketing(1)	22,263		23,456	17,244		23,202
General and administrative(1)	21,122		19,665	14,600		20,125
Depreciation and amortization	7,982		9,391	6,875		6,415

Total operating expenses	82,854		88,220	64,605		83,337

Loss from operations	(59,461)		(53,977)	(47,829)		(47,008)
Interest expense, net	(1,799)		(2,374)	(1,643)		(2,071)
Other expense	(26)		(90)	(75)		(98)

Loss before income taxes	(61,286)		(56,441)	(49,547)		(49,177)
Income tax expense	—		(55)	—		(49)

Net loss	$(61,286)		$(56,496)	$(49,547)		$(49,226)

Net loss per common share, basic and diluted(2)	$(3.28)		$(2.43)	$(2.14)		$(1.84)

Weighted-average shares used to compute net loss per common share, basic and diluted(2)	18,659,570		23,206,587	23,203,395		26,754,461

Pro forma net loss per common share, basic and diluted (unaudited)(2)		$			$

Weighted-average shares used to compute pro forma net loss per common share, basic and diluted (unaudited)(2)

(1)
The stock-based compensation expense included above was as follows:

	Fiscal Year Ended February 28,		Nine Months Ended November 30,

	2018	2019	2018	2019
			(unaudited)
	(in thousands)
Cost of revenue, excluding depreciation and amortization	$376	$255	$183	$250
Product and technology	1,420	1,108	774	1,312
Sales and marketing	1,750	1,199	870	1,162
General and administrative	4,860	3,159	2,455	2,171

Total stock-based compensation	$8,406	$5,721	$4,282	$4,895

(2)
See Note 11 to our consolidated financial statements appearing elsewhere in this prospectus for an explanation of the method used to calculate the historical and pro forma basic and diluted net loss per common share and the number of shares used in the computation of the per share amounts.

	As of February 28,		As of November 30,

	2018	2019	2019
			(unaudited)
	(in thousands)
Consolidated balance sheet data:
Cash and cash equivalents	$13,534	$42,701	$39,654
Working capital	(18,054)	(9,780)	(26,706)
Total assets	47,082	65,762	68,877
Deferred revenue (current and noncurrent)	10,086	22,908	38,844
Loans payable (current and noncurrent)	20,879	19,200	20,954
Total liabilities	63,768	81,719	99,767
Convertible preferred stock	167,010	214,664	233,022
Accumulated deficit	(213,007)	(269,503)	(318,729)
Total stockholders' deficit	(183,696)	(230,621)	(263,912)

Key Metrics

          We regularly monitor a number of financial and operating metrics in order to measure our current performance and estimate our future performance. For a description of how we calculate these financial and operating metrics as well as their uses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Key Metrics."

	As of February 28,

	2018	2019
Annual Contract Value (in millions)	$90.1	$121.5
Customer Count	15	20

	Fiscal Year Ended February 28,

	2018	2019
Gross Dollar Retention	100%	95%

Certain Non-GAAP Financial Measures

          In addition to our financial results determined in accordance with generally accepted accounting principles in the United States (GAAP), we use the following non-GAAP financial measures to help us evaluate trends, establish budgets, measure the effectiveness and efficiency of our operations, and determine employee incentives. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Certain Non-GAAP Financial Measures."

	Fiscal Year Ended February 28,		Nine Months Ended November 30,

	2018	2019	2018	2019
	(in thousands, except percentages)
Adjusted Gross Profit	$23,769	$34,498	$16,959	$36,579
Adjusted Gross Margin	30.9%	36.4%	28.4%	41.5%
Adjusted EBITDA	$(43,073)	$(38,865)	$(36,672)	$(35,131)

          The following table presents, for the periods indicated, the calculation of our Adjusted Gross Profit and Adjusted Gross Margin:

	Fiscal Year Ended February 28,		Nine Months Ended November 30,

	2018	2019	2018	2019
	(in thousands, except percentages)
Revenue	$76,828	$94,811	$59,721	$88,066
Less:
Cost of revenue, excluding depreciation and amortization	(53,435)	(60,568)	(42,945)	(51,737)

Gross profit, excluding depreciation and amortization	23,393	34,243	16,776	36,329
Add:
Stock-based compensation, cost of revenue	376	255	183	250

Adjusted Gross Profit	$23,769	$34,498	$16,959	$36,579

Gross margin, excluding depreciation and amortization	30.4%	36.1%	28.1%	41.3%

Adjusted Gross Margin	30.9%	36.4%	28.4%	41.5%

          The following table presents, for the periods indicated, a reconciliation of our Adjusted EBITDA to our net loss:

	Fiscal Year Ended February 28,		Nine Months Ended November 30,

	2018	2019	2018	2019
	(in thousands)
Net loss	$(61,286)	$(56,496)	$(49,547)	$(49,226)
Adjusted for:
Interest expense, net	1,799	2,374	1,643	2,071
Income tax provision	—	55	—	49
Depreciation and amortization	7,982	9,391	6,875	6,415
Stock-based compensation	8,406	5,721	4,282	4,895
Acquisition and integration-related costs	—	—	—	567
Other expense	26	90	75	98

Adjusted EBITDA	$(43,073)	$(38,865)	$(36,672)	$(35,131)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion and analysis of our financial condition and results of our operations should be read together with our consolidated financial statements, together with related notes thereto, included elsewhere in this prospectus. The following discussion contains forward-looking statements. Actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections titled "Risk Factors" and "Special Note Regarding Forward-Looking Statements" included elsewhere in this prospectus. Our fiscal year ends on the last day of February, and our fiscal quarters end on May 31, August 31, November 30, and the last day of February.

Overview

          We provide personalized, technology-enabled solutions that help people better understand, navigate, and utilize the healthcare system and their workplace benefits. Our customers are primarily employers that deploy Accolade in order to provide employees and their families (our "members") a single place to turn for their health, healthcare, and benefits needs. Our innovative platform combines open, cloud-based intelligent technology with multimodal support from a team of empathetic and knowledgeable Accolade Health Assistants and clinicians (including nurses, physician medical directors, and behavioral health specialists). We leverage our integrated capabilities, connectivity with providers and the broader healthcare ecosystem, and longitudinal data to engage across the entire member population, rather than focusing solely on high-cost claimants or those with chronic conditions. Our goal is to build trusted relationships with our members that ultimately position us to deliver personalized recommendations and interventions. We believe that our platform dramatically improves the member experience, encourages better health outcomes, and lowers costs for both our members and our customers.

          Accolade Total Health and Benefits is our most comprehensive offering and most closely aligns to our "Premier" solution on which the company was founded and which the majority of our customers are using today. Within the last year, we have introduced two new offerings, Accolade Total Benefits (formerly Accolade Connect) and Accolade Total Care, which package components of the Accolade Total Health and Benefits into more targeted, lower cost solutions with simpler implementations.

          We were founded in 2007 and launched our initial offering in 2009. We have seen significant growth in recent years since the changes to our executive management team in 2015 and the subsequent investments we have made in product, technology, sales, and distribution. We have grown to 53 customers and more than 1.5 million members from 11 customers and approximately 0.7 million members as of February 28, 2017. Our customers come from across industries, including media, technology, financial services, transportation, energy, and retail.

          For the fiscal years ended February 28, 2018 and 2019, our total revenue was $76.8 million and $94.8 million, respectively, representing 23% year-over-year growth. For the fiscal years ended February 28, 2018 and 2019, our net losses were $61.3 million and $56.5 million, respectively. For the nine months ended November 30, 2018 and 2019, our total revenue was $59.7 million and $88.1 million, respectively, and we incurred net losses of $49.5 million and $49.2 million, respectively. As of November 30, 2019, our accumulated deficit was $318.7 million.

Our Business Model

          We provide our solutions primarily to employers that deploy Accolade offerings to our members. We earn revenue from providing personalized health guidance solutions to the members of our employer customers' health plans and to members of fully insured plans offered via health insurance companies. Our solutions are priced based on a recurring per-member-per-month (PMPM) fee, typically consisting of both a base fee and a performance-based fee component. As a result, generally, a portion of our potential revenue is variable, subject to our achievement of performance metrics and the realization of savings in healthcare spend by our customers resulting from the utilization of our solutions. We typically achieve a substantial portion of the contractual performance metrics and realization in savings of healthcare spend.

          For the fiscal years ended February 28, 2018 and 2019, we earned approximately 98% and 96%, respectively, of the maximum potential revenue under our contracts measured for the corresponding calendar year. We calculate these percentages of revenue earned by starting with the sum of the total revenue opportunity for the period across our book of business, including base fees and all potential variable fees (the Total Revenue Opportunity). We then subtract the value of any variable fees not earned during the period due to our failure to achieve any performance metrics and realization of savings in healthcare spend and divide the result by the Total Revenue Opportunity. This calculation is performed with actual results at the end of the applicable measurement period. Accordingly, the outcomes reflect any adjustments made to arrive at reported revenue. Any credits due to customers resulting from our failure to achieve any performance metrics or realization of savings in healthcare spend are recorded as a liability until such time as the amount is refunded to the customer or included as a credit amount on a subsequent customer invoice. Because substantially all of our customer contracts measure performance metrics and savings of healthcare spend on a calendar year basis, we believe that calculating the percentage of revenue earned on a corresponding calendar year basis is the most informative method. We believe the revenue amounts reported in fiscal 2018 and fiscal 2019 are representative of the percentage amounts measured for the corresponding 2017 and 2018 calendar years.

          We currently have 53 customers that collectively purchase access to our solutions for more than 1.5 million members. The combination of our contracts having an average length of three years and our PMPM recurring revenue model provides us with significant revenue visibility. Our ability to deliver significant and measurable return on investment for our customers in the form of improved clinical and financial outcomes has led to a gross dollar retention of 100% and 95% for the fiscal years ended February 28, 2018 and 2019, respectively. Typically, when a customer engages Accolade, such customer deploys our offerings across their organization to all eligible employees. Therefore, our cross-sell and upsell ability depends on our ability to offer additional solutions or enhancements.

          The primary cost of delivering our service includes the personnel costs of Accolade Health Assistants, clinicians, including registered nurses, physician medical directors, pharmacists, behavioral health specialists, and women's health specialists, as well as software and tools for telephony, business analytics, allocated overhead costs, and other expenses related to delivery and implementation of our solutions. As we support more customers with an increasing number of members over time, we expect that our support costs per member will decline due to economies of scale and improved operational efficiencies driven by continued enhancements of our technology platform and capabilities. We have experienced and expect to continue to achieve operational efficiencies realized from continued enhancements of our technology platform and capabilities.

          We employ a multipronged go-to-market strategy to increase adoption of our solutions to new and existing customers. We principally sell our solutions through our direct salesforce which is stratified by account size (i.e., strategic (more than 35,000 employees), enterprise (5,000 to 35,000 employees), and mid-market (500 to 5,000 employees)), region, and existing versus prospective customer. Our sales team possesses deep domain expertise in health benefits management and brings substantial experience selling to key decision makers within our current and prospective customer organizations (CFOs, benefits executives, benefits consultants, and benefits brokers). We believe the effectiveness of our sales organization is evidenced by growing adoption of our platform by large strategic customers, recent traction with enterprise and mid-market customers and demonstrated demand for add-on offerings from existing customers.

          We have chosen to invest significantly in growing our customer base, and plan to both continue adding new customers as well as expanding our relationships with existing customers, which we believe will allow us to increase margins over time. When a customer renews their contract or purchases additional solutions or enhancements, the value realized from that customer increases because we generally do not incur significant incremental acquisition or implementation costs for the renewal or expansion. We believe that as our customer base grows and a higher percentage of our revenue is attributable to renewals and upsells or cross-sells to existing customers, relative to acquisition of new customers, associated sales and marketing expenses and other upfront costs will decrease as a percentage of revenue.

          In addition, we have strategically curated our offering portfolio to ensure we have a compelling value proposition at an appropriate price point that resonates with each identified customer segment. Based on our experience, the opportunity to cross-sell is meaningfully enhanced once a customer has been on-boarded onto our platform and has benefited from a measureable and compelling return on their investment. Our customer partnerships team provides strategic insights, point solution recommendations, and day-to-day account support to our customers. They are focused on existing customer retention, cross-sell, and upsell.

          We maintain relationships with a range of third parties, including brokers, agents, benefits consultants, carriers, third-party administrators, trusted suppliers, and co-marketing and co-selling partners. These third parties provide an important source of referrals for our sales organization. We also selectively form strategic alliances to further drive customer acquisition and adoption of our solutions. For example, in March 2019, we partnered with Humana and formed a joint go-to-market strategy, which we launched in two initial geographic markets. In October 2019, concurrent with a $20 million preferred stock investment from Humana, we expanded our partnership to add a broader base of solutions targeting self- and fully-insured customer prospects and significantly expand our target geographic markets. We believe the breadth of our go-to-market and distribution strategy enables us to reach customers of nearly every size and across markets.

          We have demonstrated a consistent track record of product and technology innovation over time as evidenced by continuous improvement of our platform and new offerings. This innovation is driven by feedback we receive from our customers, industry experts, and the market generally. For example, our technology platform has enabled us to unbundle aspects of Accolade Total Health and Benefits to create two additional standalone offerings: Accolade Total Benefits and Accolade Total Care. We have further leveraged our technology platform to develop add-on offerings that target specific challenges faced by our customers, including Accolade Boost and our Trusted Supplier Program. Our investments in product and technology have been focused on increasing the value we provide via our personalized member health guidance solutions and expanding the market segments we can serve with a portfolio of offerings and associated price points.

Factors Affecting Our Performance

          The following factors have been important to our business and we expect them to impact our business, results of operations, and financial condition in future periods:

Growth of Our Customer Base

          We believe there is a substantial opportunity to further grow our customer base in our large and under-penetrated market through our sales and marketing strategy. Across our existing customer base and as we acquire new customers, we intend to expand and deepen these relationships. As we build trust through our proven model, we seek to cross-sell our add-on offerings, such as Accolade Boost and our Trusted Supplier Program. We plan to continue to invest in sales and marketing in order to grow our customer base and increase sales to existing customers. Any investments we make in our sales and marketing organization will occur in advance of experiencing any benefits from such investments, so it may be difficult for us to determine if we are efficiently allocating our resources in these areas.

Customer Retention

          Our ability to increase revenue depends in large part on our ability to retain our existing customers. Customer retention is dependent on delivering measurable outcomes to the customer related to their employees' benefits utilization and, for certain offerings, overall healthcare cost savings. To achieve these outcomes, we must engage with a meaningful portion of our customers' employee populations. We have consistently achieved and sustained annual engagement rates of greater than 50% across our member population. For the fiscal years ended February 28, 2018 and 2019, we achieved 55% and 56% member engagement, respectively, measured for the corresponding calendar year. The aggregate impact of this deep engagement across a customer's employee population is improved healthcare and benefits awareness, knowledge, and decision-making, a healthier and more engaged workforce, and healthcare cost savings. We become a trusted partner to our customers and gain the opportunity to support them on their population health strategies and benefits procurement. This position allows us to identify additional solutions that may meet our customers' needs, which, when implemented, result in additional opportunities for member engagement and better health outcomes. Achieving a high customer retention rate and selling additional offerings are critical to our future business, revenue growth, and results of operations.

Adoption of Current and Future Solutions

          We are constantly innovating to enhance our model and develop new offerings. Our ability to act as a trusted advisor to our members and customers positions us to identify new opportunities for additional offerings that can meet their existing and emerging needs. Our open technology platform also allows us to efficiently add new offerings and applications on top of our existing technology stack, which we have demonstrated with the recent roll-out of two new offerings, Accolade Total Benefits and Accolade Total Care, as well as our new add-on offerings, Accolade Boost and our Trusted Supplier Program. We believe that as we expand our customer base and enter into new markets, we will be adept at identifying and deploying innovative new solutions whether developed internally or through acquisitions.

Achievement of Performance-Based Revenue

          In most of our contracts, a portion of our potential fee is variable, subject to our achievement of performance metrics and the realization of savings in healthcare spend by our customers resulting from the utilization of our solutions and thus we might record higher revenue in some quarters compared to others. Examples of performance metrics included in our customer contracts are achievement of specified member engagement levels, member satisfaction levels, and various operational metrics. Although we have earned over 95% of the aggregate maximum potential revenue under our contracts (measured on the corresponding calendar year basis) in fiscal years 2018 and 2019, our revenue and financial results in the future may vary as a result of our ability to earn this performance-based revenue. In addition, because our customers typically pay both the base PMPM fees and variable PMPM fees in advance on a periodic basis, any required refund as a result of our failure to earn the performance-based revenue could have a negative impact on cash flows.

Investments in Technology

          Significant investments in our technology platform have enhanced our capabilities with respect to how we engage with our members and deliver our solutions and care interventions. By leveraging our technology in areas such as machine learning, predictive analytics, and multimodal communication, we believe we can generate more efficiencies in our operating model while simultaneously improving our ability to deliver better health outcomes and lowers costs for both our members and our customers. We will continue to invest in our technology platform to empower our Accolade Health Assistants, our clinicians, and our members to further improve and optimize efficiencies in our operating model. However, our investments in our technology platform may be more expensive or take longer to develop than we expect and may not result in operational efficiencies.

Customer Concentration

          We have historically relied on a limited number of customers for a significant portion of our total revenue. If we do not retain some or all of those customers, it could have a material negative impact on future results. For the fiscal year ended February 28, 2018, we had two customers that each accounted for more than 10% of our total revenue, and in aggregate those two customers represented 61% of our total revenue. For the fiscal year ended February 28, 2019, we had three customers that each accounted for more than 10% of our total revenue, and in aggregate those three customers represented 60% of our total revenue. The loss of any of our largest customers or the renegotiation of any of our largest customer contracts could adversely affect our results of operations. In the ordinary course of business, we engage in active discussions and renegotiations with our customers in respect to the solutions we provide and the terms of our customer agreements, including our fees. Most of our customer contracts have a three-year term, and some have rights to terminate prior to the end of the term.

Key Metrics

          We regularly monitor a number of financial and operating metrics in order to measure our current performance and estimate our future performance.

	As of February 28,

	2018	2019

Annual Contract Value (in millions)	$90.1	$121.5
Customer Count	15	20

	Fiscal Year Ended February 28,

	2018	2019

Gross Dollar Retention	100%	95%

          Annual Contract Value (ACV) — ACV represents the annualized value of our in-force contracts as of the measurement date, including base contractual revenue and the amount of performance-based variable revenue we expect to realize in the following fiscal year based on the number of members as of the measurement date and using a straight-line averaging of PMPM fees over the lives of the contracts. Over the past two complete fiscal years, we have realized in excess of 95% of maximum contract value across our book of business. The ACV amounts above reflect 95% of the total revenue opportunity, consistent with the percentages realized in fiscal years 2018 and 2019 (calculated on the corresponding calendar year basis). We believe ACV provides investors with useful information on period-to-period performance as evaluated by management, comparison with our past financial performance, and a view toward potential future financial performance.

          As required by GAAP, we recognize performance-based revenue over the minimum term of the applicable contract. In some cases, especially with regard to revenue associated with the realization of healthcare cost savings, revenue may be recognized in a fiscal period later than the period in which the required metric was achieved. Conversely, a fiscal period's revenue may include the recognition of revenue related to the achievement in prior periods of performance metrics and healthcare cost savings. For purposes of calculating ACV, we assume that all customer contracts expiring during the following fiscal year will renew on the same terms.

          Customer Count — We believe that our ability to increase our number of customers is an indicator of our market penetration, the growth of our business, and our potential future business opportunities. We have successfully demonstrated a history of growing our customer base. As of the date of this prospectus, we have 53 customers. We define the number of customers as of the measurement date as the number of companies that we are currently providing services to and that we have no reason to believe such services will be terminated, or that have entered into a contract with us for which the term has not ended and for which we have no reason to believe the customer intends to terminate or not renew the contract.

          Gross Dollar Retention Rate (GDR) — Our ability to increase revenue depends in large part on our ability to retain our existing customers and their associated ACV. We typically enjoy a high rate of customer retention. For example, our GDR was 100% and 95% for the fiscal years ended February 28, 2018 and 2019, respectively. We monitor GDR specifically as it relates to our employer customers, as our employer customers represent our primary strategic focus and today account for approximately 92% of our ACV. We calculate GDR for a period by starting with the sum of the ACV from all employer customers as of the beginning of such period (beginning of period ACV); we then subtract the ACV associated with terminated employer customers during the period and divide the result by the beginning of period ACV.

Certain Non-GAAP Financial Measures

          We use the following non-GAAP financial measures to help us evaluate trends, establish budgets, measure the effectiveness and efficiency of our operations, and determine employee incentives.

	Fiscal Year Ended February 28,		Nine Months Ended November 30,

	2018	2019	2018	2019

	(in thousands, except percentages)
Adjusted Gross Profit	$23,769	$34,498	$16,959	$36,579
Adjusted Gross Margin	30.9%	36.4%	28.4%	41.5%
Adjusted EBITDA	$(43,073)	$(38,865)	$(36,672)	$(35,131)

  Adjusted Gross Profit and Adjusted Gross Margin

          Adjusted Gross Profit is a non-GAAP financial measure that we define as revenue less cost of revenue, excluding depreciation and amortization, and excluding stock-based compensation and acquisition-related costs. We define Adjusted Gross Margin as our Adjusted Gross Profit divided by our revenue. We expect Adjusted Gross Margin to continue to improve over time to the extent that we are able to gain efficiencies through technology and successfully cross-sell and upsell our current and future offerings. However, our ability to improve Adjusted Gross Margin over time is not guaranteed and will be impacted by the factors affecting our performance discussed above and the risks outlined in the section titled "Risk Factors." We believe Adjusted Gross Profit and Adjusted

Gross Margin are useful to investors, as they eliminate the impact of certain non-cash expenses and allow a direct comparison of these measures between periods without the impact of non-cash expenses and certain other nonrecurring operating expenses.

  Adjusted EBITDA

          Adjusted EBITDA is a non-GAAP financial measure that we define as net loss adjusted to exclude interest expense (net), income tax expense (benefit), depreciation and amortization, stock-based compensation, and acquisition and integration-related costs. We believe Adjusted EBITDA provides investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial performance. We believe Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry, as this metric generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance.

          Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA have certain limitations, including that they exclude the impact of certain non-cash charges, such as depreciation and amortization, whereas underlying assets may need to be replaced and result in cash capital expenditures, and stock-based compensation expense, which is a recurring charge. These non-GAAP financial measures may also not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner, limiting their usefulness as comparative measures. In evaluating these non-GAAP financial measures, you should be aware that in the future we expect to incur expenses similar to the adjustments in this presentation. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or nonrecurring items. When evaluating our performance, you should consider these non-GAAP financial measures alongside other financial performance measures, including the most directly comparable GAAP measures set forth in the reconciliation tables below and our other GAAP results.

          The following table presents, for the periods indicated, the calculation of our Adjusted Gross Profit and Adjusted Gross Margin:

	Fiscal Year Ended February 28,		Nine Months Ended November 30,

	2018	2019	2018	2019

	(in thousands, except percentages)
Revenue	$76,828	$94,811	$59,721	$88,066
Less:
Cost of revenue, excluding depreciation and amortization	(53,435)	(60,568)	(42,945)	(51,737)

Gross profit, excluding depreciation and amortization	23,393	34,243	16,776	36,329
Add:
Stock-based compensation, cost of revenue	376	255	183	250

Adjusted Gross Profit	$23,769	$34,498	$16,959	$36,579

Gross margin, excluding depreciation and amortization	30.4%	36.1%	28.1%	41.3%

Adjusted Gross Margin	30.9%	36.4%	28.4%	41.5%

          Gross margin, excluding depreciation and amortization, for the nine months ended November 30, 2018 and 2019 increased from 28.1% to 41.3%, respectively, and Adjusted Gross

Margin for the nine months ended November 30, 2018 and 2019 increased from 28.4% to 41.5%, respectively. These increases were driven primarily by (i) increases in PMPM revenue associated with our offering mix and (ii) cost efficiencies realized through enhancements of our technology platform and workflows for the nine months ended November 30, 2019. In addition, because we incur costs related to hiring staff in advance of new customer launches prior to recognizing any associated revenue, we experience compression of gross margin, excluding depreciation and amortization, and Adjusted Gross Margin during the respective pre-launch periods. Due to the earlier timing of customer launches during the nine months ended November 30, 2018 than during the nine months ended November 30, 2019, advance hiring had a larger relative impact on cost of revenue in the nine months ended November 30, 2018 than in the nine months ended November 30, 2019.

          The following table presents, for the periods indicated, a reconciliation of our Adjusted EBITDA to our net loss:

	Fiscal Year Ended February 28,		Nine Months Ended November 30,

	2018	2019	2018	2019

	(in thousands)
Net Loss	$(61,286)	$(56,496)	$(49,547)	$(49,226)
Adjusted for:
Interest expense, net	1,799	2,374	1,643	2,071
Income tax provision	—	55	—	49
Depreciation and amortization	7,982	9,391	6,875	6,415
Stock-based compensation	8,406	5,721	4,282	4,895
Acquisition and integration-related costs	—	—	—	567
Other expense	26	90	75	98

Adjusted EBITDA	$(43,073)	$(38,865)	$(36,672)	$(35,131)

Basis of Presentation and Components of Revenue and Expenses

          We operate our business through a single reportable segment. We operate on a fiscal year ending at the end of February of each year, and our fiscal quarters end on May 31, August 31, November 30, and the last day of February.

Revenue

          We earn revenue from providing personalized technology-enabled solutions to the members of our employer customers' health plans and to members of fully insured plans offered via health insurance companies. Our solutions are priced based on a recurring PMPM fee and frequently include both a base PMPM fee based on eligible members and a performance-based component. As a result, a portion of our potential fee is typically variable, subject to our achievement of performance metrics, the realization of savings in healthcare spend by our customers resulting from the utilization of our solutions, and the number of eligible members during the respective period.

          For the fiscal years ended February 28, 2018 and 2019, we earned approximately 98% and 96%, respectively, of the maximum aggregate potential revenue under our contracts measured for the corresponding calendar year. See "— Our Business Model" for a description of how we calculate these percentages.

Cost of Revenue, Excluding Depreciation and Amortization

          Our cost of revenue, excluding depreciation and amortization consists primarily of personnel costs including salaries, wages, overtime, bonuses, stock-based compensation expense and benefits, as well as software and tools for telephony, business analytics, allocated overhead costs, and other expenses related to delivery and implementation of our personalized technology-enabled solutions.

Operating Expenses

          Product and technology.    Product and technology expenses include costs to build new offerings, add new features to our existing solutions, and to manage, operate, and ensure the reliability and scalability of our existing technology platform. Products and technology expenses consist of personnel expenses, including salaries, bonuses, stock-based compensation expense, and benefits for employees and contractors for our engineering, product, and design teams, and allocated overhead costs, as well as costs of software and tools for business analytics, data management, and IT applications that are not directly associated with delivery of our solutions to customers. We expect products and technology expenses to increase in absolute dollars but decrease as a percentage of revenue over time.

          Sales and marketing.    Sales and marketing expenses consist of personnel expenses including sales commissions for our direct sales force, as well as promotional costs, client conferences, public relations, other marketing events, and allocated overhead costs. Personnel expenses include salaries, bonuses, stock-based compensation expense, and benefits for employees and contractors. We expect sales and marketing to increase in absolute dollars but remain stable as a percentage of revenue over time.

          General and administrative.    General and administrative expenses consist of personnel expenses and related expenses for our executive, finance and accounting, human resources, legal, and corporate organizations. Personnel expenses include salaries, bonuses, stock-based compensation expense, and benefits for employees and contractors. In addition, general and administrative expenses include external legal, accounting, and other professional fees, and allocated overhead costs. We expect general and administrative expenses to increase in absolute dollars as we incur costs associated with being a public company, but decrease as a percentage of revenue over time.

          Depreciation and amortization.    Depreciation and amortization expenses are primarily attributable to our capital investments and consist of fixed asset depreciation, amortization of intangibles considered to have definite lives, and amortization of capitalized internal-use software costs.

Results of Operations

          The following table presents a summary of our consolidated statements of operations for the periods indicated:

	Fiscal Year Ended February 28,		Nine Months Ended November 30,

	2018	2019	2018	2019

			(unaudited)
	(in thousands)
Revenue	$76,828	$94,811	$59,721	$88,066
Cost of revenue, excluding depreciation and amortization(1)	53,435	60,568	42,945	51,737
Operating expenses:
Product and technology(1)	31,487	35,708	25,886	33,595
Sales and marketing(1)	22,263	23,456	17,244	23,202
General and administrative(1)	21,122	19,665	14,600	20,125
Depreciation and amortization	7,982	9,391	6,875	6,415

Total operating expenses	82,854	88,220	64,605	83,337

Loss from operations	(59,461)	(53,977)	(47,829)	(47,008)
Interest expense, net	(1,799)	(2,374)	(1,643)	(2,071)
Other expense	(26)	(90)	(75)	(98)

Loss before income taxes	(61,286)	(56,441)	(49,547)	(49,177)
Income tax expense	—	(55)	—	(49)

Net loss	$(61,286)	$(56,496)	$(49,547)	$(49,226)

(1)
The stock-based compensation expense included above was as follows:

	Fiscal Year Ended February 28,		Nine Months Ended November 30,

	2018	2019	2018	2019

			(unaudited)
	(in thousands)
Cost of revenue, excluding depreciation and amortization	$376	$255	$183	$250
Product and technology	1,420	1,108	774	1,312
Sales and marketing	1,750	1,199	870	1,162
General and administrative	4,860	3,159	2,455	2,171

Total stock-based compensation	$8,406	$5,721	$4,282	$4,895

          The following table sets forth our consolidated statements of operation data expressed as a percentage of revenue:

	Fiscal Year Ended February 28,		Nine Months Ended November 30,

	2018	2019	2018	2019
			(unaudited)
Revenue	100%	100%	100%	100%
Cost of revenue, excluding depreciation and amortization	70%	64%	72%	59%
Operating expenses:
Product and technology	41%	38%	43%	38%
Sales and marketing	29%	25%	29%	26%
General and administrative	27%	21%	24%	23%
Depreciation and amortization	10%	10%	12%	7%

Total operating expenses	108%	93%	108%	95%

Loss from operations	(77)%	(57)%	(80)%	(53)%
Interest expense, net	(2)%	(3)%	(3)%	(2)%
Other expense	(0)%	(0)%	(0)%	(0)%

Loss before income taxes	(80)%	(60)%	(83)%	(56)%
Income tax expense	—	(0)%	—	(0)%

Net loss	(80)%	(60)%	(83)%	(56)%

Comparison of Nine Months Ended November 30, 2018 and 2019

Revenue

	Nine Months Ended November 30,		Changes

	2018	2019	Amount	%

	(unaudited)
	(dollars in thousands)
Revenue	$59,721	$88,066	$28,345	47%

          Revenue increased $28.3 million, or 47%, to $88.1 million for the nine months ended November 30, 2019, as compared to $59.7 million for the nine months ended November 30, 2018. The increase was attributable primarily to growth in the number of customers served during the nine months ended November 30, 2019, as compared to the nine months ended November 30, 2018.

Cost of revenue, excluding depreciation and amortization

	Nine Months Ended November 30,		Changes

	2018	2019	Amount	%

	(unaudited)
	(dollars in thousands)
Cost of revenue, excluding depreciation and amortization	$42,945	$51,737	$8,792	20%

          Cost of revenue, excluding depreciation and amortization increased $8.8 million, or 20%, to $51.7 million for the nine months ended November 30, 2019, as compared to $42.9 million for the nine months ended November 30, 2018. The increase was primarily due to an increase in personnel and related costs to serve the customer base which grew in the nine months ended November 30, 2019, as compared to the nine months ended November 30, 2018.

          Cost of revenue, excluding depreciation and amortization, as a percentage of revenue for the nine months ended November 30, 2018 and 2019 decreased from 72% to 59% of total revenue, respectively. This decrease was driven primarily by cost efficiencies realized through enhancements of our technology platform and workflows for the nine months ended November 30, 2019. In addition, because we incur costs related to hiring staff in advance of new customer launches prior to recognizing any associated revenue, we experience higher relative cost of revenue, excluding depreciation and amortization, during the respective pre-launch periods. Due to the earlier timing of customer launches during the nine months ended November 30, 2018 than during the nine months ended November 30, 2019, advance hiring had a larger relative impact on cost of revenue, excluding depreciation and amortization, in the nine months ended November 30, 2018 than in the nine months ended November 30, 2019.

Operating expenses

	Nine Months Ended November 30,		Changes

	2018	2019	Amount	%

	(unaudited)
	(dollars in thousands)
Operating expenses:
Product and technology	$25,886	$33,595	$7,709	30%
Sales and marketing	17,244	23,202	5,958	35%
General and administrative	14,600	20,125	5,525	38%
Depreciation and amortization	6,875	6,415	(460)	(7)%

Total operating expenses	$64,605	$83,337	$18,732	29%

          Product and technology.    Product and technology expense increased $7.7 million, or 30%, to $33.6 million for the nine months ended November 30, 2019, as compared to $25.9 million for the nine months ended November 30, 2018. The increase was primarily due to the addition of personnel in product development and product management in support of the development of new and existing offerings in connection with the expansion of our business.

          Sales and marketing.    Sales and marketing expense increased $6.0 million, or 35%, to $23.2 million for the nine months ended November 30, 2019, as compared to $17.2 million for the nine months ended November 30, 2018. The increase was primarily due to an increase in the size of our direct sales force, account management, marketing, and supporting functions associated with the expansion of our business.

          General and administrative.    General and administrative expense increased $5.5 million, or 38%, to $20.1 million for the nine months ended November 30, 2019, as compared to $14.6 million for the nine months ended November 30, 2018. The increase was primarily due to the addition of personnel as well as an increase in third-party consulting costs to support the expansion of our business.

          Depreciation and amortization.    Depreciation and amortization expense decreased $0.5 million, or 7%, to $6.4 million for the nine months ended November 30, 2019, as compared to

$6.9 million for the nine months ended November 30, 2018. The decrease was primarily due to certain capitalized software becoming fully depreciated during the nine months ended November 30, 2019, resulting in less depreciation expense as compared to the prior period.

Interest expense, net

	Nine Months Ended November 30,		Changes

	2018	2019	Amount	%

	(unaudited)
	(dollars in thousands)
Interest expense, net	$(1,643)	$(2,071)	$428	26%

          Interest expense, net increased $0.4 million, or 26%, to $2.1 million for the nine months ended November 30, 2019, as compared to $1.6 million for the nine months ended November 30, 2018. The increase primarily reflected the increase in our debt borrowings during the second half of fiscal 2018, which remained outstanding for the nine months ended November 30, 2019, as discussed under "— Liquidity and Capital Resources" below, offset by interest income as a result of increased cash and cash equivalents.

Comparison of Fiscal Years Ended February 28, 2018 and 2019

Revenue

	Fiscal Year Ended February 28,		Changes

	2018	2019	Amount	%
	(dollars in thousands)
Revenue	$76,828	$94,811	$17,983	23%

          Revenue increased $18.0 million, or 23%, to $94.8 million for the fiscal year ended February 28, 2019, referred to as fiscal 2019, as compared to $76.8 million for the fiscal year ended February 28, 2018, referred to as fiscal 2018. The increase was attributable primarily to growth in the number of customers served in fiscal 2019 over fiscal 2018, as well as the impact of serving customers that launched in January 2018 for twelve months during fiscal 2019 versus only two months in fiscal 2018.

Cost of revenue, excluding depreciation and amortization

	Fiscal Year Ended February 28,		Changes

	2018	2019	Amount	%
	(dollars in thousands)
Cost of revenue, excluding depreciation and amortization	$53,435	$60,568	$7,133	13%

          Cost of revenue, excluding depreciation and amortization increased $7.1 million, or 13%, to $60.6 million for fiscal 2019, as compared to $53.4 million for fiscal 2018. The increase was primarily due to an increase in personnel and related costs to serve the customer base which grew in fiscal 2019 versus fiscal 2018.

Operating expenses

	Fiscal Year Ended February 28,		Changes

	2018	2019	Amount	%
	(dollars in thousands)
Operating expenses:
Product and technology	$31,487	$35,708	$4,221	13%
Sales and marketing	22,263	23,456	1,193	5%
General and administrative	21,122	19,665	(1,457)	(7)%
Depreciation and amortization	7,982	9,391	1,409	18%

Total operating expenses	$82,854	$88,220	$5,366	6%

          Product and technology.    Product and technology expense increased $4.2 million, or 13%, to $35.7 million for fiscal 2019, as compared to $31.5 million for fiscal 2018. The increase was primarily due to the addition of personnel in product development and product management in support of the development of new and existing offerings in connection with the expansion of our business.

          Sales and marketing.    Sales and marketing expense increased $1.2 million, or 5%, to $23.5 million for fiscal 2019, as compared to $22.3 million for fiscal 2018. The increase was primarily due to an increase in the size of our direct sales force, account management, marketing, and supporting functions associated with the expansion of our business, offset by a $0.6 million decrease in stock-based compensation.

          General and administrative.    General and administrative expense decreased $1.5 million, or 7%, to $19.7 million for fiscal 2019, as compared to $21.1 million for fiscal 2018. The decrease was primarily due to a $1.7 million decline in stock-based compensation in fiscal 2019, as compared to fiscal 2018.

          Depreciation and amortization.    Depreciation and amortization expense increased $1.4 million, or 18%, to $9.4 million for fiscal 2019, as compared to $8.0 million for fiscal 2018. The increase was primarily due to an increase of $1.4 million in amortization expense of capitalized software during fiscal 2019.

Interest expense, net

	Fiscal Year Ended February 28,		Changes

	2018	2019	Amount	%
	(dollars in thousands)
Interest expense, net	$(1,799)	$(2,374)	$(575)	32%

          Interest expense, net increased $0.6 million, or 32%, to $2.4 million for fiscal 2019, as compared to $1.8 million for fiscal 2018. The increase primarily reflected the increase in our debt borrowings during the second half of fiscal 2018, which remained outstanding for the full 2019 fiscal year, as discussed under "— Liquidity and Capital Resources" below, offset by interest income as a result of increased cash and cash equivalents.

Quarterly Results of Operations

          The following tables set forth our quarterly consolidated statements of operations for each of the four quarters in the fiscal year ended February 28, 2019 and the quarters ended May 30, August 31 and November 30, 2019. We have prepared the quarterly consolidated statements of operations data on a basis consistent with the audited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the financial information reflects all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of this data. This information should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical quarterly periods are not necessarily indicative of the results for the full year or any future period.

	Three Months Ended

	May 31, 2018	Aug. 31, 2018	Nov. 30, 2018	Feb. 28, 2019	May 31, 2019	Aug. 31, 2019	Nov. 30, 2019

	(unaudited)
	(in thousands, except share and per share data)
Revenue	$18,357	$20,328	$21,036	$35,090	$28,763	$29,651	$29,652
Cost of revenue, excluding depreciation and amortization(1)	13,161	13,752	16,032	17,623	17,435	16,764	17,538
Operating expenses:
Product and technology(1)	7,812	8,740	9,334	9,822	11,246	11,303	11,046
Sales and marketing(1)	6,273	5,345	5,626	6,212	7,662	7,616	7,924
General and administrative(1)	4,403	4,427	5,770	5,065	5,563	6,011	8,551
Depreciation and amortization	1,797	2,386	2,692	2,516	2,160	2,222	2,033

Total operating expenses	20,285	20,898	23,422	23,615	26,631	27,152	29,554

Loss from operations	(15,089)	(14,322)	(18,418)	(6,148)	(15,303)	(14,265)	(17,440)
Interest expense, net	(619)	(526)	(498)	(731)	(543)	(701)	(827)
Other expense	(45)	(2)	(28)	(15)	(34)	(46)	(18)

Loss before income taxes	(15,753)	(14,850)	(18,944)	(6,894)	(15,880)	(15,012)	(18,285)
Income tax expense	—	—	—	(55)	(23)	(14)	(12)

Net loss	$(15,753)	$(14,850)	$(18,944)	$(6,949)	$(15,903)	$(15,026)	$(18,297)

Net loss per common share, basic and diluted	$(0.72)	$(0.63)	$(0.78)	$(0.29)	$(0.64)	$(0.56)	$(0.63)

Weighted-average shares used to compute net loss per common share, basic and diluted	21,956,756	23,523,113	24,140,502	24,335,381	24,728,379	26,682,947	28,882,149

(1)
Includes stock-based compensation as follows:

	Three Months Ended

	May 31, 2018	Aug. 31, 2018	Nov. 30, 2018	Feb. 28, 2019	May 31, 2019	Aug. 31, 2019	Nov. 30, 2019

	(unaudited)
	(in thousands)
Cost of revenue, excluding depreciation and amortization	$58	$63	$62	$72	$72	$103	$75
Product and technology	258	260	256	334	361	491	460
Sales and marketing	289	291	290	329	347	475	340
General and administrative	739	1,037	679	704	656	826	689

Total stock-based compensation	$1,344	$1,651	$1,287	$1,439	$1,436	$1,895	$1,564

Quarterly Trends

          Our quarterly revenue increased sequentially throughout fiscal 2019, and increased quarter over quarter comparing each fiscal 2019 quarter with the corresponding fiscal 2020 quarter, due primarily to increases in the number of customers served and expansion within existing customers. In particular, the significant sequential increase in revenue for the three months ended February 28, 2019 reflects the recognition of healthcare cost savings-based variable revenue and the launch of a set of new customers in January 2019.

          Our quarterly cost of revenue has generally increased quarterly in each period presented above primarily as a result of delivering our services to our expanding customer base.

          Product and technology, sales and marketing, and general and administrative expenses generally have increased over the periods presented above as we increased our headcount used to support growth and expansion in the business. Depreciation and amortization flattened and began to decline modestly in the three months ended February 28, 2019 as certain capitalized software became fully depreciated.

          Quarterly interest expense (net) fluctuated modestly during the periods presented, primarily reflecting the balance of outstanding debt offset by interest earned during the respective periods.

Quarterly Non-GAAP Quarterly Financial Measures

Adjusted Gross Profit, Adjusted Gross Margin, and Adjusted EBITDA

	Three Months Ended

	May 31, 2018	Aug. 31, 2018	Nov. 30, 2018	Feb. 28, 2019	May 31, 2019	Aug. 31, 2019	Nov. 30, 2019

	(unaudited)
	(in thousands, except percentages)
Adjusted Gross Profit	$5,254	$6,639	$5,066	$17,539	$11,400	$12,990	$12,189
Adjusted Gross Margin	28.6%	32.7%	24.1%	50.0%	39.6%	43.8%	41.1%
Adjusted EBITDA	$(11,948)	$(10,285)	$(14,439)	$(2,193)	$(11,707)	$(9,596)	$(13,828)

          The following table presents, for the periods indicated, the calculation of our Adjusted Gross Profit and Adjusted Gross Margin:

	Three Months Ended

	May 31, 2018	Aug. 31, 2018	Nov. 30, 2018	Feb. 28, 2019	May 31, 2019	Aug. 31, 2019	Nov. 30, 2019

	(unaudited)
	(in thousands, except percentages)
Revenue	$18,357	$20,328	$21,036	$35,090	$28,763	$29,651	$29,652
Less:
Cost of revenue, excluding depreciation and amortization	$(13,161)	$(13,752)	$(16,032)	$(17,623)	$(17,435)	$(16,764)	$(17,538)

Gross profit, excluding depreciation and amortization	5,196	6,576	5,004	17,467	11,328	12,887	12,114
Add:
Stock-based compensation, cost of revenue	$58	$63	$62	$72	$72	$103	$75

Adjusted Gross Profit	$5,254	$6,639	$5,066	$17,539	$11,400	$12,990	$12,189
Gross margin, excluding depreciation and amortization	28.3%	32.3%	23.8%	49.8%	39.4%	43.5%	40.9%

Adjusted Gross Margin	28.6%	32.7%	24.1%	50.0%	39.6%	43.8%	41.1%

          The sequential increase in quarterly Adjusted Gross Margin in the three months ended February 28, 2019 to 50% reflects the recognition of healthcare cost savings-based variable revenue and the launch of a set of new customers in January 2019. Our quarterly Adjusted Gross Profit and Adjusted Gross Margin increased meaningfully beginning in the three months ended February 28, 2019 as we achieved revenue levels that contributed to an increase in operational scale and leverage realized from our technology-driven investments. The decreases in Adjusted Gross Margin in the three months ended November 30, 2018 and 2019 primarily reflect staffing increases in preparation for new customer launches in January 2019 and 2020, respectively.

          The fluctuations in Adjusted EBITDA reflect the trends in Adjusted Gross Profit, offset by fluctuations in growth in operating expenses discussed above.

          The following table presents, for the periods indicated, the reconciliation of our Adjusted EBITDA to our net loss:

	Three Months Ended

	May 31, 2018	Aug. 31, 2018	Nov. 30, 2018	Feb. 28, 2019	May 31, 2019	Aug. 31, 2019	Nov. 30, 2019

	(unaudited)
	(in thousands)
Net Loss	$(15,753)	$(14,850)	$(18,944)	$(6,949)	$(15,903)	$(15,026)	$(18,297)
Adjusted for:
Interest expense, net	$619	$526	$498	$731	$543	$701	$827
Income tax provision	$—	$—	$—	$55	$23	$14	$12
Depreciation and amortization	$1,797	$2,386	$2,692	$2,516	$2,160	$2,222	$2,033
Stock-based compensation	$1,344	$1,651	$1,287	$1,439	$1,436	$1,895	$1,564
Acquisition and integration-related costs	—	—	—	—	—	552	15
Other expense	$45	$2	$28	$15	$34	$46	$18

Adjusted EBITDA	$(11,948)	$(10,285)	$(14,439)	$(2,193)	$(11,707)	$(9,596)	$(13,828)

Liquidity and Capital Resources

          We had cash and cash equivalents of $42.7 million as of February 28, 2019 and $39.7 million as of November 30, 2019. Our cash equivalents and short-term investments are comprised primarily of cash, certificates of deposit, and money market accounts held at banks.

          We have incurred net losses and cumulative negative cash flows from operations since our formation. To date, we have funded our working capital with cash flows from operations and equity capital raised from investors and, to a lesser extent, debt. We believe that our cash and cash equivalents, together with operating cash flows and available borrowings under our revolving credit facility are sufficient to fund our operations for at least the next 12 months. We may require additional financing to successfully implement our long-term strategy. There can be no assurance that additional financing, if needed, can be obtained on terms acceptable to us.

  Our Debt Arrangements

          We had outstanding debt of $22.0 million as of November 30, 2019. We currently have a term loan ("Term Loan"), which we entered into on January 30, 2017 and amended twice thereafter, and a revolving credit facility ("2019 Revolver"), which we entered into on July 19, 2019.

          The Term Loan is a secured credit facility that allows us to borrow up to an aggregate principal amount of $22.0 million, with the total amount of available borrowings subject to certain monthly recurring revenue calculations. We had $17.0 million outstanding under the Term Loan as of February 28, 2018, $20.0 million as of February 28, 2019, and $22.0 million as of November 30, 2019. Interest on the outstanding balance is payable monthly at a rate of 10.0% per annum, plus 2.0% per annum deferred until the end of the term. The Term Loan matures on December 31, 2022.

          The 2019 Revolver provides for a senior secured revolving line of credit in the amount of up to $50.0 million, with borrowing availability subject to certain monthly recurring revenue calculations. The capacity under the 2019 Revolver may be increased by an additional amount of up to $30.0 million, to the extent we achieve certain customer bookings thresholds. The interest rate on any outstanding borrowings will be at LIBOR plus 350 basis points or the lending institution's base rate plus 250 basis points, and interest payments are to be made quarterly. The full $50.0 million under the 2019 Revolver was available for borrowing as of November 30, 2019. The 2019 Revolver expires in July 2021 and may be automatically extended for an additional 12 months if we meet certain revenue thresholds defined under the credit agreement.

          The Term Loan and 2019 Revolver each contain a liquidity covenant calculated based on cash on hand plus available borrowings under the 2019 Revolver, a revenue covenant and certain reporting covenants. We were in compliance with all such applicable covenants as of November 30, 2019, and believe we are in compliance as of the date of this prospectus. The Term Loan and 2019 Revolver are collateralized by substantially all of our assets.

Cash Flows

          The following table summarizes our cash flows for the periods indicated:

	Fiscal Year Ended February 28,		Nine Months Ended November 30,

	2018	2019	2018	2019
			(unaudited)
	(dollars in thousands)
Net cash used in operating activities	$(38,285)	$(16,548)	$(17,796)	$(23,983)
Net cash used in investing activities	(7,153)	(3,118)	(2,865)	(2,675)
Net cash provided by financing activities	15,039	48,833	48,558	23,611

          Operating Activities.    Net cash used in operating activities increased by $6.2 million to $24.0 million during the nine months ended November 30, 2019 from $17.8 million during the nine months ended November 30, 2018, primarily related to the timing of a customer cash payment received in the nine months ended November 30, 2018, which did not recur in the nine months ended November 30, 2019 due to a change in contractual payment terms. Net cash used in operating activities decreased by $21.7 million to $16.5 million in fiscal 2019 from $38.3 million in fiscal 2018, primarily reflecting our improved net loss from operations, and a substantial increase in deferred revenue and amounts due to customers associated with the result of growth in the customer base and timing of payments from customers.

          Investing Activities.    Net cash used in investing activities decreased by $0.2 million to $2.7 million during the nine months ended November 30, 2019 from $2.9 million during the nine months ended November 30, 2018, primarily due to a decrease in capitalized software costs during the nine months ended November 30, 2019, as compared to the nine months ended November 30, 2018. Net cash used in investing activities was $3.1 million in fiscal 2019 compared to $7.2 million in fiscal 2018. In both periods, investing activities were comprised of capitalization of software development costs and purchases of property and equipment. Capitalized software development costs decreased $3.8 million as more costs were incurred in fiscal 2018 for the development of our technology applications for internal use compared to fiscal 2019, when more of our product development activities related to upgrades and enhancements to our platform. Purchases of property and equipment were relatively constant at $1.4 million and $1.2 million for fiscal 2018 and fiscal 2019, respectively.

          Financing Activities.    Our cash flows from financing activities amounted to $23.6 million during the nine months ended November 30, 2019, mainly reflecting the issuance of Series F preferred stock in the amount of $19.9 million as well as proceeds from the exercise of stock options and warrants, compared to $48.6 million during the nine months ended November 30, 2018, primarily reflecting proceeds from a $49.9 million Series E preferred stock financing and proceeds from borrowings on debt of $3.0 million, offset by repayment of debt principal of $5.0 million. Our cash flows from financing activities amounted to $48.8 million in fiscal 2019, mainly reflecting proceeds from a $49.9 million Series E preferred stock financing, compared to $15.0 million in fiscal 2018, primarily reflecting $14.5 million in new borrowings under our debt arrangements.

Contractual Obligations

          The following table summarizes our contractual obligations as of November 30, 2019:

	Payments due by period

	Less than 1 year	Years 2 - 3	Years 4 - 5	More than 5 years	Total
	(in thousands)
Operating lease obligations(1)	$5,654	$12,919	$12,505	$22,732	$53,810
Term loan	—	—	22,000	—	22,000
Interest and fees on debt(2)	2,399	4,749	2,014	—	9,162

(1)
Includes the lease of our (a) corporate co-headquarters in Plymouth Meeting, Pennsylvania, which expires in June 2027, subject to certain early termination rights, (b) corporate co-headquarters in Seattle, Washington, which expires in September 2030, subject to certain early termination rights, (c) office space in Scottsdale, Arizona, which expires in April 2024, subject to certain early termination rights, and (d) office space in Prague, Czech Republic, which expires in November 2021.

(2)
Interest on our outstanding debt is calculated at the applicable fixed interest rate for the Term Loan.

          We did not have any other contractual obligations, except as discussed above.

Off-Balance Sheet Arrangements

          We did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other purposes. We did not have any other off-balance sheet arrangements, except to the extent reflected under "— Contractual Obligations" above and in Note 12 to our audited consolidated financial statements included elsewhere in this prospectus.

Critical Accounting Policies and Estimates

          Our financial statements are prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses, as well as related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

          The critical accounting estimates, assumptions and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Revenue Recognition

          We earn revenue from our customers by providing personalized health guidance solutions to members. Our solutions allow members to interact with our Accolade Health Assistants and clinicians through various means of communication, including telephony and secure messaging via our mobile application and member web portal. We price our personalized health guidance solutions using a recurring PMPM fee, typically with a portion of the fee calculated as the product of a fixed rate times the number of eligible members (fixed PMPM fee), plus a variable PMPM fee calculated as the product of a variable rate times the number of eligible members (variable PMPM fee). The fees associated with the variable PMPM fee can be earned through the achievement of performance metrics and/or the realization of healthcare cost savings resulting from the utilization of our services. In addition, our revenue is dependent on the number of members each month and the timing of revenue recognition discussed under "Key Metrics — Annual Contract Value." As a result, we may report higher revenue in certain quarters relative to others. While we believe we have visibility into the seasonality of our business on a customer-by-customer basis, our rapid growth over the periods discussed in this prospectus may have made seasonal fluctuations more difficult to detect. If our rate of growth slows over time, seasonal or cyclical variations in our operations may become more pronounced, and the comparability of our results of operations between periods may be materially affected.

          During 2018, we adopted Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, using the full retrospective method. Under ASC 606, we recognize revenue when control of the promised services is transferred to our customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those services. Accordingly, we determine revenue recognition by applying the following steps:

  •
  identification of the contract, or contracts, with a customer;

  •
  identification of the performance obligations in the contract;

  •
  determination of the transaction price;

  •
  allocation of the transaction price to the performance obligations in the contract; and

  •
  recognition of revenue when, or as, we satisfy a performance obligation.

          At contract inception, we assess the type of services being provided and assess the performance obligations in the contract. Our contracts for personalized health guidance solutions generally include two performance obligations: stand ready services and reporting. The majority of our contracts include stand ready services to provide eligible participants with access to our services and to perform an unspecified quantity of interactions with members during the contract period. Accordingly, our services are generally viewed as stand ready performance obligations comprised of a series of distinct daily services that are substantially the same and have the same pattern of transfer. For the stand ready services, we satisfy these performance obligations over time and recognize revenue related to our services as the services are provided using a measure of progress based upon the actual number of members eligible for the service during the respective period as a percentage of the estimated members expected to be eligible for the service over the term of the contract.

          We include consideration for our revenue related to the achievement of performance metrics and the realization of healthcare cost savings when it is probable that a significant reversal of cumulative revenue will not occur. We estimate revenue using the most likely amount that we will receive. Estimates are based on our historical experience and best judgment at the time. Our estimates related to variable consideration are updated quarterly, and the total transaction price and revenue recognized are adjusted accordingly.

  Contracts with Multiple Performance Obligations

          Some of our contracts include multiple performance obligations. We account for performance obligations separately if they are capable of being distinct within the context of the contract. In these circumstances, the transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. We determine the standalone selling prices based on overall pricing objectives, taking into consideration market conditions and other factors.

          Specifically, some contracts contain an additional performance obligation, pre-launch open enrollment, for which the performance obligation is satisfied before the launch of our primary offering. For contracts that include pre-launch open enrollment support, we recognize related revenue over the pre-launch open enrollment period based on the number of eligible participants.

Stock-Based Compensation

          We estimate the fair value of our stock options using the Black-Scholes option pricing model. This requires the input of subjective assumptions, including the fair value of our underlying common stock, the expected term of stock options, the expected volatility of the price of our common stock, risk-free interest rates, and the expected dividend yield of our common stock, the most critical of which is the estimated fair value of common stock. The assumptions used in our option pricing model represent our best estimates. These estimates involve inherent uncertainties and the application of management's judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future. The resulting fair value, net of actual forfeitures, is recognized on a straight-line basis over the period during which an employee is required to provide service in exchange for the award.

          These assumptions used in the Black-Scholes option pricing model, other than the fair value of our common stock, are estimated as follows:

  •
  Expected volatility.  Since a public market for our common stock has not existed and, therefore, we do not have a trading history of our common stock, we estimated the expected volatility based on the volatility of similar publicly-held entities (guideline companies) over a period equivalent to the expected term of the awards. In evaluating the similarity of guideline companies to us, we considered factors such as industry, stage of life cycle, size, and financial leverage. We intend to continue to consistently apply this process using the same or similar guideline companies to estimate the expected volatility until sufficient historical information regarding the volatility of the share price of our common stock becomes available.

  •
  Expected term.  We estimate the expected term using the simplified method, as we do not have sufficient historical exercise activity to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The simplified method calculates the average period the stock options are expected to remain outstanding as the midpoint between the vesting date and the contractual expiration date of the award.

  •
  Risk-free interest rate.  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for maturities corresponding with the expected term of the option.

  •
  Expected dividend yield.  We have never declared or paid any dividends and do not presently plan to pay dividends in the foreseeable future. Consequently, we use an expected dividend yield of zero.

          We are required to estimate the fair value of the common stock underlying our stock-based awards when performing fair value calculations.

          Historically for all periods prior to this offering, given the absence of a public trading market for our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or AICPA Guide, we exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock including:

  •
  contemporaneous valuations performed at periodic intervals by unrelated third-party specialists;

  •
  rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;

  •
  our actual operating and financial performance;

  •
  relevant precedent transactions involving our capital stock;

  •
  likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given prevailing market conditions and the nature and history of our business;

  •
  market multiples of comparable companies in our industry;

  •
  stage of development;

  •
  industry information such as market size and growth;

  •
  illiquidity of stock-based awards involving securities in a private company; and

  •
  macroeconomic conditions.

          In valuing our common stock, our board of directors determined the enterprise value of our company using both the income approach and market approach valuation methods. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate based on the cost of capital at a company's stage of development. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company's financial results to estimate the enterprise value of the subject company.

          The resulting equity values derived by the income approach and market approach were then allocated between share classes by a hybrid of the Probability Weighted Expected Return Method (PWERM) and the Option Pricing Method (OPM). The hybrid method was selected to consider various outcomes for our company including an initial public offering or continuing as a private company. The values of the share classes under an initial public offering scenario were based on the expected pricing and timing of the anticipated event according to the PWERM. Conversely, the OPM was used to estimate the value of the share classes assuming we stayed private.

          The PWERM estimates the value of the various equity classes based upon analysis of the future value for the enterprise under different potential outcomes including sale, merger, IPO, and dissolution. For each scenario, the value determined for the enterprise is allocated to each class of stock based upon the assumption that each class will maximize its value. The values determined for each class of stock under each scenario are weighted by the probability of each scenario and then discounted to a present value.

          The OPM treats common stock and convertible preferred stock as call options on the enterprise's value, with exercise prices based on the liquidation preference of the convertible preferred stock. Under this method, the common stock has value only if the funds available for distribution exceed the value of liquidation preference at the time of a liquidity event. If the total equity value exceeds the total liquidation preference of the convertible preferred stock, the preferred stock will receive a payout in cash in the case of a liquidation event or in common stock in the case of an IPO, and the preferred stock will then convert to common stock. Any incremental value above the total liquidation preference would be shared based on the converted ownership interests. In the application of this method, the convertible features of the preferred equity classes, common options and warrants outstanding are considered.

          After the equity value is determined and allocated to the various classes of shares, a discount for lack of marketability (DLOM) is applied to the various outcomes to arrive at the fair value of the common stock. A DLOM is applied based on the theory that as a private company, an owner of the stock has limited opportunities to sell this stock and any such sale would involve significant transaction costs, thereby reducing overall fair market value.

          Application of these valuation approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

          Following this offering, our board of directors will rely on the closing price of our common stock as reported on the date of grant to determine the fair value of our common stock, as shares of our common stock will be traded in the public market.

Accounting for Goodwill and Other Intangible Assets

          Goodwill.    Goodwill represents the excess of the cost of an acquired business over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination. As of November 30, 2019, we had $4.0 million of goodwill recorded on our consolidated balance sheet. For the purposes of impairment testing, we have determined that we have one reporting unit. A two-step impairment test of goodwill is required pursuant to ASC 350-20-35. In the first step, the fair value of the reporting unit is compared to its carrying value. If the fair value exceeds the carrying value, goodwill is not impaired and further testing is not required. If the carrying value exceeds the fair value, then the second step of the impairment test is required to determine the implied fair value of the reporting unit's goodwill. The implied fair value of goodwill is calculated by deducting the fair value of all tangible and intangible net assets of the reporting unit, excluding goodwill, from the fair value of the reporting unit as determined in the first step. If the carrying value of the reporting unit's goodwill exceeds its implied fair value, then an impairment loss must be recorded that is equal to the difference. The identification and measurement of goodwill impairment involves the estimation of the fair value of the company. The estimate of our fair value, based on the best information available as of the date of the assessment, is subjective and requires judgment, including management assumptions about expected future revenue forecasts and discount rates. We test our goodwill for impairment on an annual basis in the fourth quarter of each fiscal year. No indicators of impairment were identified during the nine months ended November 30, 2019 that required us to perform an interim assessment or recoverability test.

          Realizability of Long-Lived Assets.    We assess the realizability of our long-lived assets and related intangible assets, other than goodwill, quarterly, or sooner should events or changes in circumstances indicate the carrying values of such assets may not be recoverable. We consider the following factors important in determining when to perform an impairment review: significant under-performance of a business or product line relative to budget; shifts in business strategies which affect the continued uses of the assets; significant negative industry or economic trends; and the results of past impairment reviews. When such events or changes in circumstances occur, we assess recoverability of these assets.

          We assess recoverability of these assets by comparing the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If impairment indicators were present based on our undiscounted cash flow models, which include assumptions regarding projected cash flows, we would perform a discounted cash flow analysis to assess impairments on long-lived assets. Variances in these assumptions could have a significant impact on our conclusion as to whether an asset is impaired or the amount of any impairment charge. Impairment charges, if any, result in situations where any fair values of these assets are less than their carrying values.

          In addition to our recoverability assessments, we routinely review the remaining estimated useful lives of our long-lived assets. Any reduction in the useful life assumption will result in increased depreciation and amortization expense in the quarter when such determinations are made, as well as in subsequent quarters.

          We will continue to evaluate the values of our long-lived assets in accordance with applicable accounting rules. As changes in business conditions and our assumptions occur, we may be required to record impairment charges.

Recently Issued and Adopted Accounting Pronouncements

          For more information on recently issued accounting pronouncements, see Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Emerging Growth Company Status

          We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (i) February 28, 2026 (the last day of the fiscal year following the fifth anniversary of our initial public offering), (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the last day of the fiscal year in which we are deemed to be a "large accelerated filer", as defined in the rules under the Exchange Act, and (iv) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We refer to the Jumpstart Our Business Startups Act of 2012 herein as the "JOBS Act," and any reference herein to "emerging growth company" has the meaning ascribed to it in the JOBS Act.

          We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our stockholders may be different from the information you might receive from other public reporting companies in which you hold equity interests. In particular, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, so long as we remain an emerging growth company, we will not be subject to the same implementation timing of new or revised accounting standards as other public companies that are not emerging growth companies until these standards apply to private companies unless we elect to early adopt as permitted by the relevant guidance for private companies.

Quantitative and Qualitative Disclosures about Market Risk

  Interest Rate Risk

          We had cash and cash equivalents of $42.7 million as of February 28, 2019 and $39.7 million as of November 30, 2019. Our cash equivalents are comprised primarily of cash, certificates of deposit and money market accounts held at banks. Due to the short-term nature of these instruments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. Declines in interest rates, however, would reduce future interest income.

  Foreign Currency Exchange Risk

          We have in the past and may in the future be exposed to foreign currency exchange risks in the ordinary course of our business, but that exposure is not currently material to our business or results of operations.

LETTER FROM OUR CHIEF EXECUTIVE OFFICER

          Healthcare in the United States is broken. Let's not sugarcoat that fact. We live in a country that spends the most per capita on healthcare by a wide margin, with the best trained clinicians and state-of-the-art facilities, yet our outcomes lag. We use euphemisms like "misaligned incentives" to acknowledge that the healthcare ecosystem completely fails to provide a seamless, customer-centric experience that is effective and efficient. To the contrary, our healthcare system is siloed, bizarrely complex, and opaque. To quote the late Dr. W. Edwards Deming, "[The] system is perfectly aligned to get the results it gets." Those results can be disheartening. It has been widely acknowledged that approximately 25% of US healthcare spending is wasted — an estimated $760 billion to $935 billion annually — for reasons ranging from failures in care delivery and care coordination to fraud, overtreatment, and mispricing.

          Consumers are caught in the healthcare crossfire. Healthcare decisions are too often made with a dearth of information about options and available benefits, little expert guidance, and insufficient understanding of the downstream repercussions on finances, family, and the possible healthcare outcomes. Additionally, physicians and clinicians who are treating these consumers are facing other challenges, including increased patient loads and greater administrative overhead. This does not allow them the time to understand the social determinants of health associated with their patients, the other conditions that patients may be wrestling with, or the challenges facing patients' family members which may have a material bearing on their healthcare decision-making.

          Enter Accolade. Accolade was founded in 2007 to address these very challenges by giving consumers — our members — one place to turn to understand and manage all their issues related to healthcare and workplace benefits. We provide members with both a front-line Health Assistant who understands their benefits and healthcare ecosystem, and an Accolade clinical team that helps them make sound care decisions, while engaging with their "on the ground" clinical teams to coordinate and align care. This is all powered by a purpose-built technology stack that puts all of our members' healthcare and benefits information, and recommended interventions, in the palm of our care teams' hands, while providing our members with user-friendly tools to more conveniently communicate with us and manage their care.

          We serve members by delivering our offerings primarily to employers, and soon to the Department of Defense. These two constituencies bear the brunt of healthcare costs for roughly 185 million people in the United States. The rest of the costs are borne by consumers, out of their paychecks (premiums) or otherwise out of their pockets. Over time, we are confident that our offerings can extend to various adjacent markets, such as Medicare and Medicaid populations.

          Today, we are serving approximately 1.5 million people, and both our customers and members are achieving outstanding results. We engage with more than 50% of the families we serve each year, deliver superb member satisfaction levels with average Net Promoter Scores of 60, and have tens of thousands of meaningful interactions with our members' clinical teams to align and coordinate care. The results are extraordinary. While the rest of the industry routinely sees healthcare costs going up by roughly 6% each year, Accolade materially bends our customers' cost curves — which is why they stick with us (as evidenced by our 95-100% gross dollar retention rates in recent years). Warren Buffett said once, "Ballooning medical costs are the tapeworm of American economic competitiveness." Accolade customers have a found a remedy, and in turn what we believe is a real competitive advantage over their peers — lower costs and higher employee satisfaction from a single solution.

          I joined Accolade in 2015 after 22 years as the co-founder and president of Concur (NASDAQ: CNQR). Prior to SAP's (NYSE: SAP) acquisition of Concur in 2014 for over $8 billion, Concur had more than 25,000 customers and served more than 25 million consumers. Like any entrepreneurial journey, Concur encountered all of the trials and tribulations of an upstart competing against incumbents in a world that at the time was crowded with on-premise software companies. Our willingness in 2001 to bet on a principle that at the time was contrarian — on delivering our software via the cloud when industry luminaries like Bill Gates and Larry Ellison scoffed at the idea — would serve as the seminal moment in the creation of a company that would fundamentally change the global travel and expense management market. We learned a valuable lesson then: to truly disrupt an industry, you must to be willing to identify and embrace contrarian principles that others may lack the courage to follow.

          When Accolade co-founders Tom Spann and Michael Cline approached me, Mike Hilton (Concur co-founder and former chief product officer), and Rob Cavanaugh (former Concur president, worldwide enterprise, SMB & government) about joining Accolade in 2015, we saw a company with the courage to buck the established dogma of the entire healthcare industry — the ultimate contrarian. While the business has changed materially since 2015, and grown dramatically, the core principles remain:

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  The member comes first.    We are a mission-based business built around doing the right thing for members in their healthcare journeys, and every single person at Accolade, and every process we develop and strand of code we write, is hyper-focused on this objective. Unfortunately, traditional managed care companies are largely focused on financial risk management, claims processing, and maximizing or protecting other profit pools. Our mission is clear, and our focus is on the member.

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  Engage the full population.    Our vision is for every person to live their healthiest life. Accolade is intent on providing full population health strategies for our customers and so we aspire to engage with every member of their population. This contrasts with an industry that is all too often obsessed with engaging only with high-cost claimants who average more than $100,000 in healthcare spend per year — seeking to control spending that has, by and large, already occurred or is unmanageable. Accolade recognizes that in a typical commercial population, almost 50% of high-cost claimants are wrestling with acute conditions that are unlikely to recur, and that the only way to effectively influence the preponderance of spending is to engage with the entire population early and often.

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  Support the whole person.    The traditional healthcare industry is siloed by diseases, conditions, and specialties. A single consumer might have a physician to help them manage their diabetes, another to deal with their heart disease, and still another to manage their depression. Accolade's entire clinical philosophy is built on supporting the "whole person," which demands a holistic view of all their conditions — and their life's context. Our clinical teams coordinate with the clinical teams on the ground to enable our members' providers to better understand their needs and to ultimately empower our members as they move through their complex journeys.

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  Harness the power of data.    The status quo's silos also lead to missed opportunities. By weaving together proprietary data from across the healthcare ecosystem, we have developed a full 360-degree view of the healthcare journeys of our members. This comprehensive data set allows us to leverage predictive analytics to drive proactive interventions, and to leverage machine learning to intelligently guide and learn from each interaction we have with our members.

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  Be a trusted partner to our customers.    Our history of delivering results to the human resources and benefits executives who purchase our solutions and to the people they aim to take care of has earned us the role of trusted partner. Our customers recognize that we deliver remarkable engagement levels and have consistently looked to us to drive greater, appropriate utilization of their entire portfolio of workplace benefits. In recent years, we have built a next-generation technology platform that allows us to even more seamlessly weave our customers' healthcare and benefits ecosystems together. Unlike the industry norm, our platform is open and accessible to any partner that our customers desire. We continue to innovate and develop solutions to meet our customers' evolving needs with the goal of helping them maximize their benefits investments and, ultimately, maximize the value that accrues to their members.

          These principles that align our objectives completely with our members and customers make us unique in our industry and explain why our outcomes are so differentiated and extraordinary.

          Accolade is a mission-based company with the tangible objective to improve healthcare in this country. From our Health Assistants to our data scientists to our salespeople, Accolade employees embrace the idea that when we do good work, real people experience real value. Our culture and our values are built around this simple concept — we can do good work with people we care about, build a great company, and help our members live better lives, all at the same time.

          We take heart in the fact that mission-based companies are no longer anomalies. When the Business Roundtable recently redefined the purpose of corporations to not only serve shareholders but also customers, employees, suppliers, and communities, we applauded. We believe wholeheartedly in this new generation of capitalism, and intend to run our business with the needs of each of these stakeholders in mind. We take note that great businesses of the past have been run with these principles in hand and we seek to emulate their example.

          In many respects, the opportunities for Accolade are just beginning. With just over 50 customers and a rapidly growing base of 1.5 million members on our platform, our penetration of our core target markets is nascent. We believe our buyers represent a new movement of employers and other healthcare payors who are disenchanted with the status quo and ready to embrace real disruption that could materially impact healthcare in this country on a large scale.

          A note to my colleagues at Accolade — past and present. Congratulations on all that you have achieved. Accolade has helped millions of people live better lives, improved the bottom line of corporations, and created a new category that is changing the way even entrenched incumbents think about how healthcare works in this country. You should be proud of what you have built from a standing start. But our work is not even remotely close to done. I have enormous faith in your capacity to finish the job — no matter how arduous the journey.

          And to our potential shareholders, we are excited to have you join us on this journey. We believe that we have an opportunity to build a truly great and enduring business at Accolade on the foundations of our mission-based culture, a tremendous market opportunity, and a sustainable competitive advantage that we intend to grow. We are excited to partner with you in building that company together.

Rajeev Singh, Chief Executive Officer

 BUSINESS

Our Mission

          We envision a world where every person can live their "healthiest life" — a concept that encompasses physical, emotional, financial, and professional wellness. Our mission is to empower people through expertise, empathy, and technology to make the best decisions for their health and well-being.

Business Overview

          We provide personalized, technology-enabled solutions that help people better understand, navigate, and utilize the healthcare system and their workplace benefits. Our customers are primarily employers that deploy Accolade in order to provide employees and their families (our "members") a single place to turn for their health, healthcare, and benefits needs. Our innovative platform combines open, cloud-based intelligent technology with multimodal support from a team of empathetic and knowledgeable Accolade Health Assistants and clinicians (including nurses, physician medical directors, and behavioral health specialists). We leverage our integrated capabilities, connectivity with providers and the broader healthcare ecosystem, and longitudinal data to engage across the entire member population, rather than focusing solely on high-cost claimants or those with chronic conditions. Our goal is to build trusted relationships with our members that ultimately position us to deliver personalized recommendations and interventions. We believe that our platform dramatically improves the member experience, encourages better health outcomes, and lowers costs for both our members and our customers.

          The U.S. healthcare system is complex and places significant strain on consumers, who struggle to effectively use their healthcare and benefits, make informed decisions about their health, and navigate the fragmented network of providers and third-party benefit programs. Partly as a result of these challenges, the payers of healthcare, including managed care companies, the government, employers, and consumers, face significant and rising costs. For large employers in particular, the direct costs are substantial: the total annual employer cost for healthcare is estimated at more than $10,000 per employee. Over the past five years, this cost has increased roughly 6% per year and is expected to continue to grow at that rate. Employers also bear indirect costs in the form of absenteeism, decreased productivity, and diminished morale. Despite the significant and growing spend on care, health outcomes are not improving, and misaligned incentives among key constituents thwart meaningful change. A suboptimal consumer experience persists.

          We believe the most effective way to improve health outcomes and control cost is to help consumers make better, data-driven healthcare and benefits-related decisions. Based on this belief, we have developed a differentiated platform to support and influence consumer decision-making that is built on a foundation of mission-driven people and purpose-built technology:

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  Accolade Health Assistants.  Our Accolade Health Assistants are highly trained professionals who develop trusted relationships with our members and serve as their primary and ongoing point of contact for all issues related to healthcare and benefits. We employ individuals who demonstrate empathy and problem-solving skills, and we hire from diverse professional backgrounds, including social work, teaching, customer care, and benefits. Approximately two-thirds of Accolade Health Assistants have a bachelor's or advanced degree. Our Accolade Health Assistants are trained in our proprietary engagement approach and leverage our integrated technology platform to provide data-informed, personalized health and benefits support to members in friendly, simple terms.

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  Clinicians.  Our clinicians include registered nurses, physician medical directors, pharmacists, behavioral health specialists, and women's health specialists. When an Accolade Health Assistant identifies that a member may benefit from clinical support, they bring a nurse into the conversation. Our nurses have deep expertise, with on average more than 16 years of clinical experience across a wide variety of specializations. Our nurses work with our other clinicians to help members demystify their care needs through personalized, evidence-based, and data-driven protocols. Examples of our clinical services include helping members identify high-quality, cost-effective providers, assisting members as they prepare for visits and procedures, supporting members in understanding medication options and identifying prescription conflicts, coordinating with providers to close gaps in care, and providing complex case management to help members manage serious illness; we do not provide medical care or establish patient relationships with our members.

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  Technology.  Our technology platform was designed to deliver highly personalized member experiences at scale, leveraging data and machine learning to derive actionable insights, optimize our care team's workflows, and accelerate the pace of our innovation. We ingest and link disparate data points to Accolade-generated data to create a 360-degree member view which our Accolade Health Assistants and clinicians access in our purpose-built member CRM tool, InView. Our proprietary artificial intelligence engine informs recommended actions which guide our interactions with members and enhance the self-serve functionality on our member web portal and highly rated mobile application. We seamlessly integrate with the healthcare and benefits ecosystem, including providers and third-party applications (e.g., telemedicine, wellness programs, condition-specific point solutions), positioning us to further increase members' understanding, access, and utilization of these programs. In addition, our secure, open technology platform supports our continuous innovation and the development of additional capabilities to benefit our members.

          Developing trusted relationships positions us to positively influence their healthcare and benefits-related decision-making and ultimately deliver on our value proposition. Engagement is therefore paramount to our success. We have consistently achieved and sustained annual engagement rates of greater than 50% across our member population. Historically, our definition of engagement included phone conversations and secure messages with a member or someone on their behalf (e.g., a family member, provider, health plan), with our engagement rates reflecting the percentage of member families who engaged (had at least one "encounter") during a given year. As we have expanded our offerings to include more digital member-facing tools, our go-forward engagement rate calculations will account for instances of meaningful self-service (e.g., where a member uses our provider quality and price transparency tool to find a doctor), but these are not included in the engagement data reported here. Our proactive, long-term approach also encourages deep engagement across member spend bands: among our member families that have engaged with us at least once during a given year, over the last three years we have averaged approximately four encounters per year with member families for whom their employer incurs less than $2,500 in claims spend in a given year and approximately 16 encounters per year with the member families for whom their employer spends $50,000 or more in a given year.

  Engagement by Member Family Spend Band

(1)
Calendar year 2017 - 2019 averages.

          We achieve these engagement levels through our commitment to a set of core tenets:

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  Always do right by the member.  We are aligned in a unique way with the member from the outset — our role in aiding members in their understanding, navigation, and utilization of their healthcare and benefits is importantly independent from both the employer and the health plan. By doing right by the member in each and every encounter, we gain the member's trust, which allows us to constructively influence changes in behavior. Data demonstrates that our commitment to members' needs leads to the improved health outcomes and aggregate cost savings that our customers desire.

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  Reach every member.  We believe in engaging across the entire population of members to drive better outcomes and cost savings. The long-held industry practice of focusing on high-cost claimants and those with chronic conditions fails to account for the volatility and unpredictability inherent in population health spend. Approximately 60% of high-cost claimants each year were not high-cost the year prior. Further, risk-scoring data for our members shows that approximately 60% of our members who were high cost in a given year were predicted as low risk in the prior year. Moreover, by engaging with members across all spend bands, we believe we can realize numerous small savings across the proportionately larger pool of lower-cost claimants while investing in building trusted relationships that increase the likelihood that we can deliver timely interventions that preempt unnecessarily high spending.

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  Reinvent member support.  We believe in delivering a unified, personalized experience to members that stands in stark contrast to the fragmented, impersonal member and clinical support typical of the industry. Our platform combines the best of human touch with integrated technology, including our consumer-grade, multimodal communication channels, to engage with our members. A commitment to supporting the "whole person," by taking a broad definition of wellness and devoting attention to a family's full circumstances (including social determinants of health and contextual variables), governs the approach of our Accolade Health Assistants and clinicians. They are measured on whether a member's total needs are addressed as opposed to how quickly they can move on to the next member. We excel at transitioning "transactional" or episodic encounters into a conversation about holistic care needs and ways the member might benefit from more comprehensive support.

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  Support the member throughout their healthcare journey.  We support our members before, during, and after care. Once engaged, our members frequently have a dedicated Accolade Health Assistant, and, when a member may benefit from clinical support, a dedicated nurse. Through our longitudinal view of our members and their families, we can proactively deliver data-informed, relevant, and timely interventions while encouraging engagement in our clinical programming (maternity, behavioral health, and case management, as well as partner programs) when relevant. We recognize that follow-up focused on adherence to care plans and any barriers to care (financial, logistical, emotional, or related to the member's skills and ability) is critical to ensuring our interventions yield the intended result.

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  Predict healthcare needs and proactively intervene to support members.  Our purpose-built technology platform enables a 360-degree view of the member by ingesting and linking disparate data points with Accolade-generated member interaction data. We have developed proprietary algorithms to derive predictive insights about a member's clinical needs, as well as barriers to care. We utilize these predictive insights not only to enhance each inbound encounter, but importantly to initiate proactive outbound encounters.

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  Innovate to deliver increasing value to members.  We are constantly innovating to enhance our platform, and our position as a trusted advisor to our members allows us to develop and identify new opportunities for additional capabilities based on their needs. For example, we have recently added provider quality ratings to complement cost transparency information, increased connectivity with providers, and deepened integrations with select point solutions, such as telemedicine and disease-specific offerings.

          Our relentless focus on member engagement and the delivery of an outstanding member experience has resulted in our 94% average member satisfaction rating and average Net Promoter Score (NPS) of 60 over the past three years. In comparison, in a 2019 study, the median NPS for health insurance companies was 14. Through trusted, ongoing engagement, we can meaningfully influence member decisions and help increase valuable healthcare utilization (e.g., primary care visits, prescription refills) and reduce wasteful healthcare utilization (e.g., unnecessary emergency room visits, hospital readmissions, excessive inpatient stays). We further enhance the member experience by educating members on relevant, available benefits, such as wellness programs and telemedicine. In raising awareness of these benefits and seamlessly integrating them into our platform, we can significantly increase their utilization rates.

          Our approach results in real, measurable, actuarially validated savings for our customers, starting with average savings of approximately 4% of total employer healthcare spend during a customer's first year and often increasing to more than 10% per year for our more tenured customers, amounts significantly higher than the fee we charge our employer customers. In a 2018 study by Aon, Accolade's primary offering was shown to reduce claims costs for an employer with more than 10,000 members by 6.5%, or $782 per employee per year, and for an employer with more than 100,000 members it was able to generate a 4.7% reduction in claims costs, or $527 per employee per year, versus similar employer groups not using Accolade. These reductions were generated exclusive of plan design changes, were measured across the entire member population, started in year one, and were sustained over the respective study periods.

          Our investments in a scalable technology platform have enabled us to implement a multi-offering strategy that meets the diverse needs of our existing and prospective customers. Buyers of our offerings have varying priorities and appetites for change to their existing health and benefits packages, and we have therefore developed a solutions portfolio that is designed to support a range of integrations for employers of all sizes. Our most comprehensive offering, Accolade Total Health and Benefits, provides fully integrated healthcare navigation and benefits management. Our technology platform has enabled us to unbundle aspects of this comprehensive offering to create two additional standalone offerings: Accolade Total Benefits and Accolade Total Care. We have further leveraged our technology platform to develop add-on offerings, such as Accolade Boost and our Trusted Supplier Program, that target specific challenges faced by our customers.

          We currently have 53 customers across many industries, including media, technology, financial services, transportation, energy, and retail, comprising more than 1.5 million members. We principally generate revenue from our customers on a contractually recurring per-member-per-month (PMPM) fee, which provides us with significant revenue visibility. Our typical customer contract length is three years, and we have experienced gross dollar retention for our employer customers of 100% and 95% for the fiscal years ended February 28, 2018 and 2019, respectively. For the fiscal years ended February 28, 2018 and 2019, our total revenue was $76.8 million and $94.8 million, respectively, representing 23% year-over-year growth. For the fiscal years ended February 28, 2018 and 2019, our net losses were $61.3 million and $56.5 million, respectively. For the nine months ended November 30, 2018 and 2019, our total revenue was $59.7 million and $88.1 million, respectively, and we incurred net losses of $49.5 million and $49.2 million, respectively. As of November 30, 2019, our accumulated deficit was $318.7 million.

Industry Challenges

          All stakeholders — including consumers, their employers, and providers — face myriad challenges given the increasing complexity, misaligned incentives, and rising costs of the healthcare system.

  The Consumer's Healthcare Journey is Increasingly Complex

          The consumer's healthcare journey, as depicted below, often starts with frustration during health plan enrollment that extends into provider selection, post-care follow-up, and ongoing care management.

          According to an industry survey, approximately 25% of people fully understand their benefits. Consumers are further impacted by a lack of coordinated services from health plans, marked by impersonal, siloed, and automated customer support systems or transaction-oriented customer service representatives who lack data and the incentives to address a consumer's holistic care needs. Indeed, it is not uncommon for a consumer to call into a health plan services line and be served by one division of the health plan while a disease management program of the same health plan is trying, unsuccessfully, to engage that consumer in care management. These factors can aggravate the consumer's healthcare knowledge gap and create barriers to the optimal use of their benefits.

          Once a consumer engages with the healthcare system, they face a new set of challenges in navigating the highly fragmented provider and site of care network. On account of this, selecting a primary care provider or specialist can be a daunting task for most consumers who lack access to easy-to-navigate provider directories and reliable provider cost and quality data, despite their desire to leverage such information (half of surveyed Americans indicated they would be highly likely to use websites that offer quality rankings, satisfaction ratings, and patient reviews for specific doctors and hospitals, and a similar portion would be highly likely to use a pricing tool that could help compare prices for services and treatments offered by specific doctors and hospitals). Further, even seemingly simple steps can create additional hurdles, including appointment scheduling and benefit verification. After a care event, a number of issues can prevent effective care coordination: lack of technology interoperability between different providers; lack of systems to monitor patients across the care continuum; lack of follow through with care plans or prescription adherence; and a lack of incentives for any one provider to ensure the consumer does not "fall through the cracks."

          Given these challenges, many consumers operate in an information vacuum or turn to unverified and potentially biased sources to learn about their conditions, which can lead them to seek too much, too little, or the wrong care for their needs. The recent proliferation of technology-enabled point solutions has created a variety of new options to help consumers manage many of their specific care needs. While these solutions may enable better treatment, a significant gap has been observed between covered individuals who would benefit from the solution and actual utilization, as individuals may not know which option is best for them or even available through their benefits. For example, industry surveys for employers with more than 500 employees have reported that telemedicine utilization (i.e., employees using the service at least once) is approximately 7% to 11%, and usage of employee assistance programs (EAP), which typically include alcohol, substance abuse, counseling, and mental health programs, is only 5% to 8% annually.

  Misaligned Incentives Result in a Suboptimal Consumer Experience

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  Payors:  Consumers' healthcare support is generally provided by large health plans whose core competencies are underwriting risk, managing claims, administering benefits, and developing provider networks on behalf of their insured populations. In addition, large health plans offer services to self-insured employers that often include plan design, claims processing, and other administrative services. Given the highly transactional nature of these arrangements, health plans have historically under-invested in member engagement services. When a consumer turns to their health plan for help understanding administrative processes or how to navigate the healthcare system, the health plans typically default to a call-center approach that does not leverage integrated data, technology, or consumer-facing tools and therefore cannot support a holistic discussion.

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  Providers:  Providers have traditionally been compensated on a fee-for-service model, which incentivizes episodic care across a large number of patients rather than comprehensive, integrated care. Often, with provider fee schedules and the time required for documentation and administrative tasks, a doctor is only able to spend a limited, insufficient amount of time with a patient. Moreover, much of that time is spent gathering healthcare data or discussing issues that are not high priority to the patient's overall health and well-being. This can result in more narrowly focused, limited, and often insufficient patient interactions where the provider treats the symptom, but does not acknowledge the individual's full care needs. Consumers have noticed the impersonal and inconvenient nature of the care they are receiving: a consumer survey found primary care physicians have an NPS of 3. This can have a significant negative impact on the patient's use of the healthcare system. For example, negative patient experiences with a primary care provider have been associated with a higher likelihood of non-urgent use of emergency departments, contributing to inefficient and more expensive care delivery.

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  Employers:  Employers strive to build comprehensive, attractive benefits packages in order to recruit and retain a talented workforce, as well as to ensure that their employees' overall well-being is maintained so they remain engaged and productive. However, their human resource departments typically handle a wide range of responsibilities of which benefits are only a portion. As a result, employers are generally not equipped to provide comprehensive advice to help their employees navigate the healthcare system, nor do they employ the resources to provide personalized clinical guidance to help their employees understand treatment and care options. Employers recognize the disconnect between their desire to provide more support for employee wellness and their constrained resources — 2018 industry study found 82% of employers thought it was important to enhance employees' total well-being over the following three years, while 65% are interested in technology that will improve healthcare navigation or benefit experiences.

  Employer and Consumer Healthcare Costs Continue to Increase

          Approximately 80% of employers with more than 500 employees are self-insured. In 2019, large employer spending on healthcare was estimated at over $10,000 per employee per year. Annual cost increases of employer-sponsored healthcare are on an unsustainable trend, having consistently exceeded the annual rate of inflation, with approximately 6% per year increases over the past few years. This trend is expected to continue.

          As costs continue to rise, employers are increasingly focused on managing their healthcare expense, in many cases shifting more of the cost burden to employees in the form of increased premiums, deductibles, and coinsurance. The average premium for family coverage has increased 54% over the last ten years, while the average deductible has more than doubled (both rates significantly outpacing growth in wages and inflation).

Our Value Proposition

          Accolade provides consumers a single place to turn for their health, healthcare, and benefits needs. Our innovative platform combines open, cloud-based intelligent technology with multimodal support from a team of empathetic and knowledgeable Accolade Health Assistants and clinicians. Foundational to our success is our ability to effectively engage with our members, which allows us to form trusted relationships, and influence members' decisions for the better, ultimately leading to better outcomes and ongoing engagement: our "member flywheel."

          The aggregate impact of this deep engagement across a customer's employee population is improved healthcare and benefits awareness, knowledge, and decision-making, a healthier and more engaged workforce, and healthcare cost savings. We become a trusted partner to our customers and gain the opportunity to support them on their population health strategies and benefits procurement. This position allows us to identify additional solutions that may meet our customers' needs, which, when implemented, result in additional opportunities for member engagement and better health outcomes. Thus, our member flywheel drives our "customer flywheel."

 Accolade's Member and Customer Flywheels

  Member Value Proposition

          Our members face structural, clinical, financial, and administrative challenges in managing their health and wellness. We help them solve these problems in a host of ways: choosing the most appropriate health plan based on their personal needs; understanding the extent of their benefits; decoding and managing their medical bills; finding high-quality providers; making sense of and staying coordinated through prescribed care plans; and addressing any need that may surface along this continuum. Our engagement model simplifies and streamlines the healthcare and benefits experience for our members by making guidance from our Accolade Health Assistants and clinicians available via phone, mobile application, and web portal whenever it is needed.

          Frequently, the holistic approach of our empathetic care team will uncover that a simple transactional concern exposes much greater support and care needs. Examples of the types of questions that might prompt our members to initially turn to us include:

Once we establish a connection, our Accolade Health Assistants help to resolve the member's often basic transactional issue, and then expand the conversation as appropriate based on our proprietary, technology-enabled engagement framework, LEARN2 (Listen, Engage, Assess, Resolve, INfluence, ENhance), to grow the value proposition for the member. Expansion in action may look like:

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  turning a request for a replacement health plan ID card into a discussion about a member's new diagnosis, including identifying unmet behavioral health and social needs and connecting the member with recommended clinical and non-clinical resources for education and ongoing support;

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  expanding a search for an in-network provider into a dialogue about identifying the right provider for the member based on quality and cost data, as well as coordinating care between providers to avoid unnecessary duplication of services;

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  migrating a discussion about the details of a bill to a review of options for lowering a member's overall out-of-pocket costs, including through the use of generic medications and lower cost sites of care; and

  •
  evolving a review of benefits into a detailed discussion about different treatment options and their associated cost, and then a connection to a nurse so the member can make informed decisions about treatment options based on their preferences.

          For a representative interaction between an Accolade Total Health and Benefits member and Accolade, please see the section titled "— Representative Member Story."

  Customer Value Proposition

          We provide dual value for our customers, serving both as a valuable benefit that is well liked by their employees and a tool to help reduce healthcare costs and increase adoption of existing benefits. By engaging repeatedly and meaningfully with members across the spectrum of healthcare spending, our model has demonstrated significant healthcare cost savings for our customers by increasing valuable healthcare utilization and decreasing wasteful utilization. To ensure alignment with our customers' interests, our contracts include variable revenue components earned by satisfying performance metrics and generating healthcare cost savings.

          In a recent study by Aon of Accolade's primary offering's impact on two self-insured employer groups of 10,000+ (Employer A) and 100,000+ (Employer B) members, the results were dramatic and demonstrated savings significantly greater than the fee we charge our employer customers. The study analyzed data for these two employers against a control group of typical employer members based on similar demographic, geographic, and comorbidity profiles. Compared to the control groups:

  •
  total allowed cost for Employer A for a single plan year was $782 lower per employee per year, representing a 6.5% reduction relative to similar employer groups and resulting in more than $4.8 million in total annual savings;

  •
  total allowed cost for Employer B for three plan years was $527 lower per employee per year, representing a 4.7% reduction relative to similar employer groups and resulting in more than $46.9 million in total annual savings; and

  •
  cumulative cost growth from 2014 to 2016 was reduced to 2.7% for Employer B compared to 7.8% two-year trend for the control group, and annualized allowed trend for Employer B was 1.3% versus 3.8% for the control group.

          The study showed improvements in total cost and cost trends resulting from multiple factors, including lowered inpatient, outpatient, and professional medical spend, as well as lower brand-name and specialty pharmacy spend. Savings were generated across the subject employee populations, leading to cost savings across age ranges, comorbidity groups (as defined by number of chronic conditions), and cost distributions. These results were independent of any significant changes to the benefits or plan design of the respective subject employer.

          In addition to achieving healthcare cost savings, our platform can also be a valuable tool for promoting member engagement with additional benefits. We extend our comprehensive health and benefits knowledge into the vast network of employer-targeted point solutions on behalf of our customers to drive utilization of these solutions when appropriate. Our open technology platform seamlessly integrates these offerings and has demonstrated significantly increased utilization. In addition, through our Trusted Supplier Program, we serve as a strategic partner in helping our customers navigate the complexity of the growing ecosystem of potential benefits to identify and procure high-quality solutions that would be valuable to their employees.

          Based on feedback from our customers, our platform has been anecdotally shown to support workforce productivity, improve employers' ability to hire and retain talent, and increase the efficiency of human resources and benefits teams as employees turn instead to Accolade Health Assistants, clinicians, and self-serve interventions.

Our Market Opportunity

          We believe our market opportunity is substantial and estimate the total addressable market (TAM) for our current solutions to be approximately $24 billion.

  Core Self-Insured Employer Opportunity

          According to Centers for Medicare and Medicaid Services (CMS), in 2017, approximately 176 million individuals in the United States, or more than 50% of the insured population, were enrolled in an employer-sponsored health plan, accounting for $1.0 trillion in total healthcare spend. Employer adoption of solutions and services to address cost and quality of care pain points is expected to rapidly increase. According to Willis Towers Watson, the percentage of employers offering tools or services to support employee navigation of healthcare services is expected to increase from 59% in 2018 to 85% in 2020.

          Our core market is currently comprised of self-insured employers with operations in the United States, inclusive of state and local governments and unions. This has been our historical focus and will continue to be so in the near-to-medium term. As such, the U.S. self-insured market comprises a material amount of our existing revenue base and expected future revenue. We have identified approximately 300 employers with greater than 35,000 employees (our "strategic" segment); approximately 2,100 employers with 5,000 to 35,000 employees (our "enterprise" segment); and approximately 19,100 employers with 500 to 5,000 employees (our "mid-market" segment), for a total of approximately 21,500 employers with 500 employees or more, of which a substantial majority are self-insured.

          We deliver our solutions through contracts that run on a multi-year, PMPM basis. Based on the estimated number of addressable employees and the PMPM fee opportunity of our current offerings, we believe the self-insured employer market alone represents at least an $11.7 billion addressable market.

  Additional Employer Sponsor Opportunities

          Fully insured employers are motivated to help their employees choose the most appropriate health plan, understand the extent of their benefits, decode and manage their medical bills, find high-quality providers, and make sense of and stay coordinated through prescribed care plans. They also want to mitigate annual premium increases. We have begun to pursue opportunities with fully insured employers, most of which have fewer than 1,000 employees, and view the recent addition of several Accolade Total Benefits customers with their populations on fully insured plans as indicative of our potential to expand in this market. We estimate that fully insured employers represent an additional $1.7 billion addressable market opportunity.

  Adjacent Opportunities

          In addition to employer-sponsored plans, we believe our solutions address critical pain points that also exist in government-sponsored programs, specifically Medicare, Medicaid, TRICARE, and those administered by Veterans Affairs. Per CMS projections, in 2020, there are expected to be approximately 146 million members enrolled in government-sponsored programs, and the average per year spend on a Medicare enrollee was projected to be $13,559 — nearly twice as high as the average per-member-per-year spend in the employer market. We believe our solutions provide government programs and the commercial insurers that partner with them a highly compelling value proposition to support ongoing cost containment and care improvement initiatives. A government agency has recently encouraged this belief by selecting Accolade for a pilot program with a term of up to three years to support its beneficiaries. We estimate that the government-sponsored programs market represents an additional $10.7 billion addressable market opportunity.

          We believe that our ability to leverage our platform for additional offerings that can support employer-sponsored and government-sponsored program members along their journey, either directly or indirectly through our partnership programs, will have a multiplier effect on our total addressable market; however, we have had limited penetration of these adjacent markets to date. Moreover, beyond our existing markets, we believe there are multiple other longer-term market expansion opportunities including with risk-bearing provider organizations and health plans, as well as a direct-to-consumer offering.

Competitive Strengths

          Our operational and financial success is based on the following key strengths:

          Commitment to a differentiated member engagement model.    We fundamentally believe in engaging the entire member population to have a sustainable impact on health outcomes and cost. This stands in contrast to the historic industry norm of engaging only the highest-cost, sickest patients with the most complex needs. To do this, we have built a platform to engage with each customer's eligible member population, build trusted relationships with members, and leverage those relationships to deliver important healthcare interventions when they matter the most. Once engaged, our members frequently have a dedicated Accolade Health Assistant, and, when a member may benefit from clinical support, a dedicated nurse. Our engagement model is self-reinforcing, such that we are continuously learning about our members, and developing an increasingly effective set of strategic interventions to better serve them.

          Highly qualified and empathetic team with deep clinical experience.    Our engagement model integrates "human touch" with a proprietary technology platform to encourage better outcomes for our members. Our care team is highly qualified: approximately two-thirds of our Accolade Health Assistants are degreed professionals, with approximately 13% holding advanced degrees, and our nurses have on average approximately 16 years of clinical experience. While the right mix of experience and skills is critical, all care team members must demonstrate empathy to be hired, and maintain it to be retained. This care team, which extends to include physician medical directors, pharmacists, women's health and behavioral health specialists, and complex case managers, supports members through their entire healthcare experience, accounting for our holistic member view and utilizing our data-driven processes to better understand and anticipate a member's healthcare needs in order to proactively intervene to support members.

          Long-term strategic partner to our customers.    We are engaged by employers to solve real issues around the design, coordination, and utilization of their employee benefits programs. Because we help their employees live their healthiest lives, our customers view us as a strategic partner that can provide population health insights and help them manage healthcare benefit costs and complexity. Our proven member engagement model meaningfully lowers costs, as shown by our own actuarial data and the Aon study. In addition to cost savings, we help reduce absenteeism and increase employee productivity. This position allows us to recommend new, targeted offerings to our customers, which can help further reduce their costs, and, when implemented, result in additional opportunities for member engagement and expand our role as the customer's trusted partner.

          Significant investment in our purpose-built, scalable technology platform.    Our offerings are built on an open, cloud-based intelligent platform designed to deliver a highly personalized member experience. Our platform is built for scale — architected to deliver repeatable results and high service levels at a sustainable cost to serve — and leverages extensive data ingestion capabilities and artificial intelligence to derive predictive analytics, deliver targeted population health insights, and recommend the right care intervention for our members at the right time. Our technology platform supports seamless integration with the healthcare and benefits ecosystem, which allows us to recommend additional point solutions and programs to our customers that can provide additional value to their employees.

          Attractive operating model supported by a PMPM recurring revenue model, providing a high degree of visibility.    We currently have 53 customers that collectively purchase access to our solutions for more than 1.5 million members. We principally generate revenue from our customers on a recurring PMPM fee basis, with contracts averaging three years in length, which together provide us with significant revenue visibility. Our ability to deliver significant and measurable return on investment for our customers in the form of improved clinical and financial outcomes has led to a gross dollar retention of 100% and 95% for the fiscal years ended February 28, 2018 and 2019, respectively.

          Deeply experienced management team dedicated to cultivating a mission-driven culture.    Our senior leadership team has extensive healthcare, technology, and business-scaling expertise from decades of leadership experience at world-class organizations. Our senior management team has a long track record of working together, both at Accolade and at previous firms and some members of our senior leadership team have worked together for over 20 years. We share our mission with the dedicated and passionate people that we employ, and our culture is a driving factor in our ability to attract and retain top talent. We foster a culture of transparency and alignment whereby we educate our employees on how their contributions each day drive us toward the achievement of our mission. We work together to solve complex problems, and we strive to "do well and do good."

Our Growth Strategy

          Key elements of our growth strategy include:

          Grow our customer base.    We believe there is a substantial opportunity to further grow our customer base in our large and under-penetrated market of approximately 21,500 self- and fully-insured employers in the United States with 500 employees or more. Our sales and marketing team draws on advanced demand-generation strategies to reach and educate the market about our offerings and increase the opportunities to grow our customer base. We maintain a cohort of highly referenceable customers in support of new customer acquisition. We value our total addressable market opportunity to be approximately $24 billion consisting of self-insured employers, fully insured employers, and government-sponsored programs.

          Retain and expand relationships with our customers.    By delivering measurable outcomes to our customers, we can achieve strong customer retention, which enables us to expand and deepen these relationships. Accolade Boost and our Trusted Supplier Program are examples of new add-on offerings that target specific challenges faced by our customers, complement our existing solutions, and provide cross-sell opportunities to drive incremental revenue. As we build upon our trusted partner status with these customers, we have the opportunity to cross-sell our additional capabilities. In addition, we believe we will be able to upsell a portion of those customers purchasing either our Accolade Total Benefits or Accolade Total Care offerings to more comprehensive offerings, namely Accolade Total Health and Benefits, as they see tangible cost and engagement benefits from their initial purchases.

          Invest in technology.    We have made significant investments in our technology platform to expand our capabilities with respect to how we engage with our members and deliver our solutions and care interventions. By leveraging our technology in areas such as machine learning, predictive analytics, and multimodal communication, we believe we can generate more efficiencies in our operating model while simultaneously improving our ability to deliver better health outcomes, and lowers costs for both our members and our customers.

          Continue to develop new offerings.    We are constantly innovating to enhance our model and develop new offerings, including our recently introduced standalone offerings, Accolade Total Benefits and Accolade Total Care. Our ability to act as a trusted advisor to our members and customers positions us to identify new opportunities for additional offerings that can meet their existing and emerging needs. Our open technology platform also allows us to efficiently add new applications on top of our existing technology stack, such as Accolade Boost and our Trusted Supplier Program. In addition, in July 2019, we acquired MD Insider in order to enhance our offerings by gaining access to experiential and performance insights on providers across the healthcare system. We believe that, as we expand our customer base and enter into new markets, we will be adept at identifying and deploying innovative new solutions, whether developed internally or through acquisitions.

          Expand into adjacent markets.    We see further opportunity to enter adjacent markets, including government-sponsored health plans, such as Medicare Advantage and Managed Medicaid (as well as traditional Medicare and Medicaid), along with those administered by Veterans Affairs. Our focus and experience in the navigation and coordination of benefits and healthcare, coupled with our technology investments, position us to take advantage of emerging healthcare trends surrounding care coordination and value-based care initiatives. We believe that we can leverage our existing platform and scalable solutions to successfully expand into these markets.

          Opportunistically pursue partnerships.    We have historically integrated new and complementary capabilities into our offerings by forming strategic partnerships and other relationships with third parties. We believe our partners choose us because of our entrepreneurial and collaborative culture and dedication to continuous innovation. For example, in March 2019 we partnered with Humana to form a joint go-to-market strategy that integrates our respective capabilities to create a differentiated healthcare and benefits experience for employees and employers.

Our Offerings

          We have developed a continuum of offerings to address the market's varied perspectives on how best to improve healthcare and benefits utilization, along with buyers' varying appetites for change. All of our offerings have been built on the same technology stack, meaning each is capable of fully leveraging our integrated platform — combining people and technology to deliver value to our customers. We can unpack and combine our capabilities into differentiated bundles, while maintaining scale and efficiency by operating on a single platform.

  Overview of Accolade's Multi-offering Strategy

          Accolade Total Health and Benefits is our most comprehensive offering and most closely aligns to our "Premier" solution on which the company was founded and which the majority of our customers are using today. Within the last year, we have introduced two new offerings, Accolade Total Benefits and Accolade Total Care, which package components of Accolade Total Health and Benefits into more targeted, lower-cost solutions with simpler implementations.

  Accolade Total Benefits

          Accolade Total Benefits is designed for employers with low employee adoption of healthcare and benefits programs that have a preference for keeping their existing carrier arrangement fully intact. Accolade Total Benefits tackles the challenge of low adoption by making information and access to benefits readily available, digestible, and actionable. When an employer implements Accolade Total Benefits, employees gain a single, digital hub with not only information about — and direct entry points into — all their benefits, but also access to the human support that is so often essential for translating benefits details and understanding their optimal use. Accolade Health Assistants and nurses are ready to support members with benefits enrollment, provider search, coverage questions, claims, and other concerns, and, on the whole, to encourage greater benefit program awareness, understanding, and adoption.

  Accolade Total Care

          Accolade Total Care is designed for employers that are focused on influencing the actual interactions between employees and their providers and are also interested in care management services, but do not want to disrupt their existing arrangement with their carrier. Accolade Total Care builds on our Accolade Total Benefits offering by adding more personalized support for employees and their enrolled dependents to guide them to the best care options and providers within the scope of their benefits. Accolade Total Care helps members identify high-quality, cost-effective doctors, accounting for the member's preferences and network, and then schedules appointments on the member's behalf and helps prepare them for their visits. Accolade nurses are assigned to and continue to engage with the member, following up to provide additional personalized support throughout their healthcare journey.

  Accolade Total Health and Benefits

          Accolade Total Health and Benefits offers our full suite of solutions: the simplified, synthesized experience of Accolade Total Benefits and the high-touch clinical guidance of Accolade Total Care, along with comprehensive population health management. Accolade Total Health and Benefits is for employers who are willing to adjust their historical arrangements with their carriers in order to authorize Accolade to deliver member and provider services. In Accolade Total Health and Benefits, Accolade is deeply embedded into the flow of members' healthcare consumption and is well-positioned to adapt to members' evolving needs. Accolade Total Health and Benefits includes a host of clinical programs, including treatment decision support, chronic care, maternity management, complex case management, and behavioral health support. In Accolade Total Health and Benefits, not only does Accolade become the single place for members to turn, but we also become the primary resource for the provider: delivering verification of eligibility and benefits along with utilization management services. These routine and transactional activities are converted into strategic insights that promote engagement with the member. The Accolade Total Health and Benefits offering is designed to fully integrate with an employer's healthcare and benefits solutions to derive population health insights, deliver improved care guidance, and ultimately lead to better outcomes for employers and their employees.

          In addition to our three core offerings, Accolade has developed two add-on solutions, Accolade Boost and our Trusted Supplier Program, in response to the pronounced need among our employer customers for help with overall benefits management. There is evidence that employees are unaware of or underappreciate the benefits available to them. Only about one-third of employees claim they pay attention to all of the materials they receive about their company benefits. On account of this, employees underutilize what is available to them, as indicated by single digit percentage utilization rates of point solutions. Industry surveys for employers of more than 500 employees have reported that telemedicine utilization (i.e., employees using the service at least once) is approximately 7% to 11%, and usage of EAPs, which typically include alcohol and substance abuse support, counseling, and mental health programs, is only 5% to 8% annually. This underutilization frustrates employers given the investments made, while employees are left feeling inadequately supported.

  Accolade Boost

          Accolade Boost provides our customers the opportunity to harness the full power of Accolade's engagement platform for specific, custom ends. Accolade's always-on analytics engine identifies population segments appropriate for certain interventions. Customers can then purchase, typically on an incremental PMPM basis, tailored, multimodal, intelligent communications combined with strategies to reach particular segments regarding particular benefits programs. Recent examples of the use of Accolade Boost include communications focused on driving flu shot uptake, enrollment in a maternity program, and adoption of a health plan selection decision support tool. Boost allows employers to overcome employee indifference by exchanging the oversaturation of standard mass employee outreach for targeted communications to the right subsets of employees at appropriate times and in appropriate modes.

  Trusted Supplier Program

          Through our Trusted Supplier Program, we offer our customers a curated portfolio of point solutions available for seamless purchase and integration. Our customers are overwhelmed by the recent proliferation of healthcare and benefit point solutions. While many of these solutions have strong user experiences and clinical merit, the sheer volume of options can challenge the benefits departments that must manage assessing, contracting, and then onboarding.

          Customers can purchase third-party point solutions through Accolade with the assurance that all vendors have been evaluated for clinical quality, operational scalability, information security compliance, and financial viability. Accolade seeks to maintain a Trusted Supplier Program with sufficient category coverage while adhering to rigorous criteria for inclusion. Today, our Trusted Supplier Program includes telehealth, musculoskeletal care, chronic condition management, women's health, behavioral health, prescription savings, and centers of excellence solutions. Examples of trusted suppliers include Teladoc and Livongo. Customers pay Accolade on an incremental PMPM basis, and we generally receive a revenue share from the trusted supplier. We see growing demand from our customers for this program and are invested in ongoing additions to category depth and coverage.

Our Technology Platform

          With great conviction that technology can help scale and optimize the Accolade engagement model, we began making substantial investments to create an industry-leading, open, cloud-based platform approximately four years ago. This technology platform, built utilizing artificial intelligence, microservices, and data analytics, enables us to deliver personalized experiences to our full member population throughout their healthcare journeys. We have established a highly experienced Product & Technology organization comprised of over 200 individuals. Members of the team bring critical, relevant experience — in many cases gathered while at widely regarded technology firms, such as Microsoft, Amazon, and IBM — with some having focused on building large-scale, cloud-based platforms and others on developing consumer-focused applications with seamless user experiences. Our technology team has extensive experience in machine learning, artificial intelligence, data science, engineering, and product management.

          In order to fuel our machine learning processes, we have made a concerted effort to source what we view as a massive, powerful, and differentiated data set. We pair Accolade data (encounter and activation history, conditions/medications/procedures, barriers to care, assessment responses, care plans) with the data we ingest from:

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  our employer customers (eligibility and membership data);

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  carriers and pharmacy benefits managers (claims data, plus benefit plan and formulary details);

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  providers (verification of benefits and eligibility checks, pre-authorizations, and utilization management discharge instructions);

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  CMS and commercial insurers (billions of claims, comprehensive provider directories, and price data); and

  •
  ecosystem partners (registrations, interactions, assessments/care plans).

          With this combination of data, we are able to apply machine learning tactics to generate predictive insights about our members. For example, we calculate various scores for members that quantify their relationship with us, overall health status, and their propensity to take a desired action. These scoring techniques inform recommended actions for our Accolade Health Assistants and clinicians that are surfaced to InView, as well as recommendations delivered directly to our members as part of our activation capabilities and/or self-service.

          We reach our members through various channels. Increasingly, members are leveraging our web portal and highly rated mobile application, available for both Android and iPhone, to engage with us. In 2019, more than half of our engaged families communicated with us by messaging from the web portal and/or mobile application.

Our Clinical Philosophy

          We believe health outcomes are improved and overall healthcare spend is lowered when personalized care guidance and coordination are effectively delivered. Our clinical philosophy governs the ways we help members as they contemplate and consume care. Increasing healthcare spend is a lagging indicator of the need for support — our engagement model seeks to engage all members, regardless of healthcare spend or the complexity of medical needs, and support them as early as possible in their care journeys.

  Engage everyone, not segments.

          While we successfully engage with approximately 90% of the member families for whom their employer spends at least $50,000 in claims spend in a given year, we endeavor to engage across our full member population. We do this because we know there are opportunities to influence decisions for the better, even with individuals with low healthcare utilization, and because we believe preventative care is paramount in preempting poor health outcomes and expensive care.

          We believe all our members need high-quality primary care with which they regularly engage. A recent government study estimates that 28% of men and 17% of women lack a primary care provider, with even higher estimates for minority groups. Our model helps us to identify when a member lacks a primary care provider, and our engagement platform helps us reach our members in order to find them the right doctor. In addition, we leverage our engagement model to support medication adherence, regular screenings, and timely immunizations.

  Support people, not conditions.

          We believe in treating the whole person. This means understanding comorbidities, especially behavioral health-related issues, social determinants of health, and contextual factors.

          Individuals with a treated behavioral condition typically cost two to three times as much on average as those without a behavioral condition. Better coordination of behavioral health and more traditional medical care can help rein in this outsized expense. Indeed, an estimated $26 billion to $48 billion could be saved annually through more effective integration of medical and behavioral sciences.

          Unfortunately, many individuals with chronic medical conditions and co-occurring mental health or substance use disorder conditions are never diagnosed and treated for their behavioral conditions. We directly address this problem of under-diagnosis by ensuring all of our clinical processes assess for co-morbid mental health or substance use disorder conditions through use of industry standard evidence-based tools and through our proprietary influence model that is built to identify stress, emotion, and anxiety.

          In addition to behavioral health, growing evidence points to the impact of social determinants of health and contextual factors, such as financial, logistical, emotional, or concerns related to the member's skills and ability, in limiting the ability of people to receive good care. We seek to identify and then support these issues; our Accolade Health Assistants and clinicians apply our proprietary LEARN2 framework and probe during encounters to surface barriers and then listen to understand them. Our platform — both the people and the technology — is able to adjust recommendations and care plans to account for these concerns. A published study in the British Medical Journal showed that Accolade is two to three times more likely than primary care providers to incorporate contextual factors exposed naturally in the course of conversation into care plans. Our model is designed to ensure we do so consistently, thoughtfully, and productively.

          Finally, we recognize the impact of families on the health and well-being of the individual and the crucial role of caregivers in managing care. Our technology is designed with these dynamics in mind, and our Accolade Health Assistants and clinicians are trained to consider a member within their family unit and to understand the practical and emotional considerations associated with caregivers.

  Impact journeys, not events.

          An estimated $27 billion to $78 billion in wasted annual healthcare spend is attributed to failures in care coordination. By building enduring relationships and engaging with members through their journeys, our team is able to repeatedly guide members toward the most appropriate care, directly addressing overuse, underuse, and misuse of the system.

          Our multidisciplinary clinical team allows us to draw on specialized expertise whenever it may be beneficial for the member. Our technology allows us to identify areas of risk (e.g., uncoordinated care leading to "medical collisions" and multidrug interaction challenges). We also engage directly with members' physicians, when supporting verification of eligibility and benefits and pre-authorization requests and, simply, as may be valuable in the normal course of supporting our members. Ultimately, we recognize that better health outcomes result when a member is educated prior to receiving care and followed up with to ensure their needs were met. Our dedicated model empowers members by giving them the comfort and confidence of ongoing support on their path to good health, regardless of how long that path may be.

  Quality matters.

          Access to care is not sufficient. We believe that the quality of care plays a substantial role in health outcomes. Our commitment to this belief is most evident in two aspects of our business:

  •
  A commitment to helping members find high-quality doctors.  In July 2019, we acquired MD Insider, a machine learning platform that produces experiential and performance insights on millions of providers across the healthcare system based on billions of claims (commercial and CMS). We made this acquisition because we fundamentally believe people deserve high-quality care and that we are uniquely positioned on the basis of our platform and engagement model to leverage such quality data. We complement our quality insights with transparent cost data, as well as our members' unique needs and preferences, to guide members to the best doctor for them.

  •
  Rigorous quality assurance for our clinical programs.  The quality of the industry's clinical programs is uneven. We believe comprehensive quality measures and state-of-the-art monitoring capabilities are absolutely necessary and have architected our platform and processes accordingly. We adhere to evidence-based medicine standards in our clinical programs, which include complex case management, behavioral health, and maternity management.

Our Go-to-Market Strategy

          We employ a multipronged go-to-market strategy to drive adoption of our solutions. We have strategically curated our offerings portfolio to ensure we have a compelling value proposition at an appropriate price point that resonates with each specific customer segment.

          Sales Organization.    We principally sell our solutions through our direct salesforce and have invested meaningfully in creating a scaled and focused team to capture the new customer growth opportunities. Our field sales professionals are organized by account size, region, and existing versus prospective customer. This organizational structure enables us to deliver context-specific, tailored messaging that resonates with each specific customer segment. Our sales team possesses deep domain expertise in health benefits management and boasts long-term relationships with key decision makers within our prospective customer organizations. We believe the effectiveness of our sales organization is evidenced by growing adoption of our platform by large strategic customers, as well as strong recent traction with enterprise and mid-market customers where we see meaningful additional revenue opportunity.

          Customer Partnerships Organization.    Our customer partnerships team provides strategic insights, point solutions recommendations, and day-to-day account support to our customers. The team is focused on deepening existing customer relationships and cross selling new offerings where appropriate. This organization is comprised of dedicated customer support teams to serve each customer's specific needs. Over the past year, this team has also focused on deepening existing customer relationships through sales of our new offerings.

          Strategic Partnerships.    We selectively form partnerships to further drive customer acquisition and adoption of our personalized, technology-enabled solutions platform. For example, in March 2019, we partnered with Humana and formed a joint go-to-market strategy, which we launched in two initial geographic markets. In October 2019, concurrent with a $20 million preferred stock investment from Humana, we expanded our partnership to add a broader base of solutions targeting self- and fully-insured customer prospects and significantly expand our target geographic markets.

          We believe the breadth of our go-to-market and distribution strategy enables us to reach customers of nearly every size across markets.

Marketing

          We generate client leads, accelerate sales opportunities, and drive brand awareness through our marketing programs. Our marketing programs target benefits and finance executives, senior business leaders, health professionals, brokers, consultants, third-party administrators, and suppliers.

          In addition to our direct sales organization, we maintain relationships with a range of third parties including brokers, benefits consultants, third-party administrators, and trusted suppliers. These partners supplement our direct sales force and help sell our offerings into select end markets by way of warm introductions and advice as we field prospective customers' requests for proposals. We have developed strong relationships with our partners and have a well-established reputation within our partner community. We proactively educate our partners on our solutions and value proposition to ensure we are appropriately represented to prospective customers.

Customer Case Studies

          The following case studies exemplify some of the motivations that lead our customers to choose Accolade, some of the benefits of the service that their members experience, and the nature of the value ultimately realized by the customer.

Customer A

          Customer Need:    A nationally-recognized academic health system aims to provide its patients — and its employees (a mix of unionized workers, service professionals, and clinicians) — with access to some of the world's most advanced clinical care. This health system had designed its employee benefits plans to incentivize use of its own network's providers, but, in spite of their efforts, observed a meaningful portion of their employees and those employees' family members seeking treatment from outside the system, contributing to rising healthcare costs. As a result, this customer sought solutions that could better educate members about their options and prepare them to more cost-effectively utilize care, ultimately deciding to deploy what is now referred to as Accolade Total Health and Benefits.

  Outcomes:

          Member Outcomes:    In the customer's first service year, Accolade demonstrated a clear ability to engage with members — engaging with 49% of families — and achieved 96% member satisfaction based on survey responses.

          Employees responded positively to the service, praising the quality of the guidance. Said one employee, "I work with insurance every day. But it was a little different having to understand it for myself. The young ladies that I spoke with were very informative and they helped me make better decisions that would cost me less out of pocket. Even though I thought I knew about my plan, they helped me to understand it better." Said another, "Hopefully, you can keep this type of service available to employees, because it is so much more personable than calling other insurance [companies] that are trying to get off the phone with you as quickly as they can....I feel that [at] Accolade, the person actually cares about us getting better."

          Customer Outcomes:    In the first service year, the customer saw valuable healthcare utilization go up while wasteful healthcare utilization went down. Specifically, after one year with Accolade they observed a:

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  4% increase in office visits;

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  3% reduction in hospital admissions; and

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  5% reduction in average length of hospital stays.

          "We signed on to Accolade because we thought it would benefit our employees, and it did," said the health system's CHRO. "In year one, we achieved close to 50 percent employee engagement and saved more than $2,000,000 in healthcare claims costs. The substantial impact on our P&L has continued."

  Trusted Partnership:

          "Navigating the healthcare system is much more complex than people think, even for people who work in it," the CHRO has noted. "Accolade serves as the gateway, helping our employees understand how to use services and getting them more actively involved in their health decisions." Given sustained positive results (engagement rates: 50%+, satisfaction: 97%), the customer has recently extended the partnership through June 2023.

Customer B

          Customer Need:    A major transportation company wanted to increase its employees' understanding and utilization of their benefits. They have a diverse employee population — employees are distributed across many markets (and often in transit), work in varied professional roles, and part of the population is unionized — and the company was in search of a solution that would meet the diverse needs of these employees' families. Attracted to the promise of a streamlined experience powered by people and intelligent technology, the company turned to Accolade and deployed the Accolade Total Health and Benefits solution.

  Outcomes:

          Member Outcomes:    In the customer's first service year, Accolade demonstrated a clear ability to engage with members:

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  56% of families were engaged (92% of high-cost families);

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  of those engaged, 30% were supported by clinicians; and

  •
  average member satisfaction was 93%.

          The customer's employees have appreciated both the convenient access to Accolade support and the compassion with which they are met. One grateful employee noted, "I am [traveling] Monday-Friday so trying to wait on a phone line for 'the next available representative' is not an option....Accolade, and [my Health Assistant] in particular, has been amazing! I contact her through the app, whatever time of day, and am able to let her know what my issues are." Says another employee, "[Accolade has] been so caring and loving to me since I've been going through some really tough situations in my life....Especially [my Health Assistant], she is amazing, very educated and very supportive and actually shows a lot of tenderness and love, too, not just, you know, trying to get the conversation over with. Really engages in my conversation and actually listens to me, too. I just want to tell you thank you so much and make sure [my Health Assistant] knows how much I love her and care about her and I just think this program [from my employer] is fantastic."

          Customer Outcomes:    In comparing the first nine months that Accolade was deployed to the same period the year prior, the customer saw:

  •
  fewer inpatient stays (–4.9%);

  •
  a drop in 30-day readmissions (–14%);

  •
  a reduction in potentially avoidable ER visits (5.6% fewer avoidable visits per 1,000 visits);

  •
  notable improvements in utilization of existing third-party programs:

  •
  second opinion use: +26%;

  •
  wellness program use: +7%;

  •
  specialty Rx savings program: +20%; and

  •
  telehealth: +21%.

  Trusted Partnership:

          The customer's executive leadership is pleased with Accolade's impact, both to employees directly and insofar as the partnership has freed up capacity for the benefits team to pursue additional strategies to further "good utilization" among their members that would leverage the high engagement they are achieving with Accolade Total Health & Benefits.

Customer C

          Customer Need:    A global technology company has assembled a differentiated benefits package to help attract and retain top talent. Despite its workforce being predominantly young and healthy, it recognizes that its employees still need help with their healthcare and benefits. The company turned to Accolade, deploying Accolade Total Health and Benefits, in hopes the service could provide personalized support that would maximize the value of the extensive benefits available to their employees and those employees' families.

  Outcomes:

          Member Outcomes:    In the customer's first service year, Accolade drove meaningful engagement across the employee base:

  •
  60% of families were engaged (86% of high-cost families);

  •
  of those engaged, nearly 20% were supported by clinicians;

  •
  among those engaged, there was strong adoption of digital messaging with 86% utilizing this feature; and

  •
  average member satisfaction was 92%.

          Feedback from the customer's employees validates the seamlessness of the experience. Said one employee, "You guys have really revamped the face of customer service and how easily one can get in touch with their personal rep, be it through chat support or on the phone....Other insurance leaders and customer service hubs should learn from you!" Another claimed, "This is the easiest, most stress relieving service in my life currently. I'm shocked that people navigate the healthcare industry without it." Adds another, "Accolade has been the most useable healthcare interface I've ever used and the help has been the most immediate and positive."

          Customer Outcomes:    The customer has observed substantial lifts in benefits utilization since they began partnering with Accolade. In the year prior to the partnership, when the customer was collaborating with their traditional carrier, they saw roughly 70 referrals, in total, to the programs in which they had invested (e.g., fertility support, second opinion, behavioral health programming). Through the first three quarters of their first service year with Accolade, that number had skyrocketed to nearly 8,000 referrals.

  Trusted Partnership:

          Accolade is proud of its commitment to providing customers with flexibility when it comes to the strategies they use to meet their employees' needs. This customer's proposal for — and investment in — two on-site Accolade Health Assistants at their headquarters is indicative of their commitment to the Accolade program and eagerness to innovate with Accolade in order to drive meaningful engagement and best serve the interests of their employees.

Representative Member Story

          The following is a representative interaction between an Accolade Total Health and Benefits Member and Accolade.

Scenario:    A member ("Sarah") with Type 2 Diabetes moves to a new geographic area and needs an endocrinologist.

  Engagement

          Sarah calls the number on the back of her ID card. When an Accolade Health Assistant (AHA) answers, the name "Accolade" rings a bell — Sarah recently received a mailer explaining she could "Ask Accolade" any healthcare and benefits questions.

  Trusted Relationship

          The transactional concern:    To address Sarah's specific need, the AHA initiates a provider search accounting for Sarah's network and location of her new home.

  Getting past the transactional (probing questions):

  •
  While searching, the AHA asks about the move. Sarah shares the challenges she's had with the moving company and mentions how the move has hit the family's finances hard.

  •
  Sarah expresses her frustration with how difficult it is to find good providers, as well as how challenging it can be to call over to doctors' offices during her work day.

  •
  She also mentions that her son has a learning disability and is struggling at his new school, which she fears may lead to depression. Sarah has been missing work to care for him.

  Resolving the transactional and adding value:

  •
  Issue resolution: The AHA provides a shortlist of nearby, in-network physicians with high scores on quality and cost measures based on Accolade's proprietary methodologies.

  •
  Adding incremental value:

  •
  The AHA contacts Sarah's chosen provider to make an appointment on her behalf.

  •
  Leveraging Accolade's CRM tool (InView), the AHA sees that Sarah has an insulin prescription that periodically goes unfilled. The AHA advises her of a mail-order pharmacy benefit that will make filling her Rx more convenient.

    •
    The AHA generates a new care plan to support Sarah's diabetes and notes a financial "barrier" given what she has disclosed about the impact of the move. The care plan automatically generates interventions and goals that reflect the condition and noted barriers. The AHA mentions a generic alternative to Sarah's current prescription which the member may want to discuss with her doctor.

  Influence (positioning Accolade to deliver interventions)

  •
  The AHA advises Sarah that she will be "her person" going forward for anything health and benefits related, avoiding the need for Sarah to repeatedly explain her story to new member service representatives.

  •
  The AHA explains that through Accolade, Sarah has access to a team of clinicians to support her in her diabetes management, as well as a team of behavioral health specialists who can support her son's situation.

  •
  The AHA acknowledges logistical challenges related to Sarah's work schedule and guides her to download the Accolade mobile application.

  Better Decisions

  •
  Sarah accepts an Accolade nurse's offer to help prepare her for her upcoming appointment; because she downloaded the Accolade mobile app, she receives a message from the nurse containing some questions to ask her doctor.

  •
  At the appointment, scheduled on her behalf by Accolade, Sarah asks her provider about the generic alternative.

  •
  Later, Sarah signs up for the mail-order pharmacy benefit.

  •
  Following the appointment, Sarah securely messages her nurse saying the appointment went well.

  •
  In that same messaging encounter, Sarah asks to be connected with the behavioral health (BH) team, as her son's situation at school has not improved. A BH specialist reaches out to Sarah with a digital message and in the encounter that follows supports Sarah in identifying an in-network therapist and then scheduling the appointment.

  Improved Outcomes

          Sarah is empowered to make positive changes resulting in improved health, lower costs, and increased productivity at work:

  •
  Sarah's blood glucose levels remain stable, as she is in the care of a good doctor and adherent to her medication.

  •
  Both Sarah and her employer's healthcare spend is reduced thanks to the avoidance of complications given her glucose level stability and selection of the generic drug alternative.

  •
  Sarah's son is reacting well to therapy and doing better in school.

          Feeling healthier and energized by her son's progress, the member's attendance and work performance have improved markedly.

  Ongoing Engagement

  •
  A few months later, because Sarah's employer has purchased a new diabetes management program through Accolade's Trusted Supplier Program and is promoting adoption through Boost, the member learns the solution available to her at no cost.

  •
  As a result, and because she wants to improve her condition, she reaches out to her AHA who enhances her to a nurse to conduct clinical assessments (including the industry-standard patient health questionnaire that tests for depression).

  •
  Based on the condition assessment, the Accolade nurse recommends a series of personalized lifestyle changes and assists Sarah in signing up for the diabetes management program.

  •
  Sarah and the Accolade nurse plan to connect every few weeks to monitor progress.

  •
  The BH clinician follows up with the member to check in on her son's progress.

Competition

          We believe no single competitor offers a similarly comprehensive platform combining personalized, technology-enabled solutions with highly trained professionals. However, we have experienced and expect to continue to experience competition from a number of companies, including those who are well-established and may have greater resources, and those who may become meaningful competitors in the future. Our competitors generally fall into three categories: large health plans that provide member and provider services, such as the Blue Cross Blue Shield health plans (e.g., Anthem), Cigna, UnitedHealth Group, and Aetna; traditional advocacy and navigation companies, such as Quantum Health and Health Advocate; and an emerging cohort of companies that traditionally provided adjacent and/or exclusively digital services and are increasingly adding some version of navigation support to their offering, most notably Grand Rounds, Amino, Alight (Compass), and Castlight. We believe the primary competitive factors for our industry include:

  •
  level of member engagement;

  •
  ability to influence members to improve health and financial outcomes;

  •
  level of customer and member satisfaction;

  •
  ease of integration with employer benefits programs;

  •
  price;

  •
  breadth and depth of platform functionality;

  •
  modern and open technology supporting integration with third-party applications;

  •
  ability to recruit and retain skilled employees and clinicians;

  •
  access to and ability to derive insights from large, disparate data sets;

  •
  advanced analytics capabilities to create personalized recommendations;

  •
  brand awareness and reputation;

  •
  regulatory compliance; and

  •
  ability to rapidly innovate and respond to changing customer needs and legislative developments.

          While certain of our competitors may have greater resources, recognition, larger customer bases, or longer-standing offerings, we believe that we compete favorably against our competitors based on these criteria. We believe that our platform dramatically improves member experience, encourages better health outcomes, and lower costs for both our members and our customers. As our market grows and continues to evolve through technology or regulatory-driven changes, we expect it will continue to attract interest from existing larger companies who may be able to invest more resources in solutions, sales and marketing, and leverage their existing relationships, as well as interest from new entrants, who could introduce new solutions.

Intellectual Property

          We believe that our intellectual property rights are valuable and important to our business. We rely on trademarks, patents, copyrights, trade secrets, intellectual property assignment agreements, confidentially procedures, nondisclosure agreements, and employee nondisclosure and invention assignment agreements to establish and protect our proprietary rights.

          These intellectual property rights and procedures may not prevent others from creating a competitive technology platform or otherwise competing with us. We may be unable to obtain, maintain, and enforce the intellectual property rights on which our business depends, and assertions by third parties that we violate their intellectual property rights could have a material adverse effect on our business, financial condition, and results of operations.

          As of November 30, 2019, we had four registered patents in the United States, five pending patent applications in the United States, and seven registered trademarks in the United States. We continually review our product and technology efforts to assess the existence and patentability of new intellectual property.

Government Regulation

  HIPAA and Other Privacy and Security Requirements

          Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity, and other processing of PHI and PII. These laws and regulations include the Health Insurance Portability and Accountability Act (HIPAA), as amended by the Health Information Technology for Economic and Clinical Health Act (HITECH). HIPAA establishes a set of national privacy and security standards for the protection of PHI by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services. We are considered a business associate under HIPAA. As such, we could be subject to periodic audits for compliance with the HIPAA Privacy and Security Standards by HHS and our customers. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims. HIPAA imposes mandatory penalties for certain violations. Penalties for violations of HIPAA and its implementing regulations start at $100 per violation and are not to exceed $50,000 per violation, subject to a cap of $1.5 million for violations of the same standard in a single calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts may award damages, costs, and attorneys' fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

          In addition, HHS is required under HIPAA to establish a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator, which is yet to be publicly proposed or implemented. HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made "without unreasonable delay and in no case later than 60 calendar days after discovery of the breach." If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.

          Likewise, California enacted legislation in 2018 that has been dubbed the first "GDPR-like" law in the United States. Known as the California Consumer Privacy Act (CCPA), it creates new individual privacy rights for consumers (as that word is broadly defined in the law) and places increased privacy and security obligations on entities handling personal data of consumers or households. In effect since January 1, 2020, the CCPA requires covered companies to provide new disclosures to California consumers, provide such consumers new ways to opt-out of certain sales of personal information, and allow for a new cause of action for data breaches. It remains unclear what, if any, modifications will be made to the draft regulations that have been released or how the CCPA will be interpreted. As currently written, the CCPA could impact our business activities depending on how it is interpreted.

          There are numerous other federal, state, and foreign laws and regulations that protect the confidentiality, privacy, availability, integrity, and security of PHI and other types of PII. These laws and regulations in many cases are more restrictive than, and may not be preempted by, HIPAA and its implementing rules. These laws and regulations are often uncertain, contradictory, and subject to changed or differing interpretations, and we expect new laws, rules, and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future. This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us and our customers and potentially exposes us to additional expense, adverse publicity and liability. While we have implemented data privacy and security measures in an effort to comply with applicable laws and regulations relating to privacy and data protection, some PHI and other PII or confidential information is transmitted to us by third parties, who may not implement adequate security and privacy measures, and it is possible that laws, rules and regulations relating to privacy, data protection, or information security may be interpreted and applied in a manner that is inconsistent with our practices or those of third parties who transmit PHI and other PII or confidential information to us. If we or these third parties are found to have violated such laws, rules, or regulations, it could result in government-imposed fines, orders requiring that we or these third parties change our or their practices, or criminal charges, which could adversely affect our business.

  Other Health Care Laws

          Our business activities are subject to a complex set of regulations and rigorous enforcement, including by the FDA, U.S. Department of Justice, U.S. Department of Health and Human Services (HHS), Office of the Inspector General and Office of Civil Rights, and numerous other federal and state governmental authorities. In addition, our employees, consultants and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements. Federal and state healthcare laws and regulations that may affect our ability to conduct business include:

  •
  HIPAA, as amended by HITECH, and its implementing regulations, which impose certain requirements relating to the privacy, security, and transmission of protected health information on certain healthcare providers, health plans and healthcare clearinghouses, and their business associates that access or otherwise process individually identifiable health information on their behalf; HIPAA also created criminal liability for knowingly and willfully falsifying or concealing a material fact or making a materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

  •
  state laws governing the privacy and security of personal information beyond health information, including state breach notification requirements, which differ from each other in significant ways with respect to scope, application, and requirements and which often exceed the standards under HIPAA, thus complicating compliance efforts;

  •
  state laws governing professional licensure, the corporate practice of medicine and other healthcare professions and related fee-splitting laws;

  •
  the federal Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as the CMS programs, including Medicare and Medicaid;

  •
  the federal civil false claims and civil monetary penalties laws, including the federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government;

  •
  federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

  •
  the federal Physician Payments Sunshine Act, or Open Payments, created under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or Affordable Care Act, and its implementing regulations, which requires manufacturers of drugs, medical devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid, or the Children's Health Insurance Program to report annually to CMS information related to payments or other transfers of value made to licensed physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members;

  •
  Federal Food, Drug, and Cosmetic Act, or FDCA, which requires, among other things, manufacturers of medical devices, including certain software technology companies, to comply with requirements related to pre-market clearances, approved labeling, medical device adverse event reporting, and on-going post-market monitoring and quality assurance; and

  •
  state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

          The Affordable Care Act, among other things, amends the intent requirement of the federal Anti-Kickback Statute and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Affordable Care

Act provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act.

          Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our activities could be subject to challenge under one or more of such laws. Any action brought against us for violations of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses and divert our management's attention from the operation of our business. We may be subject to private "qui tam" actions brought by individual whistleblowers on behalf of the federal or state governments, with potential liability under the federal False Claims Act including mandatory treble damages and significant per-claim penalties.

          If our operations are found to be in violation of any of the federal or state laws described above or any other current or future fraud and abuse or other healthcare laws and regulations that apply to us, we may be subject to penalties, including significant criminal, civil, and administrative penalties, damages and fines, disgorgement, additional reporting requirements, and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, imprisonment and exclusion from participation in government programs, such as Medicare and Medicaid, as well as contractual damages, curtailment of our business activities, and reputational harm.

Our Facilities

          We have co-headquarters in Seattle, Washington at 1201 Third Avenue, Suite 1700, Seattle, WA 98101 and Plymouth Meeting, Pennsylvania at 660 West Germantown Pike, Suite 500, Plymouth Meeting, PA 19462. Our Seattle headquarters is leased pursuant to a lease that expires in 2030. Our Plymouth Meeting headquarters space is leased pursuant to a lease that expires in 2027. We also have offices located in Scottsdale, Arizona and Prague, Czech Republic, pursuant to leases that expire in 2024 and 2021, respectively. We believe that our properties are generally suitable to meet our needs for the foreseeable future. In addition, to the extent we require additional space in the future, we believe that it would be readily available on commercially reasonable terms.

Employees

          Our employees are critical to our success. We had 1,174 employees as of November 30, 2019. None of our employees is represented by a labor union. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

Legal Proceedings

          We are from time to time subject to, and are presently involved in, litigation and other legal proceedings. We believe that there are no pending lawsuits or claims that, individually or in the aggregate, may have a material effect on our business, financial condition or operating results.

MANAGEMENT

Executive Officers and Directors

          The following table sets forth information for our executive officers and directors as of January 31, 2020:

Name	Age	Position
Executive Officers
Rajeev Singh	51	Chief Executive Officer and Director
Stephen Barnes	49	Chief Financial Officer
Robert Cavanaugh	50	President
Michael Hilton	55	Chief Product Officer
Non-Employee Directors
J. Michael Cline(2)	60	Chairman of the Board
Senator William H. Frist, M.D.	67	Director
Jeffrey Jordan(2)	61	Director
Peter Klein(1)	57	Director
Dawn Lepore(1)(3)	65	Director
James C. Madden, V(1)	58	Director
Thomas Neff(2)(3)	82	Director
Patricia Wadors(3)	55	Director
Michael T. Yang	48	Director

(1)
Member of the audit committee.

(2)
Member of the compensation committee.

(3)
Member of the nominating and corporate governance committee.

Executive Officers

          Rajeev Singh has served as our chief executive officer and a member of our board of directors since October 2015. In 1993, Mr. Singh co-founded Concur Technologies, Inc., a business travel and expense management company. Mr. Singh served on Concur's board of directors from April 2008 until January 2015 and was most recently its president and chief operating officer until it was acquired by SAP SE in 2014. Prior to Concur, Mr. Singh held positions at Ford Motor Company and General Motors Corporation. Mr. Singh currently serves on the board of directors of Avalara Inc., a tax compliance software company, and previously served on the board of directors of Apptio, Inc., a technology business management company. Mr. Singh holds a B.S. from Western Michigan University. We believe Mr. Singh is qualified to serve on our board of directors due to his extensive knowledge of our company, as well as his significant operational and strategic expertise.

          Stephen Barnes has served as our chief financial officer since February 2015. From February 2014 to January 2015, Mr. Barnes served as a managing director at NRG Energy, Inc., an energy company. Mr. Barnes served as president of Energy Plus Holdings LLC, an energy company, from July 2012 to January 2014 after it was acquired by NRG. He served as chief financial officer of Energy Plus from February 2009 to June 2012. Previously, Mr. Barnes served in various roles at Novitas Capital, Voxware, Inc. and KPMG. Mr. Barnes holds an M.B.A. from The Wharton School of the University of Pennsylvania and a B.S. from Villanova University and is also a CPA (inactive).

          Robert Cavanaugh has served in a variety of roles with us since November 2015, and is currently serving as our president. From 1999 to April 2015, Mr. Cavanaugh served in various roles at Concur, including serving as president, worldwide enterprise, SMB and government, executive vice president, client development and executive vice president, business development. Mr. Cavanaugh served as an officer in the United States Army Reserve from 1991 to 2000. Mr. Cavanaugh currently serves on the board of directors of Cornerstone OnDemand, Inc., a learning, talent management, and talent experience software provider. Mr. Cavanaugh holds a B.S. from Norwich University.

          Michael Hilton has served as our chief product officer since November 2015. Mr. Hilton co-founded Concur and served in various roles from 1993 to January 2015, most recently serving as chief product officer. Prior to Concur, Mr. Hilton served as director of development at Contact Software International, a customer relationship management software company, which was acquired by Symantec Corporation in 1993. Mr. Hilton holds a B.A. from the University of California, Santa Cruz.

Non-Employee Directors

          J. Michael Cline is one of our co-founders and has served as a member of our board of directors since January 2007 and as our Chairman of the board of directors since February 2020. Mr. Cline serves as the founding managing partner of Accretive, LLC, a private equity firm, which he founded in December 1999. Mr. Cline was a founder of Accretive Health, Inc. (now known as R1 RCM, Inc.), a healthcare management company, and served as chairman of the board of directors from July 2009 until May 2015. From 1989 to 1999, Mr. Cline served as a general partner of General Atlantic Partners, LLC, a private equity firm. Mr. Cline holds an M.B.A. from Harvard Business School and a B.S. from Cornell University. We believe Mr. Cline is qualified to serve as a member of our board of directors due to his experience in private equity investing.

          Senator William H. Frist, M.D. has served as a member of our board of directors since March 2010. Dr. Frist is a heart and lung transplant surgeon, former U.S. Senator from Tennessee and former majority leader of the U.S. Senate. Since 2008, Dr. Frist has been a partner at Cressey & Company, L.P., a private health services investment firm. Dr. Frist currently serves on the boards of directors of AECOM, an engineering firm, Teladoc Health, Inc., a telemedicine company, Select Medical Holdings Corporation, a healthcare company, and SmileDirectClub, Inc., a teledentistry company. Dr. Frist holds an M.D. from Harvard Medical School and a B.A. from Princeton University. We believe Dr. Frist is qualified to serve as a member of our board of directors due to his significant public company director experience and his health services experience and expertise.

          Jeffrey Jordan has served as a member of our board of directors since July 2016. Mr. Jordan serves as the managing partner of Andreessen Horowitz, a venture capital firm, which he joined as a general partner in 2011. From 2007 to 2011, Mr. Jordan served as the president and chief executive officer of OpenTable Inc., an Internet and mobile services company. From 2004 to 2006, he served as president of PayPal Holdings Inc., an Internet-based payment system then owned by Internet company eBay Inc., and as senior vice president and general manager of eBay from 1999 to 2004. Mr. Jordan currently serves on the board of directors of Pinterest, Inc., a mobile application company. Mr. Jordan holds an M.B.A. from the Stanford University Graduate School of Business and a B.A. from Amherst College. We believe Mr. Jordan is qualified to sit on our board of directors due to his experience as an investor and as an officer of technology companies.

          Peter Klein has served as a member of our board of directors since September 2019. From January 2014 to June 2014, Mr. Klein served as chief financial officer of William Morris Endeavor Entertainment, LLC, a global sports and entertainment marketing firm. Mr. Klein spent over 11 years in various finance leadership roles at Microsoft Corporation, including serving as chief financial officer from November 2009 until May 2013. Previously, he held senior finance positions with McCaw Cellular Communications, Orca Bay Capital Corporation, Asta Networks Inc. and Homegrocer.com, Inc. Mr. Klein currently serves on the boards of directors of F5 Networks, Inc., a software company, and Denali Therapeutics Inc., a biotechnology company. Mr. Klein previously served on the board of directors of Apptio, Inc., a software company. He holds an M.B.A. from the University of Washington and a B.A. from Yale University. We believe Mr. Klein is qualified to serve on our board of directors due to his extensive experience as a senior finance executive, including as the chief financial officer of one of the world's largest software companies.

          Dawn Lepore has served as a member of our board of directors since June 2019. Ms. Lepore served as interim chief executive officer of Prosper Marketplace, Inc., an online peer-to-peer lending platform, from March 2012 to January 2013. Ms. Lepore served as chairman and chief executive officer of drugstore.com, inc., an online retailer of health and beauty care products, from October 2004 until its sale to Walgreen Co. in June 2011. Prior to joining drugstore.com, Ms. Lepore held various leadership positions during her 21 years with The Charles Schwab Company. Ms. Lepore currently serves on the boards of directors of RealNetworks, Inc., an Internet streaming media delivery software provider. Ms. Lepore previously served on the boards of directors of AOL Inc. and Quotient Technology Inc., a digital promotion and media platform. Ms. Lepore holds a B.A. from Smith College. We believe Ms. Lepore is qualified to serve on our board of directors due to her extensive operational background experience as an executive and director at diverse online consumer, Internet technology and retail companies.

          James C. Madden, V has served as a member of our board of directors since January 2007. In January 2012, Mr. Madden co-founded Carrick Capital Management Company LLC, a private equity firm, and continues to serve as a managing director at the firm. Mr. Madden served as a general partner of Accretive, LLC from January 2007 to February 2011. From January 2005 to January 2007, Mr. Madden was a special advisor to General Atlantic LLC, a private equity firm. Mr. Madden also served as chief executive officer of Exult, Inc., a provider of outsourced human resource services, from November 1998 to October 2004, and as chairman of the board of directors from February 2000 to October 2004. Mr. Madden currently serves on the board of directors of Genpact Limited, a business process and technology management provider. Mr. Madden previously served on the board of directors of ServiceSource International, Inc., a branding company. Mr. Madden holds a B.B.A. and a B.S. from Southern Methodist University. We believe Mr. Madden is qualified to serve on our board of directors due to his valuable operational and director experience leading a publicly traded company.

          Thomas J. Neff has served as a member of our board of directors since 2007. Since 1976, Mr. Neff has served in various roles at Spencer Stuart Management Consultants N.A., an executive search consulting firm, currently serving as Spencer Stuart, U.S.'s chairman and previously managing the worldwide firm from 1979 to 1987. Prior to this, Mr. Neff was a consultant with McKinsey & Co Inc., a global consulting firm and was a principal with Booz Allen & Hamilton, a consulting firm. Mr. Neff has served on the boards of directors of ACE Ltd, Hewitt Associates Inc., Exult Inc. and Macmillan Inc., including serving as chairman on certain compensation and corporate governance committees. Mr. Neff holds an M.B.A. from Lehigh University and a B.S. from Lafayette College. We believe Mr. Neff is qualified to sit on our board of directors due to his experience in leadership consulting, as well as extensive board and governance experience.

          Patricia Wadors has served as a member of our board of directors since February 2020. Ms. Wadors has served as the Chief Talent Officer of ServiceNow, Inc. since September 2017. From March 2015 to September 2017, Ms. Wadors served as CHRO-SVP, Global Talent Organization at LinkedIn, and from February 2013 to March 2015, as VP, Global Talent Organization at LinkedIn. From April 2010 to February 2013, Ms. Wadors served as Senior Vice President of Human Resources at Plantronics, Inc., a designer, manufacturer and distributor of headsets for business and consumer applications. Prior to Plantronics, she served as Senior Vice President of Human Resources at Yahoo! and as Chief Human Resources Officer at Align Technologies, and she has held senior human resource management positions at Applied Materials, Merck Pharmaceutical,

Viacom International, and Calvin Klein Cosmetics. Ms. Wadors holds a B.S. in business management with a concentration in human resources management and a minor in psychology from Ramapo College of New Jersey. We believe Ms. Wadors is qualified to serve on our board of directors due to her extensive operational background experience as an executive at diverse online consumer and internet technology companies.

          Michael T. Yang has served as a member of our board of directors since June 2010. Since January 2019, Mr. Yang has served as a managing partner at OMERS Ventures, a venture capital firm. From 2009 to 2018, Mr. Yang served as a managing director at Comcast Ventures, a venture capital firm. From 2005 to 2008, Mr. Yang served as a vice president and general manager at Yahoo! Mr. Yang holds an M.B.A. from Harvard Business School and a B.S. from the University of Pennsylvania. We believe Mr. Yang is qualified to sit on our board of directors due to his investment experience in e-commerce and emerging technology sectors.

Composition of Our Board of Directors

          Our business and affairs are managed under the direction of our board of directors. We currently have ten directors. Our current directors will continue to serve as directors until their resignation, removal or successor is duly elected. Pursuant to our amended and restated certificate of incorporation as in effect prior to the completion of this offering and an investor rights agreement, Messrs. Cline, Jordan, Madden, and Yang and Ms. Wadors were elected to serve as members of our board of directors by the holders of our preferred stock, and Ms. Lepore, Dr. Frist, and Messrs. Klein, Neff, and Singh were elected to serve as members of our board of directors by the holders of a majority of our capital stock, voting together. The investor rights agreement by which the directors are currently elected will terminate in connection with this offering, and there will be no contractual obligations regarding the election of our directors upon completion of this offering.

          Our board of directors may establish the authorized number of directors from time to time by resolution. In accordance with our amended and restated certificate of incorporation that will be in effect upon the completion of this offering, immediately after this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:

  •
  the Class I directors will be Messrs. Jordan, Madden and Yang, and their terms will expire at our first annual meeting of stockholders following this offering;

  •
  the Class II directors will be Messrs. Cline and Neff and Dr. Frist, and their terms will expire at our second annual meeting of stockholders following this offering; and

  •
  the Class III directors will be Messrs. Klein and Singh and Mses. Lepore and Wadors, and their terms will expire at our third annual meeting of stockholders following this offering.

          We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

          Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Messrs. Cline, Jordan, Klein, Madden, Neff and Yang, Dr. Frist and Mses. Lepore and Wadors do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares held by each non-employee director and the transactions described in the section titled "Certain Relationships and Related Party Transactions."

Committees of Our Board of Directors

          Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

          Our audit committee consists of Messrs. Klein and Madden and Ms. Lepore. Our board of directors has determined that each member of the audit committee satisfies the independence requirements under the listing standards of Nasdaq and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Mr. Klein. Our board of directors has determined that Mr. Klein is an "audit committee financial expert" within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member's scope of experience and the nature of his employment.

          The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:

  •
  helping our board of directors oversee our corporate accounting and financial reporting processes;

  •
  managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

  •
  discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

  •
  developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

  •
  reviewing related person transactions;

  •
  obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

  •
  approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

          Our audit committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of Nasdaq.

Compensation Committee

          Our compensation committee consists of Messrs. Cline, Neff and Jordan. The chair of our compensation committee is Mr. Neff. Our board of directors has determined that each member of the compensation committee is independent under the listing standards of Nasdaq and a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act.

          The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans, and programs and to review and determine the compensation to be paid to our executive officers, directors, and other senior management, as appropriate. Specific responsibilities of our compensation committee include:

  •
  reviewing and recommending to our board of directors the compensation of our chief executive officer and other executive officers;

  •
  reviewing and recommending to our board of directors the compensation of our directors;

  •
  administering our equity incentive plans and other benefit programs;

  •
  reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for our executive officers and other senior management; and

  •
  reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

          Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of Nasdaq.

  Nominating and Corporate Governance Committee

          Our nominating and corporate governance committee consists of Mses. Lepore and Wadors and Mr. Neff. The chair of our nominating and corporate governance committee is Ms. Lepore. Our board of directors has determined that each member of the nominating and corporate governance committee is independent under the listing standards of Nasdaq.

          Specific responsibilities of our nominating and corporate governance committee include:

  •
  identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

  •
  considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;

  •
  developing and making recommendations to our board of directors regarding corporate governance guidelines and related matters; and

  •
  overseeing periodic evaluations of the board of directors' performance, including committees of the board of directors.

          Our nominating and corporate governance committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of Nasdaq.

Code of Business Conduct and Ethics

          We will adopt a code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon the completion of this offering, our code of business conduct and ethics will be available under the Investor section of our website at www.accolade.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Compensation Committee Interlocks and Insider Participation

          None of the members of the compensation committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Non-Employee Director Compensation

          The following table sets forth information regarding compensation earned by or paid to our non-employee directors during fiscal year ended February 28, 2019.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Edgar Bronfman, Jr.(2)	—	—	—
J. Michael Cline	—	—	—
Senator William H. Frist, M.D.	—	77,440	77,440
Jeffrey Jordan	—	—	—
Peter Klein(3)	—	—	—
Dawn Lepore(4)	—	—	—
Marcus Mactas(5)	—	29,040	29,040
James C. Madden, V	—	—	—
Thomas Neff	—	77,440	77,440
Thomas K. Spann(6)	—	—	—
Patricia Wadors(7)	—	—	—
Michael T. Yang	—	—	—

(1)
Amounts in this column represent the aggregate grant date fair value of options granted during the fiscal year ended February 28, 2019, as computed in accordance with Accounting Standards Codification (ASC) Topic 718, without regard to estimated forfeitures related to service-based vesting conditions. For information regarding assumptions underlying the value of equity awards, see Note 8 to our consolidated financial statements and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation," included elsewhere in this prospectus. These amounts do not reflect dollar amounts actually received by our non-employee directors, who will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such options. As of February 28, 2019, our non-employee directors held options to purchase the following number of shares of our common stock: Dr. Frist, 798,594 shares; Mr. Mactas, 670,000 shares; Mr. Neff, 398,594 shares; and Mr. Spann, 3,892,266 shares.

(2)
Mr. Bronfman Jr. resigned from our board of directors in February 2020.

(3)
Mr. Klein joined our board of directors in September 2019.

(4)
Ms. Lepore joined our board of directors in June 2019.

(5)
Mr. Mactas resigned from our board of directors in June 2019.

(6)
Mr. Spann resigned from our board of directors in September 2019.

(7)
Ms. Wadors joined our board of directors in February 2020.

          Rajeev Singh, our Chief Executive Officer, is also a director but does not receive any additional compensation for his service as a director. See the section titled "Executive Compensation" for more information regarding the compensation earned by Mr. Singh.

Non-Employee Director Compensation Policy

          We expect to adopt a non-employee director compensation policy, pursuant to which our non-employee directors will be eligible to receive compensation for service on our board of directors and committees of our board of directors.

EXECUTIVE COMPENSATION

          Our named executive officers for the fiscal year ended February 28, 2019 were:

  •
  Rajeev Singh, our Chief Executive Officer;

  •
  Stephen Barnes, our Chief Financial Officer; and

  •
  Robert Cavanaugh, our President.

Summary Compensation Table

          The following table presents all of the compensation awarded to, earned by, or paid to our named executive officers during the fiscal year ended February 28, 2019.

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan ($)(2)	All Other Compensation ($)(3)	Total ($)
Rajeev Singh Chief Executive Officer	2019	350,000	72,600	148,750	3,000	574,350
Stephen Barnes Chief Financial Officer	2019	350,000	20,570	148,750	3,000	522,320
Robert Cavanaugh President	2019	350,000	20,570	148,750	3,000	522,320

(1)
Amounts reflect the grant date fair value of option awards granted in the fiscal year ended February 28, 2019, in accordance with ASC 718. For information regarding assumptions underlying the value of equity awards, see Note 8 to our consolidated financial statements and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation," included elsewhere in this prospectus. These amounts do not necessarily correspond to the actual value that the named executive officers will realize upon the exercise of the stock options or any sale of the underlying shares of common stock.

(2)
Amounts represent the annual performance-based cash bonuses earned by our named executive officers based on the achievement of certain corporate performance objectives and individual performance during the fiscal year ended February 28, 2019. These amounts were paid to the named executive officers in April 2019. Please see the descriptions of the annual performance bonuses paid to our named executive officers under "Performance Bonuses" below.

(3)
Amounts shown in this column represent matching 401(k) contributions provided to the named executive officers on the same terms as provided to all of our regular full-time employees in the United States. For more information regarding these benefits, see below under "Other Compensation and Benefits."

Performance Bonuses

          We offer our named executive officers the opportunity to earn annual cash incentives to compensate them for attaining short-term company and individual performance goals. Each of Messrs. Singh, Barnes, and Cavanaugh has an annual target bonus that is expressed as a percentage of his annual base salary. The target bonus percentages for our named executive officers (for calendar year 2018, which were determined prior to the company's transition to the current fiscal year which ends in February) were 50% for each of Messrs. Singh, Barnes, and Cavanaugh.

          Our compensation committee, based upon the recommendation of our Chief Executive Officer, establishes company performance goals each year and, at the completion of the year, determines actual bonus payouts after assessing company performance against these goals and a named executive officer's individual performance and contributions to the company's achievements. The calendar company performance goals for Messrs. Singh, Barnes, and Cavanaugh were based on our revenue, new business bookings measured by annual recurring revenue, free cash flow, Adjusted Gross Margin, and member net promotor score.

          The actual cash bonuses earned by our named executive officers during fiscal year 2019 are reported under the "Non-Equity Incentive Plan" column of the Summary Compensation Table above.

          As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act.

Other Compensation and Benefits

          All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, life, disability, and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We pay the premiums for the life, disability and accidental death and dismemberment insurance for all of our employees, including our named executive officers. We generally do not provide perquisites or personal benefits to our named executive officers.

          We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Internal Revenue Code of 1986, as amended (Code), limits, which are updated annually. We have the ability to make matching and discretionary contributions to the 401(k) plan. We make matching contributions of up to 3% of eligible deferred compensation capped at $3,000 annually for each employee. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.

          The Company did not sponsor any nonqualified deferred compensation plans during the fiscal year ended February 28, 2019. Our board of directors may elect to provide our officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future, if it determines that doing so is in our best interests.

          Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the fiscal year ended February 28, 2019.

Agreements with Our Named Executive Officers

          Rajeev Singh.    In October 2015, we entered into an Employment Agreement with Mr. Singh (the "Singh Employment Agreement"). The Singh Employment Agreement has no specific term, provides for at-will employment and reflects Mr. Singh's initial annual base salary of $400,000, an initial discretionary target bonus opportunity per year of up to sixty-percent (60%) of the base salary, the terms of his initial stock option grant, and severance benefits upon an involuntary termination, as described below in "— Potential Payments upon Termination or Change in Control."

          Stephen Barnes.    On December 1, 2014, we entered into a Letter Agreement with Mr. Barnes (the "Barnes Employment Agreement"). The Barnes Employment Agreement has no specific term, provides for at-will employment and reflects Mr. Barnes' initial annual base salary of $400,000, a one-time bonus payment of $100,000 paid in April 2015, a discretionary target bonus opportunity per year of up to fifty-percent (50%) of the base salary, the terms of his initial stock option grant, and severance benefits upon an involuntary termination, as described below in "— Potential Payments upon Termination or Change in Control."

          Robert Cavanaugh.    On October 26, 2015, we entered into a Letter Agreement with Mr. Cavanaugh (the "Cavanaugh Employment Agreement"). The Cavanaugh Employment Agreement has no specific term, provides for at-will employment and reflects Mr. Cavanaugh's current annual base salary of $350,000, a discretionary target bonus opportunity per year of up to fifty-percent (50%) of the base salary, and the terms of his initial stock option grant. The Cavanaugh Employment Agreement does not contain provisions regarding severance benefits.

Potential Payments upon Termination or Change in Control

          Regardless of the manner in which service terminates, each of Mr. Singh and Mr. Barnes are entitled to receive amounts earned during his term of service, including unpaid salary and unused vacation.

          Upon an involuntary termination (including due to death or disability), termination without Cause or resignation for Good Reason (each as defined in the Singh Employment Agreement), Mr. Singh is eligible for severance benefits in the form of a payment equal to 12 months of base salary and the acceleration of all outstanding equity awards to the extent such awards would have otherwise become vested if Mr. Singh's employment had not been terminated for a period of nine months following such termination. Upon termination without Cause or resignation for Good Reason within one-year of a Company Transaction (as defined in the 2007 Plan), Mr. Singh's outstanding equity awards vest according to the vesting acceleration provisions set forth in the respective award agreements.

          Upon an involuntary termination, except a Termination for Cause (as defined in the Barnes Employment Agreement), Mr. Barnes is eligible for severance benefits in the form of (i) continued base compensation and (ii) payment of COBRA premiums, for up to one year from the date of termination or, if earlier, the date Mr. Barnes next becomes employed full-time by another employer. In the event that Mr. Barnes is terminated as a result of an acquisition of the company, all of Mr. Barnes' outstanding unvested options shall immediately vest.

          Each of our named executive officers' stock options are subject to the terms of the 2007 Plan and form of share option agreement thereunder. If in connection with certain Company Transactions (as defined in the 2007 Plan), a successor entity (or parent thereof) does not assume or substitute outstanding options under our 2007 Plan prior to the effective date of the Company Transaction, each then outstanding option will become fully vested and exercisable. All outstanding repurchase rights under our 2007 Plan (to the extent there are any) shall be assigned to the successor entity (or parent thereof) in the event of any Company Transaction. If the successor entity (or parent thereof) does not accept such assignment, the outstanding repurchase rights shall terminate automatically, and the shares subject to those terminated rights shall immediately vest in full, upon the consummation of the Company Transaction, unless otherwise precluded by limitations imposed at the time of issuance. A more detailed description of the termination and change in control provisions in the 2007 Plan and awards granted thereunder is provided below under "— Equity Plans."

Outstanding Equity Awards at Fiscal Year-End

          The following table presents the outstanding equity incentive plan awards held by each named executive officer as of February 28, 2019.

	Option Awards(1)

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(2)		Option Exercise Price Per Share(3)	Option Expiration Date
Rajeev Singh	6,666,666	1,333,334	(a)	$0.84	10/30/2025
	59,375	90,625	(b)	$0.90	7/26/2027
	—	150,000	(c)	$0.94	5/2/2028
Stephen Barnes	780,000	—		$0.84	2/1/2025
	34,375	40,625	(d)	$0.84	4/26/2027
	—	42,500	(c)	$0.94	5/2/2028
Robert Cavanaugh	2,353,125	470,625	(a)	$0.84	10/30/2025
	34,375	40,625	(d)	$0.84	4/26/2027
	—	42,500	(c)	$0.94	5/2/2028

(1)
All of the option awards were granted under the 2007 Plan, the terms of which plan are described below under "— Equity Plans."

(2)
The unvested shares are scheduled to vest over a four-year period as follows: 25% of the shares underlying the options vest on the one-year anniversary of the vesting commencement date as detailed below, and thereafter 1/48th of the shares vest each month, subject to continued service with us through each relevant vesting date.

(a)
Vesting commencement date of 10/30/2015.

(b)
Vesting commencement date of 7/26/2017.

(c)
Vesting commencement date of 4/1/2018.

(d)
Vesting commencement date of 4/1/2017.

(3)
All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our board of directors or compensation committee.

Equity Plans

  Amended and Restated 2007 Stock Option Plan

          Our board adopted the Amended and Restated 2007 Stock Option Plan (the 2007 Plan) on July 1, 2010, and it was approved by our stockholders on July 1, 2010. The 2007 Plan was most recently amended and restated on April 25, 2014, and was last amended by our board on March 28, 2019 and by our stockholders on April 18, 2019. The 2007 Plan provides for the grant of incentive stock options (ISOs) and nonqualified stock options (NSOs) to our employees, directors and consultants or those of our subsidiaries. ISOs may be granted only to our employees or employees of our subsidiaries.

          The 2007 Plan will be terminated on the date the 2020 Plan becomes effective. However, any outstanding awards granted under the 2007 Plan will remain outstanding, subject to the terms of our 2007 Plan and award agreements, until such outstanding options are exercised or until any awards terminate or expire by their terms.

          Authorized Shares.    Following the consummation of this offering, we will no longer grant awards under our 2007 Plan. As of November 30, 2019, we had outstanding options under our equity compensation plans to purchase an aggregate of 45,347,422 shares of our common stock, with a weighted-average exercise price of $1.13 per share.

          Plan Administration.    Our board or a duly authorized committee of two or more members of our board administers our 2007 Plan and the awards granted under it. The administrator has the power to modify outstanding awards under our 2007 Plan. The administrator has the authority to cancel any outstanding option and to grant in substitution thereof new options covering the same or different number of shares of common stock but with an exercise price per share based on the fair market value on the new option grant date, with the consent of any adversely affected participant.

          Company Transactions.    Our 2007 Plan provides that in the event of certain specified Company Transactions, as defined under our 2007 Plan, our board may take the following actions for each outstanding option (i) arrange for the assumption by the successor entity (or parent thereof) or (ii) replace with a comparable option to purchase shares of the successor entity (or parent thereof) or with a cash incentive program of the successor entity which preserves the spread existing on the unvested option shares at the time of the company transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such option. If any successor entity (or parent thereof) does not effect such assumption or replacement, immediately prior to the effective date of the company transaction, each outstanding option will become fully exercisable for all shares of common stock at the time subject to such option and may be exercised for any or all of those shares as fully vested.

          All outstanding repurchase rights (to the extent there are any) shall also be assigned to the successor entity (or parent thereof) in the event of any Company Transaction. However, to the extent the successor entity (or parent thereof) does not accept such assignment, the outstanding repurchase rights shall terminate automatically, and the shares subject to those terminated rights shall immediately vest in full, upon the consummation of the Company Transaction, except to the extent such accelerated vesting is precluded by other limitations imposed by the administrator at the time the repurchase right is issued.

          Unless otherwise provided, immediately following the consummation of the Company Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor entity (or parent thereof).

          The administrator is not obligated to treat all awards or portions of awards, even those that are of the same type, in the same manner.

          Transferability.    Our board may impose limitations on the transferability of options, as the board will determine. Absent such limitations, a participant may not transfer awards under our 2007 Plan other than by will, the laws of descent and distribution.

          Plan Amendment or Termination.    Our board has the authority to amend or modify our 2007 Plan at any time, provided that such action will not impair a participant's rights under such participant's outstanding award without his or her written consent. As described above, our 2007 Plan will be terminated upon the effective date of this offering, and no future awards will be granted thereunder.

  2020 Equity Incentive Plan

          Our board of directors adopted the 2020 Equity Incentive Plan, or (the 2020 Plan), in             and our stockholders approved the 2020 Plan in             . The 2020 Plan will become effective upon the execution of the underwriting agreement for this offering. The 2020 Plan will be the successor to the 2007 Plan. Once the 2020 Plan becomes effective, no further grants will be made under the 2007 Plan.

          Types of Awards.    Our 2020 Plan provides for the grant of incentive stock options, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based awards, and other awards, or collectively, awards. ISOs may be granted only to our employees, including our officers, and the employees of our affiliates. All other awards may be granted to our employees, including our officers, our non-employee directors and consultants, and the employees and consultants of our affiliates.

          Authorized Shares.    The maximum number of shares of common stock that may be issued under our 2020 Plan will not exceed             shares, which is the sum of (i)              new shares, plus (ii) an additional number of shares not to exceed             shares consisting of (A) any shares reserved and available for issuance pursuant to the grant of new awards under our 2007 Plan upon the effectiveness of the 2020 Plan, and (B) any shares subject to stock options or other awards granted under our 2007 Plan, that on or after the date the 2020 Plan becomes effective, expire or terminate for any reason prior to exercise in full or are cancelled in accordance with the terms of the 2007 Plan. The number of shares of common stock reserved for issuance under our 2020 Plan will automatically increase on March 1 of each year, beginning on March 1, 2021, and continuing through and including March 1, 2030, by 4% of the total number of shares of common stock outstanding on the last day of February of the immediately preceding calendar year, or a lesser number of shares determined by our board prior to the applicable last day of February. The maximum number of shares that may be issued upon the exercise of ISOs under our 2020 Plan is three times the share reserve, or             shares.

          Shares issued under our 2020 Plan will be authorized but unissued or reacquired shares of common stock. Shares subject to awards granted under our 2020 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under our 2020 Plan. Additionally, shares issued pursuant to awards under our 2020 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under our 2020 Plan.

          Plan Administration.    Our board, or a duly authorized committee of our board, may administer our 2020 Plan. Our board has delegated concurrent authority to administer our 2020 Plan to the compensation committee. We sometimes refer to the board, or the applicable committee with the power to administer our equity incentive plans, as the administrator. The administrator may also delegate to one or more of our officers the authority to (i) designate employees (other than officers) to receive specified awards and (ii) determine the number of shares subject to such awards.

          The administrator has the authority to determine the terms of awards, including recipients, the exercise, purchase or strike price of awards, if any, the number of shares subject to each award, the fair market value of a share of common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise or settlement of the award and the terms of the award agreements for use under our 2020 Plan.

          In addition, subject to the terms of the 2020 Plan, the administrator also has the power to modify outstanding awards under our 2020 Plan, including the authority to reprice any outstanding option or stock appreciation right, cancel and re-grant any outstanding option or stock appreciation right in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any materially adversely affected participant.

          Stock Options.    ISOs and NSOs are granted pursuant to stock option agreements adopted by the administrator. The administrator determines the exercise price for a stock option, within the terms and conditions of the 2020 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of common stock on the date of grant. Options granted under the 2020 Plan vest at the rate specified by the administrator.

          The administrator determines the term of stock options granted under the 2020 Plan, up to a maximum of ten years. Unless the terms of an optionholder's stock option agreement provide otherwise, if an optionholder's service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that either an exercise of the option or an immediate sale of shares acquired upon exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder's service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

          Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the administrator and may include (i) cash, check, bank draft or money order, (ii) a broker-assisted cashless exercise, (iii) the tender of shares of common stock previously owned by the optionholder, (iv) a net exercise of the option if it is an NSO, and (v) other legal consideration approved by the administrator.

          Options may not be transferred to third-party financial institutions for value. Unless the administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder's death.

          Tax Limitations on ISOs.    The aggregate fair market value, determined at the time of grant, of common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will be treated as NSOs. No ISOs may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations, unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the ISO does not exceed five years from the date of grant.

          Restricted Stock Awards.    Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the administrator. Restricted stock awards may be granted in consideration for cash, check, bank draft or money order, services rendered to us or our affiliates, or any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by us upon the participant's cessation of continuous service for any reason.

          Restricted Stock Unit Awards.    Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant's cessation of continuous service for any reason.

          Stock Appreciation Rights.    Stock appreciation rights are granted pursuant to stock appreciation right grant agreements adopted by the administrator. The administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (i) the excess of the per share fair market value of common stock on the date of exercise over the strike price, multiplied by (ii) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2020 Plan vests at the rate specified in the stock appreciation right agreement as determined by the administrator.

          The administrator determines the term of stock appreciation rights granted under the 2020 Plan, up to a maximum of ten years. Unless the terms of a participant's stock appreciation right agreement provide otherwise, if a participant's service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. The stock appreciation right term may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant's service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

          Performance Awards.    Our 2020 Plan permits the grant of performance-based stock and cash awards. The compensation committee can structure such awards so that the stock or cash will be issued or paid pursuant to such award only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the common stock.

          The performance goals may be based on any measure of performance selected by the board of directors. The compensation committee may establish performance goals on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, the compensation committee will appropriately make adjustments in the method of calculating the attainment of the performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are "unusual" in nature or occur "infrequently" as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock-based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.

          Other Awards.    The administrator may grant other awards based in whole or in part by reference to common stock. The administrator will set the number of shares under the award and all other terms and conditions of such awards.

          Changes to Capital Structure.    In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to: (i) the class and maximum number of shares reserved for issuance under the 2020 Plan; (ii) the class and maximum number of shares by which the share reserve may increase automatically each year; (iii) the class and maximum number of shares that may be issued upon the exercise of incentive stock options; and (iv) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding awards.

          Corporate Transactions.    The following applies to stock awards under the 2020 Plan in the event of a corporate transaction (as defined in the 2020 Plan), unless otherwise provided in a participant's stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

          In the event of a corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

  •
  arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

  •
  arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

  •
  accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;

  •
  arrange for the lapse of any reacquisition or repurchase right held by us;

  •
  cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our board of directors may deem appropriate; or

  •
  make a payment equal to the excess of (A) the value of the property the participant would have received upon exercise of the stock award over (B) the exercise price otherwise payable in connection with the stock award.

          Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

          Under the 2020 Plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 50% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

          In the event of a change in control, as defined under our 2020 Plan, awards granted under our 2020 Plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement.

          Transferability.    A participant may not transfer awards under our 2020 Plan other than by will, the laws of descent and distribution or as otherwise provided under our 2020 Plan.

          Plan Amendment or Termination.    Our board has the authority to amend, suspend or terminate our 2020 Plan, provided that such action does not materially impair the existing rights of any participant without such participant's written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board adopted our 2020 Plan. No awards may be granted under our 2020 Plan while it is suspended or after it is terminated.

2020 Employee Stock Purchase Plan

          Our board of directors adopted our 2020 Employee Stock Purchase Plan, (or the "ESPP"), in             , and our stockholders approved the ESPP in             . The ESPP will become effective upon the execution of the underwriting agreement for this offering. The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP includes two components. One component is designed to allow eligible U.S. employees to purchase common stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code. In addition, purchase rights may be granted under a component that does not qualify for such favorable tax treatment when necessary or appropriate to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. while complying with applicable foreign laws.

          Authorized Shares.    The maximum aggregate number of shares of common stock that may be issued under our ESPP is             shares. The number of shares of common stock reserved for issuance under our ESPP will automatically increase on January 1 of each calendar year, beginning on January 1, 2021 and continuing through and including January 1, 2030, by the lesser of (i)          % of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, (ii)              shares, and (iii) a number of shares determined by our board. Shares subject to purchase rights granted under our ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under our ESPP.

          Plan Administration.    Our board, or a duly authorized committee thereof, will administer our ESPP. Our board has delegated concurrent authority to administer our ESPP to the compensation committee under the terms of the compensation committee's charter. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of common stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.

          Payroll Deductions.    Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the ESPP) for the purchase of common stock under the ESPP. Unless otherwise determined by our board, common stock will be purchased for the accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of common stock on the first date of an offering or (b) 85% of the fair market value of a share of common stock on the date of purchase. For the initial offering, which we expect will commence upon the execution and delivery of the underwriting agreement relating to this offering, the fair market value on the first day of the initial offering will be the price at which shares are first sold to the public.

          Limitations.    Our employees, including executive officers, or any of our designated affiliates may have to satisfy one or more of the following service requirements before participating in our ESPP, as determined by the administrator: (i) customary employment with us or one of our affiliates for more than 20 hours per week and more than five months per calendar year, or (ii) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. An employee may not be granted rights to purchase stock under our ESPP if such employee (i) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of common stock, or (ii) holds rights to purchase stock under our ESPP that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.

          Changes to Capital Structure.    In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the board of directors will make appropriate adjustments to (i) the number of shares reserved under the ESPP, (ii) the maximum number of shares by which the share reserve may increase automatically each year, (iii) the number of shares and purchase price of all outstanding purchase rights, and (iv) the number of shares that are subject to purchase limits under ongoing offerings.

          Corporate Transactions.    In the event of certain corporate transactions, as defined in the ESPP, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then the participants' accumulated payroll contributions will be used to purchase shares of common stock within 10 business days prior to such corporate transaction, and such purchase rights will terminate immediately.

          Under the ESPP, a corporate transaction is generally the consummation of: (i) a sale of all or substantially all of our assets, (ii) the sale or disposition of more than 50% of our outstanding securities, (iii) a merger or consolidation where we do not survive the transaction, and (iv) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

          ESPP Amendment or Termination.    Our board has the authority to amend or terminate our ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder's consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

Limitations of Liability and Indemnification Matters

          Upon the completion of this offering, our amended and restated certificate of incorporation will contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

  •
  any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  •
  any transaction from which the director derived an improper personal benefit.

          Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

          Our amended and restated certificate of incorporation that will be in effect upon the completion of this offering will authorize us to indemnify our directors, officers, employees, and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws that will be in effect upon the completion of this offering will provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our amended and restated bylaws that will be in effect upon the completion of this offering will also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys' fees, judgments, fines, and settlement amounts incurred by any of these individuals in connection with any action, proceeding, or investigation. We believe that these amended and restated certificate of incorporation and amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors' and officers' liability insurance.

          The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

          Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, the following describes transactions since March 1, 2016 and each currently proposed transaction in which:

  •
  we have been or are to be a participant;

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of our directors, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Equity Financing

          In July 2016, November 2016 and in multiple closings during March, April, May and July 2018, we sold an aggregate of 22,357,755 shares of our Series E preferred stock at a purchase price of $4.77239 per share, for an aggregate purchase price of approximately $106.7 million, and issued warrants to purchase an aggregate of 5,837,914 shares of our common stock at an exercise price of $0.0001 per share. The following table summarizes purchases of our Series E preferred stock and common stock warrants by related persons:

Stockholder	Shares of Series E Preferred Stock	Warrants to Purchase Common Stock	Total Purchase Price
Entities affiliated with Andreessen Horowitz(1)	11,524,624	2,794,029	$55,000,000
Avanti Holdings, LLC(2)	419,077	156,765	1,999,999
Stephen H. Barnes	52,383	12,699	249,992
Entities affiliated with Carrick Capital(3)	2,095,386	508,004	9,999,999
Robert Cavanaugh	209,538	50,800	999,997
Michael Hilton and Hilton Family Trust(4)	419,077	112,418	1,999,999

(1)
Entities associated with Andreessen Horowitz holding our securities whose shares are aggregated for purposes of reporting share ownership information are Andreessen Horowitz Fund IV, L.P., as nominee and AH Parallel Fund IV, L.P., as nominee. Mr. Jordan, a member of our board of directors, is a general partner at Andreessen Horowitz.

(2)
Mr. Singh, our chief executive officer and a member of our board of directors, is a partner of Avanti Holdings, LLC.

(3)
Entities associated with Carrick Capital holding our securities whose shares are aggregated for purposes of reporting share ownership information are Carrick Capital Partners II Co-Investment Fund, LP and Carrick Capital Partners II Co-Investment Fund II, LP. Mr. Madden, a member of our board of directors, is affiliated with Carrick Capital.

(4)
Mr. Hilton, one of our executive officers, is trustee of the Hilton Family Trust.

Investor Rights Agreement

          We are party to a fifth amended and restated investor rights agreement (IRA) with certain holders of our capital stock, including all of our holders of more than 5% of our capital stock, entities affiliated with certain of our directors, and each of our executive officers and directors that hold shares of our capital stock. The IRA provides certain holders of our preferred stock with information rights and a right of first refusal with regard to certain issuances of our capital stock, which will not apply to the completion of this offering. The parties to the IRA have agreed to vote in a certain way on certain matters, including with respect to the election of directors. This agreement will terminate upon the completion of this offering.

Registration Rights Agreement

          We are party to a fifth amended and restated registration rights agreement (RRA) with certain holders of our capital stock, including all of our holders of more than 5% of our capital stock, entities affiliated with certain of our directors, and each of our executive officers and directors that hold shares of our capital stock. The RRA provides our stockholders certain registration rights, including the right to demand that we file a registration statement following the completion of this offering or request that their shares be covered by a registration statement that we are otherwise filing, including the registration statement related to this offering. In connection with this offering, the holders of up to              shares of our common stock, including shares issued or issuable on conversion of outstanding preferred stock and shares of common stock issuable upon the net exercise of warrants that will be automatically net exercised in connection with this offering if not previously exercised, will be entitled to rights with respect to the registration of their shares under the Securities Act under this agreement. For a description of these registration rights, see the section titled "Description of Capital Stock — Registration Rights."

Right of First Refusal

          Pursuant to our equity compensation plans and certain agreements with our stockholders, including a fifth amended and restated right of first refusal and co-sale agreement with certain holders of our capital stock, we or our assignees have a right to purchase shares of our capital stock which stockholders propose to sell to other parties. This right will terminate upon the completion of this offering. Since March 1, 2016, we have waived our right of first refusal in connection with the sale of certain shares of our capital stock, resulting in the purchase of such shares by certain of our stockholders, including related persons. See the section titled "Principal Stockholders" for additional information regarding beneficial ownership of our capital stock.

Transactions with Comcast Cable

          In February 2009, we first entered into a services agreement with Comcast Cable Communications Management, LLC (Comcast Cable). Entities affiliated with Comcast Cable currently hold more than 5% of our outstanding capital stock, and Mr. Yang, a member of our board of directors, served as a managing director at an entity affiliated with Comcast Cable until 2018. Under our services agreement with Comcast Cable, which was most recently amended and renewed in October 2017, we have earned $33.4 million in fiscal 2019, $34.6 million in fiscal 2018 and a similar amount in fiscal 2017. Our potential revenue for future periods will depend on the number of members we serve and our achievement of performance metrics under the agreement, but we expect Comcast Cable to remain a significant customer. See Notes 2 and 13 to our consolidated financial statements included elsewhere in this prospectus.

Indemnification Agreements

          Our amended and restated certificate of incorporation that will be in effect upon the completion of this offering will contain provisions limiting the liability of directors, and our amended and restated bylaws that will be in effect upon the completion of this offering will provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the completion of this offering will also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them. For more information regarding these agreements, see the section titled "Executive Compensation — Limitations of Liability and Indemnification Matters."

Policies and Procedures for Related Person Transactions

          Prior to the completion of this offering, our board of directors will adopt a related person transaction policy setting forth the policies and procedures for the identification, review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and a related person were or will be participants and the amount involved exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, and guarantees of indebtedness. In reviewing and approving any such transactions, our audit committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, the availability of other sources of comparable products or services, whether the transaction is on terms comparable to those that could be obtained in an arm's length transaction, management's recommendation with respect to the proposed related person transaction, and the extent of the related person's interest in the transaction.

 PRINCIPAL STOCKHOLDERS

          The following table sets forth information with respect to the beneficial ownership of our capital stock as of December 31, 2019, and as adjusted to reflect the sale of our common stock offered by us in this offering assuming no exercise of the underwriters' option to purchase additional shares, for:

  •
  each of our named executive officers;

  •
  each of our directors;

  •
  all of our executive officers and directors as a group; and

  •
  each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock.

          We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

          Applicable percentage ownership before the offering is based on             shares of common stock outstanding as of December 31, 2019, assuming the automatic conversion of all outstanding shares of preferred stock into shares of common stock upon the completion of this offering, and assuming the issuance of             shares of common stock upon the net exercise of warrants outstanding as of December 31, 2019 that will automatically net exercise in connection with this offering if not previously exercised, in each case assuming an initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus. For additional information on the conversion ratios of the preferred stock, see the section titled "Prospectus Summary — The Offering". Applicable percentage ownership after the offering is based on             shares of common stock outstanding immediately after the completion of this offering, and assuming no exercise by the underwriters of their option to purchase additional shares of our common stock. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable within 60 days of December 31, 2019. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

          Unless otherwise indicated, the address of each beneficial owner listed below is c/o Accolade, Inc., 1201 Third Avenue, Suite 1700, Seattle, WA 98101.

	Number of shares	Percentage of Shares Beneficially Owned

Name of beneficial owner	beneficially owned	Before offering		After offering
5% and Greater Stockholders:
Entities affiliated with Accretive(1)	43,067,199		%		%
Entities affiliated with Andreessen Horowitz(2)
Entities affiliated with Carrick Capital(3)
Entities affiliated with Comcast Ventures(4)	10,665,966
Entities affiliated with Thomas K. Spann(5)
Executive Officers and Directors:
Rajeev Singh(6)
Stephen Barnes(7)	1,121,948
Robert Cavanaugh(8)	3,296,583
J. Michael Cline(1)	43,067,199
Senator William H. Frist, M.D.(9)	730,993
Michael Hilton(10)
Jeffrey Jordan(2)	—
Peter Klein	—
Dawn Lepore	—
James C. Madden, V(3)(11)
Thomas Neff(12)	811,687
Patricia Wadors	—
Michael T. Yang	—
All executive officers and directors as a group (13 persons)(13)

*
Represents beneficial ownership of less than 1%.

(1)
Consists of: (i) 548,393 shares held of record by Accretive Care Holding Partnership ("Accretive Care Partners"). Accretive II GP, LLC ("Accretive II GP") is the general partner of Accretive Care Partners, and has voting and dispositive power with respect to the shares held by Accretive Care Partners. J. Michael Cline, a member of our board of directors, and Edgar Bronfman, Jr. are the managing members of Accretive II GP, and may be deemed to have shared voting and dispositive power with respect to the shares held by Accretive Care Partners, but disclaim beneficial ownership of such shares; (ii) 4,801,682 shares held of record by Accretive Coinvestment Partners, LLC ("Accretive Coinvestment Partners"). Accretive Associates I, LLC ("Accretive Associates") is the managing member of Accretive Coinvestment Partners, and has voting and dispositive power with respect to the shares held by Accretive Coinvestment Partners. Messrs. Bronfman and Cline are the managing members of Accretive Associates, and may be deemed to have shared voting and dispositive power with respect to the shares held by Accretive Coinvestment Partners but disclaim beneficial ownership of such shares; (iii) 4,578,807 shares held of record by Accretive II Coinvestment, L.P. ("Accretive II Coinvestment"). Accretive II GP is the general partner of Accretive II Coinvestment, and has voting and dispositive power with respect to the shares held by Accretive II Coinvestment. Messrs. Bronfman and Cline are the managing members of Accretive II GP, and may be deemed to have shared voting and dispositive power with respect to the shares held by Accretive II Coinvestment but each of Mr. Bronfman and Mr. Cline disclaims beneficial ownership of such shares except to the extent of his individual pecuniary interest therein; (iv) 14,005,560 shares held of record by Accretive II, L.P. ("Accretive II"). Accretive II GP is the general partner of the Accretive II, and has voting and dispositive power with respect to the shares held by Accretive II. Messrs. Bronfman and Cline are the managing members of Accretive II GP, and may be deemed to have shared voting and dispositive power with respect to the shares held by the Accretive II, but disclaim beneficial ownership of such shares; (v) 19,132,757 shares held of record by Accretive Investors SBIC, L.P. ("Accretive Investors SBIC"). Accretive Associates SBIC, LLC ("Accretive SBIC GP") is the general partner of Accretive Investors SBIC, and has voting and dispositive power with respect to the shares held by Accretive Investors SBIC. Messrs. Bronfman and Cline are the managing members of Accretive SBIC GP, and may be deemed to have shared voting and dispositive power with respect to the shares held by Accretive Investors SBIC, but each of Mr. Bronfman and Mr. Cline disclaims beneficial ownership of such shares except to the extent of his individual pecuniary interest therein. The address for each of these individuals and entities is c/o Accretive, LLC, 660 Madison Avenue, 12th Floor, Suite 1215, New York, NY 10065.

(2)
Consists of: (i) 8,220,800 shares held of record by AH Parallel Fund IV, L.P., for itself and as nominee for AH Parallel Fund IV-A, L.P., AH Parallel Fund IV-B, L.P. and AH Parallel Fund IV-Q, L.P. (collectively, the "AH Parallel Fund IV Entities") and              shares that would be issued upon the net exercise of warrants; and (ii) 3,478,824 shares held of record by Andreessen Horowitz Fund IV, L.P., for itself and as nominee for Andreessen Horowitz Fund IV-A, L.P., Andreessen Horowitz Fund IV-B, L.P. and Andreessen Horowitz Fund IV-Q, L.P. (collectively, the "AH Fund IV Entities") and              shares that would be issued upon the net exercise of warrants. AH Equity Partners IV (Parallel), L.L.C. ("AH EP IV Parallel") is the general partner of the AH Parallel Fund IV Entities. The managing members of AH EP IV Parallel are Marc Andreessen and Ben Horowitz. AH EP IV Parallel has sole voting and dispositive power with regard to the shares held by the AH Parallel Fund IV Entities. AH Equity Partners IV, L.L.C. ("AH EP IV") is the general partner of the AH Fund IV Entities. The managing members of AH EP IV are Marc Andreessen and Ben Horowitz. AH EP IV has sole voting and dispositive power with regard to the shares held by the AH Fund IV Entities. The address for each of these individuals and entities is 2865 Sand Hill Road, Suite 101, Menlo Park, CA 94025.

(3)
Consists of: (i) 959,165 shares held of record by Carrick Capital Associates Fund, L.P.; (ii) 327,715 shares held of record by Carrick Capital Founders Fund, L.P.; (iii) 1,047,693 shares held of record by Carrick Capital Partners II Co-Investment Fund, L.P. and              shares that would be issued upon the net exercise of warrants; (iv) 1,047,693 shares held of record by Carrick Capital Partners II Co-Investment Fund II, L.P., and                   shares that would be issued upon the net exercise of warrants; and (v) 5,834,921 shares held of record by Carrick Capital Partners, L.P. Each of Carrick Capital Partners, L.P., Carrick Capital Associates Fund, L.P., and Carrick Capital Founders Fund, L.P. is a Delaware limited partnership that is managed by its sole general partner, Carrick Management Partners, LLC, which is a Delaware limited liability company. Each of Carrick Capital Partners II Co-Investment Fund, L.P. and Carrick Capital Partners II Co-Investment Fund II, L.P. is a Delaware limited partnership that is managed by its sole general partner, Carrick Management Partners II, LLC, which is a Delaware limited liability company. The principal office of all of the foregoing entities is 610 Newport Center Drive, Suite 1200, New Port Beach, CA 92660. Both of the general partner entities, Carrick Management Partners, LLC and Carrick Management Partners II, LLC, are managed by their two Managing Members, Marc F. McMorris and James C. Madden, V. The voting of Accolade, Inc. shares owned by the aforementioned Carrick entities is controlled by Marc F. McMorris and James C. Madden, V as the managers of Carrick Management Partners, LLC and Carrick Management Partners II, LLC.

(4)
Consists of: (i) 1,599,999 shares held of record by Comcast Holdings Corporation and 800,000 shares issuable upon the exercise of a warrant that is exercisable within 60 days of December 31, 2019; and (ii) 8,265,967 shares held of record by Comcast Ventures, L.P. Comcast Ventures, L.P. has an economic interest in the entities affiliated with Andreessen Horowitz but does not have voting or investment power over the shares held by such entities and, accordingly, such shares are not included as beneficially owned by Comcast Ventures, L.P. The address for these entities is One Comcast Center, Philadelphia, PA 19103.

(5)
Consists of: (i) 2,960,498 shares held directly; (ii) 3,872,683 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2019; and (iii) 2,000,000 shares held by The Thomas K. Spann Family Trusted dated January 18, 2012.

(6)
Consists of: (i) 229,501 shares held directly; (ii) 8,165,625 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2019; and (iii) 1,487,724 shares held by Avanti Holdings, LLC and             shares that would be issued upon the net exercise of warrants. Mr. Singh is a partner of Avanti Holdings, LLC.

(7)
Consists of: (i) 269,344 shares held directly; and (ii) 852,604 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2019.

(8)
Consists of: (i) 400,229 shares held directly and             shares that would be issued upon the net exercise of warrants; and (ii) 2,896,354 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2019.

(9)
Consists of: (i) 714,118 shares held directly; and (ii) 11,250 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2019.

(10)
Consists of: (i) 419,077 shares held of record by the Hilton Family Trust and             shares that would be issued upon the net exercise of warrants; (ii) 386,701 shares held directly and             shares that would be issued upon the net exercise of warrants; and (iii) 2,600,312 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2019. Mr. Hilton is trustee of the Hilton Family Trust.

(11)
Consists of 588,652 shares held of record by the James C. Madden V. Living Trust, Established November 18, 1999. Mr. Madden, a member of our board of directors, is the trustee of James C. Madden V. Living Trust, Established November 18, 1999. Mr. Madden has an economic interest in the entities affiliated with Accretive but does not have voting or investment power over the shares held by such entities and, accordingly, such shares are not included as beneficially owned by Mr. Madden.

(12)
Consists of: (i) 800,437 shares held directly; and (ii) 11,250 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2019.

(13)
Consists of: (i)              shares held by our directors, executive officers, and affiliated entities; (ii)               shares that would be issued upon the net exercise of warrants; (iii) 800,000 shares issuable upon the exercise of a warrant that is exercisable within 60 days of December 31, 2019; and (iv) 14,543,020 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2019.

DESCRIPTION OF CAPITAL STOCK

General

          The following is a summary of the rights of our common and preferred stock and some of the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will each become effective upon the completion of this offering, the fifth amended and restated registration rights agreement, and relevant provisions of Delaware General Corporation Law. The descriptions herein are qualified in their entirety by our amended and restated certificate of incorporation, amended and restated bylaws and fifth amended and restated registration rights agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of Delaware General Corporation Law.

          Upon the completion of this offering, our authorized capital stock will consist of the following shares, all with a par value of $0.0001 per share, of which:

  •
                    shares are designated as common stock; and

  •
                    shares are designated as preferred stock.

Common Stock

          As of November 30, 2019, there were             shares of our common stock outstanding and held of record by 224 stockholders, assuming (i) the automatic conversion of all outstanding shares of our preferred stock into shares of common stock, which will automatically occur immediately prior to the closing of this offering, and (ii) the issuance of             shares of our common stock issuable upon the net exercise of warrants that will automatically net exercise in connection with this offering if not previously exercised, in each case assuming an initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

          Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution, or winding up, the holders of common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then-outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking funds provisions applicable to the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon the closing of this offering will be, duly authorized, validly issued, fully paid, and nonassessable. All authorized but unissued shares of our common stock will be available for issuance by our board of directors without any further stockholder action, except as required by the listing standards of Nasdaq. The rights, preferences, and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

          As of November 30, 2019, there were 97,569,991 shares of preferred stock outstanding. Immediately upon the completion of this offering, each outstanding share of preferred stock will convert into the number of shares of common stock as described in the section titled "Prospectus Summary — The Offering."

          Upon the closing of this offering, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges, and restrictions of up to an aggregate of                  shares of preferred stock in one or more series and authorize their issuance. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control or other corporate action.

Options

          As of November 30, 2019, we had outstanding options under our equity compensation plans to purchase an aggregate of 45,347,422 shares of our common stock, with a weighted-average exercise price of $1.13 per share.

Warrants

          As of November 30, 2019, 8,281,694 shares of common stock were issuable upon exercise of outstanding warrants to purchase common stock with a weighted-average exercise price of $0.511 per share. Each of these warrants have a net exercise provision under which their holders may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrants after deduction of the aggregate exercise price. The warrants also provide for the adjustment of the number of shares issuable upon the exercise of the warrants in the event of stock splits, recapitalizations, reclassifications and consolidations. Warrants to purchase up to an aggregate of             shares will be automatically net exercised in connection with this offering if not previously exercised, resulting in             shares of common stock to be issued upon the automatic net exercise of these warrants, assuming an initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus. Unless exercised earlier, the warrants that are not net exercised in connection with this offering shall terminate on April 1, 2020.

Registration Rights

          We are party to an amended and restated registration rights agreement that provides that holders of our capital stock have certain registration rights as set forth below. The registration of shares of our common stock by the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered by the demand, piggyback and Form S-3 registrations described below.

          Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. The demand, piggyback and Form S-3 registration rights described below will expire five years after the completion of this offering, of which this prospectus is a part, or with respect to any particular stockholder, such time after the completion of this offering that such stockholder can sell all of its shares entitled to registration rights under Rule 144 of the Securities Act during any three-month period.

  Demand Registration Rights

          The holders of an aggregate of                  shares of our common stock (including shares of common stock issuable upon the net exercise of warrants that will be automatically net exercised in connection with this offering if not previously exercised) will be entitled to certain demand registration rights. At any time beginning 180 days after the completion of this offering, the holders of at least ten percent of the outstanding shares of our common stock issued upon conversion of our preferred stock may request that we register all or a portion of their shares. We are obligated to effect only two such registrations. Such request for registration must cover shares with an anticipated aggregate gross offering price of at least $10 million.

  Piggyback Registration Rights

          In connection with this offering, the holders of an aggregate of                  shares of our common stock (including shares of common stock issuable upon the net exercise of warrants that will be automatically net exercised in connection with this offering if not previously exercised) were entitled to, and the necessary percentage of holders waived, their rights to notice of this offering and to include their shares of registrable securities in this offering. After this offering, in the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of these shares will be entitled to certain piggyback registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration statement on Form S-8 or Form S-4 or their successors, the holders of these shares are entitled to notice of the registration and have the right to include their shares in the registration, subject to limitations that the underwriters may impose on the number of shares included in the offering.

  Form S-3 Registration Rights

          The holders of an aggregate of             shares of common stock (including shares of common stock issuable upon the net exercise of warrants that will be automatically net exercised in connection with this offering if not previously exercised) will be entitled to certain Form S-3 registration rights. The holders of at least ten percent of the outstanding shares of our common stock issued upon conversion of our preferred stock can make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3 and if the reasonably anticipated aggregate gross proceeds of the shares offered would equal or exceed $1 million.

Anti-Takeover Effects of State Law and Our Certificate of Incorporation and Bylaws

          Some provisions of Delaware law, our amended and restated certificate of incorporation, and our amended and restated bylaws contain or will contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

          These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

  Undesignated Preferred Stock

          The ability of our board of directors, without action by the stockholders, to issue up to             shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

  Stockholder Meetings

          Our amended and restated bylaws will provide that a special meeting of stockholders may be called only by our chairman of the board, chief executive officer or president, or by a resolution adopted by a majority of our board of directors.

  Requirements for Advance Notification of Stockholder Nominations and Proposals

          Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

  Elimination of Stockholder Action by Written Consent

          Our amended and restated certificate of incorporation and amended and restated bylaws will eliminate the right of stockholders to act by written consent without a meeting.

  Staggered Board

          Our board of directors will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. For more information on the classified board, see "Management — Composition of Our Board of Directors." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

  Removal of Directors

          Our amended and restated certificate of incorporation will provide that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

  Stockholders Not Entitled to Cumulative Voting

          Our amended and restated certificate of incorporation will not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

  Delaware Anti-Takeover Statute

          We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be "interested stockholders" from engaging in a "business combination" with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

  Choice of Forum

          Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws; (v) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; or (vi) any action asserting a claim governed by the internal affairs doctrine. The provisions would not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act. Our amended and restated certificate of incorporation will further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision.

  Amendment of Charter Provisions

          The amendment of any of the above provisions would require approval by holders of at least two-thirds of the total voting power of all of our outstanding voting stock.

          The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers, and as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

          Upon completion of this offering, the transfer agent and registrar for our common stock will be American Stock Transfer & Trust, LLC. The transfer agent and registrar's address is 6201 15th Avenue, Brooklyn, NY 11219.

Exchange Listing

          Our common stock is currently not listed on any securities exchange. We have applied to have our common stock listed on the Nasdaq Global Select Market under the symbol "ACCD."

SHARES ELIGIBLE FOR FUTURE SALE

          Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although we have applied to have our common stock listed on the Nasdaq Global Select Market, we cannot assure you that there will be an active public market for our common stock.

          Following the completion of this offering, based on the number of shares of our common stock outstanding as of November 30, 2019, and assuming (i) the issuance of shares of common stock in this offering, (ii) the conversion of all outstanding shares of our preferred stock into             shares of common stock, which will automatically occur immediately prior to the completion of the offering, (iii) the issuance of             shares of common stock upon the net exercise of warrants that will automatically net exercise in connection with this offering if not previously exercised, but assuming no other exercise or settlement of outstanding options or warrants, and (iv) no exercise of the underwriters' option to purchase additional shares of our common stock, we will have outstanding an aggregate of             shares of common stock.

          Of these shares, all shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares of common stock purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Shares purchased by our affiliates would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

          The remaining shares of common stock outstanding after this offering will be "restricted securities," as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, each of which is summarized below. We expect that all of these shares will be subject to a 180-day lock-up period under the lock-up agreements and market stand-off provisions described below.

          In addition, shares of common stock that are either subject to outstanding options or warrants or reserved for future issuance under our equity incentive plans will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements described below, and Rules 144 and 701 under the Securities Act.

Lock-Up Agreements and Market Standoff Provisions

          We, along with our directors, executive officers, and substantially all of our other stockholders and optionholders, have agreed with the underwriters that for a period of 180 days after the date of this prospectus, subject to specified exceptions as detailed further in "Underwriting" below, we or they will not offer, sell, contract to sell, pledge, grant any option to purchase, lend, or otherwise dispose of any shares of common stock or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock, request or demand that we file a registration statement related to our common stock, or engage in any hedging or other transaction or arrangement that transfers to another, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock. All of our stockholders are subject to a market standoff agreement with us that imposes similar restrictions.

          Upon expiration of the lock-up period, certain of our stockholders will have the right to require us to register their shares under the Securities Act. See "— Registration Rights" below and "Description of Capital Stock — Registration Rights."

          Upon the expiration of the lock-up period, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed below.

Rule 144

  Affiliate Resales of Restricted Securities

          In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, and who has beneficially owned shares of our capital stock for at least six months, would be entitled to sell in "broker's transactions" or certain "riskless principal transactions" or to market makers, a number of shares within any three-month period that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding; or

  •
  the average weekly trading volume in our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

          Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 concurrently with either the placing of a sale order with the broker or the execution of a sale directly with a market maker.

  Non-Affiliate Resales of Restricted Securities

          In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares of our capital stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

          Non-affiliate resales are not subject to the manner of sale, volume limitation, or notice filing provisions of Rule 144.

Rule 701

          In general, under Rule 701, any of our employees, directors, officers, consultants, or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act are entitled to sell such shares 90 days after such effective date in reliance on Rule 144. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one-year minimum holding period requirement. However, substantially all Rule 701 shares are subject to lock-up agreements as described above and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Form S-8 Registration Statement

          We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under the 2020 Plan, the 2007 Plan, and the ESPP. We expect to file the registration statement covering shares offered pursuant to these stock plans shortly after the date of this prospectus, permitting the resale of such shares in the public market without restriction under the Securities Act, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions, and any applicable market stand-off agreements and lock-up agreements. See the section titled "Executive Compensation — Equity Plans" for a description of the 2020 Plan, the 2007 Plan, and the ESPP.

Registration Rights

          As of November 30, 2019, holders of up to                  shares of our common stock (which includes all of the shares of common stock issuable upon the automatic conversion of our preferred stock immediately prior to the completion of this offering and shares of common stock issuable upon the net exercise of warrants that will automatically net exercise in connection with this offering if not previously exercised), or their transferees, will be entitled to various rights with respect to the registration of these shares under the Securities Act upon the completion of this offering and the expiration of lock-up agreements. In connection with this offering, the necessary percentage of holders waived their rights to include their shares of registrable securities in the registration statement of which this prospectus forms a part. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See "Description of Capital Stock — Registration Rights" for additional information. Shares covered by a registration statement will be eligible for sale in the public market upon the expiration or release from the terms of the lock-up agreement.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

          The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership, and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income or the alternative minimum tax, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local, or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the Code), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the IRS), all as in effect as of the date of this prospectus. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

          This discussion is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder's particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:

  •
  certain former citizens or long-term residents of the United States;

  •
  partnerships or other pass-through entities (and investors therein);

  •
  "controlled foreign corporations";

  •
  "passive foreign investment companies";

  •
  corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  banks, financial institutions, investment funds, insurance companies, brokers, dealers, or traders in securities;

  •
  tax-exempt organizations and governmental organizations;

  •
  tax-qualified retirement plans;

  •
  persons subject to special tax accounting rules under Section 451(b) of the Code;

  •
  persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

  •
  "qualified foreign pension funds" as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

  •
  persons that own, or have owned, actually or constructively, more than 5% of our common stock;

  •
  persons who have elected to mark securities to market; and

  •
  persons holding our common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy or integrated investment.

          If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our common stock.

          THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Definition of Non-U.S. Holder

          For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a "U.S. person" or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Common Stock

          As described under the section titled "Dividend Policy," we have not paid and do not anticipate paying any cash dividends in the foreseeable future. However, if we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts that exceed such current and accumulated earnings and profits and, therefore, are not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's tax basis in our common stock, but not below zero. Any excess amount distributed will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under the section titled "— Gain On Disposition of Our Common Stock" below.

          Subject to the discussion below regarding effectively connected income, backup withholding and FATCA (as defined below), dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or the applicable withholding agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder's qualification for the reduced rate. This certification must be provided to us or the withholding agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder's behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or the withholding agent, either directly or through other intermediaries.

          If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such holder's U.S. trade or business (and are attributable to such holder's permanent establishment or fixed base in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.

          However, any such effectively connected dividends paid on our common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

          Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

          Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Our Common Stock

          Subject to the discussion below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our common stock, unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States;

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  our common stock constitutes a "United States real property interest" by reason of our status as a United States real property holding corporation (USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period for our common stock, and our common stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

          Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC.

          Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Gain described in the third bullet point above will generally be subject to U.S. federal income tax in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to any provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

          Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of dividends on our common stock paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder's conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI (or applicable successor form), or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

          Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder's U.S. federal income tax liability, if any.

FATCA

          Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a U.S. federal withholding tax of 30% on certain payments made to a "foreign financial institution" (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity either certifies that it does not have any "substantial United States owners" as defined in the Code or provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019, although under recently issued proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on such proposed regulations pending finalization), no withholding would apply with respect to payments of gross proceeds.

          Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

UNDERWRITING

          We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, and BofA Securities, Inc. are the representatives of the underwriters.

Underwriters	Number of Shares

Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
BofA Securities, Inc.
Piper Sandler & Co.
Credit Suisse Securities (USA) LLC
William Blair & Company, L.L.C.
Robert W. Baird & Co. Incorporated
SVB Leerink LLC

Total

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          The underwriters have an option to buy up to an additional             shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following table shows the per share and total underwriting discount to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase             additional shares.

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          We and our officers, directors, and holders of substantially all of our common stock and securities convertible into or exchangeable for shares of common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

          Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the our historical performance, estimates of our business potential and earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses.

          We have applied to list our common stock on the Nasdaq Global Select Market under the symbol "ACCD."

          In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common stock, and together with the imposition of the penalty bid, may stabilize, maintain, or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market, or otherwise.

          We estimate that our share of the total expenses of the offering, excluding underwriting discount, will be approximately $             . We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $             .

          We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors, and employees may purchase, sell, or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities, and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color, or trading ideas and/or publish or express independent research views in respect of such assets, securities, or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities, and instruments.

          Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area and the United Kingdom

          In relation to each Member State of the European Economic Area and the United Kingdom (each a "Relevant State"), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

  (a)
  to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

          For the purposes of this provision, the expression an "offer to the public" in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

United Kingdom

          Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Canada

          The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

          The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance") or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("Securities and Futures Ordinance"), or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation, or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to

"professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA")) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

          Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore ("Regulation 32").

          Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

          The shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Switzerland

          The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

          Neither this document nor any other offering or marketing material relating to the offering, us, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

          This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Australia

          No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

          Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

          The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

          This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives, and circumstances, and, if necessary, seek expert advice on those matters.

 LEGAL MATTERS

          The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Cooley LLP, Seattle, Washington. As of the date of this prospectus, an entity comprised of partners and associates of Cooley LLP beneficially owns an aggregate of 20,953 shares of our common stock. Paul Hastings LLP, New York, New York, is acting as counsel to the underwriters in connection with this offering.

EXPERTS

          The consolidated financial statements of Accolade, Inc. as of February 28, 2018 and February 28, 2019, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

          You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at www.sec.gov.

          Upon the completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934 and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information will be available for inspection and copying at the SEC's website referred to above. We also maintain a website at www.accolade.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

ACCOLADE, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Accolade, Inc.:

Opinion on the Consolidated Financial Statements

          We have audited the accompanying consolidated balance sheets of Accolade, Inc. and subsidiary (the Company) as of February 28, 2018 and 2019, the related consolidated statements of operations, convertible preferred stock and stockholders' deficit, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of February 28, 2018 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

          These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

          We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company's auditor since 2008.

Philadelphia, Pennsylvania
December 5, 2019

ACCOLADE, INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	February 28,

	2018	2019

Assets
Current assets:
Cash and cash equivalents	$13,534	$42,701
Accounts receivable	6,553	371
Unbilled revenue	405	65
Current portion of deferred contract acquisition costs	536	908
Prepaid and other current assets	2,415	2,840

Total current assets	23,443	46,885
Property and equipment, net	21,452	15,274
Deferred contract acquisition costs	1,589	2,922
Other assets	598	681

Total assets	$47,082	$65,762

Liabilities, convertible preferred stock and stockholders' deficit
Current liabilities:
Current portion of loans payable, net of unamortized issuance costs	$4,969	$—
Accounts payable	1,631	2,454
Accrued expenses	2,353	3,140
Accrued compensation	17,231	19,612
Deferred rent and other current liabilities	535	541
Due to customers	5,141	8,511
Current portion of deferred revenue	9,637	22,407

Total current liabilities	41,497	56,665
Loans payable, net of unamortized issuance costs	15,910	19,200
Deferred rent and other noncurrent liabilities	5,912	5,353
Deferred revenue	449	501

Total liabilities	63,768	81,719

Convertible preferred stock:
Preferred stock, par value $0.0001; 93,204,800 shares authorized; 82,727,876 and 93,204,800 issued and outstanding at February 28, 2018 and 2019, respectively (liquidation value of $219,244 at February 28, 2019)	167,010	214,664
Commitments (note 12)
Stockholders' deficit:
Common stock, par value $0.0001; 165,000,000 shares authorized; 16,212,171 and 18,083,441 shares issued and outstanding at February 28, 2018 and 2019, respectively	1	1
Additional paid-in capital	29,310	38,881
Accumulated deficit,	(213,007)	(269,503)

Total stockholders' deficit	(183,696)	(230,621)

Total liabilities, convertible preferred stock and stockholders' deficit	$47,082	$65,762

See accompanying notes to consolidated financial statements.

ACCOLADE, INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Fiscal Year Ended February 28,

	2018		2019

Revenue	$76,828		$94,811
Cost of revenue, excluding depreciation and amortization	53,435		60,568
Operating expenses:
Product and technology	31,487		35,708
Sales and marketing	22,263		23,456
General and administrative	21,122		19,665
Depreciation and amortization	7,982		9,391

Total operating expenses	82,854		88,220

Loss from operations	(59,461)		(53,977)
Interest expense, net	(1,799)		(2,374)
Other expense	(26)		(90)

Loss before income taxes	(61,286)		(56,441)
Income tax expense	—		(55)

Net loss	$(61,286)		$(56,496)

Net loss per common share, basic and diluted	$(3.28)		$(2.43)

Weighted-average shares used to compute net loss per common share, basic and diluted	18,659,570		23,206,587

Pro forma net loss per common share, basic and diluted (unaudited)		$

Weighted-average shares used to compute pro forma net loss per common share, basic and diluted (unaudited)

See accompanying notes to consolidated financial statements.

ACCOLADE, INC.

Consolidated Statements of Convertible Preferred Stock and Stockholders' Deficit

Fiscal Years Ended February 28, 2018 and 2019

(In thousands, except shares)

			Stockholders' Deficit

	Convertible Preferred Stock		Common stock		Additional paid-in	Accumulated

	Shares	Amount	Shares	Amount	capital	deficit	Total

Balance, March 1, 2017	82,727,876	$167,010	13,882,162	$1	$19,116	$(151,721)	$(132,604)
Issuance of common stock in lieu of bonus payment	—	—	1,208,690	—	1,015	—	1,015
Exercise of stock options and common stock warrants	—	—	1,121,319	—	773	—	773
Stock-based compensation expense	—	—	—	—	8,406	—	8,406
Net loss	—	—	—	—	—	(61,286)	(61,286)

Balance, February 28, 2018	82,727,876	$167,010	16,212,171	$1	29,310	$(213,007)	$(183,696)
Sale of Series E preferred stock, net	10,476,924	47,654	—	—	—	—	—
Issuance of common stock warrants in connection with sale of Series E preferred stock	—	—	—	—	2,279	—	2,279
Issuance of common stock in lieu of bonus payment	—	—	605,737	—	569	—	569
Exercise of stock options and common stock warrants	—	—	1,265,533	—	1,002	—	1,002
Stock-based compensation expense	—	—	—	—	5,721	—	5,721
Net loss	—	—	—	—	—	(56,496)	(56,496)

Balance, February 28, 2019	93,204,800	$214,664	18,083,441	$1	$38,881	$(269,503)	$(230,621)

See accompanying notes to consolidated financial statements.

ACCOLADE, INC.

Consolidated Statements of Cash Flows

(In thousands)

	Fiscal Year Ended February 28,

	2018	2019

Cash flows from operating activities:
Net loss	$(61,286)	$(56,496)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	7,982	9,391
Loss on disposal of leasehold improvement	144	—
Noncash interest expense	518	425
Noncash bonus	1,015	569
Stock-based compensation expense	8,406	5,721
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenue	3,152	6,522
Accounts payable and accrued expenses	293	1,515
Amortization of deferred contract costs, net	68	(1,705)
Deferred revenue and due to customer	258	16,192
Accrued compensation	721	2,381
Deferred rent and other liabilities	602	(555)
Other assets	(158)	(508)

Net cash used in operating activities	(38,285)	(16,548)

Cash flows from investing activities:
Capitalized software development costs	(5,746)	(1,943)
Purchases of property and equipment	(1,407)	(1,175)

Net cash used in investing activities	(7,153)	(3,118)

Cash flows from financing activities:
Proceeds from sale of preferred stock, net	—	49,933
Proceeds from stock option exercises	773	1,002
Proceeds from borrowings on debt	14,500	3,000
Repayment of debt principal	—	(5,000)
Principal payments under capital leases	(234)	(102)

Net cash provided by financing activities	15,039	48,833

Net increase (decrease) in cash and cash equivalents	(30,399)	29,167
Cash and cash equivalents, beginning of year	43,933	13,534

Cash and cash equivalents, end of year	$13,534	$42,701

Supplemental cash flow information:
Interest paid	$1,391	$2,609
Issuance of common stock in lieu of cash bonus	$1,015	$569
Fixed assets included in accounts payable	$138	$93

See accompanying notes to consolidated financial statements.

Accolade, Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(1) Background

(a)    Business

          Accolade, Inc. was initially organized as a limited liability company under the name Accretive Care LLC in Delaware on January 23, 2007. On June 14, 2010, the company converted from a limited liability company to a Delaware corporation and changed its name to Accolade, Inc. Accolade's offices and operations are in Seattle, Washington; Plymouth Meeting, Pennsylvania; Scottsdale, Arizona; and Prague, Czech Republic.

          On February 6, 2016, Accolade established a wholly owned subsidiary in the Czech Republic (together with Accolade, the Company), and its results of operations have been included in the consolidated financial statements since that date.

          The Company provides personalized, technology-enabled solutions that help people better understand, navigate, and utilize the healthcare system and their workplace benefits. The Company's customers are primarily employers that contract with Accolade to provide their employees and their employees' families (the members) a single place to turn for their health, healthcare, and benefits needs. The service is designed to drive better healthcare outcomes and increased satisfaction for the participants while lowering costs for the payor. The Company provides its services to customers throughout the United States.

(b)    Liquidity

          The Company has incurred net losses and cumulative negative cash flows from operations since inception. To date, the Company's operations have been funded by capital raised from investors, debt facilities, and revenue in the normal course of business. Management believes that the Company's cash and cash equivalents at February 28, 2019, plus customer revenue and advances and available borrowings under its debt facility, as well as additional financing made available subsequent to February 28, 2019 (notes 6 and 14) are sufficient to fund its operations through at least the next 12 months. Additional financing may be required for the Company to successfully implement its long-term strategy. There can be no assurance that additional financing, if needed, can be obtained on terms acceptable to the Company.

(2) Summary of Significant Accounting Policies

(a)    Basis of Presentation and Principles of Consolidation

          The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and include the Company's accounts and those of the Company's wholly owned subsidiary located in Prague, Czech Republic. All significant intercompany balances and transactions have been eliminated in consolidation.

          During 2019, the Company changed its fiscal year end from December 31 to the last calendar day of February.

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(2) Summary of Significant Accounting Policies (Continued)

(b)    Use of Estimates

          The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including unbilled revenues and deferred revenues, certain accrued expenses, stock-based compensation, assessment of the useful life and recoverability of long-lived assets, income taxes, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. To the extent there are material differences between these estimates, judgments, or assumptions and actual results, the Company's financial statements will be affected.

(c)    Comprehensive Loss

          For the fiscal years ended February 28, 2018 and 2019, there was no difference between comprehensive loss and net loss.

(d)    Fair Value of Financial Instruments

          The carrying value of the Company's financial instruments, including cash equivalents, accounts receivable, unbilled revenue, other current assets, accounts payable, and accrued expenses approximates fair value due to the short-term nature of those instruments.

          The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy that requires the use of observable inputs and minimizes the use of unobservable inputs. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

  •
  Level 1 — Quoted prices in active markets for identical assets or liabilities.

  •
  Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

  •
  Level 3 — Inputs that are generally unobservable and typically reflect the Company's estimate of assumptions that market participants would use in pricing the asset or liability.

(e)    Cash and Cash Equivalents

          Cash and cash equivalents is comprised of cash in banks and highly liquid investments, including certificates of deposit with a maturity date of less than 90 days, and money market treasury funds, purchased with an original maturity of three months or less. Cash equivalents

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(2) Summary of Significant Accounting Policies (Continued)

consist of investments in money market funds for which the carrying amount approximates fair value, due to the short maturities of these instruments.

(f)     Accounts Receivable and Unbilled Revenue

          Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company does not have any off-balance-sheet credit exposure related to its customers. The Company records unbilled revenue for services performed on contracts for amounts not yet billed to customers.

(g)    Property and Equipment

          Property and equipment are recorded at cost. Equipment acquired under capital leases is recorded at the present value of the minimum lease payments. Property and equipment are depreciated on a straight-line basis over their estimated useful lives.

          Useful lives for property and equipment are as follows:

Property and Equipment	Estimated Useful Life

Office equipment and furniture	7 years
Computer equipment	3 - 5 years
Computer software	3 - 5 years
Leasehold improvements	Lesser of estimated useful life or remaining lease term

(h)    Capitalized Internal-Use Software Costs

          Costs related to software acquired, developed, or modified solely to meet the Company's internal requirements, including for tools that enable the Company's employees to interact with members and their providers, with no substantive plans to market such software at the time of development, are capitalized. Costs incurred during the preliminary planning and evaluation stage of the project and during the post-implementation operational stage are expensed as incurred. Costs related to minor upgrades, minor enhancements, and maintenance activities are expensed as incurred. Costs incurred during the application development stage of the project are capitalized. Internal-use software is included in property and equipment and is amortized on a straight-line basis over 3 years.

          For the fiscal years ended February 28, 2018 and 2019, the Company capitalized $5,746 and $1,943, respectively, for internal-use software. Amortization expense related to capitalized internal-use software during the fiscal years ended February 28, 2018 and 2019 was $4,412 and $5,836, respectively.

(i)      Impairment of Long-Lived Assets

          The Company reviews long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(2) Summary of Significant Accounting Policies (Continued)

not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, then an impairment charge is recognized for the amount by which the carrying value of the asset exceeds the fair value of the asset. There were no impairment charges recorded during the fiscal years ended February 28, 2018 and 2019.

(j)      Revenue and Deferred Revenue

          During 2018, the Company adopted Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, using the full retrospective method. Accordingly, the amounts for all periods presented herein have been adjusted to reflect the impact of ASC 606. The impact to the Company's consolidated financial statements as of and for the fiscal year ended February 28, 2018 was as follows:

	Under ASC 605	ASC 606 Adoption Adjustment	As Presented

Statement of Operations
Revenue	$76,406	$422	$76,828
Sales and marketing expense	23,467	(1,204)	22,263
Net loss	(62,912)	1,626	(61,286)
Balance Sheet
Unbilled revenue	$1,804	$(1,400)	$405
Deferred contract acquisition costs	811	1,313	2,125
Deferred revenue	13,512	(3,426)	10,086

          In addition, the cumulative impact to accumulated deficit at March 1, 2017 was $1,748.

          The Company earns revenue from its customers by providing personalized health guidance solutions to members. The Company's solutions allow its members to interact with its Accolade Health Assistants and clinicians through various means of communication, including telephony and secure messaging and via its mobile application and member portal. The Company prices its personalized health guidance solutions using a recurring per-member-per-month fee (PMPM), typically with a portion of the fee calculated as the product of a fixed rate times the number of eligible members (fixed PMPM fee), plus a variable PMPM fee calculated as the product of a variable rate times the number of eligible members (variable PMPM fee). The fees associated with the variable PMPM fee can be earned through the achievement of performance metrics and/or the realization of healthcare cost savings resulting from the utilization of the Company's services. Collectively, the fixed PMPM fee and variable PMPM fee are referred to as the total PMPM fee. The Company's PMPM pricing varies by contract. In certain contracts, the maximum total PMPM fee varies during the contract term (total PMPM rate increases or decreases annually), while in other contracts, the total PMPM maximum fee is consistent over the term, yet the fixed and variable portions vary. For example, in certain contracts the fixed PMPM fee increases on an annual basis

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(2) Summary of Significant Accounting Policies (Continued)

while the variable PMPM fee decreases on an annual basis, resulting in the same total PMPM fee throughout the term of the contract.

          Under ASC 606, the Company recognizes revenue when control of the promised services is transferred to its customers, in an amount that reflects the consideration to which it expects to be entitled in exchange for those services. Accordingly, the Company determines revenue recognition through the following steps:

  •
  identification of the contract, or contracts, with a customer;

  •
  identification of the performance obligations in the contract;

  •
  determination of the transaction price;

  •
  allocation of the transaction price to the performance obligations in the contract; and

  •
  recognition of revenue when, or as, the Company satisfies a performance obligation.

          At contract inception, the Company assesses the type of services being provided and assesses the performance obligations in the contract. The Company's contracts for personalized health guidance solutions generally include two performance obligations: stand ready services as discussed in the following sentence and reporting. The majority of the Company's contracts include stand ready services to provide eligible participants with access to the Company's services and to perform an unspecified quantity of interactions with members during the contract period. Accordingly, the Company's services are generally viewed as stand ready performance obligations comprised of a series of distinct daily services that are substantially the same and have the same pattern of transfer. For the stand ready services, the Company satisfies these performance obligations over time and recognizes revenue related to its services as the services are provided using a measure of progress based upon the actual number of members eligible for the service during the respective period as a percentage of the estimated members expected to be eligible for the service over the term of the contract. The Company believes a measure of progress based on the number of members is the most appropriate measurement of control of the services being transferred to the customer as the amount of internal resources necessary to stand ready is directly correlated to the number of members who can use the services.

          The Company's personalized health guidance solutions also include a distinct performance obligation related to reporting, which is provided to the customer on a daily, monthly, and/or quarterly basis and provides the customer with insights into various operational data and performance metrics. Although reporting is performed separately over regular intervals during the term of contract period, the Company recognizes revenue in a similar pattern of recognition and using a similar measure of progress as its stand ready services because the reporting services are performed evenly throughout the term of the contract. Revenues related to reporting services were not material for the fiscal years ended February 28, 2018 and 2019.

          Some contracts contain an additional performance obligation, pre-launch open enrollment, for which the performance obligation is satisfied before the launch of the Company's primary service.

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(2) Summary of Significant Accounting Policies (Continued)

For contracts that include pre-launch open enrollment support, the Company recognizes related revenues over the pre-launch open enrollment period based on the number of eligible members.

          The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company determines the standalone selling prices based on overall pricing objectives, taking into consideration market conditions and other factors, using an expected cost plus margin approach. The Company considered the variable consideration allocation exception in ASC 606 and concluded that such exception for allocating variable consideration to distinct performance obligations or distinct time periods within a series was not met primarily due to variability in its PMPM pricing.

          The majority of fees earned by the Company are considered to be variable consideration due to both the uncertainty regarding the total number of members for which the Company will invoice the customer, as well as the variable PMPM fees that are dependent upon the achievement of performance metrics and/or healthcare cost savings. Performance metrics are either measured monthly, quarterly or, annually, and with respect to the achievement of healthcare cost savings targets, annually (typically measured on a calendar year basis). Accordingly, at contract inception and on an ongoing basis, as part of the Company's estimate of the transaction price, the Company determines whether any such fees should be constrained, and the Company includes the estimated consideration for those fees for which a significant reversal of cumulative revenue is not probable (and is therefore considered to be unconstrained). Consideration related to the Company's achievement of healthcare cost savings is typically constrained until the end of the applicable calendar year due to uncertainty related to factors outside of the Company's control. Consideration related to other performance metrics is typically not constrained based on the Company's prior success of achieving such metrics. On an ongoing basis, the Company reassesses its estimates for variable consideration, which can change based upon its assessment of the achievement of performance metrics and healthcare cost savings, as well as the number of members.

          The Company typically invoices its customers in advance of the services performed on a monthly or quarterly basis, and the amount invoiced typically represents the maximum total PMPM fee for the estimated number of eligible members over the applicable invoice period. The total PMPM fee covers both the stand ready services and reporting services in the Company's typical contracts (i.e., the performance obligations are not separately priced or invoiced). The maximum total PMPM fee that is invoiced includes both the fixed PMPM fee and the variable PMPM fee related to the performance metrics and/or the realization of healthcare cost savings that can be achieved during the period. These fees are classified as deferred revenue on the Company's consolidated balance sheet until such time that revenue can be recognized. In the event the Company fails to satisfy any of the performance metrics and/or realization of healthcare cost savings that are billed in advance, the Company will refund the applicable portion of the fee or offset the amount against a future invoice. These amounts are included in Due to Customers on the Company's consolidated balance sheet. The Company's accounts receivable represent rights to consideration that are unconditional.

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(2) Summary of Significant Accounting Policies (Continued)

          As of February 28, 2019, $165,857 of revenue is expected to be recognized from remaining performance obligations as follows:

Fiscal year ending February 28 (29),
2020	$101,075
2021	44,224
2022	20,552
2023	6

Total	$165,857

          The expected revenue includes variable fee estimates for the non-cancellable term of the Company's contracts. The expected revenue does not include amounts of variable consideration that are constrained.

          Significant changes during the years ended February 28, 2018 and 2019 in the deferred revenue balances were the result of recognized revenue of $9,637 and $22,407, respectively, that were included in deferred revenue.

          Adjustments in transaction price estimates related to performance obligations satisfied in prior periods were $4,410 and $1,665 during the years ended February 28, 2018 and 2019, respectively. These changes in estimates were primarily due to the inclusion of consideration that was previously constrained related to the Company's achievement of healthcare cost savings.

Cost to obtain and fulfill a contract

          The Company capitalizes sales commissions paid to internal sales personnel that are both incremental to the acquisition of customer contracts and recoverable. These costs are recorded as deferred contract acquisition costs in the accompanying consolidated balance sheets. The Company capitalized commission costs of $1,233 and $1,830 for the fiscal years ended February 28, 2018 and 2019, respectively. The Company defers costs based on its sales compensation plans only if the commissions are incremental and would not have occurred absent the customer contract. Payments to direct sales personnel are typically made in two increments as follows: 75% upon signature of the contract, with the remaining 25% upon customer launch. The Company does not pay commissions on contract renewals.

          Deferred commissions paid on the initial acquisition of a contract are amortized ratably over an estimated period of benefit of five years, which is the estimated customer life. The Company determined the period of amortization for deferred commissions by taking into consideration current customer contract terms, historical customer retention, and other factors. Amortization is included in sales and marketing expenses in the accompanying consolidated statements of operations and totaled $52 and $377 for the fiscal years ended February 28, 2018 and 2019, respectively. The Company periodically reviews deferred contract acquisition costs to determine whether events or changes in circumstances have occurred that could impact the estimated period of benefit. There were no impairment losses recorded during the periods presented.

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(2) Summary of Significant Accounting Policies (Continued)

          For certain customer contracts, the Company may incur direct and incremental costs related to customer set-up and implementation. The Company recorded deferred implementation costs of $367 and $667 for the fiscal years ended February 28, 2018 and 2019, respectively. These implementation costs are deferred and amortized over the expected useful life of the Company's customers, which is five years. Amortization is included in cost of revenues in the Company's consolidated statements of operations and totaled $1,616 and $417 for the fiscal years ended February 28, 2018 and 2019, respectively.

(k)     Concentration of Credit Risk

          Financial instruments that potentially subject us to credit risk consist principally of cash and cash equivalents. The Company maintains its cash primarily with domestic financial institutions of high credit quality, which may exceed federal deposit insurance corporation limits. The Company invests its cash equivalents in highly rated money market funds. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents and perform periodic evaluations of the credit standing of such institutions.

          Significant customers are those which represent 10% or more of the Company's revenue during the period. For each significant customer, revenue as a percentage of total revenue was as follows:

	Fiscal Year Ended February 28,

	2018	2019
Customer 1	45%	35%
Customer 2	16%	14%
Customer 3	0%	11%

Total	61%	60%

          As of February 28, 2018, there was $6,337 of accounts receivable outstanding related to Customer 1, all of which was subsequently collected. There were no accounts receivable outstanding at February 28, 2019 related to these customers.

(l)      Stock-Based Compensation

          The Company recognizes compensation cost for awards to employees, nonemployee directors, consultants, and advisors based on the grant date fair value of stock-based awards on a straight-line basis over the period during which an award holder is required to provide service in exchange for the award. The Company estimates the fair value of each employee stock option on the date of grant using the Black-Scholes option pricing model.

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(2) Summary of Significant Accounting Policies (Continued)

(m)   Cost of Revenue, excluding depreciation and amortization

          Cost of revenue, excluding depreciation and amortization, consists primarily of personnel costs including salaries, wages, overtime, bonuses, stock-based compensation expense, and benefits, as well as software and tools for telephony, business analytics, allocated overhead costs, and other expenses related to delivery and implementation of the Company's personalized technology-enabled solutions.

(n)    Product and Technology

          Product and technology expenses consist of personnel expenses, including salaries, bonuses, stock-based compensation expense, and benefits for employees and contractors for engineering, product, and design teams, and allocated overhead costs, as well as costs of software and tools for business analytics, data management, and IT applications that are not directly associated with delivery of the Company's solutions to customers.

(o)    Income Taxes

          The provision for income taxes was determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the period. Deferred taxes result from differences between the financial and tax basis of the Company's assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates applicable in the years in which they are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax law is recognized in income in the period that includes the enactment date.

          In evaluating the ability to realize deferred tax assets, the Company relies on taxable income in prior carryback years, the future reversals of existing taxable temporary differences, future taxable income, and tax planning strategies.

          Consistent with the provisions of FASB ASC Topic 740, Income Taxes, the Company does not recognize a tax benefit for a tax position in its financial statements unless it has concluded that it is more likely than not that the benefit will be sustained on audit by the taxing authority based solely on the technical merits of the associated tax position; and that the amount of tax benefit recognized is measured at the largest amount of the tax benefit that, in the Company's judgment, is greater than 50% likely to be realized. U.S. GAAP requires the evaluation of tax positions taken or expected to be taken in the course of preparing tax returns to determine whether the tax positions will more likely than not be sustained by the Company upon challenge by the applicable tax authority. Tax positions not deemed to meet the "more-likely than-not" threshold and that would result in a tax benefit or expense to the Company would be recorded as a tax benefit or expense in the current period. For the fiscal years ended February 28, 2018 and 2019, the Company did not recognize any

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(2) Summary of Significant Accounting Policies (Continued)

amounts for unrecognized tax benefits. Tax years 2009 through present remain subject to examination by the U.S. and state taxing authorities.

(p)    Segments

          The Company's chief operating decision maker, its Chief Executive Officer, reviews the financial information presented on a consolidated basis for purposes of allocating resources and evaluating its financial performance. Accordingly, the Company has determined that it operates in a single reportable operating segment.

          As of February 28, 2018 and 2019, substantially all of Accolade's long-lived assets were located in the United States, and all revenue was earned in the United States.

(q)    Recently Issued Accounting Pronouncements

          Revenue Recognition:    In May 2014, the FASB issued ASC 606. See Note 2(j) for discussion regarding the impact of the Company's adoption of ASC 606.

          Stock-Based Compensation:    In May 2017, the FASB issued ASU No. 2017-09, Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting, which provides clarity in applying the guidance in Topic 718 around modifications of stock-based payment awards. The Company adopted this ASU on March 1, 2018. In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting. ASU No. 2018-07 simplifies the accounting for share-based payments granted to nonemployees for goods and services and aligns most of the guidance on such payments to the nonemployees with the requirements for share-based payments granted to employees. The standard is effective for the Company for the fiscal year ending February 29, 2020. Early adoption is permitted, but no earlier than a company's adoption date of ASC 606. The Company adopted this ASU on March 1, 2018. There was no material impact on the Company's consolidated financial statements related to the adoption of either standard.

(r)     New Accounting Pronouncements Not Yet Adopted

          Leases:    In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, and ASU No. 2018-11, Leases (Topic 842), Targeted Improvements, which affect certain aspects of the previously issued guidance. In December 2018, the FASB issued ASU No. 2018-20, Narrow-Scope Improvements for Lessor, Leases (Topic 842), which provides guidance on sales tax and other taxes collected from lessees. In March 2019, the FASB issued ASU No. 2019-01, Codification Improvements to Topic 842, Leases, which affect certain aspects of the previously issued guidance. Amendments include an additional transition method that allows entities to apply the new standard on the adoption date and recognize a cumulative effect adjustment to the opening balance of retained earnings, as well as a new practical expedient for lessors. The guidance (collectively ASC 842) will require lessees to record all leases on their balance sheets, whether operating or financing, while continuing to recognize the expenses on their income statements in a manner

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(2) Summary of Significant Accounting Policies (Continued)

similar to current practice. ASC 842 states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. ASC 842 is effective for the Company for the fiscal year ending February 28, 2022. Early adoption is permitted. The Company is evaluating the accounting, transition and disclosure requirements of the standard and cannot currently estimate the financial statement impact of adoption.

          Credit Losses:    In June 2016, the FASB issued ASU No. 2016-13 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 introduces the current expected credit loss (CECL) model, which will require entities to estimate an expected lifetime credit loss on financial assets ranging from short-term trade accounts receivable to long-term financings. ASU 2016-13 is effective for the Company for the fiscal year ending February 28, 2023. Early adoption is permitted. The Company is evaluating the accounting, transition and disclosure requirements of the standard and cannot currently estimate the financial statement impact of adoption.

          Internal Use Software:    In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other Internal Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This ASU is effective for the fiscal year ending February 28, 2022, and interim periods within the fiscal year ending February 28, 2023. Early adoption is permitted. The Company is evaluating the accounting, transition, and disclosure requirements of the standard and cannot currently estimate the financial statement impact of adoption.

(3) Property and Equipment

          Property and equipment consisted of the following:

	February 28,

	2018	2019
Capitalized software development costs	$30,919	$32,862
Computer software	10,214	10,275
Computer equipment	6,913	7,828
Office equipment, furniture, and leasehold improvements	7,719	8,012
Office equipment and furniture under capital leases	1,251	1,252

	57,016	60,229
Less accumulated depreciation	(35,564)	(44,955)

Total	$21,452	$15,274

          Depreciation and amortization expense was $7,982 and $9,391 for the fiscal years ended February 28, 2018 and 2019, respectively. Also, during 2018, the Company wrote off leasehold improvements, resulting in a loss on disposal of $144.

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(4) Accrued Expenses

          Accrued expenses consisted of the following:

	February 28,

	2018	2019
Accrued professional and consulting fees	$528	$755
Accrued software, hardware, and communication costs	491	154
Accrued litigation matter	650	1,100
Accrued taxes	122	335
Accrued other	562	796

Total	$2,353	$3,140

          See Note 12 for discussion regarding accrued litigation matter.

(5) Fair Value Measurements

          The following table sets forth the fair value of the Company's financial assets and within the fair value hierarchy:

	February 28, 2018

	Level 1	Level 2	Level 3	Fair Value
Assets
Cash equivalents:
Money market funds	$6,516	$—	$—	$6,516

	February 28, 2019

	Level 1	Level 2	Level 3	Fair Value
Assets
Cash equivalents:
Money market funds	$28,661	$—	$—	$28,661

          Also, the carrying value of the Company's debt approximates fair value based on interest rates available for debt with similar terms at February 28, 2018 and 2019.

(6) Debt

          On January 30, 2017, the Company entered into two debt facilities, one of which is a $20,000 term loan (the Term Loan) and the other a $20,000 revolving credit facility (the 2017 Revolver).

          During March 2018, an amendment to the Term Loan was entered into, as further discussed below. During April 2018, an amendment to the 2017 Revolver was entered into, as further discussed below.

          During July 2019, the Company amended the Term Loan, terminated the 2017 Revolver and entered into a new revolving credit facility (the 2019 Revolver). In connection with the July 2019

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(6) Debt (Continued)

transactions, the Company issued warrants to purchase up to 677,977 shares of the Company's common stock.

(a)    Term Loan

          Under the terms of the Term Loan, the Company was permitted to borrow up to an aggregate principal amount of $20,000, with the total amount of available borrowings subject to certain monthly recurring revenue calculations. As of February 28, 2019, there was $19,200 outstanding on the Term Loan (net of unamortized issuance costs), classified as non-current in the Company's consolidated balance sheet. There was no remaining borrowing capacity on this facility as of February 28, 2019.

          Interest on the outstanding balance was payable monthly at a rate of 11.75%. Principal payments were scheduled to be made monthly beginning January 31, 2019, in equal installments calculated as 1/24th of the outstanding balance on December 31, 2018. However, the Company had the ability to extend the interest only period for an additional twelve months, subject to an additional fee and other conditions, which would extend the maturity date from December 31, 2020 to December 31, 2021. The Company committed to extend this interest only period, and the maturity date was extended to December 31, 2022. As a result, principal payments were scheduled to start January 2020. As of February 28, 2018 and 2019, there was no accrued but unpaid interest related to the Term Loan.

          The Term Loan also provided for the issuance of a warrant to purchase 217,712 shares of the Company's common stock (the Term Loan Warrant) at an exercise price of $0.001 per share. The Term Loan Warrant vested 100% upon issuance and has a ten-year term, ending January 30, 2027. The Company calculated the fair value of the Term Loan Warrant using the Black-Scholes option pricing model, and the fair value of the Term Loan Warrant was determined to be $182. This amount was recorded as a debt discount and was being amortized ratably over the Term Loan period. Interest expense was $47 and $36, respectively, in the fiscal years ended February 28, 2018 and 2019, related to the Term Loan Warrant.

          Also, the Company incurred issuance and other third-party costs of $429 related to the Term Loan, which were recorded as a debt discount and were being amortized ratably over the term of the Term Loan. Interest expense related to the amortization of these costs was $110 and $85, respectively, during the fiscal years ended February 28, 2018 and 2019.

          During July 2019, the Company amended the existing Term Loan agreement, which resulted in an additional $2,000 of availability, increasing total availability to $22,000. As of December 5, 2019, the Company had borrowed all $22,000 available under the Term Loan. The classification of the 2017 Term Loan as of February 28, 2018 and 2019 was determined based upon the terms of the July 2019 amendment.

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(6) Debt (Continued)

(b)    Revolving Credit Facility

          The 2017 Revolver was a 24-month senior secured $20,000 revolving line of credit, with borrowing availability subject to certain monthly recurring revenue calculations. As of February 28, 2018 and 2019, outstanding amounts were $5,000 and $0, respectively, and the availability under the 2017 Revolver was $20,000 at February 28, 2019. Under Amendment 1, the term of the 2017 Revolver was extended for an additional twelve months through January 2020.

          Interest on the outstanding balance was due monthly at a rate of the lending institution's prime referenced rate plus 1.00%, with the prime reference rate defined as the greater of (i) the lending institution's prime rate and (ii) the 30-day LIBOR plus 2.50%. Principal and interest were due at maturity (extended in connection with Amendment 1 to January 30, 2020).

          The 2017 Revolver also provided for the Company to issue warrants to purchase up to 111,442 shares of the Company's Common Stock (the 2017 Revolver Warrants), of which a warrant to purchase 55,721 shares was issued on January 30, 2017, and a warrant to purchase 55,721 shares was issued on January 30, 2018.

          The Company incurred issuance and other third-party costs of $61 related to the 2017 Revolver, which were recorded as a debt discount and were being amortized ratably over the term of the 2017 Revolver. Interest expense related to the amortization of these costs was $30 and $16, respectively, during the fiscal years ended February 28, 2018 and 2019.

          On April 20, 2018, the Company entered into Amendment 1 with the 2017 Revolver lender, which modified the revenue covenants, required the Company to exercise the extension of the interest only payment period of the Term Loan through December 2019 (from December 2018), and, in the event the Company raised proceeds in aggregate of at least $45,000 as part of a financing event, extended the term of the 2017 Revolver to January 30, 2020. This financing event occurred, and, accordingly, the term of the 2017 Revolver was extended.

          Both the Term Loan and 2017 Revolver were collateralized by substantially all of the assets of the Company.

          During July 2019, the Company terminated the 2017 Revolver and entered into a new revolving credit facility (the 2019 Revolver) with a syndicate of two banks, of which one was the lender under the 2017 Revolver. Under the 2019 Revolver, the Company has the capacity to borrow up to $50,000 on a revolving facility, and to the extent certain customer bookings thresholds are achieved, the capacity on the 2019 Revolver may increase by an additional amount of up to $30,000 (resulting in total potential availability of $80,000). Availability of borrowings on the 2019 Revolver is calculated as a multiple of the Company's eligible monthly recurring revenues (as defined in the 2019 Revolver). As of December 5, 2019, $50,000 was available for borrowing.

          The 2019 Revolver has a term of 24 months, and there is an automatic extension of an additional 12-month period should the Company achieve certain revenues, as defined. The interest rate on the outstanding borrowings are at LIBOR plus 350 basis points or Base Rate (as defined) plus 250 basis points, and interest payments are to be made quarterly.

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(6) Debt (Continued)

          Future principal payments of the outstanding balance under the Term Loan as of February 28, 2019 were as follows:

Fiscal year ending February 28 (29),
2020	$—
2021	—
2022	—
2023	20,000

Total	$20,000

          These future payments reflect the terms of the July 2019 Term Loan amendment.

          Current and noncurrent deferred issuance costs were $31 and $769, respectively, at February 28, 2019, and presented as a debt discount in the Company's consolidated balance sheet as of February 28, 2019.

(7) Convertible Preferred Stock

          As of February 28, 2019, the authorized, issued and outstanding convertible preferred stock and their principal terms were as follows:

Series	Par Value	Shares Authorized	Shares Issued and Outstanding	Carrying Amount	Liquidation Value
A-1	$0.0001	17,800,001	17,800,001	$10,000	$10,000
A-2	0.0001	12,899,999	12,899,999	10,000	10,000
B	0.0001	20,293,681	20,293,681	16,944	16,944
C	0.0001	3,005,801	3,005,801	7,000	7,000
D	0.0001	8,759,373	8,759,373	30,000	30,000
E	0.0001	30,445,945	30,445,945	140,720	145,300

		93,204,800	93,204,800	$214,664	$219,244

          During March 2018, the Company amended its Certificate of Incorporation to allow for additional Series E shares and issued 10,476,924 shares at $4.77239 per share during the period March through July 2018. The sales resulted in aggregate net cash proceeds of $49,933, after deducting $67 of issuance costs. In connection with this issuance, the Company issued warrants to purchase 2,540,003 shares of the Company's common stock. The warrants have an exercise price of $0.0001 per share and a term of ten years. The Company calculated the issuance date fair value of the warrants using the Black-Scholes option pricing model, which resulted in an approximate fair value of $2,387. Accordingly, the Company allocated the proceeds from the Series E preferred stock, on a relative fair value basis, resulting in $2,279 allocated to the warrants and recorded in additional paid in capital during the fiscal year ended February 28, 2019.

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(7) Convertible Preferred Stock (Continued)

          The preferred stock is convertible, at the option of the holder, at any time, into fully paid and nonassessable shares of common stock. The number of shares of common stock into which each share of preferred stock may be converted is determined by dividing the original issue price by the conversion price in effect on the date that the holder elects to convert the shares of preferred stock. The initial conversion price is equal to the original issue price. In connection with an initial public offering of securities, immediately prior to the public offering, the preferred stockholders will receive for each share of preferred stock held a number of shares of common stock as is determined by dividing the preference amount (discussed below) by the price per common share in the public offering. These shares are in addition to shares of common stock otherwise issuable upon conversion of the preferred stock.

          Each share will automatically convert into shares of common stock upon the earlier of (i) the consummation of a firm commitment underwritten public offering of common stock (or common stock of successor corporation) at a public offering price of not less than $9.54478 (adjusted for any recapitalization) resulting in net proceeds to the Company (or successor corporation) of not less than $75,000, and listed on a national securities exchange or traded on the NASDAQ or (ii) the date specified by the written consent of the requisite preferred stockholders.

          No dividend shall be declared or paid on any shares of any other series or class of shares of the Company unless and until such distribution is also ratably declared and paid on all of the outstanding preferred stock (based on as-if converted amounts) at the same time as such distribution is paid on such other equity interests. No dividends have been declared or paid through February 28, 2019.

          In the event of any liquidation, dissolution, or winding up of the Company, either voluntarily or involuntarily and in the event of a sale of the Company, as defined, the holders of the preferred stock will be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Company to holders of shares of common stock or any other shares by reason of their ownership of such shares, for each share of preferred stock the sum of (i) the original purchase price paid per share of preferred stock (as adjusted for any stock dividends, combinations, splits, recapitalizations, and similar events) plus (ii) the amount of all accrued but unpaid dividends as discussed above (the sum is referred to as the preference amount). In the event the assets of the Company are not sufficient to distribute such amounts, each holder will receive their pro rata share of amounts available to be distributed. After full payment of the preference amount has been made to the holders of the preferred stock, the holders of common stock and the preferred stock shall be entitled to share ratably in all remaining assets and funds, if any, based upon the number of shares of common stock then held, with each share of preferred stock treated as holding the number of shares of common stock into which such shares of preferred stock are then convertible.

          The preferred stockholders have the right to one vote for each common share into which their preferred stock could then be converted.

          The preferred stock is considered contingently redeemable for accounting purposes, given the rights of the preferred stockholders under certain deemed liquidation events, as defined. Management has determined that none of these events were probable as of the balance sheet dates.

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(8) Stock Options and Warrants

(a)    Stock Options

          In 2010, the Company adopted the Amended and Restated 2007 Stock Option Plan as amended (the Option Plan), which authorized the Company to grant shares of common stock to eligible employees, directors, and consultants to the Company in the form of restricted stock and stock options. As of February 28, 2019, the Company was authorized to issue up to 53,200,253 shares of common stock pursuant to the Option Plan. The amount, terms of grants, and exercisability provisions are determined by the board of directors. The term of the options may be up to 10 years and options generally vest over four years, with one quarter of the options vesting one year after grant and the remainder vesting on a monthly basis over three years. As of February 28, 2019, there were 782,244 shares of common stock available for future grants under the Option Plan.

          The Company recognizes stock-based compensation based on the grant date fair value of the awards and recognizes that cost using the straight-line method over the requisite service period of the award. The fair value of options, which vest in accordance with service schedules, is estimated on the date of grant using the Black-Scholes option pricing model. The absence of an active market for the Company's common stock requires it to estimate the fair value of its common stock for purposes of granting stock options and for determining stock-based compensation expense for the periods presented. The Company obtained contemporaneous third-party valuations to assist in determining the estimated fair value of its common stock. These contemporaneous third-party valuations used the methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Expected volatilities are based on historical volatilities of comparable companies. The expected term of the options is based on the simplified method outlined in the SEC Staff accounting guidance, under which the Company estimates the term as the average of the option's contractual term and the option's weighted-average vesting period. The risk-free rate represents the yield on U.S. Treasury bonds with maturity equal to the expected term of the granted option. The Company accounts for forfeitures as they occur. All stock options outstanding at February 28, 2019 are expected to vest according to their specific schedules.

          During the fiscal years ended February 28, 2018 and 2019, the Company recognized $8,406 and $5,721, respectively, of compensation expense related to stock options. Included in the $8,406 of total compensation expense is $4,324 related to stock option modifications made during the fiscal year ended February 28, 2018.

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(8) Stock Options and Warrants (Continued)

          The following table summarizes the amount of stock-based compensation included in the consolidated statements of operations:

	Fiscal Year Ended February 28,
	2018	2019
Cost of revenue	$376	$255
Product and technology	1,420	1,108
Sales and marketing	1,750	1,199
General and administrative	4,860	3,159

Total stock-based compensation	$8,406	$5,721

          The Company did not capitalize any stock-based compensation expense to deferred costs for the fiscal years ended February 28, 2018 and 2019.

          The weighted-average grant date fair value for stock options granted during the fiscal years ended February 28, 2018 and 2019 was $0.41 and $0.59, respectively. The fair value of the Company's option grants is estimated at the grant date using the Black-Scholes option pricing model based on the following weighted-average assumptions:

	2018	2019
Estimated fair value of common stock	$0.39 - $0.47	$0.48 - $0.67
Exercise price	$0.84 - $0.93	$0.94 - $1.35
Expected volatility	46% - 52%	46% - 52%
Expected term (in years)	6.25	6.25
Risk-free interest rate	1.84% - 2.51%	2.65% - 2.94%
Dividend yield	—	—

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(8) Stock Options and Warrants (Continued)

          The following is a summary of stock option activity under the Option Plan:

	Stock Options	Weighted- Average Exercise Price	Weighted Remaining Contractual Life In Years	Aggregate Intrinsic Value
Balance, March 1, 2017	32,689,529
Granted	5,149,000
Exercised	(1,116,239)
Forfeited	(1,869,308)

Balance, February 28, 2018	34,852,982
Granted	8,175,575	1.19
Exercised	(1,245,216)	0.80
Forfeited	(1,045,804)	0.89

Balance, February 28, 2019	40,737,537	$0.88	6.5 years	$19,025

Vested and expected to vest as of February 28, 2019	40,737,537	$0.88	6.5 years	$19,025
Exercisable as of February 28, 2019	26,416,622	$0.80	5.4 years	$14,653

          The aggregate intrinsic value of stock options exercised was $305 and $206 for the fiscal years ended February 28, 2019 and 2018, respectively. The total grant date fair value of options vested during the fiscal year ended February 28, 2019 was $2,913. As of February 28, 2019, approximately $7,961 of unrecognized compensation expense related to the Company's stock options is expected to be recognized over a weighted-average period of 1.8 years.

(b)    Common Stock Warrants

          The following tables summarize the activity for the Company's warrants for the periods presented as well as the number of warrants outstanding and related terms at February 28, 2018 and 2019:

	Common Stock Warrants	Exercisable	Exercise Price	Expiration Date
Balance, March 1, 2017	4,594,119
Issued	55,721
Exercised	(5,080)

Balance, February 28, 2018	4,644,760	4,244,760	$0.0001 - $3.59	April 2020 - Jan 2027
Issued	2,705,883
Exercised	(20,317)

Balance, February 28, 2019	7,330,326	7,130,326	$0.0001 - $3.59	April 2020 - March 2028

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(8) Stock Options and Warrants (Continued)

	Number of Warrants Outstanding at February 28,		Exercise
	2018	2019	Price	Expiration Date
Series E holders	3,126,951	5,812,517	$0.0001	July 2026 - March 2028
Customer	800,000	800,000	$2.75	April 2020
Lenders	717,809	717,809	$0.001 - $3.59	Nov 2022 - Jan 2027

Total	4,644,760	7,330,326

          On June 29, 2015, the Company issued a warrant to its initial customer to purchase up to 1,000,000 shares of common stock. Based on the vesting provisions and the remaining period over which the warrant is exercisable, the maximum number of shares that can vest pursuant to the warrant is 800,000 shares of common stock, of which 400,000 and 600,000 were vested and exercisable as of February 28, 2018 and 2019, respectively. During April 2019, the remaining 200,000 warrant shares became vested and exercisable. The warrant is exercisable through April 2020. The fair value of the warrant shares that vested during 2018 and 2019 was $8 and $11, respectively, which is recorded as an adjustment to revenue on the consolidated statements of operations for the respective years then ended.

(9) Defined Contribution Retirement Plan

          The Company sponsors a defined contribution retirement plan named the Accolade, Inc. 401(k) Plan (401(k) Plan). Under the 401(k) Plan, eligible employees may contribute up to the maximum allowed by law. Eligible employees are eligible for Company matching contributions on the first quarter following their one-year anniversary date, which are dollar for dollar up to 3% of an employee's eligible compensation, up to $100 in annual compensation. Employer contributions are vested over a period of four years of service. The 401(k) Plan includes an employer discretionary profit-sharing contribution feature to allow the Company to make a contribution to eligible employees' 401(k) Plan accounts. Profit sharing contributions are vested over a period of four years of service. The Company incurred expenses related to matching contributions totaling $1,057 in 2018 and $1,260 in 2019, which were funded subsequent to each respective year-end.

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(10) Income Taxes

          Income (loss) before income taxes consists of the following components:

	Fiscal Year Ended February 28,

	2018	2019
Domestic	$(60,631)	$(56,640)
Foreign	(655)	144

Total	$(61,286)	$(56,496)

          Significant components of income taxes are as follows:

	Fiscal Year Ended February 28,

	2018	2019
Currently payable:
Federal	$—	$—
State and Local	—	—
Foreign	—	55

Total currently payable	—	55

Deferred:
Federal	—	—
State and Local	—	—
Foreign	—	—

Total deferred	—	—

Provision for income taxes	$—	$55

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(10) Income Taxes (Continued)

          A reconciliation of income tax expense at the U.S. Federal statutory income tax rate to actual income tax provision is as follows:

	Fiscal Year Ended February 28,

	2018	2019
Federal income tax expense at statutory tax rate	31.8%	21.0%
State income taxes, net of federal tax benefit	5.2	6.0
Stock-based compensation	(3.9)	(2.1)
Foreign rate benefit	0.0	0.0
Deferred tax rate changes	(31.2)	0.0
Changes in valuation allowances	(1.9)	(24.8)
Other	0.0	(0.2)

Effective income tax rate	0.0%	(0.1)%

          Income tax expense for the fiscal year ended February 28, 2018 and the fiscal year ended February 28, 2019 differ from the U.S. statutory income tax rate due to certain discrete tax items for remeasurement of deferred income taxes related to tax legislation enactments, changes in valuation allowances, state income taxes, and other rate modifying items.

          On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the Tax Act). The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to: (i) reducing the U.S. federal corporate tax rate to 21 percent; (ii) eliminating the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized; (iii) creating a new limitation on deductible interest expense; (iv) changing rules related to uses and limitations of net operating carryforwards created in tax years beginning after December 31, 2017; and (v) changing the U.S. federal taxation of earnings of foreign subsidiaries.

          U.S. GAAP accounting for income taxes requires that the Company record the impact of any tax law change on deferred income taxes in the quarter that the tax law change was enacted. Due to the complexities involved in accounting for the enactment of the Tax Act, SEC Staff Accounting Bulletin (SAB) 118 allows the Company to provide a provisional estimate of the impacts of the Tax Act in its earnings for the fourth quarter and fiscal year ended February 28, 2018. The $0.0 net expense in the fiscal year ended February 28, 2018 resulted from the remeasurement of the Company's net deferred tax assets in the U.S. based on the new lower U.S. corporate income tax rate and an identical, offsetting decrease to the Company's valuation allowance. The taxation of earnings of foreign subsidiaries provision from the Tax Act did not impact the Company, as the lone foreign subsidiary of the Company is already treated as a branch for U.S. tax purposes.

          The measurement period allowed by SAB 118 ended on December 22, 2018. The Company's accounting analysis has been finalized, and no changes to the provisional estimate were recorded.

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(10) Income Taxes (Continued)

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. The carrying value of deferred tax assets is based on the Company's assessment that it is more likely than not that the Company will realize these assets after consideration of all available positive and negative evidence. The components of the Company's deferred tax assets and liabilities at February 28, 2018 and February 28, 2019 were as follows:

	Fiscal Year Ended February 28,

	2018	2019
Deferred tax assets:
Net operating loss carryforwards	$42,385	$55,664
Other accruals and reserves	3,625	3,529
Stock-based compensation	495	491
Deferred rent	1,170	1,066
Interest expense deduction limitation carryforward	84	742
Intangibles	20	19
Property and equipment	—	252
Other	248	139
Valuation allowance	(47,908)	(61,902)

Deferred tax assets	119	—

Deferred tax liabilities:
Property and equipment	(119)	—

Deferred tax liabilities	(119)	—

Net deferred tax assets (liabilities)	$—	$—

          Gross operating loss carryforwards amounted to $0.0 for foreign jurisdictions, $198,900 for U.S. federal, and $189,600 for U.S. states at February 28, 2019. These operating loss carryforwards related to the 2010 through current 2019 tax periods. At February 28, 2019, none of the operating loss carryforwards were subject to expiration until 2030. The operating loss carryforwards expiring in years 2030 through 2037 make up $44,000 of the recorded deferred tax asset. The remaining deferred tax asset relating to operating loss carryforwards of $11,700 have an indefinite expiration. Under Section 382 of the Internal Revenue Code, the yearly utilization of a corporation's net operating loss carryforwards may be limited following a change in ownership of greater than 50% (by value) over a three-year period. The yearly limitation is based on the value of the corporation immediately before the ownership change multiplied by the federal long-term tax-exempt rate. If a loss is not utilized in a year after an ownership change, that yearly limit is carried forward to future years for the balance of the net operating loss carryforward period. As of February 28, 2019, the Company's Section 382 analysis did not yield a greater than 50% ownership change, and therefore, the yearly limitation was not applicable.

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(10) Income Taxes (Continued)

          Management assesses the available positive and negative evidence to estimate if a valuation allowance is required to be recorded against existing deferred tax assets. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the Company's brief operating history and the net losses incurred since inception, management does not believe that it is more likely than not that the Company will realize the benefits of these deductible differences. As a result, a full valuation allowance has been provided at February 28, 2018 and 2019.

          The changes in the valuation allowance were as follows:

	Fiscal Year Ended February 28,

	2018	2019
Balance at the beginning of the period	$27,631	$47,908
Increase due to NOLs and temporary differences	20,277	13,994

Balance at the end of the period	$47,908	$61,902

          The Company has recorded a deferred tax asset of $742 for interest expense limited under the Tax Act at February 28, 2019. The interest expense limited has an unlimited carryforward period.

          U.S. income and foreign withholding taxes have not been recognized on the excess of the amount for financial reporting over tax basis of the investment in foreign subsidiary that is indefinitely reinvested outside the U.S. The foreign subsidiary is identified as a branch for U.S. tax purposes, and therefore, a gross temporary difference for investment basis differences is not applicable.

          The Company had no material accrual for uncertain tax positions or interest or penalties related to income taxes on the Company's consolidated balance sheets at February 28, 2018 and 2019 and has not recognized any material uncertain tax positions or interest and/or penalties related to income taxes in the consolidated statement of operations for the years ended February 28, 2018 and 2019.

(11) Net Loss Per Share

          The following table sets forth the computation of basic and diluted net loss per share:

	Fiscal Year Ended February 28,

	2018	2019
Net loss	$(61,286)	$(56,496)
Net loss per common share, basic and diluted	$(3.28)	$(2.43)

Weighted-average shares used to compute net loss per common share, basic and diluted	18,659,570	23,206,587

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(11) Net Loss Per Share (Continued)

          As the Company has reported a net loss for each of the periods presented, all potentially dilutive securities are antidilutive. The following potential outstanding shares of common stock were excluded from the computation of diluted net loss per share for the periods presented because including them would have been antidilutive:

	Fiscal Year Ended
	February 28,

	2018	2019
Stock options	34,852,982	40,737,537
Common stock warrants	911,442	911,442

Total	35,764,424	41,648,979

  Unaudited Pro Forma Net Loss Per Share

          Unaudited pro forma basic and diluted net loss per share for the fiscal year ended February 28, 2019 has been computed to give effect to the conversion of convertible preferred stock into common stock in connection with the initial public offering (IPO) as of the beginning of the period presented or the date of issuance as well as the automatic cashless exercises of warrants to purchase              shares of common stock based on an assumption that the fair market value of the Company's common stock will be equal to the assumed IPO price of $             per share.

          The following table sets forth the computation of the unaudited pro forma basic and diluted net loss per share:

Fiscal Year Ended
February 28,
2019

Numerator:
Net loss	$(56,496)
Denominator:
Weighted-average shares used to compute net loss per common share, basic and diluted	23,206,587
Pro forma adjustment to reflect conversion of convertible preferred stock
Pro forma adjustment to reflect automatic cashless exercise of warrants

Weighted-average shares used to compute pro forma net loss per common share, basic and diluted

Pro forma net loss per common share, basic and diluted (unaudited)

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(12) Commitments

(a)    Leases

          The Company leases its office premises in Pennsylvania, Washington, Arizona, and the Czech Republic, pursuant to lease agreements that expire on various dates through 2027. The Company recognizes rent expense under such arrangements on a straight line basis. Rent expense was $4,599 and $4,294 for the fiscal years ended February 2018 and 2019, respectively.

          On June 21, 2017, the Company entered into an agreement to sublease certain leased office space in its Pennsylvania office space to a subtenant. On December 1, 2017, the Company entered an Assignment and Assumption of Lease agreement for the subleased space, relieving the Company from all future minimum lease payments. Under the sublease and subsequent Assignment and Assumption agreement, the Company agreed to pay the assignee tenant improvement allowances up to an aggregate amount of $1,190 payable ratably over 60 months, commencing on October 1, 2017. Additionally, Accolade agreed to reimburse the assignee for a portion of the annual common area maintenance costs for the period January 1, 2018 through June 30, 2027. The transaction resulted in a loss of $512 in the Company's consolidated statement of operations for the fiscal year ended February 28, 2018.

          As of both February 28, 2018 and 2019, the Company had security deposits of $460. The security deposits are included in other assets on the accompanying consolidated balance sheets.

          On May 28, 2019, the Company entered into a new lease for its Seattle office space that expires in 2030. The new lease is subject to both certain early termination rights and an option to extend, as defined in the lease. The lease commencement date was October 1, 2019, and total future payments are $26,028.

          The future aggregate minimum lease payments as of under all non-cancelable operating leases (including the Seattle lease discussed above) for the years noted were as follows:

Fiscal Year Ending February 28 (29)
2020	$4,769
2021	6,805
2022	6,850
2023	6,487
2024	6,629
Thereafter	26,969

$58,509

          During 2013, the Company entered into certain leases related to office furniture and telephone equipment, which have been recorded as capital lease obligations. Minimum future lease payments as of February 28, 2018 and 2019 were $102 and $0, respectively.

(b)    Legal Proceedings

          The Company is involved in various claims, inquiries and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company's financial position or liquidity.

Accolade, Inc.

Notes to Consolidated Financial Statements (Continued)

(Dollar amounts in thousands except share and per share data)

February 28, 2018 and 2019

(12) Commitments (Continued)

          On August 1, 2017, certain former and current employees filed a suit against the Company seeking back wages for unpaid overtime as a result of alleged misclassification by the Company under the Pennsylvania Minimum Wage Act and the Federal Fair Labor Standards Act. As of February 28, 2018, based upon the facts and circumstances of this suit as well as the resolution of other such similar suits, the Company had determined that it was probable that it had a liability. Accordingly, the Company recorded litigation expense and related accrued litigation expense in the amount of $650. During March 2019, a settlement agreement was executed by both parties in the amount of $1,100 (the Settlement). The Settlement was preliminarily approved by the court and is currently awaiting final approval. A hearing for final approval is scheduled for January 2020. Accordingly, during the fiscal year ended February 28, 2019, the Company recorded additional litigation expense and related accrual in the amount of $450 related to the Settlement.

(c)    Employment Agreements

          Certain officers of the Company have employment agreements providing for severance, continuation of benefits, and other specified rights in the event of termination without cause, including in the event of a change of control of the Company, as defined in the agreements.

(13) Related Party Transactions

          Entities affiliated with one of the Company's significant customers own more than 5% of the Company's outstanding stock. Revenue related to this customer were $34,623 and $33,433 during the fiscal years ended February 28, 2018 and 2019, respectively. Accounts receivable related to this customer was $6,337 and none as of February 28, 2018 and 2019, respectively.

(14) Subsequent Events

(a)    Acquisition of MD Insider, Inc.

          During July 2019, the Company acquired MD Insider, Inc. (MDI), a California-based company that specializes in data insight and analysis of healthcare providers. The Company purchased MDI for total consideration of $8,000 that was paid in the form of common stock, cash, and the assumption of liabilities in exchange for all of MDI's outstanding equity interests. Additionally, the Company may be required to pay up to $2,000, also in common stock and cash, should certain performance-based provisions be achieved subsequent to the date of acquisition.

(b)    Issuance of Series F Preferred Stock

          During October 2019, the Company amended its Certificate of Incorporation to authorize Series F preferred stock (Series F) and issued 4,365,191 shares at $4.5817 per share, which resulted in net cash proceeds of $19,900, after deducting $100 of issuance costs. In connection with this issuance, the Company issued a warrant to purchase 425,000 shares of the Company's common stock that has an exercise price of $0.0001 per share and a term of ten years.

          The Company has evaluated subsequent events from the balance sheet date through December 5, 2019, the date of which the financial statements were available to be issued, and determined there are no other items requiring disclosure.

ACCOLADE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(In thousands, except share and per share data)

	February 28, 2019	November 30, 2019	Pro Forma November 30, 2019
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,701	$39,654	$39,654
Accounts receivable	371	351	351
Unbilled revenue	65	33	33
Current portion of deferred contract acquisition costs	908	1,186	1,186
Current portion of deferred financing fees	—	279	279
Prepaid and other current assets	2,840	4,704	4,704

Total current assets	46,885	46,207	46,207
Property and equipment, net	15,274	11,811	11,811
Goodwill	—	4,013	4,013
Acquired technology, net	—	2,417	2,417
Deferred contract acquisition costs	2,922	3,500	3,500
Other assets	681	929	929

Total assets	$65,762	$68,877	$68,877

Liabilities, convertible preferred stock and stockholders' deficit
Current liabilities:
Accounts payable	$2,454	$5,063	$5,063
Accrued expenses	3,140	5,361	5,361
Accrued compensation	19,612	19,811	19,811
Deferred rent and other current liabilities	541	650	650
Due to customers	8,511	3,690	3,690
Current portion of deferred revenue	22,407	38,338	38,338

Total current liabilities	56,665	72,913	72,913
Loans payable, net of unamortized issuance costs	19,200	20,954	20,954
Deferred rent and other noncurrent liabilities	5,353	5,394	5,394
Deferred revenue	501	506	506

Total liabilities	81,719	99,767	99,767

Convertible preferred stock:
Preferred stock par value $0.0001; 97,569,991 shares authorized; 93,204,800 and 97,569,991 issued and outstanding at February 28, 2019 and November 30, 2019, respectively (liquidation value of $239,244 at November 30, 2019)	214,664	233,022
Commitments (note 10)
Stockholders' deficit
Common stock par value $0.0001; 200,000,000 shares authorized; 18,083,441 and 23,125,744 shares issued and outstanding at February 28, 2019 and November 30, 2019, respectively	1	1
Additional paid-in capital	38,881	54,816
Accumulated deficit	(269,503)	(318,729)

Total stockholders' deficit	(230,621)	(263,912)

Total liabilities, convertible preferred stock and stockholders' deficit	$65,762	$68,877

See accompanying notes to consolidated financial statements.

ACCOLADE, INC. AND SUBSIDIARIES

Consolidated Statements of Operations (unaudited)

(In thousands, except share and per share data)

	Nine months ended November 30,

	2018	2019
Revenue	$59,721		$88,066
Cost of revenue, excluding depreciation and amortization	42,945		51,737
Operating expenses:
Product and technology	25,886		33,595
Sales and marketing	17,244		23,202
General and administrative	14,600		20,125
Depreciation and amortization	6,875		6,415

Total operating expenses	64,605		83,337

Loss from operations	(47,829)		(47,008)
Interest expense, net	(1,643)		(2,071)
Other expense	(75)		(98)

Loss before income taxes	(49,547)		(49,177)
Income tax expense	—		(49)

Net loss	$(49,547)		$(49,226)

Net loss per common share, basic and diluted	$(2.14)		$(1.84)

Weighted-average shares used to compute net loss per common share, basic and diluted	23,203,395		26,754,461

Pro forma net loss per common share, basic and diluted		$

Pro forma weighted average shares used to compute pro forma net loss per common share, basic and diluted

See accompanying notes to consolidated financial statements.

ACCOLADE, INC. AND SUBSIDIARIES

Consolidated Statements of Convertible Preferred Stock and Stockholders' Deficit (unaudited)

Nine months ended November 30, 2018 and 2019

(In thousands, except shares)

			Stockholders' Deficit

	Convertible Preferred stock		Common stock		Additional paid-in	Accumulated

	Shares	Amount	Shares	Amount	capital	deficit	Total

Balance, February 28, 2018	82,727,876	$167,010	16,212,171	$1	$29,310	$(213,007)	$(183,696)
Sale of Series E preferred stock, net	10,476,924	47,654	—	—	—	—	—
Issuance of common stock warrants in connection with sale of Series E Preferred Stock	—	—	—	—	2,279		2,279
Issuance of common stock in lieu of bonus payment	—	—	605,737	—	569	—	569
Exercise of stock options and common stock warrants	—	—	926,839	—	727	—	727
Stock-based compensation expense	—	—	—	—	4,282	—	4,282
Net loss	—	—	—	—	—	(49,547)	(49,547)

Balance, November 30, 2018	93,204,800	$214,664	17,744,747	$1	$37,167	$(262,554)	$(225,386)

Balance, February 28, 2019	93,204,800	$214,664	18,083,441	$1	$38,881	$(269,503)	$(230,621)
Sale of Series F preferred stock, net	4,365,191	18,358	—	—	—	—	—
Issuance of common stock warrants in connection with sale of Series F Preferred Stock	—	—	—	—	1,585	—	1,585
Issuance of common stock in connection with acquisition	—	—	1,446,626	—	6,164	—	6,164
Issuance of common stock warrants in connection with July 2019 debt	—	—	—	—	779	—	779
Exercise of stock options and common stock warrants	—	—	3,595,677	—	2,512	—	2,512
Stock-based compensation expense	—	—	—	—	4,895	—	4,895
Net loss	—	—	—	—	—	(49,226)	(49,226)

Balance, November 30, 2019	97,569,991	$233,022	23,125,744	$1	$54,816	$(318,729)	$(263,912)

See accompanying notes to consolidated financial statements.

ACCOLADE, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Nine months ended November 30,

	2018	2019

Cash flows from operating activities:
Net loss	$(49,547)	$(49,226)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	6,875	6,415
Noncash interest expense	302	533
Noncash bonus	569	—
Stock-based compensation expense	4,282	4,895
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenue	6,316	123
Accounts payable and accrued expenses	1,534	4,408
Amortization of deferred contract costs, net	(1,887)	(856)
Deferred revenue and due to customer	15,284	10,832
Accrued compensation	(1,578)	187
Deferred rent and other liabilities	(338)	106
Other assets	392	(1,400)

Net cash used in operating activities	(17,796)	(23,983)

Cash flows from investing activities:
Capitalized software development costs	(1,943)	—
Purchases of property and equipment	(922)	(2,469)
Net cash acquired in acquistion of MD Insider	—	(206)

Net cash used in investing activities	(2,865)	(2,675)

Cash flows from financing activities:
Proceeds from sale of preferred stock, net	49,933	19,943
Proceeds from stock option and warrant exercises	727	2,008
Proceeds from borrowings on debt, net of issuance costs	3,000	1,660
Repayment of debt principal	(5,000)	—
Principal payments under capital leases	(102)	—

Net cash provided by financing activities	48,558	23,611

Net increase (decrease) in cash and cash equivalents	27,897	(3,047)
Cash and cash equivalents, beginning of period	13,534	42,701

Cash and cash equivalents, end of period	$41,431	$39,654

Supplemental cash flow information:
Interest paid	$1,813	$1,790
Issuance of common stock in lieu of cash bonus	$569	$—
Fixed assets included in accounts payable	$206	$126
Other receivable related to stock option exercises	$—	$504
Income taxes paid	$—	$55
Common stock issued in connection with acquisition	$—	$6,164
Common stock warrants issued in connection with debt	$—	$779

See accompanying notes to consolidated financial statements.

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(1) Background

(a)    Business

          Accolade, Inc. was initially organized as a limited liability company under the name Accretive Care LLC in Delaware on January 23, 2007. On June 14, 2010, the company converted from a limited liability company to a Delaware corporation and changed its name to Accolade, Inc. Accolade's offices and operations are in Seattle, Washington; Plymouth Meeting, Pennsylvania; Scottsdale, Arizona; and Prague, Czech Republic.

          On February 6, 2016, Accolade established a wholly owned subsidiary in the Czech Republic and on July 31, 2019, Accolade acquired all the equity interests of a Delaware corporation (together with Accolade, the Company), and their results of operations have been included in the consolidated financial statements since those respective dates.

          The Company provides personalized, technology-enabled solutions that help people better understand, navigate, and utilize the healthcare system and their workplace benefits. The Company's customers are primarily employers that contract with Accolade to provide their employees and their employees' families (the members) a single place to turn for their health, healthcare, and benefits needs. The service is designed to drive better healthcare outcomes and increased satisfaction for the participants while lowering costs for the payor. The Company provides its services to customers throughout the United States.

(b)    Liquidity

          The Company has incurred net losses and cumulative negative cash flows from operations since inception. To date, the Company's operations have been funded by capital raised from investors, debt facilities, and revenues in the normal course of business. Management believes that the Company's cash and cash equivalents at November 30, 2019, plus customer revenues and advances and available borrowings under its debt facility, are sufficient to fund its operations through at least the next 12 months. Additional financing may be required for the Company to successfully implement its long-term strategy. There can be no assurance that additional financing, if needed, can be obtained on terms acceptable to the Company.

(2) Summary of Significant Accounting Policies

(a)    Basis of Presentation and Principles of Consolidation

          Accolade's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and include the Company's accounts and those of the Company's wholly owned subsidiaries located in Prague, Czech Republic and California. All significant intercompany balances and transactions have been eliminated in consolidation.

          During 2019 the Company changed its fiscal year end from December 31 to the last calendar day of February.

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited) (Continued)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(2) Summary of Significant Accounting Policies (Continued)

(b)    Unaudited interim financial statements

          The accompanying consolidated balance sheet as of November 30, 2019, statements of operations and statements of cash flows for the nine months ended November 30, 2018 and 2019, the statements of convertible preferred stock and stockholders' deficit for the nine months ended November 30, 2018 and 2019 and the related footnote disclosures are unaudited. The unaudited consolidated interim financial statements have been prepared on the same basis as the annual audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company's interim consolidated financial position as of November 30, 2019 and the results of its operations and its cash flows for the nine months ended November 30, 2018 and 2019. The results for the nine months ended November 30, 2019 are not necessarily indicative of results to be expected for the fiscal year ending February 29, 2020, any other interim periods, or any future year or period. The Company's management believes that the disclosures are adequate to make the information presented not misleading when read in conjunction with the audited financial statements and accompanying notes for the fiscal year ended February 28, 2019.

(c)    Unaudited pro forma financial information

          On December 4, 2019, the board of directors authorized management to confidentially submit a registration statement to the Securities and Exchange Commission to potentially sell shares of common stock to the public. The accompanying unaudited pro forma balance sheet as of November 30, 2019 has been prepared to give effect to (i) the conversion of all outstanding shares of Series A through Series F redeemable convertible preferred stock into             shares of common stock upon the closing of the Company's initial public offering (IPO) and (ii) the automatic cashless exercise of             warrants to purchase common stock. In the statements of operations, unaudited pro forma basic and diluted net loss per common share has been prepared to give effect to (i) the automatic conversion of all outstanding shares of preferred stock upon the closing of the proposed initial public offering, as if the conversion occurred as of the beginning of the reporting period or the date of original issuance, if later and (ii) the automatic cashless exercise of warrants to purchase common stock upon the closing of the proposed initial public offering, as if the exercise occurred as of the beginning of the reporting period or the date of original issuance, if later. See Note 9.

(d)    Use of Estimates

          The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including the fair value of assets acquired and liabilities assumed for business combinations, unbilled revenues and deferred revenues, certain accrued expenses, stock-based compensation, assessment of the useful life and recoverability of long-lived assets, income taxes, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. To the extent

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited) (Continued)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(2) Summary of Significant Accounting Policies (Continued)

there are material differences between these estimates, judgments, or assumptions and actual results, the Company's financial statements will be affected.

(e)    Fair Value of Financial Instruments

          The carrying value of the Company's financial instruments, including cash equivalents, accounts receivable, unbilled revenue, other current assets, accounts payable, and accrued expenses approximates fair value due to the short-term nature of those instruments.

          The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy that requires the use of observable inputs and minimizes the use of unobservable inputs. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

  •
  Level 1 — Quoted prices in active markets for identical assets or liabilities.

  •
  Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

  •
  Level 3 — Inputs that are generally unobservable and typically reflect the Company's estimate of assumptions that market participants would use in pricing the asset or liability.

(f)     Impairment of Long-Lived Assets

          The Company reviews long-lived assets, such as property and equipment and acquired technology, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, then an impairment charge is recognized for the amount by which the carrying value of the asset exceeds the fair value of the asset. There were no events or changes in business circumstances during the nine months ended November 30, 2018 and 2019, that indicated the carrying amounts of any long-lived assets were not fully recoverable.

(g)    Intangible Assets

          As part of the acquisition of MDI (Note 3), the Company acquired an intangible asset in the form of acquired technology in the amount of $2,900. This intangible asset is subject to amortization and is being amortized on the straight-line basis over its estimated useful life of two years. The Company recognized $483 in amortization expense during the nine months ended

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited) (Continued)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(2) Summary of Significant Accounting Policies (Continued)

November 30, 2019. The carrying value of the acquired technology was $2,417 at November 30, 2019.

(h)    Goodwill

          Goodwill is the excess of the cost of an acquired entity over the net amounts assigned to tangible and intangible assets acquired and liabilities assumed. Goodwill is not amortized, but is subject to an annual impairment test. The Company has a single reporting unit and all goodwill relates to that reporting unit.

          The Company performs its annual goodwill impairment test on an annual basis on the fourth quarter of each fiscal year or more frequently if changes in circumstances or the occurrence of events suggest that an impairment exists. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of the reporting unit's goodwill is less than the carrying value of the reporting unit's goodwill. The Company did not recognize any impairment of goodwill during the nine months ended November 30, 2019.

(i)      Revenue and Deferred Revenue

          During 2018, the Company adopted Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, using the full retrospective method. Accordingly, the amounts for all periods presented herein have been adjusted to reflect the impact of ASC 606.

          The Company earns revenue from its customers by providing personalized health guidance solutions to members. The Company's solutions allow its members to interact with its Accolade Health Assistants and clinicians through various means of communication, including telephony and secure messaging and via its mobile application and member portal. The Company prices its personalized health guidance solutions using a recurring per-member-per-month fee (PMPM), typically with a portion of the fee calculated as the product of a fixed rate times the number of eligible members (fixed PMPM fee), plus a variable PMPM fee calculated as the product of a variable rate times the number of eligible members (variable PMPM fee). The fees associated with the variable PMPM fee can be earned through the achievement of performance metrics and/or the realization of healthcare cost savings resulting from the utilization of the Company's services. Collectively, the fixed PMPM fee and variable PMPM fee are referred to as the total PMPM fee. The Company's PMPM pricing varies by contract. In certain contracts, the maximum total PMPM fee varies during the contract term (total PMPM rate increases or decreases annually), while in other contracts, the total PMPM maximum fee is consistent over the term, yet the fixed and variable portions vary. For example, in certain contracts the fixed PMPM fee increases on an annual basis while the variable PMPM fee decreases on an annual basis, resulting in the same total PMPM fee throughout the term of the contract.

          Under ASC 606, the Company recognizes revenue when control of the promised services is transferred to its customers, in an amount that reflects the consideration to which it expects to be

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited) (Continued)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(2) Summary of Significant Accounting Policies (Continued)

entitled in exchange for those services. Accordingly, the Company determines revenue recognition through the following steps:

  •
  identification of the contract, or contracts, with a customer;

  •
  identification of the performance obligations in the contract;

  •
  determination of the transaction price;

  •
  allocation of the transaction price to the performance obligations in the contract; and

  •
  recognition of revenue when, or as, the Company satisfies a performance obligation

          At contract inception, the Company assesses the type of services being provided and assesses the performance obligations in the contract. The Company's contracts for personalized health guidance solutions generally include two performance obligations: stand ready services as discussed in the following sentence and reporting. The majority of the Company's contracts include stand ready services to provide eligible participants with access to the Company's services and to perform an unspecified quantity of interactions with members during the contract period. Accordingly, the Company's services are generally viewed as stand ready performance obligations comprised of a series of distinct daily services that are substantially the same and have the same pattern of transfer. For the stand ready services, the Company satisfies these performance obligations over time and recognizes revenue related to its services as the services are provided using a measure of progress based upon the actual number of members eligible for the service during the respective period as a percentage of the estimated members expected to be eligible for the service over the term of the contract. The Company believes a measure of progress based on the number of members is the most appropriate measurement of control of the services being transferred to the customer as the amount of internal resources necessary to stand ready is directly correlated to the number of members who can use the services.

          The Company's personalized health guidance solutions also include a distinct performance obligation related to reporting, which is provided to the customer on a daily, monthly, and/or quarterly basis and provides the customer with insights into various operational data and performance metrics. Although reporting is performed separately over regular intervals during the term of contract period, the Company recognizes revenue in a similar pattern of recognition and using a similar measure of progress as its stand ready services because the reporting services are performed evenly throughout the term of the contract. Revenues related to reporting services were not material for the nine months ended November 30, 2019 and 2018.

          Some contracts contain an additional performance obligation, pre-launch open enrollment, for which the performance obligation is satisfied before the launch of the Company's primary service. For contracts that include pre-launch open enrollment support, the Company recognizes related revenues over the pre-launch open enrollment period based on the number of eligible members.

          The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company determines the standalone selling prices based on overall pricing objectives, taking into consideration market conditions and other factors, using an

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited) (Continued)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(2) Summary of Significant Accounting Policies (Continued)

expected cost plus margin approach. The Company considered the variable consideration allocation exception in ASC 606 and concluded that such exception for allocating variable consideration to distinct performance obligations or distinct time periods within a series was not met primarily due to variability in its PMPM pricing.

          The majority of fees earned by the Company are considered to be variable consideration due to both the uncertainty regarding the total number of members for which the Company will invoice the customer, as well as the variable PMPM fees that are dependent upon the achievement of performance metrics and/or healthcare cost savings. Performance metrics are either measured monthly, quarterly or, annually, and with respect to the achievement of healthcare cost savings targets, annually (typically measured on a calendar year basis). Accordingly, at contract inception and on an ongoing basis, as part of the Company's estimate of the transaction price, the Company determines whether any such fees should be constrained, and the Company includes the estimated consideration for those fees for which a significant reversal of cumulative revenue is not probable (and is therefore considered to be unconstrained). Consideration related to the Company's achievement of healthcare cost savings is typically constrained until the end of the applicable calendar year due to uncertainty related to factors outside of the Company's control. Consideration related to other performance metrics is typically not constrained based on the Company's prior success of achieving such metrics. On an ongoing basis, the Company reassesses its estimates for variable consideration, which can change based upon its assessment of the achievement of performance metrics and healthcare cost savings, as well as the number of members.

          The Company typically invoices its customers in advance of the services performed on a monthly or quarterly basis, and the amount invoiced typically represents the maximum total PMPM fee for the estimated number of eligible members over the applicable invoice period. The total PMPM fee covers both the stand ready services and reporting services in the Company's typical contracts (i.e., the performance obligations are not separately priced or invoiced). The maximum total PMPM fee that is invoiced includes both the fixed PMPM fee and the variable PMPM fee related to the performance metrics and/or the realization of healthcare cost savings that can be achieved during the period. These fees are classified as deferred revenue on the Company's consolidated balance sheet until such time that revenue can be recognized. In the event the Company fails to satisfy any of the performance metrics and/or realization of healthcare cost savings that are billed in advance, the Company will refund the applicable portion of the fee or offset the amount against a future invoice. These amounts are included in Due to Customers on the Company's consolidated balance sheet. The Company's accounts receivable represent rights to consideration that are unconditional.

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited) (Continued)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(2) Summary of Significant Accounting Policies (Continued)

          As of November 30, 2019, $165,925 of revenue is expected to be recognized from remaining performance obligations and is expected to be recognized as follows:

Fiscal periods ending February 28(29),
For the three months ending February 29, 2020	$29,987
2021	88,294
2022	33,937
2023	11,576
2024	2,131

Total	$165,925

          The expected revenue includes variable fee estimates for the non-cancellable term of the Company's contracts. The expected revenue does not include amounts of variable consideration that are constrained.

          Significant changes in the deferred revenue balances during the nine months ended November 30, 2018 and 2019 were the result of recognized revenue of $8,673 and $20,166 respectively that were included in deferred revenue.

          Adjustments to transaction price estimates related to performance obligations satisfied in prior periods were $1,151 and $2,266 during the nine months ended November 30, 2018 and 2019, respectively. These changes in estimates were primarily due to the inclusion of consideration that was previously constrained related to the Company's achievement of healthcare cost savings.

Cost to obtain and fulfill a contract

          The Company capitalizes sales commissions paid to internal sales personnel that are both incremental to the acquisition of customer contracts and recoverable. These costs are recorded as deferred contract acquisition costs in the accompanying consolidated balance sheets. The Company capitalized commission costs of $1,806 and $973 for the nine months ended November 30, 2018 and 2019, respectively. The Company defers costs based on its sales compensation plans only if the commissions are incremental and would not have occurred absent the customer contract. Payments to direct sales personnel are typically made in two increments as follows: 75% upon signature of the contract, with the remaining 25% upon customer launch. The Company does not pay commissions on contract renewals.

          Deferred commissions paid on the initial acquisition of a contract are amortized ratably over an estimated period of benefit of five years, which is the estimated customer life. The Company determined the period of amortization for deferred commissions by taking into consideration current customer contract terms, historical customer retention, and other factors. Amortization is included in sales and marketing expenses in the accompanying consolidated statements of operations and totaled $207 and $474 for the nine months ended November 30, 2018 and 2019, respectively. The Company periodically reviews deferred contract acquisition costs to determine whether events or

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited) (Continued)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(2) Summary of Significant Accounting Policies (Continued)

changes in circumstances have occurred that could impact the estimated period of benefit. There were no impairment losses recorded during the periods presented.

          For certain customer contracts, the Company may incur direct and incremental costs related to customer set-up and implementation. The Company recorded deferred implementation costs of $502 and $578 for the nine months ended November 30, 2018 and 2019, respectively. These implementation costs are deferred and amortized over the expected useful life of the Company's customers, which is five years. Amortization is included in cost of revenues in the Company's consolidated statements of operations and totaled $215 and $228 for the nine months ended November 30, 2018 and 2019, respectively.

(j)      Concentration of Credit Risk

          Financial instruments that potentially subject us to credit risk consist principally of cash and cash equivalents. The Company maintains its cash primarily with domestic financial institutions of high credit quality, which may exceed federal deposit insurance corporation limits. The Company invests its cash equivalents in highly rated money market funds. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents and perform periodic evaluations of the credit standing of such institutions.

          Significant customers are those which represent 10% or more of the Company's revenue during the period. For each significant customer, revenue as a percentage of total revenue was as follows:

	Revenue For the nine months ended November 30,

	2018	2019
Customer 1	33%	27%
Customer 2	16%	12%
Customer 3	13%	9%
Customer 4	0%	11%

Total	62%	59%

          As of November 30, 2018, there was $60 due from Customer 1. As of November 30, 2019, there was $268 due from Customer 1 and $10 due from Customer 4.

(k)     Segments

          The Company's chief operating decision maker, its Chief Executive Officer, reviews the financial information presented on a consolidated basis for purposes of allocating resources and

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited) (Continued)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(2) Summary of Significant Accounting Policies (Continued)

evaluating its financial performance. Accordingly, the Company has determined that it operates in a single reportable operating segment.

          As of February 28, 2019 and November 30, 2019, substantially all of Accolade's long-lived assets were located in the United States, and all revenue was earned in the United States.

(l)      Deferred offering costs

          The Company capitalizes certain legal, accounting and other third-party fees that are directly associated with in-process equity financing as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs will be recorded in stockholders' deficit as a reduction of additional paid-in-capital generated as a result of the offering. Should the equity financing no longer be considered probable of being consummated, all deferred offering costs would be charged to operating expenses in the statement of operations. Deferred offering costs were $1,478 at November 30, 2019 and are included within Prepaid and other current assets on the accompanying consolidated balance sheet.

(m)   Recently Issued Accounting Pronouncements

          Stock-Based Compensation:    In May 2017, the FASB issued ASU No. 2017-09, Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting, which provides clarity in applying the guidance in Topic 718 around modifications of stock-based payment awards. The Company adopted this ASU on March 1, 2018. In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting. ASU No. 2018-07 simplifies the accounting for share-based payments granted to nonemployees for goods and services and aligns most of the guidance on such payments to the nonemployees with the requirements for share-based payments granted to employees. The standard is effective for the Company for fiscal year ending February 29, 2020. Early adoption is permitted, but no earlier than a company's adoption date of ASC 606. The Company adopted this ASU on March 1, 2018. There was no material impact on the Company's consolidated financial statements related to the adoption of either standard.

(n)    New Accounting Pronouncements Not Yet Adopted

          Leases:    In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, and ASU No. 2018-11, Leases (Topic 842), Targeted Improvements, which affect certain aspects of the previously issued guidance. In December 2018, the FASB issued ASU No. 2018-20, Narrow-Scope Improvements for Lessor, Leases (Topic 842), which provides guidance on sales tax and other taxes collected from lessees. In March 2019, the FASB issued ASU No. 2019-01, Codification Improvements to Topic 842, Leases, which affect certain aspects of the previously issued guidance. Amendments include an additional transition method that allows entities to apply the new standard on the adoption date and recognize a cumulative effect adjustment to the opening balance of retained earnings, as well as a new practical expedient for lessors. The guidance (collectively

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited) (Continued)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(2) Summary of Significant Accounting Policies (Continued)

ASC 842) will require lessees to put all leases on their balance sheets, whether operating or financing, while continuing to recognize the expenses on their income statements in a manner similar to current practice. ASC 842 states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. ASC 842 is effective for the Company for fiscal year ended February 28, 2022. Early adoption is permitted. The Company is evaluating the accounting, transition and disclosure requirements of the standard and cannot currently estimate the financial statement impact of adoption.

          Credit Losses:    In June 2016, the FASB issued ASU No. 2016-13 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 introduces the current expected credit loss (CECL) model, which will require entities to estimate an expected lifetime credit loss on financial assets ranging from short-term trade accounts receivable to long-term financings. ASU 2016-13 is effective for the Company for fiscal year ended February 28, 2023. Early adoption is permitted. The Company is evaluating the accounting, transition and disclosure requirements of the standard and cannot currently estimate the financial statement impact of adoption.

          Internal Use Software:    In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use-software. This ASU is effective for the fiscal year ending February 28, 2022, and interim periods within the fiscal year ending February 28, 2023. Early adoption is permitted. The Company is evaluating the accounting, transition and disclosure requirements of the standard and cannot currently estimate the financial statement impact of adoption.

(3) Acquisition of MD Insider

          On July 31, 2019, the Company acquired the outstanding equity interests of MDI. Based in California, MDI is a provider of machine learning-enabled physician performance transparency. The following table summarizes the purchase consideration paid to MDI:

Consideration Paid
Cash consideration	$324
Estimated fair value of equity issued	5,114
Estimated fair value of contingent consideration	1,050

Total consideration paid	$6,488

          The aggregate purchase price consideration of $6,488 was paid primarily through the issuance of 1,821,451 shares of the Company's common stock, of which 1,446,626 were issued as

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited) (Continued)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(3) Acquisition of MD Insider (Continued)

of November 30, 2019. Shareholders are eligible to receive 503,204 additional shares of the Company's common stock upon the completion of the cost transparency platform solution, as defined in the purchase agreement, on or prior to March 1, 2020 (MDI Earnout). The estimated fair value of the Company's common stock and MDI Earnout was $5,114 and $1,050, respectively. The MDI Earnout is accounted for as an equity classified instrument and is not subject to remeasurement in subsequent periods.

          The Company incurred $567 in acquisition related costs that were expensed immediately and recorded within general and administrative expenses within the Company's consolidated statement of operations. The acquisition was not significant to the Company's consolidated financial statements; therefore, pro forma results of the operations related to this business acquisition for the year ended December 31, 2019 have not been presented. The results of MDI's operations since July 31, 2019 have been included in the Company's consolidated financial statements. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Assets acquired:
Cash and cash equivalents	$118
Accounts receivable	98
Prepaid expenses	5
Goodwill	4,013
Intangible assets	2,900
Other assets	17

Total assets acquired	$7,151

Liabilities assumed:
Accounts payable	$321
Accrued expenses and other current liabilities	342

Total liabilities assumed	$663

Net assets acquired	$6,488

          The purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The identifiable intangible asset principally relates to technology and is subject to amortization on a straight-line basis over two years. During the nine months ended November 30, 2019, the Company recorded amortization expense of $483.

          The intangible asset was valued using the estimated replacement cost method. This method requires several judgments and assumptions to determine the fair value of the intangible asset, including expected profits and opportunity costs. Goodwill related to the acquisition is attributable to the workforce of MDI as well as the expected future growth into new and existing markets and is not deductible for income tax purposes.

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited) (Continued)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(4) Fair Value Measurements

          The following table sets forth the fair value of the Company's financial assets and within the fair value hierarchy:

	February 28, 2019

	Level 1	Level 2	Level 3	Fair Value
Assets
Cash equivalents:
Money market funds	$28,661	$—	$—	$28,661

	November 30, 2019

	Level 1	Level 2	Level 3	Fair Value
Assets
Cash equivalents:
Money market funds	$24,332	$—	$—	$24,332

          Also, the carrying value of the Company's debt approximates fair value based on interest rates available for debt with similar terms at February 28, 2019 and November 30, 2019.

(5) Debt Facility

          On January 30, 2017, the Company entered into two debt facilities, one of which was a $20,000 term loan (the Term Loan) and the other a $20,000 revolving credit facility (the Revolver).

          During July 2019, the Company amended the Term Loan, terminated the 2017 Revolver and entered into a new revolving credit facility (the 2019 Revolver). In connection with the July 2019 transactions, the Company issued warrants to purchase up to 677,977 shares of the Company's common stock.

(a)    Term Loan and Revolving Credit Facility

Term Loan

          Under the terms of the Term Loan, the Company was permitted to borrow up to an aggregate principal amount of $20,000, with the total amount of available borrowings subject to certain monthly recurring revenue calculations. As of February 28, 2019, there was $20,000 outstanding on the Term Loan.

          Interest on the outstanding balance was payable monthly at a rate of 11.75%. Principal payments were scheduled to be made monthly beginning January 31, 2019, in equal installments calculated as 1/24th of the outstanding balance on December 31, 2018. However, the Company had the ability to extend the interest only period for an additional twelve months, subject to an additional fee and other conditions, which would extend the maturity date from December 31, 2020 to December 31, 2021. The Company committed to extend this interest only period, and the maturity date was extended to December 31, 2022. As a result, principal payments are scheduled to start January 2020.

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited) (Continued)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(5) Debt Facility (Continued)

          The Term Loan also provided for the issuance of a warrant to purchase 217,712 shares of the Company's common stock (the Term Loan Warrant) at an exercise price of $0.001 per share. The Term Loan Warrant vested 100% upon issuance and has a ten-year term, ending January 30, 2027. The Company calculated the fair value of the Term Loan Warrant using the Black-Scholes option pricing model, and the fair value of the Term Loan Warrant was determined to be $182. This amount was recorded as a debt discount and was being amortized ratably over the Term Loan period.

          Also, the Company incurred issuance and other third-party costs of $429 related to the Term Loan, which were recorded as a debt discount and were being amortized ratably over the term of the Term Loan.

          During July 2019, the Company amended the existing Term Loan agreement, which resulted in an additional $2,000 of availability, increasing total availability to $22,000. As of November 30, 2019, the outstanding borrowings under the Term Loan were $22,000. Pursuant to the amendment, interest on the outstanding balance is payable monthly at a rate of 10.00% per annum and interest payable-in-kind accrues at a rate of 2.00% per annum, compounded monthly, and is due at maturity. Additionally, the Company is required to pay an exit fee equal to 1% of the aggregate principal borrowings at the time of maturity (end of term charge). As of November 30, 2019, there was $160 of accrued interest payable-in-kind. All outstanding principal, unpaid interest and interest payable-in-kind are due at maturity.

          The amendment was accounted for as a debt modification to which all new lender fees were recorded as additional debt discount and third-party costs incurred in connection with the amendment were expensed as incurred. Debt issuance costs of $634, including the fair value of the warrants and end of term charge, were capitalized and are being amortized to interest expense over the remainder of the term using the effective interest method. During the nine months ended November 30, 2018 and 2019 the Company recorded interest expense of $1,988 and $2,108, respectively, related to the Term Loan of which $223 and $365, respectively, related to the amortization of the debt discount.

          Long-term debt consisted of the following at February 28, 2019 and November 30, 2019:

	February 28, 2019	November 30, 2019
Principal outstanding	$20,000	$22,000
Interest payable-in-kind	—	160
Unamortized issuance costs	(800)	(1,206)

	$19,200	$20,954

Revolving Credit Facility

          The 2017 Revolver was a 24-month senior secured $20,000 revolving line of credit, with borrowing availability subject to certain monthly recurring revenue calculations. On April 20, 2018,

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited) (Continued)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(5) Debt Facility (Continued)

the Company amended the 2017 Revolver, which modified the revenue covenants, required the Company to exercise the extension of the interest only payment period of the Term Loan through December 2019 and in the event the Company raised proceeds in aggregate of at least $45,000 as part of a financing event, extended the term of the 2017 Revolver to January 30, 2020. This financing event occurred, and, accordingly, the term of the 2017 Revolver was extended. As of February 28, 2019, there was no amount outstanding and the availability under the 2017 Revolver was $20,000.

          Interest on the outstanding balance of the 2017 Revolver was due monthly at a rate of the lending institution's prime referenced rate plus 1.00%, with the prime reference rate defined as the greater of (i) the lending institution's prime rate and (ii) the 30-day LIBOR plus 2.50%. Principal and interest were due at maturity.

          The 2017 Revolver provided for the Company to issue warrants to purchase up to 111,442 shares of the Company's Common Stock (the 2017 Revolver Warrants), of which a warrant to purchase 55,721 shares was issued on January 30, 2017, and a warrant to purchase 55,721 shares was issued on January 30, 2018.

          The Company incurred issuance and other third-party costs of $61 related to the 2017 Revolver, which were deferred and were being amortized ratably over the term of the 2017 Revolver.

          During July 2019, the Company terminated the 2017 Revolver and entered into a new revolving credit facility (the 2019 Revolver) with a syndicate of two banks, of which one was the lender under the 2017 Revolver. Under the 2019 Revolver, the Company has the capacity to borrow up to $50,000 on a revolving facility, and to the extent certain customer bookings thresholds are achieved, the capacity on the 2019 Revolver may increase by an additional amount of up to $30,000 (resulting in total potential availability of $80,000). Availability of borrowings on the 2019 Revolver is calculated as a multiple of the Company's eligible monthly recurring revenues (as defined in the 2019 Revolver). As of November 30, 2019, $50,000 was available for borrowing.

          The 2019 Revolver has a term of 24 months, and there is an automatic extension of an additional 12-month period should the Company achieve certain revenues, as defined. The interest rate on the outstanding borrowings are at LIBOR plus 350 basis points or Base Rate (as defined) plus 250 basis points, and interest payments are to be made quarterly.

          The 2019 Revolver was accounted for as a debt modification to which all new lender and third-party fees were deferred. Issuance costs of $543, including the fair value of the warrants, were capitalized and are being amortized to interest expense over the remainder of the 2019 Revolver term. During the nine months ended November 30, 2018 and 2019 the Company recorded interest expense of $66 and $171, respectively, related to the revolving credit facility of which $24 and $125, respectively, related to the amortization of deferred financing fees. As of February 28, 2019 and November 30, 2019, the balance of deferred financing fees was $23 and $442, respectively, and is recorded in other assets in the accompanying consolidated balance sheets.

          Both the Term Loan and 2019 Revolver are collateralized by substantially all of the assets of the Company.

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited) (Continued)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(6) Stockholders' Equity

(a)    Convertible Preferred Stock

          As of November 30, 2019, the authorized, issued and outstanding convertible preferred stock and their principal terms were as follows:

Series	Par value	Shares authorized	issued and outstanding	Carrying amount	Liquidation value
A-1	$0.0001	17,800,001	17,800,001	$10,000	$10,000
A-2	0.0001	12,899,999	12,899,999	10,000	10,000
B	0.0001	20,293,681	20,293,681	16,944	16,944
C	0.0001	3,005,801	3,005,801	7,000	7,000
D	0.0001	8,759,373	8,759,373	30,000	30,000
E	0.0001	30,445,945	30,445,945	140,720	145,300
F	0.0001	4,365,191	4,365,191	18,358	20,000

		97,569,991	97,569,991	$233,022	$239,244

          During March 2018, the Company amended its Certificate of Incorporation to allow for additional Series E shares and issued 10,476,924 shares at $4.77239 per share during the period March through July 2018. The sales resulted in aggregate net cash proceeds of $49,933, after deducting $67 of issuance costs. In connection with this issuance, the Company issued warrants to purchase 2,540,003 shares of the Company's common stock. The warrants have an exercise price of $0.0001 per share and a term of ten years. The Company calculated the issuance date fair value of the warrants using the Black-Scholes valuation methodology, which resulted in a fair value of $2,387. Accordingly, the Company allocated the proceeds from the Series E preferred stock, on a relative fair value basis, resulting in $2,279 allocated to the warrants during the fiscal year ended February 28, 2019.

          During October 2019, the Company amended its Certificate of Incorporation to allow for the issuance of Series F preferred stock and issued 4,365,191 shares at $4.5817 per share, resulting in net cash proceeds of $19,943, after deducting $57 of issuance costs. In connection with this issuance, the Company issued a warrant to purchase 425,000 shares of the Company's common stock. The warrant has an exercise price of $0.0001 per share and a term of ten years. The Company calculated the issuance date fair value of the warrant using the Black-Scholes valuation methodology, which resulted in an approximate fair value of $1,590. Accordingly, the Company allocated the proceeds and associated issuance costs from the Series F preferred stock, on a relative fair value basis, resulting in $1,585 and $18,358 allocated to the warrant and to the Series F preferred stock, respectively, during the nine months ended November 30, 2019. Also, concurrently with the Series F preferred stock issuance, the Company entered into a partnership with the Series F holder under which the Company's products will be marketed and sold by the Series F holder as part of the Series F holder's broader product offerings.

          The preferred stock is convertible, at the option of the holder, at any time, into fully paid and nonassessable shares of common stock. The number of shares of common stock into which each

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited) (Continued)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(6) Stockholders' Equity (Continued)

share of preferred stock may be converted is determined by dividing the original issue price by the conversion price in effect on the date that the holder elects to convert the shares of preferred stock. The initial conversion price is equal to the original issue price. For the Series A through Series E preferred stock, in connection with initial public offering of securities, immediately prior to the public offering, the preferred stockholders will receive for each share of preferred stock held a number of shares of common stock as is determined by dividing the preference amount (discussed below) by the price per common share in the public offering. These shares are in addition to shares of common stock otherwise issuable upon conversion of the preferred stock.

          Each share shall automatically be converted into shares of common stock upon the earlier of (i) the consummation of a firm commitment underwritten public offering of common stock (or common stock of successor corporation) at a public offering price of not less than $9.54478 (adjusted for any recapitalization) resulting in net proceeds to the Company (or successor corporation) of not less than $75,000, and listed on a national securities exchange or traded on the NASDAQ or (ii) the date specified by the written consent of the requisite preferred stockholders.

          No dividend shall be declared or paid on any shares of any other series or class of shares of the Company unless and until such distribution is also ratably declared and paid on all of the outstanding preferred stock (based on as-if converted amounts) at the same time as such distribution is paid on such other equity interests. No dividends have been declared or paid through November 30, 2019.

          In the event of any liquidation, dissolution, or winding up of the Company, either voluntarily or involuntarily and in the event of a sale of the Company, as defined, the holders of the preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Company to holders of the shares of common stock or any other shares by reason of their ownership of such shares, for each share of preferred stock the sum of (i) the original purchase price paid per each share of preferred stock (as adjusted for any stock dividends, combinations, splits, recapitalizations, and similar events) plus (ii) the amount of all accrued but unpaid dividends as discussed above (the sum is referred to as the preference amount). In the event the assets of the Company are not sufficient to distribute such amounts, each holder will receive their pro rata share of amounts available to be distributed. After full payment has been made to the holders of the preferred stock as described above, the holders of the common stock and the preferred stock shall be entitled to share ratably in all remaining assets and funds, if any, based upon the number of shares of common stock then held with each share of preferred stock treated as holding the number of shares of common stock into which such shares of preferred stock are then convertible.

          The preferred stockholders have the right to one vote for each share of common stock into which their preferred stock could then be converted.

          The preferred stock is subject to redemption under certain deemed liquidation events, as defined in the Company's charter, and as such, the preferred stock is considered contingently redeemable for accounting purposes.

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited) (Continued)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(7) Stock Options and Warrants

(a) Stock Options

          In 2010, the Company adopted the Amended and Restated 2007 Stock Option Plan as amended (the Option Plan), which authorized the Company to grant shares of common stock to eligible employees, directors, and consultants to the Company in the form of restricted stock and stock options. As of November 30, 2019, the Company is authorized to issue up to 65,584,959 shares of common stock pursuant to the Option Plan. The amount, terms of grants, and exercisability provisions are determined by the board of directors. The term of the options may be up to 10 years and options generally vest over four years, with one quarter of the options vesting one year after grant and the remainder vesting on a monthly basis over three years. As of November 30, 2019, there were 5,112,154 shares of common stock available for future grants under the Option Plan.

          The Company recognizes stock-based compensation based on the grant date fair value of the awards and recognizes that cost using the straight-line method over the requisite service period of the award. The fair value of options, which vest in accordance with service schedules, is estimated on the date of grant using the Black-Scholes option pricing model. The absence of an active market for the Company's common stock requires it to estimate the fair value of the Company's common stock for purposes of granting stock options and for determining stock-based compensation expense for the periods presented. The Company obtained contemporaneous third-party valuations to assist in determining the estimated fair value of its common stock. These contemporaneous third-party valuations used the methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Expected volatilities are based on historical volatilities of comparable companies. The expected term of the options is based on the simplified method outlined in the SEC Staff accounting guidance, under which the Company estimates the term as the average of the option's contractual term and the option's weighted average vesting period. The risk-free rate represents the yield on U.S. Treasury bonds with maturity equal to the expected term of the granted option. The Company accounts for forfeitures as they occur. All stock options outstanding at November 30, 2019 are expected to vest according to their specific schedules.

          During the nine months ended November 30, 2018 and 2019, the Company recognized $4,282 and $4,895, respectively, of compensation expense related to stock options.

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited) (Continued)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(7) Stock Options and Warrants (Continued)

          The following table summarizes the amount of stock-based compensation included in the consolidated statements of operations:

	Nine months ended November 30,
	2018	2019
Cost of revenue	$183	$250
Product and technology	774	1,312
Sales and marketing	870	1,162
General and administrative	2,455	2,171

Total stock-based compensation	$4,282	$4,895

          The Company did not capitalize any stock-based compensation expense to deferred costs for the nine months ended November 30, 2018 and 2019.

          The weighted average grant date fair value for stock options granted during the nine months ended November 30, 2018 and 2019 was $0.49 and $1.02, respectively. The fair value of the Company's option grants is estimated at the grant date using the Black-Scholes option-pricing model based on the following weighted average assumptions:

	Nine months ended November 30,
	2018	2019
Estimated fair value of common stock	$0.48 - $0.55	$0.96 - $1.35
Exercise price	$0.94 - $1.13	$1.92 - $2.73
Expected volatility	46% - 50%	50%
Expected term (in years)	6.25	6.25
Risk-free interest rate	2.80% - 2.94%	1.67% - 1.88%
Dividend yield	—	—

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited) (Continued)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(7) Stock Options and Warrants (Continued)

          The following is a summary of stock option activity under the Option Plan:

	Stock Options	Weighted average exercise price	Weighted Remaining Contractual Life In Years	Aggregate intrinsic value
Balance, February 28, 2019	40,737,537
Granted	9,612,008	2.04
Exercised	(3,444,068)	0.73
Forfeited	(1,558,055)	1.16

Balance, November 30, 2019	45,347,422	$1.13	7.6 years	$169,599

Vested and expected to vest as of November 30, 2019	45,347,422	$1.13	7.6 years	$169,599
Exercisable as of November 30, 2019	27,950,894	$0.82	5.2 years	$81,581

          The aggregate intrinsic value of stock options exercised was $128 and $4,751 for the nine months ended November 30, 2018 and 2019, respectively. As of November 30, 2019, approximately $13,317 of unrecognized compensation expense related to our stock options is expected to be recognized over a weighted average period of 2.2 years.

(b)    Common Stock Warrants

          The following tables summarize the activity for the Company's warrants for the periods presented as well as the number of warrants outstanding and related terms at November 30, 2018 and 2019:

	Common Stock Warrants	Exercisable	Exercise Price	Expiration Date
Balance, February 28, 2019	7,330,326
Issued	1,102,977
Exercised	(151,609)

Balance, November 30, 2019	8,281,694	8,281,694	$0.0001 - $4.75	April 2020 - October 2029

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited) (Continued)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(7) Stock Options and Warrants (Continued)

	Number of Warrants Outstanding at November 30, 2019	Exercise Price	Expiration Date
Series E holders	5,660,908	$0.0001	July 2026 - March 2028
Series F holders	425,000	$0.0001	October 2029
Customer	800,000	$2.75	April 2020
Lender	1,395,786	$0.0001 - $4.75	Nov 2022 - July 2029

Total	8,281,694

          On June 29, 2015, the Company issued a warrant to its initial customer to purchase up to 1,000,000 common shares. Based on the vesting provisions and the remaining period over which the warrant is exercisable, the maximum number of shares that can vest pursuant to the warrant is 800,000 shares of common stock, of which 600,000 and 800,000 were vested and exercisable as of November 30, 2018 and 2019, respectively. The warrant is exercisable through April 2020.

          In connection with the Term Loan amendment, the Company issued a warrant to purchase up to 433,002 shares of the Company's common stock (the 2019 Term Loan Warrant) at an exercise price of $1.92 per share. The 2019 Term Loan Warrant vested 100% upon issuance and has a ten-year term, ending July 19, 2029. The Company calculated the fair value of the 2019 Term Loan Warrant using the Black-Scholes option pricing model, and the fair value of the 2019 Term Loan Warrant was determined to be $528. This amount was recorded as a debt discount and is being amortized ratably over the Term Loan period.

          In connection with the 2019 Revolver, the Company issued the lender warrants to purchase up to 181,818 and 63,157 shares of the Company's common stock (the 2019 Revolver Warrants) at an exercise price of $2.75 and $4.75 per share, respectively. The 2019 Revolver Warrants vested 100% upon issuance and have a ten-year term, ending July 19, 2029. The Company calculated the fair value of the 2019 Revolver Warrants using the Black-Scholes option pricing model, and the fair value of the 2019 Revolver Warrants was determined to be $251.

(8) Income Taxes

          For the nine months ended November 30, 2018, the Company did not record any income tax.

          For the nine months ended November 30, 2019, the Company recorded an income tax expense of $49, which resulted in an effective tax rate of (0.10%). The tax expense relates to the local tax expense recorded for the Czech Republic. The Company's U.S. losses were not benefited due to the U.S. full valuation allowance.

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited) (Continued)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(9) Net Loss Per Common Share

          The following table sets forth the computation of basic and diluted net loss per common share:

	Nine months ended November 30,

	2018	2019
Net loss	$(49,547)	$(49,226)
Net loss per common share, basic and diluted	$(2.14)	$(1.84)

Weighted-average shares used to compute net loss per common share, basic and diluted	23,203,395	26,754,461

          As the Company has reported net losses for each of the periods presented, all potentially dilutive securities are antidilutive. The following potential outstanding shares of common stock were excluded from the computation of diluted net loss per common share for the periods presented because including them would have been antidilutive:

	Nine months ended November 30,

	2018	2019
Stock options	35,902,977	45,347,422
Common stock warrants	911,442	1,589,419

Total	36,814,419	46,936,841

Unaudited Pro Forma Net Loss Per Common Share

          Unaudited pro forma basic and diluted net loss per common share for the nine months ended November 30, 2019 has been computed to give effect to the conversion of convertible preferred stock into common stock in connection with the IPO as of the beginning of the period presented or the date of issuance as well as the automatic cashless exercises of warrants to purchase                      shares of common stock based on an assumption that the fair market value of the Company's common stock will be equal to the assumed IPO price of $             per share.

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited) (Continued)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(9) Net Loss Per Common Share (Continued)

          The following table sets forth the computation of the unaudited pro forma basic and diluted net loss per share:

Nine Months Ended November 30, 2019

Numerator:
Net loss	$(49,226)
Denominator:
Weighted-average shares used to compute net loss per common share, basic and diluted
Pro forma adjustment to reflect conversion of convertible preferred stock
Pro forma adjustment to reflect automatic cashless exercise of warrants

Weighted-average shares used to compute pro forma net loss per common share, basic and diluted

Pro forma net loss per common share, basic and diluted

(10) Commitments

(a)    Leases

          The Company leases its office premises in Pennsylvania, Washington, Arizona, California and the Czech Republic, pursuant to lease agreements that expire on various dates through 2027. The Company recognizes rent expense under such arrangements on a straight line basis. Rent expense was $3,227 and $3,693 for the nine months ended November 30 2018 and 2019, respectively.

          On May 28, 2019, the Company entered into a new lease for its Seattle office space that expires in 2030. The new lease is subject to both certain early termination rights and an option to extend, as defined in the lease. The lease commencement date was October 1, 2019, and total future payments are $26,028.

Accolade, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited) (Continued)

(Dollar amounts in thousands except share and per share data)

November 30, 2018 and 2019)

(10) Commitments (Continued)

          The future aggregate minimum lease payments as of under all non-cancelable operating leases (including the Seattle lease discussed above) for the years noted are as follows:

Fiscal periods ending February 28(29),
Three months ending February 29, 2020	$1,091
2021	6,171
2022	6,463
2023	6,487
2024	6,629
Thereafter	26,969

$53,810

(b)    Legal Proceedings

          The Company is involved in various claims, inquiries and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company's financial position or liquidity.

          On August 1, 2017, certain former and current employees filed a suit against the Company seeking back wages for unpaid overtime as a result of alleged misclassification by the Company under the Pennsylvania Minimum Wage Act and the Federal Fair Labor Standards Act. As of February 28, 2018, based upon the facts and circumstances of this suit as well as the resolution of other such similar suits, the Company had determined that it was probable that it had a liability. Accordingly, the Company recorded a litigation expense and related accrued litigation expense in the amount of $650. During March 2019, a settlement agreement (the Settlement Agreement) was executed by both parties in the amount of $1,100, (the Settlement). The Settlement was preliminarily approved by the Court and is currently awaiting final approval. A hearing for final approval is scheduled for March 2020. Accordingly, during the fiscal year ended February 28, 2019, the Company recorded additional litigation expense and related accrual in the amount of $450 related to the settlement of this matter.

(c)    Employment Agreements

          Certain officers of the Company have employment agreements providing for severance, continuation of benefits, and other specified rights in the event of termination without cause, including in the event of a change of control of the Company, as defined in the agreements.

(11) Subsequent Events

  Office Lease Termination

          On December 30, 2019, the Company entered into a termination agreement for its prior Seattle office space at 701 Pike Street, Seattle with an effective termination date December 31, 2019 upon payment of $142, with no future obligations under the terms of the agreement.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

          The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discount, all of which will be paid by us. All amounts are estimated except the SEC registration fee, the Financial Industry Regulatory Authority, Inc. (FINRA) filing fee, and the exchange listing fee.

Amount

SEC registration fee	$12,980
FINRA filing fee	15,500
Exchange listing fee	290,000
Accountants' fees and expenses	1,600,000
Legal fees and expenses	1,700,000
Transfer Agent's fees and expenses	4,000
Printing and engraving expenses	245,000
Miscellaneous	623,520

Total expenses	$4,500,000

Item 14.    Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation that will be in effect upon the completion of this offering permits indemnification of our directors, officers, employees, and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws that will be in effect upon the completion of this offering provide that we will indemnify our directors and officers and permit us to indemnify our employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

          We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee, or agent of Accolade, Inc., provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of Accolade, Inc. At present, there is no pending litigation or proceeding involving a director or officer of Accolade, Inc. regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

          We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

          Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.

          The underwriting agreement to be filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 15.    Recent Sales of Unregistered Securities.

          Since November 1, 2016, we have issued the following unregistered securities:

  (1)
  In October 2019, we sold an aggregate of 4,365,191 shares of Series F preferred stock and a warrant to purchase 425,000 shares of common stock to one accredited investor at a purchase price of $4.5817 per share of Series F preferred stock for an aggregate purchase price of $20.0 million.

  (2)
  In July 2019, August 2019 and October 2019, we issued an aggregate of 1,446,626 shares of common stock to two accredited investors as consideration pursuant to an acquisition.

  (3)
  From December 2017 through December 2019, we issued and sold an aggregate of 192,246 shares of our common stock upon the exercise of warrants at an exercise price of $0.0001 per share, for an aggregate exercise price of $19.00.

  (4)
  From October 2017 through June 2018, we issued 1,814,427 shares of our common stock to employees in lieu of cash bonuses at prices per share ranging from $0.84 to $0.94 for an aggregate value of $1,584,694.

  (5)
  From November 2016 through July 2018, we sold an aggregate of 10,833,131 shares of our Series E preferred stock and issued warrants to purchase an aggregate of 2,792,243 of common stock to a total of 48 accredited investors at a purchase price of $4.77239 per share of Series E preferred stock for an aggregate purchase price of $51.7 million.

  (6)
  From November 2016 through February 3, 2020, we granted to certain employees, consultants, and directors options to purchase an aggregate of 49,892,018 shares of our common stock under our 2007 Plan at exercise prices ranging from $0.30 to $20.51 per share.

  (7)
  From November 2016 through February 27, 2020, we issued and sold an aggregate of 11,629,709 shares of our common stock upon the exercise of options under our 2007 Plan, at exercise prices ranging from $0.30 to $20.51 per share, for an aggregate exercise price of $8,623,507.

  (8)
  From November 2016 through July 2019, excluding the warrants issued in connection with our Series E and Series F financings, we issued to three accredited investors warrants to purchase an aggregate of 1,007,131 shares of our common stock at exercise prices ranging from $0.001 to $4.75 per share, for an aggregate exercise price of $2.0 million.

          None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits.

Exhibit Number		Description of Exhibit
1.1	*	Form of Underwriting Agreement.

3.1		Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.2		Amended and Restated Bylaws of the Registrant, as amended July 2016, as currently in effect.

3.3		Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the completion of this offering.

3.4		Form of Amended and Restated Bylaws of the Registrant, to be effective immediately prior to the completion of this offering.

4.1		Form of common stock certificate of the Registrant.

4.2		Fifth Amended and Restated Registration Rights Agreement by and among the Registrant and certain of its stockholders, dated October 2, 2019.

5.1	*	Opinion of Cooley LLP.

10.1	+	Accolade, Inc. Amended and Restated 2007 Stock Option Plan, and forms of agreements thereunder.

10.2	+	Accolade, Inc. 2020 Equity Incentive Plan and forms of agreements thereunder.

10.3	+	Accolade, Inc. 2020 Employee Stock Purchase Plan.

10.4	+	Form of Indemnification Agreement entered into by and between the Registrant and each director and executive officer.

10.5	+	Employment Agreement by and between the Registrant and Rajeev Singh dated October 2015.

10.6	+	Offer Letter by and between the Registrant and Stephen Barnes dated December 1, 2014.

10.7	+	Offer Letter by and between the Registrant and Robert Cavanaugh dated October 26, 2015.

10.8		Loan and Security Agreement by and between the Registrant and Escalate Capital Partners SBIC III, LP dated January 30, 2017.

10.9		First Amendment to Loan and Security Agreement by and between the Registrant and Escalate Capital Partners SBIC III, LP dated March 22, 2018.

10.10		Second Amendment to Loan and Security Agreement by and between the Registrant and Escalate Capital Partners SBIC III, LP dated July 19, 2019.

10.11		Credit Agreement by and among the Registrant, Comerica Bank and Western Alliance Bank dated July 19, 2019.

Exhibit Number		Description of Exhibit
10.12		Warrant to Purchase Common Stock of the Registrant issued to Comcast Alpha Holdings, Inc. dated July 6, 2015.

10.13		Amendment No. 1 to Warrant to Purchase Common Stock of the Registrant issued to Comcast Alpha Holdings Inc. dated October 20, 2017.

10.14		Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated February 22, 2007.

10.15		First Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated July 24, 2008.

10.16		Second Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated March 3, 2009.

10.17		Third Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated August 5, 2010.

10.18		Fourth Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated August 10, 2011.

10.19		Fifth Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated January 31, 2012.

10.20		Sixth Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated March 7, 2012.

10.21		Seventh Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated October 23, 2012.

10.22		Eighth Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated December 1, 2017.

10.23	†	Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated June 29, 2015.

10.24	†	Amendment to Exhibits F and G to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated August 25, 2016.

10.25	†	Amendment to Exhibit C to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated October 27, 2016.

10.26	†	Amendment and Restatement of Exhibits F and G to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated September 18, 2017.

10.27	†	Renewal and Amendment to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated October 20, 2017.

10.28	†	Amendment to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated June 29, 2018.

10.29	†	Amendment 2 to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated July 1, 2019.

Exhibit Number		Description of Exhibit
10.30	†	Amendment to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated August 12, 2019.

10.31		Office Lease by and between the Registrant and 1201 Tab Owner, LLC dated May 28, 2019.

23.1		Consent of KPMG LLP, independent registered public accounting firm.

23.2	*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1		Power of Attorney (included on signature page).

*
To be filed by amendment.

+
Indicates management contract or compensatory plan.

†
Portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K.

#
Previously filed.
  (b)
  Financial Statement Schedules.

          All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 17.    Undertakings.

          The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

            (1)     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2)     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on February 28, 2020.

ACCOLADE, INC.
By:	/s/ RAJEEV SINGH Rajeev Singh Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rajeev Singh and Stephen Barnes, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RAJEEV SINGH Rajeev Singh	Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2020
/s/ STEPHEN BARNES Stephen Barnes	Chief Financial Officer (Principal Financial and Accounting Officer)	February 28, 2020
/s/ J. MICHAEL CLINE J. Michael Cline	Director	February 28, 2020
/s/ WILLIAM H. FRIST, SR. William H. Frist, Sr.	Director	February 28, 2020

Signature	Title	Date

/s/ JEFFREY JORDAN Jeffrey Jordan	Director	February 28, 2020
/s/ PETER KLEIN Peter Klein	Director	February 28, 2020
/s/ DAWN LEPORE Dawn Lepore	Director	February 28, 2020
/s/ JAMES C. MADDEN, V James C. Madden, V	Director	February 28, 2020
/s/ THOMAS NEFF Thomas Neff	Director	February 28, 2020
/s/ PATRICIA WADORS Patricia Wadors	Director	February 28, 2020
/s/ MICHAEL T. YANG Michael T. Yang	Director	February 28, 2020